UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 2)

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STEIN MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY SHAREHOLDER LETTER, SUBJECT TO COMPLETION,

DATED APRIL 8, 2020

STEIN MART, INC.

1200 Riverplace Blvd.

Jacksonville, Florida 32207

[●], 2020

Dear Shareholder:

You are cordially invited to attend a Special Meeting of the shareholders (the “Special Meeting”) of Stein Mart, Inc. (“Stein Mart” or the “Company”), which will be held at [●], Eastern Time, on [●], 2020 at [●]. The Special Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.

To hold a vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 30, 2020 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Stratosphere Holdco, LLC, a Delaware limited liability company (“Parent”), and Stratosphere Merger Sub, Inc., a Florida corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as an indirect wholly-owned subsidiary of Parent;

2.

To hold an advisory (non-binding) vote to approve certain items of compensation that are based on or otherwise related to the merger that may become payable to the Company’s named executive officers under existing agreements with the Company (the “merger-related executive compensation”); and

3.

To hold a vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

If the merger is completed, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that you own immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $0.90 in cash (the “per share merger consideration”), without interest and less applicable withholding taxes. The following shares of Company Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Company Common Stock held by the Company or any of its subsidiaries, (ii) shares of Company Common Stock held by Parent or any of its subsidiaries (including shares of Company Common Stock contributed by Stein Family Holdco LLC, an entity managed by Jay Stein, the Chairman of the Company’s board of directors (the “Rollover Investor”) to Parent immediately prior to the effective time of the merger), and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the Florida Business Corporation Act (the “FBCA”). Following the completion of the merger, Parent will indirectly own all of the Company’s issued and outstanding capital stock and the Company will continue its operations as an indirect wholly-owned subsidiary of Parent. As a result, the Company will no longer have Company Common Stock listed on the Nasdaq Capital Market and will no longer be required to file periodic and other reports with the Securities and Exchange Commission with respect to Company Common Stock. After the merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.

The Rollover Investor has also entered into a voting agreement with Parent that covers approximately 36% of the outstanding shares of Company Common Stock, pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), the Rollover Investor has agreed to, among other things, vote, or cause to be voted, its shares of Company Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. Moreover, adoption of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of the close of business on [●], 2020, the record date for the Special Meeting.

The Rollover Investor has committed to contribute, immediately prior to the effective time of the merger, all of the outstanding Company Common Stock to Parent, representing approximately 36% of the Company Common Stock outstanding as of the date of the merger agreement, in exchange for equity securities of Parent.

The board of directors formed a special committee comprised entirely of independent and disinterested directors, consisting of Richard Sisisky (Chairman), Irwin Cohen, Thomas Cole and Timothy Cost (the “Special Committee”) to consider and negotiate the terms and conditions of the merger and to recommend to the board of directors whether to pursue the merger and, if so, on what terms and conditions.

The Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors (other than Jay Stein), after careful consideration and acknowledging the participation of Jay Stein in the merger, voted unanimously to (i) approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declare that it is fair to and in the best interests of the Company and our unaffiliated shareholders that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) direct that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommend to the shareholders of the Company that they vote FOR the adoption of the merger agreement. In arriving at its recommendations, the board of directors and Special Committee carefully considered a number of factors described in the accompanying Proxy Statement.

The Special Committee and the board of directors also recommend that you vote FOR the advisory (non-binding) approval of the “merger-related executive compensation” and FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement. Adoption of the merger agreement and approval of the “merger-related executive compensation” are subject to separate votes by the Company’s shareholders, and approval of the “merger-related executive compensation” is not a condition to the completion of the merger.

In considering the recommendation of the board of directors, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally as further described in the accompanying Proxy Statement. You should also be aware that the Rollover Investor has interests in the merger that are different from, or in addition to, the interests of the Company’s other shareholders, as further described in the accompanying Proxy Statement.

Any holder of Company Common Stock who does not vote in favor of the adoption of the merger agreement or has not consented to it in writing will have the right to seek appraisal of the fair value of such holder’s shares of Company Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if such holder does not vote in favor of adopting the merger agreement or consent to it in writing and otherwise complies with the procedures of Sections 607.1301 through 607.1340 of the FBCA, which is the appraisal rights statute applicable to Florida corporations. These appraisal rights are summarized in the accompanying Proxy Statement. The accompanying Proxy Statement constitutes notice to you from the Company of the availability of appraisal rights under the FBCA.

While we still intend to hold the Special Meeting in person, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Your vote is important. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the Special Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Special Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement. The merger cannot be completed unless the merger is adopted by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of the record date for the Special Meeting.

Thank you for your continued support.

By Order of the Board of Directors,

James B. Brown Secretary

PRELIMINARY NOTICE, SUBJECT TO COMPLETION, DATED APRIL 8, 2020

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2020

STEIN MART, INC.

Dear Shareholder:

You are cordially invited to attend a Special Meeting of the shareholders (the “Special Meeting”) of Stein Mart, Inc. (“Stein Mart” or the “Company”) which will be held at [●], Eastern Time, on [●], 2020 at [●]. The Special Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.

To hold a vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 30, 2020 (as it may be amended, the “merger agreement”), by and among the Company, Stratosphere Holdco, LLC, a Delaware limited liability company (“Parent”), and Stratosphere Merger Sub, Inc., a Florida corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as an indirect wholly-owned subsidiary of Parent (Proposal 1);

2.

To hold an advisory (non-binding) vote to approve certain items of compensation that are based on or otherwise related to the merger that may become payable to the Company’s named executive officers under existing agreements with the Company (the “merger-related executive compensation”) (Proposal 2); and

3.

To hold a vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement (Proposal 3).

In addition, shareholders will be asked to consider and vote upon any other matters that properly come before the Special Meeting or any adjournment, postponement or recess thereof.

The merger agreement and the merger, the “merger-related executive compensation” arrangements and adjournment proposal are more fully described in the accompanying Proxy Statement, which the Company urges you to read carefully and in its entirety. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement, which the Company also urges you to read carefully and in its entirety.

The board of directors (other than Jay Stein), based in part on the unanimous recommendation of a special committee comprised entirely of independent and disinterested directors, has approved and authorized the merger agreement and recommends a vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment, postponement or recess thereof. If any other matters are properly presented at the Special Meeting or any adjournment, postponement or recess thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Only shareholders that owned shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), at the close of business on [●], 2020, the record date, are entitled to notice of and to vote at the Special Meeting and any adjournment, postponement or recess thereof.

Stein Family Holdco LLC, an entity managed by Jay Stein, the Chairman of the Company’s board of directors (the “Rollover Investor”) has entered into a voting agreement with Parent that covers approximately 36% of the outstanding shares of Company Common Stock, pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), it has agreed to, among other things, vote, or cause to be voted, its shares of Company Common Stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. The adoption of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of [●], 2020 (the “record date” for the Special Meeting).

The Rollover Investor has committed to contribute, immediately prior to the effective time of the merger, approximately 36% of the outstanding Company Common Stock to Parent in exchange for equity securities of Parent.

In considering the recommendations of the board of directors, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, as further described in the accompanying Proxy Statement. You should also be aware that the Rollover Investor has interests in the merger that are different from, or in addition to, the interests of the Company’s other shareholders, as further described in the accompanying Proxy Statement.

Any holder of Company Common Stock who does not vote in favor of the adoption of the merger agreement or has not consented to it in writing will have the right to seek appraisal of the fair value of such holder’s shares of Company Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if such holder does not vote in favor of adopting the merger agreement or consent to it in writing and otherwise complies with the procedures of Sections 607.1301 through 607.1340 of the Florida Business Corporation Act (the “FBCA”), which is the appraisal rights statute applicable to Florida corporations. These appraisal rights are summarized in the accompanying Proxy Statement. The accompanying Proxy Statement constitutes notice to you from the Company of the availability of appraisal rights under the FBCA.

While we still intend to hold the Special Meeting in person, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Your vote is important. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the Special Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Special Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement. The merger cannot be completed unless the merger is adopted by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of the record date for the Special Meeting. The approval of the “merger-related executive compensation” is advisory (non-binding) and is not a condition to the completion of the merger.

The Company urges you to read the Proxy Statement and merger agreement carefully and in their entirety.

By Order of the Board of Directors,

James B. Brown Secretary

[●], 2020

Please do not send your Company Common Stock certificates to the Company at this time. If the merger is completed, you will be sent instructions regarding the surrender of your Company Common Stock certificates.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying Proxy Statement. Any representation to the contrary is a criminal offense.

The accompanying Proxy Statement and form of proxy are dated [●], 2020 and are first being mailed to the Company’s shareholders on or about [●], 2020.

2

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER, THE “MERGER-RELATED EXECUTIVE COMPENSATION” AND THE SPECIAL MEETING	10
SPECIAL FACTORS	17
Background of the Merger	17
Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger	34
Opinion of PJ Solomon Securities, LLC	39
Purposes and Reasons of the Company for the Merger	49
Purposes and Reasons of the Acquiring Group Filing Persons for the Merger	49
Positions of the Kingswood Group Filing Persons Regarding the Fairness of the Merger	50
Positions of the Rollover Investor Regarding the Fairness of the Merger	52
Certain Effects of the Merger	54
Plans for the Company	55
Alternatives to the Merger	56
Effects on the Company if the Merger is not Completed	56
Projected Financial Information	57
Financing of the Merger	63
Limited Guarantee	64
Interests of the Company’s Directors and Executive Officers in the Merger	65
Indemnification of Directors and Officers; Directors’ and Officers’ Insurance	65
Merger Proceeds in Respect of Company Equity-Based Awards	66
Voting Agreement	70
Dividends	71
Appraisal Rights	71
Material U.S. Federal Income Tax Consequences	74
Regulatory Approvals	77
Delisting and Deregistration of Company Common Stock	77
Effective Time of Merger	78
Payment of Merger Consideration and Surrender of Stock Certificates	78
Fees and Expenses	79
Provisions for Unaffiliated Shareholders	79
FORWARD-LOOKING STATEMENTS	80
THE PARTIES TO THE MERGER	82
IMPORTANT INFORMATION REGARDING THE COMPANY	83
Background of the Company	83
Business and Background of Natural Persons Related to the Company	83
Markets and Market Price	86
Selected Historical Financial Information	87
Security Ownership of Certain Beneficial Owners and Management	88
Prior Public Offerings	89
IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB, AND THE KINGSWOOD GROUP FILING PERSONS	90
IMPORTANT INFORMATION REGARDING THE ROLLOVER INVESTOR	91
COMMON STOCK TRANSACTION INFORMATION	92
Transactions by the Acquiring Group Filing Persons	92
Transactions by the Company	93
Transactions by the Company’s Directors and Executive Officers	93
THE SPECIAL MEETING	95
Time, Place and Purpose of the Special Meeting	95
Special Committee and Board Recommendation	95

i

APPENDIX A: MERGER AGREEMENT

APPENDIX B: OPINION OF PJ SOLOMON SECURITIES, LLC

APPENDIX C: SECTIONS 607.1301 THROUGH 607.1340 OF THE FLORIDA BUSINESS CORPORATION ACT

ii

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED APRIL 8, 2020

STEIN MART, INC.

1200 Riverplace Blvd.

Jacksonville, Florida 32207

This Proxy Statement contains information related to a Special Meeting of shareholders (the “Special Meeting”) of Stein Mart, Inc. to be held on [●], 2020, at [●] at [●] Eastern Time, and at any adjournments, postponements or recesses thereof. While we still intend to hold the Special Meeting in person, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. We are furnishing this Proxy Statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting. At the Special Meeting you will be asked to, among other things, consider and vote on the adoption of the merger agreement (as defined immediately below). This Proxy Statement is first being mailed to shareholders on or about [●], 2020.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying Proxy Statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This following summary term sheet highlights the material information contained in this Proxy Statement and may not contain all of the information that is important to you. We urge you to read this entire Proxy Statement carefully, including the appendices, before voting. We have included section references to direct you to a more complete description of the topics described in this summary term sheet. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in “Where Shareholders Can Find More Information” beginning on page 132. Unless the context requires otherwise, references in this Proxy Statement to “we,” “us,” “our,” the “Company” or “Stein Mart” refer to Stein Mart, Inc., a Florida corporation, and its subsidiaries.

We refer to Stratosphere Holdco, LLC, a Delaware limited liability company, as “Parent,” and Stratosphere Merger Sub, Inc., a Florida corporation, as “Merger Sub.”

We refer to Stein Family Holdco LLC, an entity managed by Jay Stein, the Chairman of the Company’s board of directors, as the “Rollover Investor.”

We refer to Parent, Merger Sub, Kingswood Stratosphere Investor, LLC (“TopCo”), Kingswood Intermediary I, Inc. (“Kingswood Intermediary I”), Kingswood Intermediary II, Inc. (“Kingswood Intermediary II”), Kingswood Capital Opportunities Fund I, L.P. (“Kingswood Fund I”), Kingswood Capital Opportunities Fund I-A, L.P. (“Kingswood Fund I-A” and together with Kingswood Fund I, the “Kingswood Funds”), Kingswood Capital Opportunities Fund I GP, L.P. and Kingswood Capital Management, L.P., collectively, as the “Kingswood Group” or the “Kingswood Group Filing Persons.” We refer to the Rollover Investor and the Kingswood Group

Filing Persons, collectively, as the “Acquiring Group” or the “Acquiring Group Filing Persons.” We refer to the board of directors of the Company as the “board of directors” or the “Board.” We refer to the special committee of the board of directors comprised entirely of independent and disinterested directors as the “Special Committee.”

•	Parties to the Merger. See “The Parties to the Merger” beginning on page 82.

•

The Company, a Florida corporation headquartered in Jacksonville, Florida, is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See “Where Shareholders Can Find Additional Information,” beginning on page 132.

•

Parent is a Delaware limited liability company that was formed by TopCo, an affiliate of Kingswood Capital Management, L.P., solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger.

•

Merger Sub is a Florida corporation and an indirect wholly-owned subsidiary of Parent. Merger Sub was formed by Kingswood Intermediary II for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger.

•	Purpose of Shareholders’ Vote. You are being asked to:

•

consider and vote upon a proposal (the “merger proposal”) to adopt the Agreement and Plan of Merger, dated as of January 30, 2020, by and among the Company, Parent and Merger Sub, as it may be amended from time to time (the “merger agreement”). A copy of the merger agreement is attached as Appendix A to this Proxy Statement. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), and the Company will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Parent. If the merger is completed, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than as provided below, will be converted into the right to receive $0.90 in cash, without interest and less applicable withholding taxes (the “per share merger consideration”). The following shares of Company Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Company Common Stock held by the Company or any of its subsidiaries or by Parent or its subsidiaries, (ii) shares of Company Common Stock held by the Rollover Investor, which will be contributed to Parent by the Rollover Investor pursuant to its rollover commitment letter (the “Rollover Letter”) under which, and subject to the terms and conditions of which, the Rollover Investor has committed to contribute to Parent the amount of shares of Company Common Stock set forth therein (the “Rollover Investment”), and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement or consented to it in writing and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, Sections 607.1301 through 607.1340 of the Florida Business Corporation Act (the “FBCA”). See “Special Factors” beginning on page 17; “The Special Meeting” beginning on page 95; and “The Merger Agreement—Conversion of Securities” beginning on page 102;

•

approve on an advisory (non-binding) basis specified items of compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger under existing agreements with the Company (which is referred to in this Proxy Statement as the “merger-related executive compensation”). See “Advisory Vote on Merger-Related Executive Compensation” beginning on page 127; and

•

approve a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

•

Voting Agreement. The Rollover Investor has entered into a voting agreement with Parent that covers approximately 36% of the outstanding shares of Company Common Stock as of the date of the merger agreement, pursuant to which it has agreed to, among other things, vote, or cause to be voted, its shares of Company Common Stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. The voting agreement does not require the Rollover Investor to vote in favor of the advisory vote on merger-related executive compensation or the adjournment proposal. The voting agreement will terminate automatically at the earliest of (i) the mutual agreement of the parties thereto to terminate the voting agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the effective time of the merger. See “Special Factors—Voting Agreement” beginning on page 70.

•

Rollover Investment. Pursuant to the Rollover Letter, the Rollover Investor has committed to contribute, immediately prior to the effective time of the merger, approximately 36% of the outstanding Company Common Stock as of the date of the merger agreement to Parent in exchange for equity securities of Parent.

•

Conditions to the Merger. The completion of the merger is subject to the satisfaction or waiver of certain conditions, which are described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 120. These conditions include, among others:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of the record date for the Special Meeting;

•	the absence of certain governmental injunctions or orders that enjoin or otherwise prohibit the consummation of the merger;

•

the absence of a material adverse effect on the Company including if, among other things, at the time when the closing of the merger is to occur, the Company does not satisfy a minimum liquidity condition requiring at least 35% of excess availability under its credit agreement at the time of closing;

•

the Company’s, Parent’s and Merger Sub’s performance in all material respects of their agreements and covenants in the merger agreement and delivery of all required deliverables and certifications; and

•	the accuracy of the representations and warranties of the Company, Parent and Merger Sub (subject to certain qualifications).

As of March 20, 2020, 35% of excess availability under the Company’s credit agreement was equal to approximately $71.7 million and the actual excess availability was approximately $48.8 million, a shortfall of approximately $22.9 million. In response to the coronavirus (COVID-19) outbreak, the Company has temporarily closed all stores beginning at the end of business on March 18, 2020 and there is significant uncertainty surrounding the potential impact on its results of operations and cash flows. As a result, it is uncertain whether the Company will satisfy the minimum liquidity condition under the merger agreement at closing.

•

Reasons for the Merger; Special Committee and Board Recommendation. The Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors (other than Jay Stein), after careful consideration and acknowledging the participation of Jay Stein in the merger, voted unanimously to (i) approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) direct that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommend to the shareholders of the Company that they vote FOR the adoption of the merger agreement. The Special Committee and the board of directors also recommend that you vote FOR approval of the “merger-related executive compensation” and FOR approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement. For purposes of the Rule 13e-3 “going private” transaction described in this Proxy Statement, and as used in this Proxy Statement, “unaffiliated shareholders” means all shareholders of the Company other than the Rollover Investor. Pursuant to the terms of the merger agreement, the separate approval of a majority of the Company’s unaffiliated shareholders is not required to adopt the merger agreement and consummate the transactions contemplated thereby. See “Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 34, see “Special Factors—Purposes and Reasons of the Company for the Merger” beginning on page 49, and see “Advisory Vote on Merger-Related Executive Compensation” beginning on page 127.

•

Opinion of the Special Committee’s Financial Advisor. In connection with the merger, the Special Committee received a written opinion, dated January 30, 2020, from the Special Committee’s financial advisor, PJ Solomon Securities, LLC (“PJS” or “PJ Solomon”), as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, of the $0.90 in cash per share to be paid to the shareholders (other than Parent and its affiliates), including the Company’s “unaffiliated security holders” (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), pursuant to the merger agreement. See the full text of PJS’ written opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Appendix B and see “Special Factors—Opinion of PJ Solomon Securities, LLC” beginning on page 39. PJS provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. The opinion does not constitute a recommendation to any shareholder as to how any such shareholder should vote on the merger or act on any matter relating to the merger.

•	Financing of the Merger.

•

On January 30, 2020, Parent and TopCo entered into an equity commitment letter with the Kingswood Funds pursuant to which the Kingswood Funds have committed to, directly or indirectly, invest and contribute to Parent prior to the effective time of the merger with an aggregate equity contribution equal to approximately $29 million in cash (the “equity financing”). The equity financing will be used by Parent solely to fund the merger consideration payable to the shareholders of the Company and holders of Company equity awards pursuant to and in accordance with the merger agreement at the closing of the merger, together with related fees and expenses of Parent. The obligation of the Kingswood Funds to make the equity financing is subject to the satisfaction or waiver, prior to or contemporaneously with the closing of the merger, of the following conditions: (a) the satisfaction or waiver, prior to or contemporaneously with the closing of the merger, of all conditions precedent to the obligations of Parent to consummate the transactions contemplated by the merger agreement, (b) the debt financing has been funded (or will be concurrently funded if the equity financing is funded by the Kingswood Funds) as provided in the merger agreement, and (c) the contemporaneous consummation of the merger. The equity commitment letter provides, among other things, that the Company is an express third party beneficiary thereof with the right to cause Parent and TopCo to enforce the Kingswood Funds’ obligation to fund the equity financing under certain specified circumstances.

•

Additionally, concurrently with the execution of the merger agreement, the Rollover Investor entered into the Rollover Letter pursuant to which it will contribute immediately prior to the effective time of the merger shares of Company Common Stock representing, as of the date of the merger agreement, approximately 36% of the total outstanding shares of Company Common Stock in exchange for equity securities of Parent.

•

Wells Fargo Bank, National Association (“Wells Fargo”), and Pathlight Capital LP (“Pathlight”) have agreed to provide Parent, directly or indirectly, with debt financing in an aggregate principal amount sufficient, together with the equity financing, to make the payments and pay the expenses in order to consummate the merger and as otherwise provided in the merger agreement. The obligations of the lenders to provide debt financing under the debt commitment letters is subject to customary terms and conditions.

•

Limited Guarantee. In connection with the execution of the merger agreement, the Kingswood Funds have executed and provided the Company with a limited irrevocable guarantee in favor of the Company to guarantee, subject to the limitations described therein, the payment of certain monetary obligations that may be owed by Parent pursuant to the merger agreement, including the payment of any reverse termination fee that may become payable by Parent following a termination of the merger agreement in specified circumstances, subject to an overall cap of $2,229,000. See “Special Factors—Limited Guarantee” beginning on page 64.

•

Interests of the Company’s Directors and Executive Officers in the Merger. In considering the recommendation of the board of directors, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as Company shareholders. Jay Stein, Chairman of the Company’s board of directors, is a member of the Acquiring Group and will have equity interests in Parent after the consummation of the merger. These interests may create conflicts of interest. The Special Committee and the board of directors were aware of these interests during their respective deliberations on the merits of the merger and in making their decisions to recommend and approve, respectively, the merger agreement and the transactions contemplated by the merger agreement, including the merger. These interests are discussed in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65, “Advisory Vote on Merger-Related Compensation” beginning on page 127.

•

Interests of Other Shareholders in the Merger. In considering the recommendation of the board of directors, you should be aware that the Rollover Investor has interests in the merger that are different from, or in addition to, the interests of the Company’s other shareholders. The Rollover Investor will have equity interests in Parent after the consummation of the merger. These interests may create conflicts of interest. The Special Committee and the board of directors were aware of these interests during their respective deliberations on the merits of the merger and in making their decisions to recommend and approve, respectively, the merger agreement and the transactions contemplated by the merger agreement, including the merger. These interests are discussed in “Special Factors—Positions of the Kingswood Group Filing Persons Regarding the Fairness of the Merger” beginning on page 50 and in “Special Factors—Positions of the Rollover Investor Regarding the Fairness of the Merger” beginning on page 52.

•

Material U.S. Federal Income Tax Consequences of the Merger. The exchange of shares of Company Common Stock for cash pursuant to the merger generally will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 74) whose shares of Company Common Stock are converted into the right to receive cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 74 for a discussion of certain material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The determination of the actual tax consequences of the merger to a holder of Company Common Stock will depend on the holder’s specific situation. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them based on their particular circumstance, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

•

Treatment of Outstanding Options, Restricted Stock Units and Restricted Stock. In connection with the consummation of the merger, (i) each stock option, whether or not then exercisable or vested, will be converted into the right to receive at the closing cash equal to the product of (a) the excess, if any, of the per share merger consideration over the per share exercise price of the applicable option and (b) the number of shares of Company Common Stock underlying such option; (ii) each share of restricted stock and each restricted stock unit not subject to any performance-based vesting condition will be automatically vested and converted into the right to receive at the closing cash equal to the per share merger consideration; and (iii) each restricted stock award or unit subject to any performance-based vesting condition will be converted into a right to receive at the closing cash equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award or unit that would have vested based on target level achievement. The Company has no outstanding stock options with a per share exercise price less than the per share merger consideration. In addition, no restricted stock awards or units subject to performance-based vesting conditions are expected to vest in connection with the merger. For more details about the treatment of Company equity-based awards, please see the section entitled “The Merger Agreement—Conversion of Securities—Treatment of Outstanding Options, Restricted Stock Units and Restricted Stock Awards” beginning on page 102.

•

Anticipated Closing of the Merger. The merger is expected to be completed after all of the conditions to the merger are satisfied or waived. The Company currently expects the merger to be completed in the first half of the calendar year 2020, although the Company cannot assure completion by any particular date, if at all. The Company will issue a press release once the merger has been completed. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 120.

•

Litigation Relating to the Merger. During March and April 2020, nine lawsuits were filed against the Company and each member of the Board in connection with the merger. The Company believes the claims in each complaint are without merit. Other potential plaintiffs may file additional lawsuits challenging the proposed transaction. See “Special Factors—Litigation Relating to the Merger” beginning on page 76.

•

Limitations on Solicitations of Other Offers. The Company has agreed to cease and terminate any previous discussions or negotiations with respect to “takeover proposals” (as defined in “The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out” beginning on page 111). Under the merger agreement, the Company is subject to “nonsolicitation” restrictions that prohibit the Company, its subsidiaries and their respective representatives from soliciting, induce the making of, initiating, knowingly encourage or knowingly facilitate (including by way of furnishing or providing access to any non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to a takeover proposal or offers or providing information to or engaging in discussions or negotiations with third parties regarding a takeover proposal. Prior to the effective time or the termination of the merger agreement (whichever occurs earlier), the “nonsolicitation” restrictions are subject to “fiduciary out” provisions. See “The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out” beginning on page 111 and “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 123.

•	Termination. The merger agreement may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of both Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee);

•	by either Parent or the Company if (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee):

•

the merger is not consummated by July 29, 2020 (the “termination date”), except that such right to terminate the merger agreement will not be available to the party seeking to terminate the merger agreement if such party has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach has been the principal cause of the failure to consummate the merger by such date;

•

the merger agreement has been submitted to the Company’s shareholders for adoption at a duly convened shareholders meeting (or adjournment, postponement or recess thereof) at which a quorum is present and the requisite shareholder vote is not obtained; or

•

a final and nonappealable order of any governmental authority having jurisdiction over any party to the merger agreement permanently enjoins or prohibits consummation of the merger; provided that the party seeking to terminate the merger agreement must have used reasonable best efforts to challenge such order and cause such order to be withdrawn, rescinded, terminated, cancelled or otherwise nullified;

•	by Parent if:

•

prior to the adoption of the merger agreement by the Company’s shareholders, the Special Committee or the board of directors has changed, withdrawn, modified or amended its recommendation (or the Special Committee recommends that the board of directors take any such action) that the Company’s shareholders adopt the merger agreement in any manner adverse to Parent (or the Special Committee or the board of directors has publicly proposed to do so);

•

prior to the adoption of the merger agreement by the Company’s shareholders, (i) the board of directors or the Special Committee approves, endorses or recommends any takeover proposal (or publicly proposes to do so) or approves, recommends or allows the Company to enter into a contract relating to a takeover proposal (other than an acceptable confidentiality agreement); (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity or securities of the Company then outstanding is commenced and the board of directors or Special Committee recommends in favor of such tender offer or exchange offer by its shareholders (or publicly proposes to do so) or within ten business days after the commencement thereof the board of directors fails to recommend against such tender offer or exchange offer; or (iii) if a takeover proposal shall have been publicly announced or disclosed and the board of directors or the Special Committee fails to reaffirm the board of director’s recommendation to shareholders upon written request by Parent within five business days after such request; or

•

a breach by the Company of any of its representations, warranties, covenants or agreements under the merger agreement has occurred, which breach would give rise to a failure of certain specified conditions to closing and such breach is not capable of being cured prior to the termination date or is not cured by the Company within 20 business days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are in breach of their respective representations, warranties, covenants or agreements under the merger agreement which breach would give rise to the failure of specified conditions to the Company’s obligations to close;

•	by the Company (only pursuant to a resolution adopted by the Special Committee before the effective time of the merger) if:

•

pursuant to the “no-shop” provisions in the merger agreement as described under the heading “The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out” beginning on page 111;

•

a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements under the merger agreement has occurred, which breach would give rise to a failure of certain specified conditions to closing and such breach is not capable of being cured prior to the termination date, or is not cured by Parent within 20 business days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not in breach of its representations, warranties, covenants or agreements under the merger agreement which breach would give rise to the failure of specified conditions to Parent’s obligations to close; or

•

if (i) all of the conditions to the respective obligations of the parties and to Parent’s obligations to close have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement and other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied), (ii) the Company confirmed to Parent in writing that all conditions to the Company’s obligations to close have been satisfied (or that it is willing to waive (to the extent permitted by law) any unsatisfied conditions to the Company’s obligations to close) and that it stands and will stand ready, willing and able to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the closing by the earlier of (x) the date that is five business days after receipt of such confirmation by the Company and (y) the termination date.

In connection with the merger agreement, the Kingswood Funds have executed a limited irrevocable guarantee in favor of the Company to guarantee, subject to the limitations described therein, certain obligations of Parent pursuant to the merger agreement. Under the limited guarantee, the Kingswood Funds have guaranteed the payment of any reverse termination fee that may become payable by Parent following a termination of the merger agreement in specified circumstances and certain expense reimbursement and indemnification obligations of Parent in connection with the Company’s cooperation with the debt financing, subject to an overall cap of $2,229,000.

See “The Merger Agreement—Termination” beginning on page 121.

•

Termination Fees. The merger agreement contains certain termination rights for both the Company and Parent. The merger agreement provides that, upon termination of the merger agreement under specified circumstances, the Company would be required to pay Parent or its designee a termination fee in an amount equal to $2,229,000 (including, under certain circumstances, if the Company or any of its subsidiaries enters into a definitive agreement for or consummates an alternative takeover proposal during the 12-month “tail” period following termination of the merger agreement, or under other certain circumstances. The merger agreement also provides that Parent would be required to pay the Company a reverse termination fee, upon termination of the merger agreement under specified circumstances, of $2,229,000, and, in certain circumstances, the fees and expenses of the Company, but subject to an overall cap of $2,229,000. The merger agreement provides that under no circumstances may the Company be permitted or entitled to receive both payment of the reverse termination fee and payment of other monetary damages. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 123 and “Special Factors—Limited Guarantee” beginning on page 64.

•

Specific Performance. Under certain circumstances, the Company, on the one hand, and Parent and Merger Sub, on the other hand, are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy at law or in equity to which they are entitled. However, the right of the Company to seek specific performance to enforce Parent’s and/or Merger Sub’s obligation to effect the closing as provided by the merger agreement or the Company’s ability, as a third-party beneficiary, to cause the equity commitment to be funded pursuant to the equity commitment letter is subject to the requirements that (i) all of the conditions to the parties’ respective obligations and to Parent’s and Merger Sub’s obligations to consummate the merger would have been satisfied if the closing were to have occurred at the date closing is required to occur under the merger agreement (other than those conditions that, by their terms, are to be satisfied at the closing, each of which shall be capable of being satisfied at the closing, or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement), (ii) the debt financing has been funded or will be funded at the date the closing is required to occur in accordance with the terms of the merger agreement upon delivery of a drawdown notice by Parent and/or notice from Parent that the Rollover Investment will be funded at such date, (iii) Parent and Merger Sub fail to complete the closing on the date the closing is required to have occurred as provided in the merger agreement, and (iv) the Company has irrevocably confirmed in writing to Parent that all of the conditions to the parties’ respective obligations and to the Company’s obligations to consummate the merger have been satisfied (or that the Company would be willing to waive any unsatisfied conditions for purposes of consummating the merger) and that if specific performance is granted and if the debt financing and Rollover Investment were funded, it would take such actions that are required by the merger agreement to cause the closing to occur.    In no event will the Company be entitled to specifically enforce, as a third-party beneficiary, to cause the equity commitment to be funded or to complete the merger if the debt financing has not or will not be funded at the closing nor may the Company seek specific performance against any of the financing sources. The merger agreement provides that under no circumstances may the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief pursuant to which the merger is consummated and the aggregate merger consideration is received, on the one hand, and payment of all or a portion of the reverse termination fee or other monetary damages, on the other hand. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 123 and “Special Factors—Limited Guarantee” beginning on page 64.

•

Appraisal Rights. Shareholders who do not vote in favor of the adoption of the merger agreement or have not consented to it in writing may exercise their right to seek appraisal of the fair value of their shares of Company Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if they do not vote in favor of adopting the merger agreement and otherwise comply with the procedures of Sections 607.1301 through 607.1340 of the FBCA, which is the appraisal rights statute applicable to Florida corporations. A copy of Sections 607.1301 through 607.1340 of the FBCA is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See “Special Factors—Appraisal Rights” beginning on page 71 and Appendix C to this Proxy Statement.

•

Additional Information. You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov and on the Company’s website at http://ir.steinmart.com (click on “SEC Filings”). For a more detailed description of the additional information available, see “Where Shareholders Can Find More Information” beginning on page 132.

QUESTIONS AND ANSWERS ABOUT THE MERGER,

THE “MERGER-RELATED EXECUTIVE COMPENSATION” AND THE SPECIAL MEETING

The following questions and answers, which are for your convenience only, briefly address some commonly asked questions about the merger, the “merger-related executive compensation” and the Special Meeting and are qualified in their entirety by the more detailed information contained elsewhere in this Proxy Statement. These questions and answers may not address all questions that may be important to you as a shareholder of Stein Mart. You should still carefully read this entire Proxy Statement, including the attached appendices.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held at [●], Eastern Time, on [●], 2020. The Special Meeting will be held at [●]. While we still intend to hold the Special Meeting in person, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Q:	What items will be voted upon at the Special Meeting?

A:	There are three matters scheduled for a vote at the Special Meeting:

1. A vote on the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Parent;

2. An advisory (non-binding) vote to approve the “merger-related executive compensation” that may become payable to the Company’s named executive officers in connection with the merger; and

3. A vote on a proposal to approve the adjournment, postponement or recess of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

In addition, shareholders will be asked to consider and vote upon any other matters that properly come before the Special Meeting or any adjournment, postponement or recess thereof.

Q:	What will happen in the merger?

A:

In the merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Parent. As a result of the merger, Company Common Stock will no longer be publicly traded, and you will no longer have any interest in the Company’s future earnings or growth. In addition, Company Common Stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to Company Common Stock.

Q:	What will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $0.90 in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of Company Common Stock, you will receive $90 in cash in exchange for your shares of Company Common Stock, without giving effect to any applicable withholding taxes. This does not apply to (i) shares of Company Common Stock held by the Company or any of its subsidiaries, (ii) shares of Company Common Stock held by Parent or its subsidiaries (including shares of Company Common Stock contributed to Parent by the Rollover Investor immediately prior to consummation of the merger), and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement or consented to it in writing and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the FBCA. You will not own, directly or indirectly, any shares of the capital stock in the surviving corporation.

In connection with the consummation of the merger, (i) each stock option, whether or not then exercisable or vested, will be converted into the right to receive at the closing cash equal to the product of (a) the excess, if any, of the per share merger consideration over the per share exercise price of the applicable option and (b) the number of shares of Company Common Stock underlying such option; (ii) each share of restricted stock and each restricted stock unit not subject to any performance-based vesting condition will be automatically vested and converted into the right to receive at the closing cash equal to the per share merger consideration; and (iii) each restricted stock award or unit subject to any performance-based vesting condition will be converted into a right to receive at the closing cash equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award or unit that would have vested based on target level achievement. The Company has no outstanding stock options with a per share exercise price less than the per share merger consideration. In addition, no restricted stock awards or units subject to performance-based vesting conditions are expected to vest in connection with the merger.

Q:	Is the merger expected to be taxable to owners of the Company Common Stock?

A:

Yes. The exchange of shares of Company Common Stock for cash pursuant to the merger generally will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 74) whose shares of Company Common Stock are converted into the right to receive cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 74 for a discussion of certain material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The determination of the actual tax consequences of the merger to a holder of Company Common Stock will depend on the holder’s specific situation. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them based on their particular circumstance, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	How does the per share merger consideration compare to the market price of Company Common Stock prior to announcement of the merger?

A:

The $0.90 per share to be paid in respect of each share of Company Common Stock represents a premium of approximately 38% to the closing price per share of Company Common Stock on January 30, 2020, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement, of $0.65.

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:

Our directors and executive officers (other than Jay Stein who manages the Rollover Investor) have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Company Common Stock beneficially owned (including shares over which they have the power to direct the vote, if any) in favor of the adoption of the merger agreement. As of [●], 2020, the record date for the Special Meeting, our directors and executive officers (other than Jay Stein who manages the Rollover Investor) beneficially owned, in the aggregate, [●] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [●]% of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65.

As of [●], 2020, the record date for the Special Meeting, the Rollover Investor owned 17,339,544 shares of Company Common Stock entitled to vote at the Special Meeting, or approximately 36% of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. The Rollover Investor has entered into a voting agreement with Parent pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), it has agreed to, among other things, vote, or cause to be voted, its shares of Company Common

Stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. See “Special Factors—Voting Agreement” beginning on page 70. The Rollover Investor has interests in the merger that are different from, or in addition to, the interests of the Company’s other shareholders. For more information, please see “Special Factors—Financing of the Merger” beginning on page 63.

Q:	Who will own the Company after the merger?

A:

After the merger, the Company will be an indirect wholly-owned subsidiary of Parent, which will be owned by affiliates of Kingswood Capital Management, L.P., including TopCo, and the Rollover Investor.

Q:	Who can attend and vote at the Special Meeting?

A:	All holders of Company Common Stock at the close of business on [●], 2020, the record date for the Special Meeting, will be entitled to vote (in person or by proxy) at the Special Meeting.

Q:	What vote is required to adopt the merger agreement?

A:

The merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of the record date for the Special Meeting. Because the required vote is based on the number of shares of Company Common Stock outstanding rather than on the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the adoption of the merger agreement. Pursuant to the terms of the merger agreement, the separate approval of a majority of the Company’s unaffiliated shareholders is not required to adopt the merger agreement and consummate the transactions contemplated thereby. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible.

The Rollover Investor has entered into a voting agreement with Parent that covers approximately 36% of the outstanding shares of Company Common Stock, pursuant to which it has agreed to, among other things, vote its shares FOR the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement.

Q:

What is “merger-related executive compensation” and why am I being asked to cast an advisory (non-binding) vote to approve “merger-related executive compensation” that may become payable to the Company’s named executive officers under existing agreements with the Company in connection with the merger?

A:

The “merger-related executive compensation” is certain compensation that is paid or may become payable to the Company’s named executive officers under existing agreements with the Company in connection with the merger. See “Advisory Vote on Merger-Related Executive Compensation” beginning on page 127. The SEC has adopted rules that require the Company to seek approval on an advisory (non-binding) basis with respect to certain compensation that will or may be payable to the Company’s named executive officers in connection with the merger.

Q:

What vote is required to approve on an advisory basis the “merger-related executive compensation” that may become payable to the Company’s named executive officers under existing agreements with the Company in connection with the merger?

A:

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of the advisory (non-binding) proposal on “merger-related executive compensation.”

Q:	What will happen if shareholders do not approve the “merger-related executive compensation” at the Special Meeting?

A:

Approval of the “merger-related executive compensation” is not a condition to the completion of the merger. The vote with respect to the “merger-related executive compensation” is an advisory vote and will not be binding on the Company or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and the merger is completed, our named executive officers will be eligible to receive the various “merger-related executive compensation” payments.

Q:	What is a quorum?

A:

A quorum will be present if holders of a majority in the aggregate voting power of all outstanding shares of Company Common Stock entitled to vote on a matter at the Special Meeting are present in person or represented by proxy at the Special Meeting. The quorum for the Special Meeting is not broken by the subsequent withdrawal of any shareholder. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned to another time and place.

If you hold the shares of common stock in your own name and submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting. If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of Company Common Stock that you own as of the close of business on the record date.

Q:	How are votes counted and what happens if I do not vote?

A:	Votes will be counted separately in respect of each proposal by the inspector of election appointed for the Special Meeting, who will separately count FOR and AGAINST votes as well as abstentions.

Because the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve the adoption of the merger agreement, the failure to vote and abstentions will have the same effect as a vote AGAINST the adoption of the merger agreement.

The advisory (non-binding) proposal on the “merger-related executive compensation” and the proposal to adjourn the Special Meeting if there are not sufficient votes to adopt the merger proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Abstentions will have no effect on the advisory (non-binding) proposal on the “merger-related executive compensation” or the adjournment proposal. As noted above, the vote with respect to the “merger-related executive compensation” is an advisory vote and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various “merger-related executive compensation” payments.

As noted above, the Rollover Investor has entered into a voting agreement with Parent that covers approximately 36% of the outstanding shares of Company Common Stock as of the date of the merger agreement, pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), it has agreed to vote its shares FOR the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. The adoption of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of the record date for the Special Meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting AGAINST the adoption of the merger agreement for purposes of the Company shareholder approval, but will have no effect for purposes of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies or on the outcome of the advisory (non-binding) vote on “merger-related executive compensation.”

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity may be voted by the officer, agent or proxy designated by the bylaws of such corporate shareholder or, in the absence of any applicable bylaw, by such person or persons as the board of directors of the corporate shareholder may designate. In the absence of any such designation, or, in case of conflicting designation by the corporate shareholder, the chairman of the board, the president, any vice president, the secretary and the treasurer of the corporate shareholder, in that order, shall be presumed to be fully authorized to vote such shares. Shares held by an administrator, executor, guardian, personal representative, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name or the name of his nominee. Shares held by or under the control of a receiver, a trustee in bankruptcy proceedings, or an assignee for the benefit of creditors may be voted by such person without the transfer thereof into his name. If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Company is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect: (a) if only one votes, in person or by proxy, his act binds all; (b) if more than one votes, in person or by proxy, the act of the majority so voting binds all; (c) if more than one votes, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest.

Q:	May I vote in person?

A:

Yes. You may attend the Special Meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy from such record holder. While we still intend to hold the Special Meeting in person, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are the shareholder of record of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date which is received by [●], our proxy tabulator, by the close of business on [●], 2020;

•

You may send a written notice which is received by the close of business on [●], 2020 that you are revoking your proxy to 1200 Riverplace Boulevard, Jacksonville, Florida 32207, Attention: James B. Brown, Secretary; or

•

You may attend the Special Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

This means you own shares of Company Common Stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive cash for my shares?

A:

If the merger agreement is adopted and the merger is consummated, and if you are the record holder of your shares of Company Common Stock (i.e., you have a stock certificate (or affidavit of loss in lieu thereof) or you hold shares in book-entry), as soon as reasonably practicable, and in any event within three business days after the effective time of the merger, you will be sent a letter of transmittal to complete and return to a paying agent to be designated by Parent, referred to herein as the “paying agent.” In order to receive the $0.90 per share merger consideration, you must send the paying agent, according to the instructions provided, your validly completed and signed letter of transmittal together with your Company stock certificates (or affidavit of loss in lieu thereof) or book-entry shares, as applicable, and other required documents as instructed in the separate mailing. Once you have properly submitted these materials, you will receive cash for your shares. If your shares of Company Common Stock are held in “street name” by your broker, bank or other nominee, you will receive instructions after the effective time of the merger from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by the shareholders of the Company or if the merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their shares of Company Common Stock in connection with the merger. Instead, the Company will remain a stand-alone company, Company Common Stock will continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC with respect to Company Common Stock. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 123.

Q:	When should I send in my stock certificates?

A:

If the merger agreement is adopted you will receive the letter of transmittal following the consummation of the merger. You should send your stock certificates (or affidavit of loss in lieu thereof) together with the letter of transmittal in accordance with the instructions provided after the merger is consummated and not now.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:

The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	What happens if I sell my shares of Company Common Stock before the Special Meeting?

A:

The record date for shareholders entitled to vote at the Special Meeting is earlier than the consummation of the merger. If you transfer your shares of Company Common Stock after the record date but before the Special Meeting you will, unless special arrangements are made, retain your right to vote at the Special Meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	What rights do I have to seek a valuation of my shares?

A:

Shareholders who do not vote in favor of the adoption of the merger agreement or have not consented to it in writing may exercise their right to seek appraisal of the fair value of their shares of Company Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if they do not vote in favor of adopting the merger agreement and otherwise comply with the procedures of Sections 607.1301 through 607.1340 of the FBCA, which is the appraisal rights statute applicable to Florida corporations. A copy of Sections 607.1301 through 607.1340 of the FBCA is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See “Special Factors—Appraisal Rights” beginning on page 71 and Appendix C to this Proxy Statement.

Q:	What do I need to do now?

A:

You should carefully read this Proxy Statement, including the appendices, in their entirety, and consider how the merger would affect you. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date, sign and return a proxy card as promptly as possible.

Q:	Who can help answer my questions?

A:

If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Kingsdale Advisors, our proxy solicitor, by telephone at 1.866.581.1479 toll-free in North America (+1.416.867.2272 for collect calls outside of North America) or by e-mail at contactus@kingsdaleadvisors.com.

SPECIAL FACTORS

The following, together with the summary of the merger agreement set forth under “The Merger Agreement,” is a description of the material aspects of the merger. While we believe that the following description covers the material aspects of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Agreement and Plan of Merger attached to this Proxy Statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement. You may obtain additional information without charge by following the instructions in “Where Shareholders Can Find More Information” beginning on page 132 of this Proxy Statement.

Background of the Merger

The board of directors (the “Board”) and the Company’s senior management from time to time and in the ordinary course of business consider and evaluate potential strategic alternatives relating to the Company’s businesses, including potential business combinations, strategic partnerships, acquisitions and other potential strategic transactions, all with a view towards enhancing shareholder value.

The retail industry has generally experienced difficult business conditions during the past several years. In general, retailers have experience decreased store traffic and have lost market share to fast-growing e-commerce retailers. The declines in store traffic have been especially pertinent for broadline retailers, which have also experienced lower operating margins as a result.

During fiscal year 2017, the Company’s comparable same store sales (including gross licensed departments sales and online orders) and adjusted EBITDA declined significantly from the Company’s prior year performance. During the fall of 2017, management became concerned that a reduction in trade credit would impinge on the Company’s ability to purchase merchandise and continue operating the business in the normal course. Additionally, as of the end of fiscal year 2017, the Company had significant borrowings on its revolving credit facility, which left it with limited capacity to borrow additional funds to invest in the business and improve its operations and competitiveness. The Company’s existing high leverage, combined with its deteriorating performance raised significant questions internally about its ability to continue receiving sufficient trade credit to continue operating on a normal basis in the long-term.

As a result, during the fall of 2017, the Company engaged Alvarez & Marsal (“A&M”), a nationally recognized turnaround advisor, to review its operations for performance enhancements and to assist the Company with developing a strategy for managing its relationship with trade creditors and for increasing cash flow.

On October 9, 2017, the Board held a special meeting to receive an update from management regarding recent business developments and to discuss how the Company could more effectively respond to the current challenges in its business and in the retail industry. At the meeting, the Board received advice from its counsel, Foley & Lardner LLP (“Foley”) and from A&M regarding the Company’s financial condition and legal considerations, including the fiduciary duties of directors of a potentially financially distressed company. After discussion, the Board formed a special committee of the Board (the “Special Committee”), consisting of three independent members of the Board – Richard Sisisky, Tom Cole and Irwin Cohen. The Board delegated to the Special Committee the power (i) to oversee the Company’s turnaround strategy and initiatives to maximize enterprise value; (ii) to oversee management’s financial and operational performance improvement initiatives; (iii) to oversee the Company’s cash management initiatives, including cash flow forecasting, working capital management and vendor management; (iv) to oversee management’s investigation of potential sources of additional capital; and (v) to oversee management’s contingency planning. The Board expressly granted the Special Committee full power and authority to explore and evaluate all potential options to maximize the value of the enterprise.

During the last week of November 2017, together with representatives of A&M, management met in-person with the Company’s five largest factors, which are financial institutions that purchase the Company’s accounts receivable from vendors at a discount, to present management’s turnaround plan and to reassure the group that the Company had sufficient liquidity to continue to operate normally for the foreseeable future.

On December 27, 2017, the Board held a special meeting to discuss the Company’s available trade credit and a continuing trend of disappointing sales, which resulted from reduced traffic in stores. At the meeting, a representative from A&M briefed the Board on liquidity-related issues and business strategy and Foley briefed the Board regarding potential bankruptcy and non-bankruptcy alternatives.

On January 5, 2018, the Board held another special meeting to discuss the Company’s challenges in funding its working capital, the steps being taken to turn around the Company and potential options available to the Company. At the meeting, a representative from A&M briefed the Board on liquidity-related issues and Foley briefed the Board regarding the directors’ fiduciary duties, including their responsibilities in connection with potential sale of the Company. Foley’s briefing also addressed the directors’ duties when the Company may be in the potential zone of insolvency.

On January 8, 2018, management, with the assistance and support of A&M, met in New York with the Company’s vendors and factors to address liquidity concerns and the Company’s turnaround efforts. Following that meeting, some of the Company’s vendors and factors began to restrict access to credit to a point that affected the Company’s operations. The Company was, however, able to maintain sufficient liquidity to continue operations.

On January 26, 2018, the Special Committee engaged PJ Solomon Securities, LLC (“PJS”) to serve as its financial advisor in connection with the Special Committee’s work to identify and explore all potential strategic alternatives available to the Company, including a potential sale of the Company.

On January 29, 2018, the Company issued a press release announcing that the Special Committee had engaged PJS and A&M to assist the Company with exploring all opportunities to improve operating performance and identify potential strategic alternatives.

During January and February of 2018, PJS conducted a sale process and contacted 15 parties, which included a mix of both strategic companies and financial sponsors. Because of the public announcement, PJS received four inbound queries from prospective financial sponsor buyers, all of which were invited to participate in the process. Of the 19 parties, five signed non-disclosure agreements and four received access to the Company’s data room (one party who signed a non-disclosure agreement declined the opportunity before receiving access to the Company’s data room). Upon reviewing the information provided in the data room and the available public information regarding the Company, three of the parties declined to pursue the opportunity. The remaining party, a private equity firm (“Firm A”), continued to show interest in pursuing an acquisition of the Company. On February 1, 2018, Firm A met with Company management and was provided with an overview of the business from management, discussed recent performance and asked preliminary diligence questions. On February 8, 2018, Firm A submitted a preliminary non-binding indication of interest to the Special Committee. The indication of interest stated that Firm A was interested in an acquisition of the Company, but it did not put forth a price (or range of prices) nor did it describe transaction structure. Instead, Firm A expressed its interest in investing in the Company in multiple scenarios depending on how the situation evolved. When PJS asked Firm A to clarify its interest, Firm A stated that it wanted to continue due diligence and then, depending on the findings, it would either propose a price and structure for the acquisition of the Company or it would provide a private financing proposal (although no such financing proposal was specifically sought out by the Special Committee at that time). Firm A continued its due diligence to determine if it would submit a bid that the Special Committee could evaluate.

Beginning January 31, 2018 and concurrent with the sale process, PJS, at the direction of the Special Committee, began contacting potential first-in-last-out (FILO) term loan financing sources to replace the existing $25 million Wells Fargo A-1 Term Loan. The Special Committee and Company management believed replacing and upsizing this existing Wells Fargo A-1 Term Loan would provide the Company with additional liquidity to help maximize the Company’s operational flexibility and facilitate the turnaround. PJS contacted four parties which specialized in providing FILO Term Loans and received one inbound indication of interest from a private equity firm. In mid-March, the Company closed a $50 million subordinated first-in-last-out (FILO) loan with Gordon Brothers, which provided funds to repay the existing $25 million Wells Fargo A-1 Term Loan. The Gordon Brothers Term Loan increased the Company’s unused availability under the Company’s credit facility by $25 million.

On February 23, 2018, the Board met, with members of management and representatives from Foley, PJS and A&M present. At the meeting, PJS reported that it had contacted 15 potential strategic and financial buyers and that it fielded inquiries from four additional inbound buyers, and that all buyers had withdrawn from the sale process, with the exception of Firm A. Given the lack of interest in acquiring the Company, the Board, after its discussion with A&M and PJS, believed that it was in the best interest of the shareholders to explore the possibility of securing additional financing and/or improving operational results in order to provide the capital management believed necessary to effect a turnaround.

Following the meeting on February 23, 2018, PJS continued the process to explore potential financing sources that would provide the Company with a longer-term capital solution for its operational turnaround.

On March 2, 2018, the Special Committee met with members of management, as well as representatives from Foley, PJS and A&M. PJS reported that but for Firm A, all parties contacted had declined to submit an indication of interest for an acquisition of the Company. Firm A remained the only third party that had a reasonable possibility of completing a transaction to acquire the Company, although actionability was unclear given that the indication of interest contained no information on the price or structure of the transaction. While Firm A had continued to conduct due diligence, it had yet to provide a price or range of prices for the Special Committee to consider. PJS highlighted for the Special Committee a timeline of potential alternative transactions involving the Company, including a potential Chapter 11 bankruptcy filing.

As part of the continuing process to explore potential financing sources, PJS contacted 14 capital providers, seeking to raise approximately $100 million of debt and/or preferred equity. Of the 14 parties contacted, seven of the capital providers signed a non-disclosure agreement. One of the 14 capital providers contacted was Firm A. Except for Firm A, all the other capital providers declined to submit an indication of interest to provide debt or preferred equity financing to the Company, citing the Company’s recent financial performance and high existing leverage.

On March 21, 2018, Firm A submitted a new non-binding indication of interest that proposed a new capital structure solution in the form of a refinancing to provide more liquidity for the Company. Firm A’s revised non-binding indication of interest contemplated a $60-$70 million senior secured term loan, with penny warrants that when exercised would give the private equity fund 19.9% ownership of equity of the Company. The proposed senior secured term loan would have had a 15% coupon, with up to 10% of the coupon paid-in-kind. Additionally, the indication of interest proposed replacing two existing Board members and the Chief Executive Officer with Firm A’s designees.

PJS examined precedent senior secured term loans and other debt issuances and concluded that the terms proposed were too expensive and dilutive to the shareholders relative to other transactions in similar situations. On March 29, 2018, the Special Committee, after consultation with PJS, concluded that this proposal was not in the best interest of shareholders of the Company. At the direction of the Special Committee, PJS then communicated to Firm A that the Special Committee had concluded, after consultation with PJS that the terms of Firm A’s proposal were too expensive and dilutive to the shareholders, and asked Firm A to improve its existing proposal.

On May 1, 2018, Firm A contacted the Special Committee to revisit its interest in acquiring all of the Company. The closing market price of the Company’s common stock on the trading day prior to the meeting, May 2, 2018, was $2.40 per share. On May 3, 2018, representatives of Firm A met in-person with the Special Committee and PJS in New York to discuss valuation and a potential acquisition and, at such meeting, Firm A indicated on a non-binding basis that it was willing to pay $2.25—$2.50 per share for all of the shares of the Company, except the shares owned by Jay Stein which Firm A would request to be rolled-over.    However, on May 7, 2018, Firm A contacted PJS to report that it did not see a deal as possible at the then current market price of the Company’s stock, which had risen to $2.48 per share. Instead, Firm A reverted to its March 27, 2018 senior secured term loan financing proposal. PJS, at the direction of the Special Committee, reiterated its feedback that the terms of the March 27, 2018 financing proposal remained too expensive and dilutive to the shareholders. Following that feedback, Firm A amended its proposal. First, it increased the size of the proposed senior secured term loan to $75 million, of which $50 million would be used to refinance the existing Gordon Brother’s FILO Term Loan. Second, the interest rate was reduced to a LIBOR plus 3% floating rate payable in cash plus a 7% coupon paid-in-kind. Finally, Firm A proposed adding two Board seats to the Board for its designees, rather than replacing two existing Board members as contemplated in its March 27, 2018 proposal. All other terms were the same as the March 27, 2018 proposal.

On May 8, 2018, PJS reported to the Special Committee the recent events that had taken place with Firm A. During this time, Firm A requested that it be permitted to continue to conduct due diligence regarding the Company. The Special Committee allowed Firm A to do so.

During the same meeting on May 8, 2018, Foley advised the Special Committee of the potential legal issues that could arise if Jay Stein was considered a controlling shareholder of the Company and treated differently from other shareholders in a transaction, including the potential conflict of interest if he were to participate as an equity investor in the acquisition of the Company by “rolling over” his equity in the Company into equity in the acquiror while all other shareholders received cash.

On May 11, 2018, the Special Committee met, with representatives of Foley and PJS present. Foley began the meeting by providing the Special Committee with a review of the Special Committee’s fiduciary duties with a particular focus on transactions involving a controlling shareholder. Following a discussion with Foley and PJS, it was recommended that Foley and PJS reach out to Jay Stein’s attorney to explain the process the Special Committee would expect Jay Stein to follow if he ever desired to pursue a going private transaction in the future. It was emphasized that management would not provide Jay Stein with information outside of the ordinary course of business that related to a potential acquisition of the Company, that all communications regarding any transaction would be exclusively handled by PJS and that Jay Stein would not participate in Board deliberations regarding the potential transaction. The Special Committee also discussed the Company’s performance and the need to successfully implement its turnaround plan.

From the May 11, 2018 meeting forward, none of the directors had any material communication with Jay Stein regarding any potential transaction. All material communication with Jay Stein and his advisors relating to a potential transaction occurred through PJS and Foley. Jay Stein did not attend any Board meeting at which a potential transaction was discussed.

On May 15, 2018, the Special Committee met, with representatives of Foley and members of the Company’s management present. Management reported that while the Company’s liquidity position had improved since January 2018, a material negative change in results could result in a liquidity issue. The Special Committee requested that management provide it with weekly liquidity forecasts and monthly financials.

Beginning on July 3, 2018, PJS conducted a marketing process to refinance the Company’s senior secured asset-based credit facility. Based on the Company’s improved performance, Company management wanted to survey the market to see if it could reduce the Company’s interest expense and improve its borrowing availability. PJS, at the direction of the Special Committee, contacted nine asset-backed credit facility providers and two FILO term loan lenders, including the Company’s existing lenders Wells Fargo and Gordon Brothers. All the parties signed NDAs and received marketing materials describing the Company’s operations and financial performance. Starting on July 10, 2018, the potential lenders were granted access to a data room to review financial information on the Company. At the direction of the Special Committee, PJS conducted numerous calls between the Company’s management and the potential lenders. On July 26, 2018, PJS, on behalf of the Special Committee, received ten term sheets from the various potential lenders. PJS analyzed and reviewed the proposals with the Special Committee at a meeting on July 26, 2018. Subsequently, the Special Committee invited four lenders to meet with Company management in Boston, Massachusetts, to conduct further due diligence on the Company. At the direction of the Special Committee, PJS negotiated with all the lenders to maximize the potential availability of the credit facility while minimizing the interest costs and fees to the Company. Ultimately, the Company’s incumbent lenders, Wells Fargo and Gordon Brothers, agreed to improve terms on the Company’s existing debt to increase the advance rates on its credit facility to improve borrowing availability and reduce the size of the FILO Term Loan facility to $35 million which decreased the Company’s annual interest expense and avoided payment of fees to a new lender. These changes became effective on September 18, 2018.

On January 4, 2019, all the independent members of the Board met with representatives of Foley and PJS to discuss the Company’s financial challenges. At the request of the independent directors of the Company, PJS reported on the prevailing trends in the retail industry over the past nine months, noting that retailers faced a worsening retailing environment over the prior months, and the effects on smaller companies, such as the Company, were potentially magnified. PJS further reported that private equity firms were generally no longer investing in the retail sector and that with respect to strategic investors, the situation was dependent on the retailer having compelling strategic rationale and sufficient financial flexibility. PJS reviewed with the independent directors the efforts to identify a potential buyer in February and March 2018 that had resulted in only Firm A’s proposal, which was ultimately rescinded on May 7, 2018. At the request of the independent directors of the Company, PJS reviewed the potential strategic buyers’ performance since they were last contacted and gave its views as to whether such strategic players would be interested in re-engaging with the Company regarding a potential sale transaction. PJS reported that several of the strategic buyers PJS had contacted at the request of the Special Committee the prior year had experienced stock price declines and deterioration in their own financial performance, which would likely make it difficult for them to pursue a transaction. PJS also reported that it believed it was unlikely that any of the lenders contacted in July 2018 would be willing to re-engage to provide additional liquidity to the Company either on a secured or an unsecured basis. Therefore, PJS conveyed its view that that the Company’s current debt arrangements likely represented the maximum debt available to the Company at this time. The independent directors discussed the Company’s liquidity and inability to borrow additional money, its ability to complete a turnaround and the need for the Special Committee to oversee management’s turnaround efforts and to consider strategic options available to the Company.

Beginning January 2019, management, under the supervision of the Special Committee, began working on an initiative to transform the Company’s core business model, grow sales volume and increase gross margin by adapting lessons learned from mass off-price retailers. The Special Committee believed adopting a modified off-price business model presented the best prospect for a turnaround of the Company’s business. The Special Committee met with Foley and members of management, on March 12 and March 26, 2019, to discuss the progress of the new initiative and the Company’s financial status and prospects.

In late March, 2019, Jay Stein contacted the Chairman of the Special Committee (Richard Sisisky) as a courtesy to advise that he was discussing with Moelis & Company (“Moelis”) the possibility that there could be other parties interested in acquiring the Company. Mr. Stein suggested that these parties might be more interested in the Company if Mr. Stein and his affiliates and related parties, which consist of certain members of Mr. Stein’s family, family trusts established for the benefit of certain members of his family, a charitable foundation established by Mr. Stein and his spouse, and an entity controlled by Mr. Stein, agreed to roll over their equity in such a transaction. They agreed all communication regarding a potential transaction would be through Moelis, on behalf of Jay Stein, to PJS, on behalf of the Special Committee. Mr. Stein also determined not to attend any subsequent meetings of the Board to avoid any implication that he influenced its decision-making regarding whether or not to proceed with any transaction.

On March 28, 2019, Moelis advised PJS that it had reached out to 30 potential equity partners with public information regarding the Company. Moelis had identified three parties that expressed serious interest in such a transaction. PJS had previously contacted one of these three parties in connection with the March 2018 refinancing. On April 2, 2019, PJS communicated to Moelis that the Special Committee would control discussions with any potential third-party acquirors, as well as the dissemination of any necessary confidential information. On April 5, 2019, Moelis contacted PJS to report that Jay Stein had agreed to (i) sign a non-disclosure agreement to receive confidential information; (ii) forgo contact with any potential debt or equity investors without the Special Committee’s approval; (iii) if required by the acquiror, consider rolling over his equity as part of an acquisition of the Company; (iv) follow a sale process led by the Special Committee, and (v) if he was treated differently from other shareholders (e.g., in the case he rolled-over his equity) in the acquisition, use commercially reasonable efforts to have the acquiror condition the acquisition on the approval of a majority of the disinterested shareholders.

On April 8, 2019, the Special Committee met, with representatives of PJS and Foley present. The meeting commenced with a presentation by Foley outlining the Special Committee members’ fiduciary duties when evaluating a potential sale of the Company or other change-of-control transaction in which Jay Stein would participate. Following the presentation, PJS reported on Jay Stein’s willingness to consider rolling over his equity into a new transaction with any of the three private equity firms that Moelis had identified as potential buyers. PJS discussed the Company’s capitalization and performance, and that, given current market conditions, the Company should not reasonably expect to obtain additional financing if the Company encountered further liquidity issues.

On April 11, 2019, the Board convened a meeting at which all directors (other than Jay Stein) were present. Also present were representatives of Foley and PJS. After a presentation by Foley, the Board expanded the power of the Special Committee, giving it exclusive power to (i) evaluate the terms and conditions of any proposal involving Jay Stein or any alternative thereto, and determine whether such or any alternative thereto is advisable, fair, and in the best interest of the Company and its shareholders, (ii) negotiate with any party regarding any proposal involving Jay Stein or any alternative thereto, (iii) determine whether any proposal involving Jay Stein or any alternative thereto is beneficial to the Company and its shareholders and (iv) recommend to the Board what action, if any, should be taken with respect to any proposal involving Jay Stein or any alternative thereto, including the rejection of such proposal or any alternative thereto. In addition, the Board resolved that it would not approve a transaction with Jay Stein without (i) the approval of the Special Committee and (ii) the express condition that any transaction be approved by a majority of the disinterested shareholders.

On April 15, 2019, PJS, at the request of the Special Committee on April 8, 2019, began contacting potential strategic and financial buyers, totaling 71 parties (13 strategic buyers and 58 financial sponsors), of which Moelis had previously contacted 30, to discuss a sale of the Company. Moelis provided PJS with the names of the 30 parties which it had already contacted, so PJS could revisit the opportunity with them and ensure that the parties understood the terms under which they could engage in the strategic review process. Of the entire group, 16 parties executed non-disclosure agreements. The non-disclosure agreements, among other provisions, prohibited parties from discussing the transaction with potential financing sources, including Jay Stein without the permission of the Special Committee. The non-disclosure agreements also had standstill provisions which prohibited potential buyers from acquiring any shares of the Company or proposing any transaction with the Company outside of the process being conducted by the Special Committee. All the parties which signed a non-disclosure agreement received a confidential information memorandum providing buyers with non-public information on the Company’s recent performance, its initiatives and its store-level financials. On May 3, 2019, the 16 parties received access to the Company’s data room, which contained information on the Company’s recent financial performance, store-level financials and merchandising data and other non-public information concerning the company. The 16 parties executing the non-disclosure agreement also received a process letter on May 17, 2019, that requested non-binding indications of interest by May 30, 2019. The process letter again stated that the potential buyers should not have conversations with any financing sources, including Jay Stein, without the express permission of the Special Committee. The process letter noted that the Special Committee would entertain any acquisition proposal, whether or not Jay Stein participated in the buyout group.

On May 2 and May 7, 2019, the Special Committee met with representatives from Foley and PJS. At each meeting, PJS reported on its outreach to date. At the May 7, 2019 meeting, the Special Committee approved a proposed budget for fiscal year 2019 and a projected five-year financial plan that would be provided on a confidential basis to prospective buyers. See “Special Factors—Projected Financial Information—May 2019 Management Projections” beginning on page 69.

On May 14, 2019, the Board (other than Jay Stein) met, with members of management and representatives from Foley and PJS present. Management first reported that the retail market remained challenging. Management then presented the Board with the proposed budget and five-year financial plan that had previously been approved by the Special Committee. Following such presentation, the Board (other than Jay Stein) unanimously approved the proposed budget and five-year financial plan presented by management.

On May 30, 2019, two parties, Kingswood Capital Management (“Kingswood”) and another private equity firm (“Firm B”), submitted non-binding indications of interest, which proposed a per share cash purchase price of $1.50 (Kingswood) and $1.20 (Firm B), respectively. PJS reported to the Special Committee that a third interested party did not submit an indication of interest, but verbally indicated that it was interested in being matched with an equity partner (the party had no fund of its own or plans to raise a fund in the near future). Furthermore, PJS reported to the Special Committee that no other interested party was interested in partnering with this party. Firm A, which had submitted an indication of interest in May 2018 for an acquisition of the Company, was contacted, but declined to participate in the process.

On June 3, 2019, the Special Committee met, with representatives from Foley and PJS present. The meeting commenced with Foley reviewing with the Special Committee the fiduciary duties of directors in connection with a proposed sale of the Company. PJS provided its preliminary analysis of the two non-binding indications of interest. After consultation with PJS, the Special Committee noted that it believed the two bids were worth pursuing and that it had conducted a broad marketing process and believed no further bids were forthcoming. PJS then provided the Special Committee with a summary of the upcoming process and, per direction from the Special Committee, noted that it would attempt to keep both interested parties involved without granting exclusivity to either party.

On July 9, 2019, the Special Committee met, with representatives from Foley and PJS present as well as members of management. Management provided the Special Committee with a general business update, including the status of a potential Nasdaq de-listing related to having a stock price less than $1.00 per share. In addition, PJS provided an update on the two non-binding indications of interest from Kingswood and Firm B and the diligence process to date, noting that Kingswood and Firm B remained interested at that time and that discussions with Kingwood’s potential lenders was on-going.

On July 17, 2019, at the direction of the Special Committee, PJS contacted both interested parties to ask each for a revised indication of interest by July 24, 2019. In order to move expeditiously toward a definitive agreement, at the direction of the Special Committee, PJS sent a process letter on the same day to Kingswood and Firm B, requesting each party either affirm its initial indication, or update the Special Committee of any proposed changes to its initial indication by July 24, 2019. The process letter stated that the Board and Special Committee had adopted a resolution that it would not approve a roll-over transaction unless it was conditioned upon the non-waivable condition requiring approval or tender of a majority of the shares of the Company not owned by or affiliated with the roll-over shareholders. Additionally, the process letter requested a detailed description of the parties’ proposed debt financing sources and identification of their proposed equity sources, including any commitments received from the respective sources.

On July 22, 2019, Firm B submitted a presentation for the Special Committee to PJS detailing its findings from its diligence process (which was shared with the Special Committee on July 23, 2019). The presentation noted that although Firm B had spent considerable time and resources evaluating the Company and the transaction, it would need to employ additional resources to understand the Company and create a strategy for improving the business before it would put forth a letter of intent. Further, Firm B requested that the Company pay for an estimated $550,000 of intensive third-party consulting over the course of four to six weeks to further understand the business and identify a strategy for improving the business before it would put forth a letter of intent. Firm B confirmed that it would not be submitting a letter of intent at that time.

On July 24, 2019, PJS received a non-binding indication of interest to the Special Committee from Kingswood, whereby it (i) reduced its proposed purchase price from $1.50 to $1.10; (ii) requested exclusivity until the earlier of signing a definitive agreement or August 30, 2019, or expense reimbursement of up to $600,000 and (iii) detailed its expected financing of the transaction.

On July 26, 2019, the Special Committee met, with representatives from Foley and PJS present, to discuss the status of the sale process. After consultation with PJS, the Special Committee believed that at that time Kingswood was the only viable potential acquiror. PJS reviewed the terms of the Kingswood proposal with the Special Committee, noting that the proposed price represented an approximate 28% premium to $0.86, the closing market price of the Company’s common stock on July, 24, 2019, the day on which the Kingswood proposal had been received. The Special Committee also considered that the Company’s actual performance to date in 2019 was considerably below management’s forecasts. The Special Committee discussed the challenges faced by the Company in the face of continuing declining sales in a difficult retail environment. The Special Committee and PJS discussed Kingswood’s request for exclusivity with the Special Committee, noting that time was of the essence given the Company’s deteriorating performance and that, following a long and robust sale process, there was only one potential buyer that had submitted an indication of interest. After receiving advice from its legal counsel, the Special Committee decided to move forward with Kingswood, and requested a price increase in the proposed merger price in exchange for exclusivity. PJS conveyed this request to Kingswood. On July 30, 2019, Kingswood delivered a revised indication of interest reflecting its willingness to increase the proposed per share cash price by $0.05 (to a total of $1.15 per share) conditioned on being granted exclusivity through August 30, 2019 or provided a $600,000 expense reimbursement.

On the same date, the Special Committee met, with representatives from Foley and PJS present, to review Kingswood’s revised indication of interest. PJS reported to the Special Committee that at this time Firm B was unlikely to re-engage in the process without the $550,000 Company-funded consulting arrangement Firm B had previously noted was a condition to continuing to evaluate a potential acquisition. After discussing a variety of factors, including the risk of further financial deterioration of the Company’s business and the potential disadvantages of granting exclusivity, the Special Committee unanimously agreed to move forward with the exclusivity arrangement with Kingswood through August 30, 2019.

On August 1, 2019, the Company executed an agreement providing Kingswood with exclusivity through August 30, 2019. Also on August 1, 2019, Foley delivered a draft merger agreement to Kingswood and Kingswood’s legal counsel, Goodwin Procter LLP (“Goodwin”). Throughout the month of August 2019, Kingswood conducted diligence and engaged several advisors. Kingswood met with Company management in Jacksonville from August 6-8, 2019, to discuss the Company’s operations and conduct due diligence.

On August 22, 2019, the Special Committee met, with representatives from Foley and PJS present. PJS reported that Kingswood and its advisors continued to conduct diligence on the Company and pursue financing sources. The Special Committee also discussed the Company’s July 2019 results, noting they were below the projected plan results. The Special Committee resolved to have management update its projections while noting the difficulty inherent in producing accurate projections in the current challenging retail environment.

On August 27, 2019, the Special Committee met, with representatives from Foley and PJS present as well as members of management. The purpose of the meeting was to review management’s updated financial projections. The Special Committee expressed concern that the strategic plan was largely contingent on revenue from new initiatives, primarily in kids and fine jewelry, but that the core business sales continued to decline. The new initiatives were still unproven and had yet to show a material impact to the Company’s financials. Following a management presentation, the revised plan (the “August 2019 Management Projections”) was approved by the Special Committee. See “Special Factors—Projected Financial Information—August 2019 Management Projections” beginning on page 61.

On August 28, 2019, the Special Committee met with representatives from Foley and PJS. PJS provided the Special Committee with an update on the transaction process, noting that Kingswood continued to conduct due diligence and had refined its plan for debt financing and intended to seek debt financing from the Company’s current lenders and Pathlight Capital LP. PJS reported that Kingswood requested a three-week extension of its exclusivity period. In light of the progress made by Kingswood and the lack of other available alternatives, the Special Committee agreed to extend the exclusivity period until September 18, 2019.

On August 28, 2019, the Board (other than Jay Stein) met, with management and representatives from Foley and PJS present. The purpose of the meeting was for management to present the Board with the August 2019 Management Projections previously approved by the Special Committee. Following the presentation, the Board approved the August 2019 Management Projections which reflected a decline in comparable same store sales from the prior year and a decline in adjusted EBITDA compared to the fiscal year 2019 budget approved by the Board in May 2019. See “Special Factors—Projected Financial Information—August 2019 Management Projections” beginning on page 61.

On September 2, 2019, Goodwin provided a revised draft of the merger agreement to Foley, which, among other revisions, included a minimum liquidity threshold as a closing condition and the removal of the requirement that the transaction be conditioned on receiving a vote of the majority of the disinterested shareholders and provided specific performance rights to the Company if Kingswood failed to close for any reason.

On September 9, 2019, Foley provided Goodwin with a further revised draft of the merger agreement, which, among other revisions, reinstated the requirement that the transaction was contingent on the approval of the majority of the disinterested shareholders, deleted the minimum liquidity condition for closing, and proposed that Kingswood may be required to pay a reverse termination fee if it failed to close.

On September 10, 2019, the Special Committee met, with representatives from Foley and PJS present. Among other matters, the Special Committee discussed with its advisors open issues in the merger agreement, including the requirement that any transaction be contingent on an affirmative vote by a majority of the disinterested shareholders of the Company. Following this discussion, the Special Committee unanimously reaffirmed to its advisors its desire to require the majority of the disinterested vote as a condition to any transaction. Next, the Special Committee reviewed the Company’s financial performance for August 2019, which was below the forecast approved two weeks prior, and discussed the likely impact of such deteriorating performance on the Company sale process and Kingswood’s willingness to proceed.

On September 17, 2019, the Special Committee met, with management and representatives from Foley and PJS present. First, management reviewed the Company’s August 2019 performance and the forecast for performance in September with the Special Committee. Next, Foley reported that Kingswood’s legal counsel, Goodwin, had informed Foley that it had been instructed by Kingswood to stop all work on the potential transaction in light of the disagreement regarding the Special Committee’s proposal to recquire a majority of the disinterested shareholder vote. Counsel to Kingswood had noted, among other objections, that companies with large retail stockholder bases often experienced difficulties in obtaining high levels of stockholder participation. The Special Committee discussed its general opinion that the proposed transaction with Kingswood was desirable for the disinterested shareholders, and resolved to investigate whether the retail investor base presented challenges to the closure of the transaction.

On September 20, 2019, the Special Committee met, with representatives from Foley and PJS present. In addition, Tim Cost, a member of the Board, also attended the meeting at the invitation of the Special Committee in light of his prior experience serving as the chair of the special committee in a similar transaction. After a discussion, the Special Committee resolved to appoint Mr. Cost to the Special Committee subject to a resolution by the Board. The Special Committee members discussed the open issue concerning the approval of the merger by a majority of the disinterested shareholders of the Company as a condition to the merger. Representatives from Kingsdale Advisors, a proxy advisory firm, briefed the Special Committee on the Company’s shareholder base, the potential difficulty of obtaining the approval of the merger by a majority of the disinterested shareholders and the general composition of the Company’s shareholder base. Kingsdale Advisors noted that (i) the Company’s shareholder base included a significant retail component; (ii) retail investors are typically much less likely to submit a proxy card and have stale contact information; (iii) approximately 30% of the Company’s outstanding shares are held by beneficial owners with unknown identities that would make them difficult to engage in a proxy solicitation, and (iv) while a majority of the minority vote was potentially achievable, it was not without risk. At the conclusion of the meeting, the Special Committee determined it would not concede the issue at this point in the process, but if the Special Committee reached final agreement on a transaction that it believed was otherwise in the best interests of the disinterested shareholders and the majority of the disinterested shareholder vote was the last issue outstanding, the Special Committee would revisit the issue.

PJS communicated the Special Committee’s above position to Kingswood, which agreed to continue negotiations on that basis. As Kingswood continued its diligence, it raised concerns with the Special Committee and PJS over certain items, such as (i) the continued deterioration of the Company’s financial performance; and (ii) the Company’s level of contractual liabilities. On October 8, 2019, the Special Committee met, with management and members of Foley and PJS present. PJS provided the Special Committee with an update on progress with Kingswood.

On October 14, 2019, Goodwin provided a revised draft of the merger agreement to Foley, which, among other revisions, reflected negotiations between counsel on the open issues, including revisions with respect to the representations and warranties, covenants, conditions to closing and remedies. Following this, Kingswood requested to meet in person with members of the Company’s management team as part of its due diligence.

On October 18, 2019, the Special Committee met, with representatives of Foley and PJS present. PJS reported Kingswood’s desire to conduct in-person meetings with members of the Company’s management team, including the Company’s senior merchants, as part of its due diligence. Foley also briefed the Special Committee on the status of negotiations on the merger agreement.

On November 15, 2019, the Special Committee met, with management and members of Foley and PJS present. The Special Committee discussed whether to grant Kingswood’s request to interview certain managers as part of its diligence process, including the potential negative reaction of the executives and the potential that news of the transaction could potentially leak throughout the organization. In addition, the Special Committee directed Foley to attempt to resolve the remaining material legal issues in the merger agreement prior to such meetings occurring between these managers and Kingswood.

On November 18, 2019, the Special Committee met, with members of Foley and PJS present. PJS reported that Kingswood’s financial due diligence appeared to be completed, and that Kingswood had made progress with the potential lenders. Foley then updated the Special Committee on the open issues in the merger agreement and its discussions with Goodwin. Foley reported that the material open issues had been resolved other than Kingswood’s request for a minimum liquidity condition to closing and some issues with respect to a covenant regarding post-closing employee matters. The Special Committee authorized Kingswood’s requested meetings with the management team, including the Company’s senior merchants, to proceed.

On November 22, 2019, representatives of Kingswood met with the Company’s management team, including the Company’s senior merchants.

On November 22, 2019, the Special Committee met, with representatives of Foley and PJS present. PJS reported on the progress of diligence meetings between Kingswood and certain of the Company’s employees and of Kingswood’s discussions with the Company’s lenders, Wells Fargo and Gordon Brothers. Foley advised the Special Committee on the status of the merger agreement negotiations.

Following weak November financial performance by the Company, PJS reported to the Special Committee that Kingswood had decided to monitor the Company’s financial performance during the holiday 2019 period before proceeding with the proposed transaction.

During the period from November 26, 2019 to December 7, 2019, the parties negotiated the terms and exchanged several drafts of the merger agreement and related transaction documents. The revisions and changes negotiated between Kingswood and the Company related to a minimum liquidity condition requiring a set percentage of the Company’s excess availability under its credit agreement at the time of closing, certain covenants regarding post-closing employee matters, and the elimination of the requirement that the transaction be approved by a majority of the shares held by disinterested shareholders. On December 19, 2019, Kingswood sent drafts of the Rollover Investor’s voting agreement, equity rollover commitment, and documents related to governance and related rights following the closing of the potential transaction to Latham & Watkins LLP (“Latham”), legal counsel for Jay Stein and his affiliates and related parties.

On December 12, 2019, at the direction of the Special Committee, PJS contacted a potential strategic buyer deemed to be the most synergistic and whom had expressed preliminary interest during the 2018 process in acquiring all of the Company. This strategic buyer had been contacted in both the early 2018 sale process and again in the 2019 sale process and had not submitted an indication of interest either time. When PJS contacted this potential buyer and gave them an update on the situation, the potential buyer stated it was still not interested in pursuing the opportunity to acquire all of the Company as it was focused on its own operations. On the same day, PJS communicated to the Special Committee that this party was not interested in pursuing the opportunity.

On December 13, 2019, the Special Committee met, with representatives of Foley and PJS present. PJS reported that the continued disappointing financial results may put the transaction in jeopardy, noting that the November sales were significantly below the August 2019 Management Projections. Foley then briefed the Special Committee on the status of negotiations of the merger agreement, including the lack of a majority of the disinterested shareholder vote provision and other matters. The members of the Special Committee discussed a variety of potential alternatives available to the Special Committee, including whether to accept the merger agreement “as is” (other than for price) in an effort to get a transaction completed with Kingswood, to continue to negotiate the merger agreement, to attempt to significantly change the Company’s business model, or to continue with the historical business model under increasingly difficult circumstances. Members of the Special Committee repeatedly expressed concern that the Company did not have the necessary resources to successfully accomplish a significant change in the Company’s business model. Members of the Special Committee also discussed at length the concern that the Company was not well positioned to survive over the longer-term in the increasingly competitive and difficult current retail market. The members of the Special Committee discussed their concern that the Company’s vendors and factors may withdraw credit from the Company, which would likely result in the financial collapse of the Company. Members of the Special Committee discussed with PJS the lack of alternative sources of financing and other potential buyers. The general consensus of the Special Committee was the Company did not have viable alternatives that would be in the better interests of the Company’s shareholders and that a transaction with Kingswood was likely the only viable alternative to maximize the Company’s value for shareholders. The Special Committee expressed a desire to receive an update from management regarding management’s most recent projections for the Company’s financial performance in December and for the balance of the fourth quarter prior to reporting back to Kingswood. Following this meeting, Foley sent a revised draft of the merger agreement to Goodwin.

On December 16, 2019, the Special Committee met, with members of management present as well as representatives from Foley and PJS. Management provided the Special Committee with an update regarding the Company’s recent poor financial performance and management’s expectations for the holiday season and the fourth quarter.

After the first week of January 2020, the Special Committee received an update on the holiday season. Because of the deteriorating financial performance and the poor performance during the holidays, the Special Committee requested that Company’s management re-forecast its fiscal year 2019 estimates and update its five-year financial plan (the “January 2020 Management Projections”). See “Special Factors—Projected Financial Information—January 2020 Management Projections” beginning on page 62. On January 15, 2020, the Special Committee met with members of management as well as representatives from Foley and PJS. Management presented the updated financial projection, which forecast further deterioration of the business during 2019. The Special Committee approved management’s revised plan, which projected comparable store sales and adjusted EBITDA to be down significantly from the prior year.

During the first two weeks of January, Goodwin and Latham continued to negotiate the terms of the voting agreement, equity rollover commitment, and governance and related rights following the closing of the potential transaction, and Goodwin sent revised drafts of the related documentation to Latham on January 13, 2020.

On January 17, 2020, Kingswood communicated to PJS its position regarding the open items in the merger agreement in order to reach a deal: (i) a $0.75 per share purchase price; (ii) a minimum liquidity condition requiring at least 32.5% of excess availability under its credit agreement at the time of closing, (iii) a termination fee equal to approximately 5% of the Company’s equity value for both parties, and (iv) elimination of the requirement that the transaction be approved by a majority of the shares held by disinterested shareholders.

On January 20, 2020, the Special Committee met with representatives of PJS and Foley to consider Kingswood’s revised proposal, after which PJS conveyed to Kingswood the Special Committee’s disappointment regarding the proposed price and intention to discuss the matter at the upcoming January 27, 2020 Board meeting. At the direction of the Special Committee, PJS told Kingswood that the Special Committee would not accept the proposed $0.75 purchase price per share. Additionally, PJS communicated to Kingswood that the Special Committee would discuss with the Board at the January 27, 2020, Board meeting whether it was in the best interest of the Company’s shareholders to continue pursuing this transaction in light of Kingswood’s revised proposal.

On January 22, 2020, representatives of PJS and Foley and the Chairman of the Special Committee met with Burton Tansky and Lisa Galanti, the two independent directors who did not serve on the Special Committee, to brief them on the history of negotiations and the matters currently under consideration by Special Committee, which would be discussed at the upcoming Board meeting.

On January 22, 2020, Kingswood conveyed to PJS that (i) it would increase the per share price to $0.85 per share and (ii) provided PJS with debt commitment letters from Wells Fargo and Pathlight Capital LP indicating that the minimum excess availability at closing would be $75 million. After a conversation with PJS on January 24, 2020, Kingswood confirmed that instead of the $75 million excess availability which was presented in the debt commitment letters on January 22, 2020, that both (i) the minimum excess availability clause in the executed debt commitment letters with Wells Fargo and Pathlight Capital LP and (ii) the merger agreement liquidity condition would be increased to 35% of excess availability under the line of credit.

On January 27, 2020, the Board (other than Jay Stein) held a special meeting at the request of the Special Committee to be briefed by, and provide input to, the Special Committee. At the beginning of the January 27, 2020 special meeting, Foley explained that the Special Committee, not the Board, would make the initial decision regarding whether to accept or reject Kingswood’s then latest proposal. In light of the difficulty of the decision and the multiple competing considerations, the Special Committee desired to receive the best available advice and counsel, and therefore the Special Committee desired to learn the views and recommendations of all the directors (other than Jay Stein).

Foley reviewed with the Board the directors’ fiduciary duties, including directors’ special responsibility in connection with sale of the Company and when the Company faces potential financial distress.

Management provided the Board (other than Jay Stein) with a detailed presentation regarding the results of the Company’s test of the new prototype store model in the Detroit and Richmond markets, management’s recommendation that the test be expanded to additional test markets and the potential strategy, cost and timetable for eventually rolling out the new business model throughout the Company.

Management presented the January 2020 Management Projections and discussed the challenges and opportunities for the business. Management reported on other initiatives to improve the Company’s sales and margins. The Board asked management about the opportunity to increase sales and reduce expenses and inventory level. The Board and management acknowledged the very challenging retail environment and the difficulty of growing sales and further reducing expenses. The Board asked management questions about the continued viability of the Company as a stand-alone, independent business and the potential risks to the Company which likely would result from a downturn in the U.S. economy and/or further contraction in credit availability as a result of unforeseen negative developments in the retail industry.

PJS reviewed the sale process to date in detail, starting with the beginning of its engagement in January 2018. PJS also presented a review of the Company’s financial performance and the difficulty facing the retail industry, including substantial increase during the past five years in retail bankruptcies and store closings. PJS representatives reviewed the Company’s stock performance, enterprise value, debt level, market valuation, credit statistics and other information relevant to the Company. PJS representatives also reviewed the Company’s historical financial results over the past five years, including annual sales, adjusted EBITDA, gross profit margin, debt coverage ratio, and the condition of the Company’s balance sheet. The presentation by PJS noted that the Company appeared to underperform its projected monthly comparable store sales during 17 of the last 19 observable months. PJS representatives presented preliminary financial analyses of the Company based on selected public companies, selected precedent transactions and discounted cash flow. PJS also reviewed the premiums paid on recent transactions. Finally, PJS reviewed the minimum availability requirement proposed by Kingswood and the Company’s 26-week borrowing base forecast compared to the proposed minimum at close.

The directors discussed with management the possibility of accelerating the rollout of the new off-price business model throughout the Company, the uncertainty regarding success of the initiative, the attendant costs, and the numerous risks of proceeding too quickly.

The Board discussed the potential impact of the transaction on employees of the Company. The Special Committee believed the current terms of the draft merger agreement were as favorable to shareholders as they could possibly negotiate and that further efforts to improve the terms could likely cause Kingswood to terminate further discussions.

The Board discussed with Foley the directors’ fiduciary duties. The Board expressed concern that, over the long-term, the Company faced the potential risk of failure as a result of any future contraction of working capital, continued decline in sales or one of the many other challenges facing the Company and that such failure would likely result in major financial losses to the unsecured trade creditors and the loss of the jobs of all the employees and loss of value for the shareholders.

The Board discussed with representatives of Foley and PJS the potential for a Chapter 11 bankruptcy reorganization and concluded the Company likely would not survive bankruptcy as a going concern due to the likely contraction of available credit from vendors and factors.

The Board discussed with representatives of Foley and PJS the majority of the disinterested shareholder vote issue.

The Board engaged in discussion, including deliberations in executive session without management present, regarding a range of considerations, including the difficult challenges of a Chapter 11 bankruptcy reorganization and the likelihood the Company could not survive as a going concern, the long-term prospects and interests of the Company and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the Company and the communities in which the

Company operates. After such discussions, all of the directors reached the conclusion that in light of the challenges facing the Company and the challenging retail industry environment, a sale to Kingswood represented the best alternative to maximize the shareholders’ value in the Company (other than the Rollover Investor). After concluding the proposed sale was the best option available, each of the directors expressed his or her opinion that the better choice would be to waive the requirement for majority of the disinterested shareholder approval if that was necessary in order to effect a sale the Company.

Following the special Board meeting, the Special Committee directed PJS to attempt to secure a higher price. The closing market price of the Company’s common stock on January 27, 2020 was $0.64.

On the evening of January 27, 2020, and the morning of January 28, 2020, PJS and Kingswood engaged in further discussions and Kingswood agreed to increase its offer to $0.90 per share, as Kingswood’s best and final offer. The closing market price of the Company’s common stock on January 28, 2020 was $0.65.

On January 29, 2020, the Special Committee met to consider Kingswood’s offer of $0.90 per share. At the beginning of the meeting, a representative of Foley reviewed the directors’ fiduciary duties, including their special responsibilities in connection with sale of the Company and the directors’ duties if in the future the Company entered the zone of insolvency.

Representatives of PJS reviewed the details of the Kingswood offer, the Company’s stock market performance and the Company’s financial performance during the past five years. PJS reviewed financial information regarding the Company, including debt level, margin, debt coverage ratios and EBITDA. The representatives of PJS presented their financial analysis of the transaction, including analysis based on selected public companies, precedent transactions and discounted cash flow, and delivered the opinion of PJS that the transaction was fair to the disinterested shareholders from a financial point of view.

Following discussion of the advantages and disadvantages of the proposed transaction, the challenges facing the Company, the potential options available to the Company, including continuing as a stand-alone business and attempting to accelerate the transformation of the core business model contemplated by the business transformation initiative, the Special Committee unanimously approved the transaction and recommended that the Board approve the transaction.

On January 29, 2020, the Board met to receive the recommendation of the Special Committee and to consider approval of the transaction. At the beginning of the meeting, Foley reviewed with the Board their fiduciary duty as directors when considering the potential sale of the Company and the directors’ responsibility when the Company may be in the potential zone of insolvency.

Representatives of PJS presented its financial analysis of the proposed transaction and delivered its oral opinion to the Special Committee that, as of January 29, 2020 and based upon and subject to the factors and assumptions set forth by PJS, the $0.90 in cash per share of the Company Common Stock to be paid to the shareholders (other than Jay Stein and his affiliates and related parties) pursuant to the merger agreement was fair from a financial point of view to such shareholders. The presentation by PJS included a summary of terms of Kingswood’s offer, the history of the sale process, an update regarding the challenging retail environment, a summary of the Company’s stock performance and stock market valuation, a review of the Company’s operating performance compared with other retailers and a review of the Company’s financial performance during the past five years. In connection with PJS’ financial analysis of the transaction and the Company, the PJS representatives discussed selected public company data, selected precedent transactions and a discounted cash flow analysis.

The members of the Board discussed with PJS the premiums obtained in other select transactions, the cost of capital used in the discounted cash flow analysis and the fact the discounted cash flow valuation assumed the Company performed according to management’s updated plan even though the Company generally underperformed its projected results, which created potential downside risk to the values presented in the presentation.

The Board discussed the likelihood of whether the United States economy would experience a downturn during the next five years and the potential negative impact on the Company’s performance.

The Board discussed the Company’s access to trade credit, the current level of debt and lack of practical opportunity to borrow more money in the exiting credit environment. The directors discussed the risk that further retail bankruptcies may cause factors and vendors to reduce the Company’s trade credit, and the potential negative impact on the Company’s business.

The Board discussed the Company’s prospects in a bankruptcy reorganization and the consensus view that a Chapter 11 reorganization, with re-emergence as a more profitable business was not realistic.

The directors discussed the sweeping changes occurring in the retail industry, the large number of recent retail bankruptcies and the specific challenges facing the Company, including declining sales and aging core customer base.

The Board discussed the majority of disinterested shareholder vote provision and Kingswood’s unwillingness to accept this provision, including the possibility that a failure to concede this issue would result in Kingswood withdrawing its proposal.

The Board discussed the losses to unsecured creditors who had historically supported the Company by providing trade credit, which would result from a failure of the Company to survive. The Board recognized the likelihood that all employees would eventually lose their jobs if the Company could not turn around the current decline in sales and profitability. In light of the Company’s continuing financial difficulties, the Board believed an appropriate consideration when evaluating Kingswood’s offer was whether it presented the best chance for survival of the Company.

The Board (other than Jay Stein) unanimously adopted resolutions (a) authorizing and approving the execution, delivery and performance of the merger agreement and the transactions contemplated thereby; (b) approving and declaring advisable the merger agreement, the merger and the transactions contemplated thereby; (c) declaring that it is in the best interests of the Company other than the Rollover Investor that the Company enter into the merger agreement and consummate the merger on the terms and conditions set forth in the agreement; (d) directing the adoption of the merger agreement be submitted to a vote at a meeting of shareholders of the Company; and (e) recommending to the shareholders of the Company that they adopt the merger agreement.

The Special Committee and Board anticipated that the merger agreement would be signed later during the day. However, an administrative delay unrelated to the terms of the transaction delayed execution of the merger agreement. The closing market price of the Company’s common stock on January 29, 2020 was $0.64.

On January 30, 2020, the Special Committee and Board (other than Jay Stein) conducted a joint meeting with PJS present to revisit the Special Committee’s and the Board’s prior recommendations, approvals and authorizations.

At the joint meeting of the Special Committee and Board (other than Jay Stein), representatives of PJS presented an updated financial analysis of the transaction based on the closing price of the Company’s stock and the selected public companies on January 30, 2020. The PJS presentation included updated comparison with selected public companies, selected precedent transactions and discounted cash flow. PJS also presented a comparison of these three analyses and summarized the changes between the Board meeting on January 27, 2020, the meeting on January 29, 2020, and the current meeting. The Board asked PJS questions regarding the changes in PJS’ financial analysis from the materials presented at the meeting the previous day, and discussed the risks that, among other things, the Company would fail to meet management’s most recent projections, that the Company’s limited access to additional borrowing and potential risk of decrease in trade credit may increase its cost of capital, the Company may not be able to survive in the longer-term in light of the challenges facing the Company’s business and the retail industry generally, and that the latest offer from Kingswood was a “best and final” offer which would provide guaranteed cash for shareholders and increase the likelihood the company could survive. Representatives of PJS then delivered an oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated January 30, 2020, to the effect that, as of the date of such written opinion and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken in preparing its opinion as set forth in such written opinion, the $0.90 in cash per share of the Company Common Stock to be paid to the shareholders (other than Jay Stein and his affiliates and related parties) pursuant to the merger agreement was fair from a financial point of view to such shareholders.

At the conclusion of the meeting, the Special Committee unanimously reaffirmed and ratified its prior approval of the merger and recommendation that it be approved by the Board and shareholders. Thereafter, the entire Board (other than Jay Stein) unanimously ratified and reaffirmed its prior approval of the merger and its recommendation that the shareholders approve the merger. The Board (other than Jay Stein) unanimously directed that the merger agreement and related documents immediately be executed and delivered on behalf of the Company.

The Company and Kingswood executed and delivered the merger agreement shortly after the combined Special Committee and Board meeting.

On January 31, 2020, the Company issued a press release announcing that it had entered into a definitive merger agreement under which an affiliate of Kingswood Capital Management would acquire all of the outstanding common stock not already beneficially owned by affiliates of Jay Stein for $0.90 cents a share. The announcement also stated that the agreed upon purchase price represented a premium of approximately 38% to the Company’s closing stock price on January 30, 2020, and that the transaction was unanimously approved by the Board (other than Jay Stein), acting on the unanimous recommendation of the Special Committee.

Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

On January 29, 2020, the Special Committee, after careful consideration and receipt of a fairness opinion from PJ Solomon, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors (other than Jay Stein), after careful consideration and acknowledging the participation of Jay Stein in the merger, voted unanimously to (i) approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) direct that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommend to the shareholders of the Company that they vote FOR the adoption of the merger agreement. On January 30, 2020, after receiving an updated fairness opinion from PJ Solomon and further consideration, the Special Committee and the board of directors (without Mr. Stein participating) unanimously ratified and reaffirmed their prior votes to authorize and recommend the merger to the shareholders.

In evaluating the merger, the Special Committee and the board of directors consulted with the Company’s senior management and outside legal and financial advisors and, in reaching their respective determinations, the Special Committee and the board of directors considered a number of factors that they believed supported their decision to approve and recommend the merger agreement and the merger, including, but not limited to, the following:

•

the $0.90 per share to be paid in respect of each share of Company Common Stock represents a premium of approximately 38%, based on the closing price per share of Company Common Stock on January 30, 2020, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement, of $0.65;

•

the current and historical market prices for the Company Common Stock, which has a median closing price of $0.75 for the six-month period ending on January 30, 2020, $0.82 for the one-year period ending on January 30, 2020, $1.05 for the two-year period ending on January 30, 2020 and $1.19 for the three-year period ending on January 30, 2020;

•	the Company Common Stock traded as low as $0.60 during the 52 weeks prior to the announcement of the January 30, 2020 execution of the merger agreement;

•

the global and U.S. domestic retail economies have experienced unprecedented contraction which has had a dramatic adverse impact on the Company’s customer base and forced multiple distribution outlets and retailers to file for bankruptcy;

•

during the fall of 2017, the Company experienced a severe contraction of available trade credit. Although the Company re-established adequate working capital, the availability of adequate trade credit remains a major concern to the Company;

•

the Company’s management forecast for fiscal year 2019 approved by the Board on May 14, 2019 projected adjusted EBITDA of approximately $36 million. In light of disappointing financial performance during 2019, the Company repeatedly revised downward the management forecast with the most recent management forecast for fiscal year 2019 plan, approved by the Special Committee on January 15, 2020, projecting adjusted EBITDA of $25 million. The projected margin declined from 2.8% in the initial plan to 2.0% in the final revised plan;

•

the Company’s comparable store sales (including gross licensed departments sales and online orders) were down (5.5%) in fiscal year 2017, (1.1%) in fiscal year 2018 and (1.7%) year-to-date for the period ending January 4, 2020;

•

the Company’s stock has declined approximately 88% since January 27, 2017. In comparison, the PJS Select Broadline Department Store stock index (which excludes any bankrupt Department Store companies) has only declined approximately 10%;

•

the Company’s adjusted EBITDA margin for the twelve-month period ended January 4, 2020 is 2.3% compared with a median of 6.5% for the PJS Select Broadline Department Store index (which excludes any bankrupt Department Store companies);

•	the Company’s total revenue was down (3.1%) in fiscal year 2017, (4.5%) in fiscal year 2018 and (4.4%) in the twelve months ended January 4, 2020;

•

the fact that the Special Committee and the board of directors believed that the $0.90 per share price to be paid in respect of each share of Company Common Stock was the highest price that the Acquiring Group Filing Persons would be willing to pay and represented the best value reasonably available to the Company’s unaffiliated shareholders;

•

the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity to the unaffiliated shareholders and allows the unaffiliated shareholders not to be exposed to the risks and uncertainties relating to the prospects of the Company (including the prospects described in management’s projections summarized under “Special Factors—Projected Financial Information” beginning on page 57);

•

the possibility that it could take a considerable period of time before, and that there could be significant uncertainty as to whether, the trading price of Company Common Stock would reach and sustain a trading price of at least equal to the per share merger consideration of $0.90, as adjusted for present value, following any withdrawal of the Acquiring Group Filing Persons’ offer;

•

the Special Committee’s and board of directors’ belief, based on their knowledge of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as a stand-alone company, that the merger is desirable at this time, as compared with other times in the Company’s operating history;

•

the possible alternatives to the merger, including, but not limited to, continuing as a stand-alone company or revising the current operating strategy, which alternatives the Special Committee and board of directors evaluated with the assistance of the Company’s senior management and advisors and determined were likely to be less favorable to the Company’s shareholders than the merger given the potential risks and uncertainties associated with those alternatives;

•

the fact that after a long a public process, which consisted of a strategic alternative review process whereby PJS contacted numerous parties and the Acquiring Group was the only bidder for all of the outstanding shares of the Company Common Stock;

•

the opinion of PJS, dated January 30, 2020, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the $0.90 in cash per share to be paid to the shareholders (other than the Rollover Investor, Parent and its affiliates), including the Company’s “unaffiliated security holders” (as defined in Rule 13e-3 under the Exchange Act), pursuant to the merger agreement, as well as the related financial presentation, both of which the Special Committee and the board of directors expressly adopted. See “Special Factors—Opinion of PJ Solomon Securities LLC” beginning on page 39;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•

the Special Committee’s and board of directors’ belief that the debt financing required for the merger will be obtained, given (i) the fact that Parent had obtained commitments for such debt financing, (ii) the reputation of the financing sources and (iii) the obligation of Parent to use commercially reasonable efforts to obtain such debt financing;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the closing conditions;

•	the Special Committee’s and board of directors’ belief that no significant antitrust or other regulatory issue exists;

•

the fact that (i) Parent will be required to pay to the Company a reverse termination fee of $2,229,000 if the merger agreement is terminated under certain circumstances, (ii) the Company will not need to prove damages as a condition to receiving such reverse termination fee, and (iii) the Kingswood Funds have executed a limited guarantee in favor of the Company guaranteeing Parent’s obligation to pay such reverse termination fee;

•

the Company’s right to seek specific performance of Parent’s obligations under the merger agreement, including, under certain circumstances, specific performance of Parent’s obligations to cause the Kingswood Funds to make the equity contribution to Parent pursuant to the equity commitment letter; and

•

the Kingswood Funds’ execution of a limited guarantee in favor of the Company guaranteeing, subject to the limitations described therein, the payment of certain payment obligations that may be owed by Parent pursuant to the merger agreement, including the payment of any reverse termination fee that may become payable following termination of the merger agreement in specified circumstances, subject to an overall cap of $2,229,000.

•	the other terms of the merger agreement and the related agreements, including:

•

the Special Committee’s and the board of directors’ ability to withdraw, modify or amend its recommendation that the Company’s shareholders vote to adopt the merger agreement, subject to certain conditions in the merger agreement;

•

the Special Committee’s and the board of directors’ ability to (i) respond to takeover proposals and (ii) terminate the merger agreement for a superior proposal prior to adoption of the merger agreement by the Company’s shareholders, in each case, subject to certain conditions in the merger agreement, including in the case of a termination of the merger agreement, the payment of a termination fee of $2,229,000 by the Company;

•

the termination fee of $2,229,000 payable by the Company to Parent under certain circumstances, including as described above, in connection with a termination of the merger agreement, which the Special Committee and board of directors concluded was reasonable in the context of termination fees payable in comparable transactions and considering the overall terms of the merger agreement, including the per share merger consideration of $0.90;

•

the fact that the voting agreement entered into by the Rollover Investor with Parent will terminate automatically if the merger agreement is terminated in accordance with its terms, including a termination of the merger agreement for a superior proposal prior to adoption of the merger agreement by the Company’s shareholders; and

•

the availability of appraisal rights under the FBCA to the unaffiliated shareholders who comply with all of the required procedures under the FBCA, which allows such holders to seek appraisal of the fair value of their shares of Company Common Stock in lieu of receiving the per share merger consideration.

The Special Committee and board of directors also believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Special Committee and board of directors to represent effectively the interests of the Company’s unaffiliated shareholders. These procedural safeguards include, but are not limited to, the following:

•	the fact that the Special Committee consists solely of independent and disinterested directors who are not officers or employees of the Company or affiliated with the Acquiring Group;

•

the fact that the board of directors vested the Special Committee with the exclusive power and authority of the board of directors to take any and all actions it considers necessary, desirable or appropriate: (1) to evaluate the terms and conditions and determine the advisability of the proposed merger, or any alternative thereto, and whether in the judgment of the Special Committee the proposed merger, or any alternative thereto, is advisable, fair and in the best interests of the Company and its shareholders; (2) to negotiate with any party the Special Committee deems appropriate with respect to the terms and conditions of the proposed merger, or any alternative thereto, and, if the Special Committee deems appropriate and permissive under applicable law, approve the execution and delivery of documents in connection with the transactions contemplated by the proposed merger, or any alternative thereto, on behalf of the Company; (3) to determine whether the proposed merger or any alternative thereto negotiated by the Special Committee is beneficial to the Company and its shareholders; and (4) to recommend to the full board of directors what action, if any, should be taken by the board of directors with respect to the proposed merger, or any alternative thereto;

•	the recognition by the Special Committee that it had the authority not to recommend the merger or any other transaction to the board of directors;

•	the recognition by the independent directors that they, collectively representing a majority of the board of directors, had the authority not to approve the merger or any other transaction;

•

the fact that each of the members of the Special Committee (comprised of all independent and disinterested directors) unanimously voted to recommend to the board of directors that it, and thereafter the board of directors (other than Jay Stein) unanimously voted to, approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, and declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement; and

•	the fact that the Special Committee was advised by PJS, as financial advisor, and Foley & Lardner LLP, as legal advisor, a nationally recognized firm selected by the Special Committee.

In the course of its deliberations, the Special Committee and board of directors also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including, but not limited to, the following:

•

the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger might not be completed because the financing contemplated by the acquisition financing commitments, described under the caption “Special Factors—Financing of the Merger” beginning on page 63, is not obtained, as Parent does not on its own possess sufficient funds to complete the merger;

•

the risk that all of the conditions to the parties’ obligations to effect the merger (including, without limitation, minimum liquidity) will not be satisfied prior to the termination date set forth in the merger agreement;

•

the fact that the Company’s unaffiliated shareholders will not have any equity in the surviving company following the merger, meaning that the Company’s unaffiliated shareholders will cease to participate in the Company’s future earnings or growth, or to benefit from any increases in the value of the equity in the Company;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from pursuing business opportunities that may arise or taking any other action it would otherwise take with respect to its business operations;

•	the risk that, while the closing of the merger is pending, there could be disruptive effects on the business, customer relationships and employees of the Company;

•	the risk of incurring substantial expenses related to the merger, including in connection with any future litigation;

•

the fact that the Company could be required to pay a termination fee of $2,229,000 if the merger agreement was terminated under certain circumstances, including, but not limited to, a termination of the merger agreement by Parent after the board of directors or Special Committee had withdrawn, modified or amended its recommendation in respect of the merger and the merger agreement in a manner adverse to Parent;

•	the absence of a “go-shop” provision in the merger agreement that would permit the Company to actively solicit a superior proposal after execution of the merger agreement;

•

the possibility that the termination fee of $2,229,000 payable by the Company upon the termination of the merger agreement under certain circumstances could discourage potential acquirors from making a competing bid to acquire the Company;

•

the fact that the Company will generally be required, if the proposed merger is not completed, to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•

the fact that (i) Parent and Merger Sub are newly formed companies with essentially no assets other than the equity commitment of the Kingswood Funds and the rollover commitment of the Rollover Investor, (ii) the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub could be limited to receipt of the reverse termination fee of $2,229,000, and (iii) under certain circumstances, the Company would not be entitled to any reverse termination fee if the merger agreement was terminated;

•	the fact that an all cash transaction would be taxable to the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes; and

•

the fact that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders; see the section captioned “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65.

In evaluating the merger and in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, the Special Committee and the board of directors considered the factors set forth above, including an evaluation of the going concern value of the Company. The Special Committee and the board of directors did not consider liquidation value as a factor because they consider the Company is more likely to be a viable going concern business and the trading history of the Company Common Stock to generally be an indication of its value as such. However, the Special Committee and the board of directors believed that shareholders likely would receive nothing in the event the Company was forced to liquidate. In addition, due to the fact that the Company is being sold as a going concern, the Special Committee and the board of directors did not consider the liquidation value of the Company relevant to a determination as to whether the proposed merger is fair to the Company’s unaffiliated shareholders as the Special Committee and the board of directors believed the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. The Special Committee also did not consider net book value, which is an historical accounting measure, in determining the fairness of the merger to the Company and its unaffiliated shareholders, because of its belief that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical acquisition costs and therefore not a relevant measure in the determination of the fairness of the merger. Net book value does not take into account the prospects of the Company, contingent liabilities, market conditions, trends in the industries in which the Company operates or the business risks inherent in those industries. Further, the Special Committee did not believe that net book value accurately reflects the Company’s present market value. The Company’s net book value per share and net tangible book value per share of Company Common Stock as of November 2, 2019 was approximately $0.66, which is lower than the $0.90 per share merger consideration and higher than the $0.65 closing price of the Company Common Stock on January 30, 2020, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement.

The Special Committee and the board of directors considered each of the financial analyses presented by PJS (as summarized under “Special Factors—Opinion of PJ Solomon Securities, LLC” beginning on page 39) together as a whole and did not assign relative importance or weight to any specific analysis by PJS or consider any such analysis in isolation from the other analyses.

The foregoing discussion of the factors considered by the Special Committee and the board of directors is not intended to be exhaustive, but rather includes the principal factors considered by the Special Committee and the board of directors. The Special Committee reached the conclusion to unanimously recommend that the board of directors approve, and thereafter the board of directors reached the conclusion to unanimously approve, the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Special Committee and board of directors believed were appropriate. In view of the wide variety of factors considered by the Special Committee and board of directors in connection with their evaluation of the proposed merger and the complexity of these matters, the Special Committee and board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Special Committee and the board of directors. Rather, the Special Committee made its recommendation, and the board of directors made its decision to approve, based on the totality of information that they reviewed and the investigation that they conducted. In considering the factors discussed above, individual members of the Special Committee and the individual members of the board of directors may have given different weights to different factors. In light of the procedural protections described above, and given the independent directors’ majority status and the engagement of PJS and Foley and Lardner LLP by the Special Committee, the Special Committee and the board of directors did not consider it necessary to make any provision to grant unaffiliated shareholders access to the Company’s corporate files or to obtain counsel or appraisal services for unaffiliated shareholders.

In connection with the consummation of the merger, certain of the Company’s directors may receive benefits and compensation that may differ from the per share merger consideration you would receive. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65.

Based upon the foregoing, the Company believes that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are fair to, and in the best interests of, the Company’s unaffiliated shareholders.

Our Board of Directors recommends that the shareholders of the Company vote “FOR” the adoption of the merger agreement.

Opinion of PJ Solomon Securities, LLC

PJS delivered its opinion to the Special Committee that, as of January 30, 2020 and based upon and subject to the factors and assumptions set forth therein, the $0.90 in cash per share of Company Common Stock to be paid to the shareholders (other than Parent and its affiliates), including the Company’s “unaffiliated security holders” (as defined in Rule 13e-3 under the Exchange Act), pursuant to the merger agreement was fair from a financial point of view to such shareholders.

The full text of the written opinion of PJS, dated January 30, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. PJS provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. The PJS opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the merger or act on any matter relating to the merger.

At the January 30, 2020 meeting of the Special Committee, representatives of PJS delivered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $0.90 in cash per share of the Company Common Stock to be paid to the shareholders (other than Parent, the Rollover Investor and their affiliates) pursuant to the merger agreement was fair from a financial point of view to such shareholders.

For purposes of its opinion, PJS:

•	reviewed certain publicly available financial statements and other information of the Company;

•

reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided to PJS by the management of the Company and approved for PJS’s use by the Special Committee;

•	reviewed certain financial projections for the Company prepared and provided to PJS by the management of the Company and approved for PJS’s use by the Special Committee (the “Projections”);

•	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

•	reviewed the reported prices and trading activity of the Company Common Stock;

•

compared the financial performance and condition of the Company and the reported prices and trading activity of the Company Common Stock with that of certain other publicly traded companies that PJS deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions that PJS deemed relevant, in whole or in part, to the merger;

•	participated in certain discussions among management and other representatives of each of Parent and the Company;

•	reviewed a near-final form of the merger agreement dated January 29, 2020; and

•	performed such other analyses and reviewed such other material and information as PJS deemed appropriate.

PJS assumed and relied upon the accuracy and completeness of the information reviewed by PJS for the purposes of its opinion and PJS did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJS relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to PJS’s opinion. With respect to the Projections, PJS assumed that the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJS did not conduct a physical inspection of the facilities or property of the Company. PJS did not assume any responsibility for or perform any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJS furnished with any such valuation or appraisal. Furthermore, PJS did not consider any tax, accounting or legal effects of the merger or transaction structure on any person or entity.

PJS assumed that the final form of the merger agreement will be substantially the same as the last draft reviewed by PJS and will not vary in any respect material to PJS’s analysis. PJS also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the per share merger consideration to be paid to the shareholders of the Company (other than Parent, the Rollover Investor and their affiliates) in the merger) and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. PJS further assumed that all representations and warranties set forth in the merger agreement were and will be true and correct as of all the dates made or deemed made and that all parties to the merger agreement will comply with all covenants of such parties thereunder.

PJS’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to PJS as of, January 30, 2020. In particular, PJS does not express any opinion as to the prices at which the Company Common Stock may trade at any future time or as to the impact of the merger on, or as to, the solvency or viability of the Company, Parent, the Rollover Investor or Merger Sub or the ability of the Company, Parent, the Rollover Investor or Merger Sub to pay their respective obligations when they come due. Furthermore, PJS’s opinion does not address the Company’s underlying business decision to undertake the merger, and the opinion does not address the relative merits of the merger as compared to any alternative transactions or business strategies that might be available to the Company. PJS’s opinion does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified therein. PJS expresses no view as to, and PJS’s opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the per share merger consideration to be paid to the shareholders (other than Parent, the Rollover Investor and their respective affiliates) pursuant to the merger agreement. The issuance by PJS of its opinion was authorized by PJS’s fairness opinion committee.

The following summarizes the significant financial analyses performed by PJS and provided to, and reviewed with, the Special Committee in connection with the delivery of PJS’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJS’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJS’s financial analyses. The following summary, however, does not purport to be a complete description of the financial analyses performed by PJS, nor does the order of analyses described represent relative importance or weight given to those analyses by PJS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 30, 2020 and is not necessarily indicative of current market conditions.

Selected Publicly Traded Companies Analysis

PJS reviewed and compared certain financial information for the Company to corresponding financial information for the following publicly traded corporations in the retail industry (collectively, the “selected companies”):

•	J.C. Penney;

•	Nordstrom;

•	Dillard’s;

•	Kohl’s;

•	Macy’s;

•	The Cato Corporation; and

•	Stage Stores.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are U.S. domestic, publicly traded companies which engage in a similar business as the Company and with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

PJS also calculated and compared various financial multiples for the selected companies and the Company based on historical financial data from publicly available sources and forecasts from Wall Street research available as of January 30, 2020 for the selected companies and based on the Projections.

With respect to the selected companies, PJS calculated:

•

the enterprise value (which represents the equity value plus book values of total debt, including preferred stock and minority interest, less cash) (“EV”) as a multiple of last twelve months as of the end of the last quarter for which financials were publicly available (“LTM”) adjusted earnings before interest, tax, depreciation, amortization (“Adjusted EBITDA”);

•	EV as a multiple of Adjusted EBITDA for calendar year 2019;

•	price per share as a multiple of estimated earnings per share (“EPS”) for calendar year 2020; and

•	price per share as a multiple of EPS for calendar year 2021.

The tables below summarize the results of these calculations:

Selected Companies(4)
Enterprise Value as a Multiple of:
LTM Adjusted EBITDA(1)	Range:	3.6x - 5.9x
CY2019E Adjusted EBITDA(2)	Range:	4.3x - 5.5x
Price Per Share as a Multiple of:
CY2020E EPS(3)	Range:	7.0x - 17.6x
CY2021E EPS(3)	Range:	7.4x - 24.0x

(1)	Excludes Stage Stores as not material and excludes J.C. Penney as not being relevant due to its high debt levels that distorted its trading multiple.
(2)	Excludes Stage Stores and The Cato Corporation as not material and excludes J.C. Penney as not being relevant due to its high debt levels that distorted its trading multiple.
(3)	Excludes the Stage Stores, The Cato Corporation and J.C. Penney as not material.
(4)	Refer to the presentation filed as exhibit (c)(8) to the statement on Schedule 13E-3, which is incorporated herein by reference, for the multiples for each of the selected companies.

PJS then used an illustrative range of multiples derived from the selected companies to calculate a range of implied values for the Company Common Stock based on the Projections, as summarized below. The ranges of multiples used by PJS were chosen by PJS utilizing its professional judgment and experience, taking into account PJS’s review of the multiples of the selected companies.

	Valuation Multiples	Implied Value Per Share of Company Common Stock
Enterprise Value as a Multiple of:
LTM Adjusted EBITDA	3.6x - 5.9x	$0.09 - $1.51
CY 2019E Adjusted EBITDA	4.3x - 5.5x	$0.33 - $1.02
Price as a Multiple of:
Calendar Year 2020E Adjusted EPS	7.0x - 17.6x	$0.13 - $0.32
Calendar Year 2021E Adjusted EPS	7.4x - 24.0x	$0.22 - $0.70

Selected Precedent Transactions Analyses

PJS analyzed certain publicly available information relating to the following selected transactions in the retail industry for North America-based targets since August 2016 (collectively, the “selected transactions”):

Target	Acquiror	Announcement Date
Sears Outlet	Liberty Tax	August 2019
Lord & Taylor	Le Tote	August 2019
Barnes & Noble Inc.	Elliott Management	June 2019
Gander Mountain	Camping World	May 2017
Golfsmith	Dick’s	October 2016
Vestis Retail Group	Versa Capital Management	August 2016

Although none of the selected transactions is directly comparable to the merger, the target companies in the selected transactions were North America-based companies in the retail industry that were acquired since August 2016 and therefore had operations that, for the purposes of analysis, may be considered similar to certain of the Company’s operations and profile, and as such, for purposes of analysis, the selected transactions may be considered similar to the merger.

For each of the selected transactions, PJS calculated and compared the EV of the target company implied by the transaction as a percentage of the last twelve months ended December 2019 total revenue of the target (“LTM Total Revenue”) and the enterprise value implied by the transaction as a multiple of the last twelve months ended December 2019 Adjusted EBITDA (“LTM December 2019 EBITDA”) of the target. Refer to the presentation filed as exhibit (c)(8) to the statement on Schedule 13E-3, which is incorporated by reference, for the multiples for each of the selected transactions. The following tables present the results of this analysis:

Selected Transactions Range
Transaction Enterprise Value as a Percentage of:
LTM Total Revenue*	8.7% - 28.8%

*	Excludes Le Tote / Lord & Taylor as not material.

Selected Transactions Range
Transaction Enterprise Value as a Multiple of:
LTM December 2019 EBITDA*	3.7x - 4.6x

*	Excludes Le Tote / Lord & Taylor and Versa Capital Management / Vestis Retail Group as not material and excludes Camping World / Gander Mountain and Dick’s / Golfsmith as not publicly disclosed.

PJS used the Projections to calculate an illustrative range of implied values per share of the Company Common Stock by applying a range of valuation percentages of 8.7% to 28.8% to the LTM December 2019 Total Revenue of the Company and 3.7x to 4.6x to the LTM December 2019 Adjusted EBITDA of the Company.

The following table presents the results of this analysis:

	Valuation Percentage / Multiple	Implied Value per share of Company Common Stock
LTM Total Revenue	8.7% - 28.8%	$ 0.07 - $5.08
LTM December 2019 Adjusted EBITDA	3.7x - 4.6x	$ (0.02) - $0.49

Illustrative Discounted Cash Flow Analysis

PJS performed illustrative discounted cash flow analyses on the Company using the Projections. Refer to the presentation filed as exhibit (c)(8) to the statement on Schedule 13E-3, which is incorporated by reference, for additional information regarding to the discounted cash flow analysis.

Using discount rates ranging from 9.5% to 11.5%, reflecting estimates of the Company’s weighted average cost of capital (derived by the application of the Capital Asset Pricing Model, which requires certain inputs, including the median of selected public companies’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, and a beta for the Company, as well as the future applicable marginal cash tax rate of the Company, and certain financial metrics for the United States financial markets generally), PJS discounted to present value as of January 30, 2020, (i) estimates of unlevered free cash flow for the Company through fiscal year-end 2024 as reflected in the Projections, and (ii) a range of illustrative terminal values for the Company, which were calculated by applying an illustrative range of exit terminal year adjusted EBITDA multiples of 3.5x to 6.0x (which range was selected by PJS using its judgment after taking into account the EBITDA multiples included in the Selected Publicly Traded Companies) to projected terminal year adjusted EBITDA for the Company as reflected in the Projections (for the terminal year estimate of the free cash flow to be generated by the Company per the Projections). PJS then added the ranges of present values it derived above to derive a range of illustrative EVs for the Company. PJS then subtracted the amount of the Company’s adjusted net debt, as provided by the management of the Company, from the range of illustrative EVs it derived for the Company to derive a range of illustrative equity values for the Company. PJS then divided the range of illustrative equity values it derived by the number of fully diluted shares of Company Common Stock as of January 27, 2020, as provided by the management of the Company, to derive a range of illustrative present values per share of Company Common Stock of $0.03 to $1.49.

Using discount rates ranging from 9.5% to 11.5%, reflecting estimates of the Company’s weighted average cost of capital (derived by the application of the Capital Asset Pricing Model, which requires certain inputs, including the median of selected public companies’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, and a beta for the Company, as well as the future applicable marginal cash tax rate of the Company, and certain financial metrics for the United States financial markets generally), PJS also discounted to present value as of January 30, 2020, (i) estimates of unlevered free cash flow for the Company through fiscal year-end 2024 as reflected in the Projections, and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 0.0% to 2.0% to the estimate of the terminal year unlevered free cash flow of the Company as reflected in the Projections. The range of perpetuity growth rates were estimated by PJS utilizing its professional judgment and experience, taking into account the Projections and market expectations regarding long-term real growth of gross domestic product and inflation. PJS then added the ranges of present values it derived above to derive a range of illustrative EVs for the Company. PJS then subtracted the amount of the Company’s adjusted net debt, as provided by the management of the Company, from the range of illustrative EVs it derived for the Company to derive a range of illustrative equity values for the Company. PJS then divided the range of illustrative equity values it derived by the number of fully diluted shares of Company Common Stock as of January 27, 2020, as provided by the management of the Company, to derive a range of illustrative present values per share of Company Common Stock of $(0.64) to $0.06.

Historical Company Share Trading Analysis

PJS reviewed the historical trading prices and volumes for the Company Common Stock for the 52-week period ending January 30, 2020. In addition, PJS analyzed the per share merger consideration to be paid to shareholders of the Company pursuant to the merger agreement in relation to, among other things, (i) the closing price per share of the Company Common Stock on January 30, 2020, (ii) the volume weighted average price per share of the Company Common Stock for the 180-day period ending on January 30, 2020, (iii) the volume weighted average price per share of the Company Common Stock for the 90-day period ending on January 30, 2020, (iv) the volume weighted average price per share of the Company Common Stock for the 60-day period ending on January 30, 2020, (v) the volume weighted average price per share of the Company Common Stock for the 30-day period ending on January 30, 2020, (vi) the highest closing price per share of the Company Common Stock for the 52-week period ending on January 30, 2020, and (vii) the lowest closing price per share of the Company Common Stock for the 52-week period ending on January 30, 2020.

This analysis indicated that the per share merger consideration of $0.90 to be paid to shareholders of the Company pursuant to the merger agreement represented:

•	a premium of 38.4% based on the closing price per share of the Company Common Stock, as of January 30, 2020, of $0.65;

•	a premium of 20.7% based on the volume weighted average price per share of the Company Common Stock for the 180-day period ending on January 30, 2020, of $0.75;

•	a premium of 25.4% based on the volume weighted average price per share of the Company Common Stock for the 90-day period ending on January 30, 2020, of $0.72;

•	a premium of 30.8% based on the volume weighted average price per share of the Company Common Stock for the 60-day period ending on January 30, 2020, of $0.69;

•	a premium of 34.3% based on the volume weighted average price per share of the Company Common Stock for the 30-day period ending on January 30, 2020, of $0.67;

•	a discount of 26.8% based on the highest closing price per share of the Company Common Stock, achieved February 14, 2019, for the 52-week period ending on January 30, 2020, of $1.23; and

•	a premium of 41.0% based on the lowest closing price per share of the Company Common Stock, achieved January 28, 2020, for the 52-week period ending on January 30, 2020, of $0.64.

PJS’s historical company share trading analysis was not a fundamental valuation methodology and was not used by PJS as a basis for rendering its fairness opinion.

Miscellaneous

In arriving at PJS’s opinion, PJS performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJS’s opinion. In arriving at its fairness determination, PJS considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

PJS prepared these analyses for purposes of PJS’s providing its opinion to the Special Committee as to the fairness from a financial point of view to the shareholders of the Company (other than Parent, the Rollover Investor and their affiliates) of the $0.90 in cash per share of the Company Common Stock to be paid to such shareholders of the Company pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, PJS or any other person assumes responsibility if future results are materially different from those forecast.

The $0.90 in cash per share of the Company Common Stock was determined through arm’s-length negotiations between the Special Committee and Parent and was approved by the board of directors. PJS provided advice to the Special Committee during these negotiations. PJS did not, however, recommend any specific amount of consideration to the Special Committee, the Company or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, PJS’s opinion to the Special Committee was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by PJS in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of PJS attached as Appendix B.

Natixis, S.A. (“Natixis”), which became the holder of a majority of PJS’s outstanding equity on June 8, 2016, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and non-financial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, the Rollover Investor, any of their respective affiliates and third parties, including Kingswood Capital, an affiliate of Parent, Jay Stein, an affiliate of the Rollover Investor, and their respective affiliates and, in the case of Kingswood Capital, portfolio companies, or any currency or commodity that may be involved in the Merger. In addition, Natixis and its affiliates may have co-invested with Kingswood Capital and its affiliates from time to time and may have invested in limited partnership units of affiliates of Kingswood Capital from time to time and may do so in the future.

The Special Committee selected PJS as its financial advisor because it is a recognized financial advisory firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 26, 2018 (as amended), the Special Committee engaged PJS to act as its financial advisor in connection with the merger. The engagement letter between the Special Committee and PJS provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the merger agreement, approximately $750,000 which was payable upon the delivery by PJS of its oral opinion, as of January 29, 2020, and its oral opinion, subsequently confirmed in writing, as of January 30, 2020, and approximately $1.85 million which is contingent upon the closing of the merger. In addition, the Company has agreed to reimburse PJS for its expenses and to indemnify PJS against certain liabilities arising out of its engagement by the Special Committee. PJS has not during the two years prior to the date of its opinion provided any financial advisory services to the Company, Parent, the Rollover Investor, Kingswood Capital, Jay Stein, or their respective affiliates or, in the case of Kingswood Capital, portfolio companies for which PJS received payment, in each case, other than serving as financial advisor to the Special Committee in connection with the refinancing of the Company’s asset-backed loan facility in September 2018 and other than having delivered an oral opinion on January 29, 2020 to the Special Committee as to the fairness to the shareholders (other than Parent, the Rollover Investor and their respective affiliates) from a financial point of view of the consideration to be paid to such shareholders pursuant to the merger agreement. In the future, PJS, Natixis and their respective affiliates may provide financial advisory services to the Company, Parent, the Rollover Investor, Kingswood Capital, Jay Stein, their respective affiliates or, in the case of Kingswood Capital, portfolio companies, and in the future may receive compensation for rendering these services.

Purposes and Reasons of the Company for the Merger

The Company’s purpose for engaging in the merger is to enable its shareholders to receive $0.90 per share of Company Common Stock, which represents a premium of approximately 38%, based on the closing price per share of Company Common Stock on January 30, 2020, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement, of $0.65. The Company has determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Special Committee and the board of directors described in detail above under “Special Factors—Background of the Merger” beginning on page 17 and “Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 34.

Purposes and Reasons of the Acquiring Group Filing Persons for the Merger

Under the SEC rules governing “going-private” transactions, each Acquiring Group Filing Person is considered an affiliate of the Company and, therefore, each of the Acquiring Group Filing Persons is required to express its purposes and reasons for the merger to the Company’s “unaffiliated shareholders”, as such term is defined in Rule 13e-3 under the Exchange Act. Each of the Acquiring Group Filing Persons is making the statements included in this section of this proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the Acquiring Group Filing Persons should not be construed as a recommendation to any unaffiliated shareholder as to how such unaffiliated shareholder should vote on the proposal to adopt the Merger Agreement.

For the Kingswood Group Filing Persons, the primary purpose of the merger is to allow Parent to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the common stock ceases to be publicly traded. The Kingswood Group Filing Persons believe that structuring the transaction in such manner is preferable to other transaction structures because it (i) will enable Parent to indirectly acquire all of the outstanding common stock of the Company at the same time, (ii) will allow the Company to cease to be a publicly registered and reporting company, (iii) represents an opportunity for the Company’s unaffiliated shareholders to receive $0.90 in cash per share of Common Stock and (iv) allows the Rollover Investor to maintain a portion of its investment in the Company through direct ownership in Parent. The Kingswood Group Filing Persons did not consider any other alternative transaction structures or other alternative means to accomplish the foregoing purposes.

For the Rollover Investor, the primary purpose of the merger for the Company is to enable the unaffiliated shareholders to, as of the closing of the merger, immediately realize the value of their investment in the Company through the receipt of the per share merger consideration price of $0.90 in cash. In connection with the merger, the Rollover Investor will contribute 17,339,544 shares of Common Stock in exchange for equity interests in Parent and thereby be able to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the common stock ceases to be publicly traded. The Rollover Investor also believes that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives.

Positions of the Kingswood Group Filing Persons Regarding the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the Kingswood Group Filing Persons is considered an affiliate of the Company and, therefore, each of the Kingswood Group Filing Persons is required to express its beliefs as to the fairness of the merger to the unaffiliated shareholders of the Company. Each of the Kingswood Group Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Kingswood Group Filing Persons should not be construed as a recommendation to any unaffiliated shareholder as to how such unaffiliated shareholder should vote on the proposal to adopt the Merger Agreement. The Kingswood Group Filing Persons attempted to negotiate with the Board the terms of a transaction that would be most favorable to the Kingswood Group Filing Persons, and not necessarily to the Company’s unaffiliated shareholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such unaffiliated shareholders.

None of the Kingswood Group Filing Persons participated in the deliberations of the Board regarding, or received advice from the Company’s legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated shareholders. None of the Kingswood Group Filing Persons has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated shareholders. Based on the knowledge and analysis by the Kingswood Group Filing Persons of available information regarding the Company, as well as discussions with the Company regarding its business and the factors considered by, and the analysis and resulting conclusions of, the Board discussed in this proxy statement in “Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 34 (which analysis and resulting conclusions the Kingswood Group Filing Persons adopt), the Kingswood Group Filing Persons believe that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. In particular, the Kingswood Group Filing Persons believe that the merger is both procedurally and substantively fair to the unaffiliated shareholders based on their consideration of the following factors, among others:

•	the fact that the Special Committee consists solely of independent and disinterested directors who are not officers or employees of the Company or affiliated with the Kingswood Group;

•

the fact that each of the members of the Special Committee (comprised of all independent and disinterested directors) unanimously voted to recommend to the board of directors that it, and thereafter the board of directors (other than Jay Stein) unanimously voted to, approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, and declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement;

•

the fact that Jay Stein and the Rollover Investor did not participate in the Kingswood Group’s negotiations with the Company with respect to the merger agreement, and Jay Stein did not participate in any Board deliberations relating to the merger;

•

the fact that the $0.90 per share to be paid in respect of each share of Company Common Stock represents a premium of approximately 38%, based on the closing price per share of Company Common Stock on January 30, 2020, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement, of $0.65;

•	the fact that the Company Common Stock traded as low as $0.60 during the 52 weeks prior to the announcement of the January 30, 2020 execution of the merger agreement;

•

the fact that the Special Committee and the board of directors believed that the $0.90 per share price to be paid in respect of each share of Company Common Stock was the highest price that the Acquiring Group Filing Persons would be willing to pay and represented the best value reasonably available to the Company’s unaffiliated shareholders;

•

the fact that the merger consideration is all cash, allowing the Company’s unaffiliated shareholders to immediately realize a certain value for all of their shares of Common Stock (without incurring brokerage or other costs typically associated with market sales) and, as a result, to no longer be exposed to risks and uncertainties relating to the performance and prospects of the Company;

•

the fact that the merger agreement permits the Company, subject to specific limitations and requirements set forth therein, to consider and respond to an unsolicited third-party takeover proposal, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such takeover proposal prior to the time the Company’s shareholders approve the proposal to adopt the merger agreement;

•	the fact that the Special Committee was advised by PJS, as financial advisor, and Foley & Lardner LLP, as legal advisor, a nationally recognized firm selected by the Special Committee;

•

notwithstanding that the opinion of PJS was provided solely for the benefit of the Special Committee and that the Kingswood Group Persons are not entitled to, and did not, rely on such opinion, the fact that the Board received an opinion, dated as of January 30, 2020, from PJS to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the merger consideration consisting of $0.90 per share of Common Stock to be received in the merger by the unaffiliated shareholders, was fair, from a financial point of view, to such holders;

•

the fact that the Kingswood Group obtained debt and equity financing commitments for the transaction, the limited number and nature of the conditions to the debt and equity financing, the absence of a financing condition in the merger agreement and the obligation of Kingswood Group to use its reasonable best efforts to consummate the debt financing; and

•

the fact that the Company’s shareholders have the ability to exercise appraisal rights under Sections 607.1301 through 607.1340 of the FBCA, which is the appraisal rights statute applicable to Florida corporations and allows such shareholders to seek appraisal of the fair value of their shares of Company Common Stock in lieu of receiving the per share merger consideration.

In their consideration of the fairness of the merger, the Kingswood Group did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated shareholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered the Company to be a viable going concern and (iv) the Company will continue to operate its business following the merger.

The Kingswood Group did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the merger consideration to the Company’s unaffiliated shareholders because, in their view, net book value is not indicative of the Company’s market value but rather is an indicator of historical costs.

The Kingswood Group did not seek to establish a pre-merger going concern value for the common stock to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the price of the common stock immediately prior to the announcement of the merger, the merger consideration of $0.90 per share of common stock represented a premium to the going concern value of the Company.

None of the Kingswood Group Filing Persons was aware of, and thus did not consider in its fairness determination, any firm offers during the prior two years by any person for (i) the merger or consolidation of the Company with or into another company, (ii) the sale or transfer of all or a substantial part of the Company’s assets, or (iii) the purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The foregoing is a summary of the information and factors considered by the Kingswood Group in connection with their evaluation of the fairness of the merger to the Company’s unaffiliated shareholders, which is not intended to be exhaustive but is believed to include all material factors considered by the Kingswood Group. The Kingswood Group did not find it practicable to assign, and did not assign, quantify or otherwise attach relative weights to the individual factors considered in reaching their conclusions as to the fairness of the merger. Rather, the Kingswood Group Filing Persons made their fairness determination after considering all of the foregoing factors as a whole. The Kingswood Group believe that these factors provide a reasonable basis for their belief that the merger is fair to the Company’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any Company shareholder to vote in favor of the proposal to adopt the merger agreement. None of the Kingswood Group makes any recommendation as to how Company shareholders should vote their shares of common stock on any proposals to be voted upon at the special meeting.

Positions of the Rollover Investor Regarding the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, the Rollover Investor is considered an affiliate of the Company and, therefore, the Rollover Investor is required to express its beliefs as to the fairness of the merger to the unaffiliated shareholders of the Company. The Rollover Investor is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Rollover Investor should not be construed as a recommendation to any unaffiliated shareholder as to how such unaffiliated shareholder should vote on the proposal to adopt the Merger Agreement. The views of the Rollover Investor should not be construed as a recommendation to any unaffiliated shareholder as to how such unaffiliated shareholder should vote on the proposal to adopt the Merger Agreement.

To avoid unduly influencing the Board in connection with its independent consideration of the fairness of the merger, the Rollover Investor did not participate in the deliberations of the Board regarding, or receive advice from the Company’s legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated shareholders. The Rollover Investor did not perform, or engage a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated shareholders. Based on the knowledge and analysis by the Rollover Investor of available information regarding the Company, as well as discussions with the Company regarding its business and the factors considered by, and the analysis and resulting conclusions of, the Board discussed in this proxy statement in “Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 34 (which analysis and resulting conclusions the Rollover Investor adopts), the Rollover Investor believes that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. In particular, the Rollover Investor believes that the merger is both procedurally and substantively fair to the unaffiliated shareholders based on their consideration of the following factors, among others:

•	the fact that the Special Committee consists solely of independent and disinterested directors who are not officers or employees of the Company or affiliated with the Rollover Investor;

•

the fact that each of the members of the Special Committee (comprised of all independent and disinterested directors) unanimously voted to recommend to the board of directors that it, and thereafter the board of directors (other than Jay Stein) unanimously voted to, approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, and declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement;

•

the fact that Jay Stein and the Rollover Investor did not participate in the Kingswood Group’s negotiations with the Company with respect to the merger agreement, and Jay Stein did not participate in any Board deliberations relating to the merger;

•	the fact that the $0.90 per share to be paid in respect of each share of Company Common Stock represents a premium of approximately 38%, based on the closing price per share of Company

Common Stock on January 30, 2020, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement, of $0.65;

•	the fact that the Company Common Stock traded as low as $0.60 during the 52 weeks prior to the announcement of the January 30, 2020 execution of the merger agreement;

•

the fact that the Special Committee and the board of directors believed that the $0.90 per share price to be paid in respect of each share of Company Common Stock was the highest price that the Acquiring Parties would be willing to pay and represented the best value reasonably available to the Company’s unaffiliated shareholders;

•

the fact that the merger consideration is all cash, allowing the Company’s unaffiliated shareholders to immediately realize a certain value for all of their shares of Common Stock (without incurring brokerage or other costs typically associated with market sales) and, as a result, to no longer be exposed to risks and uncertainties relating to the performance and prospects of the Company;

•

the fact that the merger agreement permits the Company, subject to specific limitations and requirements set forth therein, to consider and respond to an unsolicited third-party takeover proposal, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such takeover proposal prior to the time the Company’s shareholders approve the proposal to adopt the merger agreement;

•	the fact that the Special Committee was advised by PJS, as financial advisor, and Foley & Lardner LLP, as legal advisor, a nationally recognized firm selected by the Special Committee;

•

notwithstanding that the opinion of PJS was provided solely for the benefit of the Special Committee and that the Rollover Investor is not entitled to, and did not, rely on such opinion, the fact that the Board received an opinion, dated as of January 30, 2020, from PJS to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the merger consideration consisting of $0.90 per share of Common Stock to be received in the merger by the unaffiliated shareholders, was fair, from a financial point of view, to such holders;

•

the fact that the Kingswood Group obtained debt and equity financing commitments for the transaction, the limited number and nature of the conditions to the debt and equity financing, the absence of a financing condition in the merger agreement and the obligation of Kingswood Group to use its reasonable best efforts to consummate the debt financing; and

•

the fact that the Company’s shareholders have the ability to exercise appraisal rights under Sections 607.1301 through 607.1340 of the FBCA, which is the appraisal rights statute applicable to Florida corporations and allows such shareholders to seek appraisal of the fair value of their shares of Company Common Stock in lieu of receiving the per share merger consideration.

In its consideration of the fairness of the merger, the Rollover Investor did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated shareholders because (i) of its belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) it considered the Company to be a viable going concern and (iv) the Company will continue to operate its business following the merger.

The Rollover Investor did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the merger consideration to the Company’s unaffiliated shareholders because, in its view, net book value is not indicative of the Company’s market value but rather is an indicator of historical costs.

The Rollover Investor did not seek to establish a pre-merger going concern value for the common stock to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders. However, to the extent the pre-merger going concern value was reflected in the price of the common stock immediately prior to the announcement of the merger, the merger consideration of $0.90 per share of common stock represented a premium to the going concern value of the Company.

The Rollover Investor was not aware of, and thus did not consider in its fairness determination, any firm offers during the prior two years by any person for (i) the merger or consolidation of the Company with or into another company, (ii) the sale or transfer of all or a substantial part of the Company’s assets, or (iii) the purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The foregoing is a summary of the information and factors considered by the Rollover Investor in connection with its evaluation of the fairness of the merger to the Company’s unaffiliated shareholders, which is not intended to be exhaustive but is believed to include all material factors considered by the Rollover Investor. The Rollover Investor did not find it practicable to assign, and did not assign, quantify or otherwise attach relative weights to the individual factors considered in reaching its conclusions as to the fairness of the merger. Rather, the Rollover Investor made its fairness determination after considering all of the foregoing factors as a whole. The Rollover Investor believes that these factors provide a reasonable basis for its belief that the merger is fair to the Company’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any Company shareholder to vote in favor of the proposal to adopt the merger agreement. The Rollover Investor makes no recommendation as to how Company shareholders should vote their shares of common stock on any proposals to be voted upon at the special meeting.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s shareholders and the other conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company with the Company surviving the merger as an indirect, wholly owned subsidiary of Parent. No current Company shareholder (other than the Rollover Investor) will have any ownership interest in, or be a shareholder of, the Company following consummation of the merger. As a result, the Company’s shareholders (other than the Rollover Investor) will no longer benefit from any increases in the Company’s value, nor will they bear the risk of any decreases in the Company’s value. Following the merger, Parent (and the Rollover Investor through its ownership of Parent) will benefit from any increases in the value of the Company and also will bear the risk of any decreases in the value of the Company. The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation.

If the merger is completed, each share of Company Common Stock owned immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $0.90 in cash, without interest and less any applicable withholding taxes. The following shares of Company Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Company Common Stock held by the Company or any of its subsidiaries or by Parent or its subsidiaries, (ii) shares of Company Common Stock held by the Rollover Investor, and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the FBCA.

In connection with the consummation of the merger, (i) each stock option, whether or not then exercisable or vested, will be converted into the right to receive at the closing cash equal to the product of (a) the excess, if any, of the per share merger consideration over the per share exercise price of the applicable option and (b) the number of shares of Company Common Stock underlying such option; (ii) each share of restricted stock and each restricted stock unit not subject to any performance-based vesting condition will be automatically vested and converted into the right to receive at the closing cash equal to the per share merger consideration; and (iii) each restricted stock award or unit subject to any performance-based vesting condition will be converted into a right to receive at the closing cash equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award or unit that would have vested based on target level achievement. The Company has no outstanding stock options with a per share exercise price less than the per share merger consideration. In addition, no restricted stock awards or units subject to performance-based vesting conditions are expected to vest in connection with the merger.

Additionally, if the merger is completed, the Company will be a private company, indirectly wholly owned by Parent, and, as such, will be relieved of the requirements applicable to companies having publicly traded equity securities. For example, the Company will be delisted from the Nasdaq Capital Market and registration of the Company Common Stock under the Exchange Act will be terminated, which will eliminate the obligation of the Company to separately prepare and furnish information to its shareholders. The Company estimates that following the completion of the proposed transaction the annually recurring cost savings as a result of no longer being a publicly traded company separately subject to the reporting requirements of U.S. federal securities laws will be approximately $3.5 million per year. Any cost savings realized by the surviving corporation as a result of no longer being subject to the reporting requirements of U.S. federal securities laws will be realized solely by the surviving corporation and, as the indirect sole owner of the surviving corporation, Parent.

Plans for the Company

If the merger is consummated, the Acquiring Group currently anticipates that the Company’s operations initially will be conducted following the closing substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be an indirect wholly owned subsidiary of Parent). The Acquiring Group is currently conducting a review of the Company and its business and operations with a view towards determining how to redirect the Company’s operations to improve the Company’s long-term earnings potential as a private company (including by reducing the Company’s costs and expenses following the merger), and expect to complete such review following consummation of the merger. Further, following consummation of the merger, the Acquiring Group will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the merger to enhance the business and operations of the Company.

Parent does not currently own any equity interest in the Company. Following consummation of the merger, Parent will indirectly own 100% of the outstanding Company Common Stock and will have a corresponding interest in our net book value and net earnings. The Rollover Investor, as an equityholder of Parent following the Closing, will have an interest in our net book value and net earnings in proportion to the Rollover Investor’s ownership interest in Parent.

The table below sets forth the direct and indirect interest in the Company’s net book value and net earnings of the Rollover Investor and the Kingswood Group prior to and immediately after the merger, based upon the Company’s net book value as of November 2, 2019 and the Company’s net earnings for the thirty-nine weeks ended November 2, 2019.

	Ownership Prior to the Merger			Ownership After the Merger
	% Ownership at November 2, 2019	Net book value at November 2, 2019	Net income (loss) for the 39 weeks ended November 2, 2019	% Ownership	Net book value at November 2, 2019	Net income (loss) for the 39 weeks ended November 2, 2019
	(in thousands, except for percentages)
Rollover Investor	35.5%	$11,455	$(3,665)	33.33	$10,636	$(3,403)
Kingswood Group	—	$—	$—	66.67	$21,271	$(6,805)

Assuming the Merger is consummated, as illustrated in the table above, the Acquiring Group’s aggregate interest in the Company’s net book value and net losses would increase to 100%, and the Acquiring Group would be entitled to all other benefits resulting from its 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, the Acquiring Group would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the completion of the Merger. The Acquiring Group will also benefit from any tax savings generated by the application of the Company’s net operating loss carryforwards (“NOLs”) and certain tax credit carryforwards. As of February 1, 2020, the Company had certain U.S. federal income tax credit carryforwards of $0.9 million. Additionally, as of February 1, 2020, the Company had NOLs for state income tax purposes of $29.8 million that will begin to expire in 2024. The Company did not have any NOLs for federal income tax purposes. To the extent applicable state law follows the limitations imposed under Section 382 of the Code, the Company’s state NOLs may be limited by the consummation of the Merger. The consummation of the Merger will constitute an “ownership change” as to the Company within the meaning of Section 382 of the Code, which places an annual limitation on the amount of the Company’s pre-ownership change NOLs that can be utilized in post-ownership change periods, generally approximately equal to (x) the value of the stock of the Company immediately before the ownership change, multiplied by (y) the “long-term tax-exempt rate” in effect as of the ownership change. The impact of this ownership change, as well as any prior ownership changes, will also affect the amount and timing of benefits to the Acquiring Group. Even though limitations on the Company’s ability to use NOLs may lead to a substantial amount of such NOLs expiring unused, the Company’s ability to use NOLs to offset income for tax purposes will inure to the benefit of the Acquiring Group.

From and after the effective time of the merger, (i) the directors of Merger Sub immediately prior to the effective time of the merger shall be the directors of the surviving corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation, bylaws and applicable law, and (ii) the officers of the Company immediately prior to the effective time of the merger shall continue to be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation, bylaws and applicable law.

Alternatives to the Merger

As noted above, the Special Committee evaluated potential strategic alternatives, including a potential sale of the Company, with the assistance of the Company’s senior management and advisors. While the Special Committee was responding to the indications of interest for, and the inquiries about, the sale of the Company that the Company received from other potential acquirors during the course of 2018 and 2019, the Special Committee also considered the potential benefits to the Company (and the Company’s shareholders) of certain strategic alternatives, including, but not limited to, continuing as a stand-alone company, raising capital, revising strategy or other potential strategic transaction. In considering those alternatives, the Special Committee took into account all information that was available to the Special Committee, including the information contained in management’s projections summarized under “Special Factors—Projected Financial Information” beginning on page 57, as well as the Special Committee’s knowledge and understanding of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as a stand-alone company. For more information on the process behind the Special Committee’s determination, see “Special Factors—Background of the Merger” beginning on page 17, “Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 34 and “Special Factors—Purposes and Reasons of the Company for the Merger” beginning on page 49. As discussed above under “Special Factors—Background of the Merger” beginning on page 17.

While the Company had received, prior to the date of the merger agreement, certain expressions of interest for, and certain inquiries about, the sale of the Company to a potential acquiror, the Acquiring Group made the only firm offer to acquire the Company that the Company had ever received during the past two years.

Effects on the Company if the Merger is not Completed

If the Company’s shareholders do not adopt the merger agreement or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company Common Stock unless the Company is sold to a third party. Instead, unless the Company is sold to a third party, we will remain a public company, Company Common Stock will continue to be listed and traded on the Nasdaq Capital Market, and our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Company Common Stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the market price of Company Common Stock may decline to the extent that the current market price of Company Common Stock reflects a market assumption that the merger will be completed. From time to time, the board of directors will evaluate and review the business operations, properties, and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize shareholder value. If the Company’s shareholders do not adopt the merger agreement or if the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted, including as a result of the significant costs and expenses incurred by the Company in connection with the merger. Pursuant to the merger agreement, under certain circumstances, the Company is permitted to terminate the merger agreement and recommend an alternative transaction. See “The Merger Agreement—Termination” beginning on page 121.

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 123.

Projected Financial Information

The Company provided the Acquiring Group certain prospective financial information concerning the Company, including projected revenues, gross margins, net income and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Acquiring Group also received other financial information related to its due diligence of the Company. Further, in response to the coronavirus (COVID-19) outbreak, the Company has temporarily closed all stores beginning at the end of business on March 18, 2020 and there is significant uncertainty surrounding the potential impact on its results of operations and cash flows. The prospective financial information was prepared prior to the coronavirus outbreak and does not take into account any potential negative impact as a result of such outbreak. The Acquiring Group also had access to publicly available analysts’ projections for years subsequent to 2020. The Acquiring Group received the following prospective financial information:

•

the Company’s management projections, which were projections for the fiscal years 2019 – 2024 prepared by the Company’s management in May 2019 (as summarized below, the “May 2019 Management Projections”);

•

the Company’s updated management projections, which were projections for the fiscal years 2019 – 2024 prepared by the Company’s management in August 2019 (as summarized below, the “August 2019 Management Projections”);

•

the Company’s further updated management projections, which were projections for the fiscal years 2019 – 2024 prepared by the Company’s management in January 2020 (as summarized below, the “January 2020 Management Projections”); and

•

the Company’s preliminary monthly budget for the 2020 fiscal year (as summarized below, the “FY2020 Budget”), which was the product of the Company’s routine annual planning process for fiscal year 2020 and was substantially completed in January 2020.

The FY2020 Budget, the 11+1 Forecast (as defined below) and the January 2020 Management Projections are, as set forth below, material summaries of the projections used by PJS in connection with its fairness analysis as described in “Special Factors—Opinion of PJ Solomon Securities, LLC” beginning on page 39. In addition, PJS used the historical and projected financials included in the January 30, 2020 presentation filed as exhibit (c)(8) to the statement on Schedule 13E-3, which is incorporated by reference, in connection with the fairness analysis. The summary of the prospective financial information set forth below is included solely to give shareholders access to certain information that was made available to the Acquiring Group and the Special Committee’s financial advisor, and reviewed by the Special Committee and board of directors. It is not included in this Proxy Statement in order to influence any shareholder to make any investment decision with respect to the merger or any other purpose, including whether or not to seek appraisal rights with respect to the shares of Company Common Stock.

The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles (“GAAP”). Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability. The projected financial information includes non-GAAP financial measures, which were presented because Company management believed that they could be useful indicators of the Company’s projected future operating performance and cash flow. However, non-GAAP measures presented in the projected financial information may not be comparable to similarly titled measures of other companies. The FY2020 Budget was prepared as part of the Company’s annual planning process for fiscal year 2020.

The process by which management created the prospective financial information reflect numerous qualitative estimates and assumptions. Among others, these assumptions include management’s confidence in the Company’s business and outlook, management’s ability to extrapolate future performance from information at hand, and management’s capability of foreseeing micro-economic and macro-economic factors. In its qualitative analysis and aggregation of various inputs, management applied several limiting factors to the assumptions that underlie the prospective financial information. For example, management’s view of the Company’s business and outlook was restrained by the risks and opportunities faced by the Company, recent performance and competitive environment. Similarly, management’s extrapolation of future performance was tempered with the demands of the Company’s long-term strategy.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by the Company, the Acquiring Group, the Special Committee or the board of directors that it is viewed by the Company, the Acquiring Group, the Special Committee or the board of directors as material information of the Company, and in fact the Company, the Acquiring Group, the Special Committee and the board of directors view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The inclusion of this information should not be regarded as an indication that the Company, the Acquiring Group, any of their respective financial advisors or anyone who received this information then considered, or now considers, it as necessarily predictive of actual or future events, and this information should not be relied upon as such. None of the Company, the Acquiring Group or any of their affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the prospective financial information if any of it is or becomes inaccurate (even in the short term).

The prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, the Company’s performance, industry performance, general business, economic, regulatory, market and financial conditions, and the various risks set forth in this Proxy Statement and should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained herein and in the Company’s public filings with the SEC, which are available without charge at www.sec.gov (see also “Where Shareholders Can Find More Information” beginning on page 132). Such prospective information cannot, therefore, be considered a guaranty of future operating results, and there can be no assurance that the prospective financial information will be realized or that actual results will not be significantly higher or lower than as set forth in the prospective financial information. In light of the foregoing factors and the uncertainties inherent in the Company’s prospective financial information, shareholders are cautioned not to place undue, if any, reliance on the prospective financial information included in this Proxy Statement.

May 2019 Management Projections

Set forth below is a material summary of the five-year projections that were reviewed and approved by the Special Committee and the board of directors and provided to the Acquiring Group and the Special Committee’s financial advisor in May 2019 ($ in thousands). The May 2019 Management Projections were based on two months of actual 2019 financial data and ten months of forecasted data.

May 2019 Management Projections

($ in 000’s, except EPS)	2019 2+10	2020 Projection	2021 Projection	2022 Projection	2023 Projection	2024 Projection
Total revenue	$1,270,040	$1,295,912	$1,310,434	$1,328,113	$1,353,133	$1,393,919
Gross profit	330,065	339,486	341,857	345,641	351,537	360,522
Selling, general and administrative expenses	343,518	345,528	346,550	346,769	349,517	356,706
Operating income	4,994	12,774	14,175	17,790	21,292	23,581

Net income (loss)	$(4,672)	$3,212	$4,310	$7,581	$10,737	$14,329

Earnings (loss) per share	$(0.10)	$0.07	$0.09	$0.16	$0.22	$0.30

Adjusted EBITDA(1)	$35,731	$40,612	$39,868	$40,515	$41,185	$42,316

Total assets	$725,986	$706,146	$695,991	$688,512	$686,838	$688,761
Total liabilities	682,877	656,607	638,834	620,373	604,465	588,462
Cash flows from operating activities	$37,391	$30,461	$31,876	$35,048	$27,135	$27,982

(1)	Adjusted EBITDA is a non-GAAP financial measure and is earnings before interest, income taxes, depreciation and amortization, and excludes store impairment and certain store pre-opening costs.

August 2019 Management Projections

Due to the passage of time and the failure by the Company to meet its prior projections, Company management updated the May 2019 Management Projections in August 2019. Set forth below is a material summary of the five-year projections that were reviewed and approved by the Special Committee and the board of directors and provided to the Acquiring Group and the Special Committee’s financial advisor in August 2019 ($ in thousands). The August 2019 Management Projections were based on six months of actual 2019 financial data and six months of forecasted data.

($ in 000’s, except EPS)	2019 6+6	2020 Projection	2021 Projection	2022 Projection	2023 Projection	2024 Projection
Total revenue	$1,256,031	$1,280,324	$1,295,906	$1,313,141	$1,337,529	$1,377,899
Gross profit	326,329	336,391	338,668	342,239	348,116	356,978
Selling, general and administrative expenses	340,208	343,069	345,029	345,661	348,881	356,089
Operating income	3,723	9,820	11,704	14,839	17,642	19,954

Net income (loss)	$(5,926)	$1,121	$2,449	$5,142	$7,571	$11,082

Earnings (loss) per share	$(0.13)	$0.02	$0.05	$0.11	$0.16	$0.23

Adjusted EBITDA(1)	$31,273	$37,658	$37,397	$37,565	$37,535	$38,689

Total assets	$724,883	$705,735	$695,954	$688,523	$686,891	$688,850
Total liabilities	688,874	665,380	649,834	633,853	621,144	608,417
Cash flows from operating activities	$36,641	$28,343	$29,489	$28,769	$24,707	$25,462

(1)	Adjusted EBITDA is a non-GAAP financial measure and is earnings before interest, income taxes, depreciation and amortization, and excludes store impairment and certain store pre-opening costs.

January 2020 Management Projections

At the time of the Special Committee meeting on January 15, 2020, Company’s management had not completed its 2019 forecast based on eleven months of actual 2019 financial data and one month of forecasted data (the “11+1 Forecast”), but stated to the Special Committee that the 11+1 Forecast would not be materially different from ten months of actual 2019 financial data and two months of forecasted data (the “10+2 Forecast”). As a result, the Special Committee approved the January 2020 Management Projections with the 10+2 Forecast on January 15, 2020 and approved the 11+1 Forecast on condition that it not be materially different from the 10+2 Forecast. Set forth below is a material summary of the five-year projections containing the 10+2 Forecast that were reviewed and approved by the Special Committee and provided to the Acquiring Group and the Special Committee’s financial advisor on January 15, 2020 ($ in thousands).

January 2020 (10+2) Management Projections

($ in 000’s, except EPS)	2019 10+2	2020 Projection	2021 Projection	2022 Projection	2023 Projection	2024 Projection
Total revenue	$1,234,978	$1,255,505	$1,277,639	$1,297,265	$1,321,507	$1,366,153
Gross profit	317,748	334,380	337,115	341,549	348,345	358,939
Selling, general and administrative expenses	337,453	340,336	345,674	347,596	350,161	357,341
Operating income (loss)	(2,412)	9,236	8,227	10,770	15,251	19,256

Net income (loss)	$(11,982)	$—	$310	$2,204	$5,735	$10,478

Earnings (loss) per share	$(0.26)	$—	$0.01	$0.05	$0.12	$0.22

Adjusted EBITDA(1)	$24,924	$37,530	$34,155	$33,700	$35,364	$38,135

Total assets	$755,335	$733,810	$720,454	$708,569	$702,224	$700,508
Total liabilities	725,183	701,455	685,527	669,114	654,647	639,999
Cash flows from operating activities	$18,737	$28,441	$25,436	$25,193	$24,436	$21,835

(1)	Adjusted EBITDA is a non-GAAP financial measure and is earnings before interest, income taxes, depreciation and amortization, and excludes store impairment and certain store pre-opening costs.

The 11+1 Forecast, provided to the Acquiring Group on January 15, 2020, is included below ($ in thousands):

January 2020 (11+1) Management Projections

A material summary of the 11+1 Forecast provided to the Acquiring Group on January 15, 2020 is included below ($ in thousands):

($ in 000’s, except EPS)	Jan Forecast	Q4 Forecast	Full Forecast	FY Forecast
Total revenue	$64,402	$338,108	$618,532	$1,234,246
Gross profit	14,392	86,675	156,089	318,211
Selling, general and administrative expenses	24,095	89,717	173,003	337,609
Operating income (loss)	(7,962)	524	(9,058)	(2,352)

Net income (loss)	$(8,674)	$(1,697)	$(13,788)	$(11,905)

Earnings (loss) per share	$(0.18)	$(0.04)	$(0.29)	$(0.25)

Adjusted EBITDA(1)	$(4,612)	$8,519	$4,100	$24,942

Total assets	$765,600	$765,600	$765,600	$765,600
Total liabilities	735,325	735,325	735,325	735,325
Cash flows from operating activities	$(28,952)	$15,255	$15,255	$15,255

(1)	Adjusted EBITDA is a non-GAAP financial measure and is earnings before interest, income taxes, depreciation and amortization, and excludes store impairment and certain store pre-opening costs.

In addition, at the direction of Company management, PJS calculated, from the January 2020 monthly forecast, the 2020 budget and the management projections for 2021-2024, unlevered free cash flow as set forth below.

($ in 000’s)	January 2019 Forecast	2020 Budget	2021 Projection	2022 Projection	2023 Projection	2024 Projection
Tax-effected adjusted EBIT(1)	$(5,222)	$7,675	$7,299	$9,214	$12,780	$15,997
Depreciation and amortization	$2,350	$27,296	$24,422	$21,415	$18,324	$16,806
Capital expenditures	$(2,234)	(10,619)	(15,991)	(14,823)	$(15,777)	$(15,154)
Changes in net working capital	$(23,816)	$1,766	$(2,685)	$(1,838)	$(2,944)	$(8,796)
Unlevered Free Cash Flow	$(28,922)	$26,118	$13,045	$13,968	$12,383	$8,853

(1)	Calculated as earnings before interest and taxes plus depreciation and amortization using a 25% effective tax rate.

The FY2020 Budget

The following is a summary of the fiscal year 2020 prospective financial information from the FY2020 Budget provided to the Acquiring Group and the Special Committee’s financial advisor ($ in thousands except for per share data):

FY2020 Budget
Net Sales	$1,240,346
Total Revenue	1,254,786
Gross Margin	492,343
Gross Profit	334,329
Credit Card, Breakage and Other Income	14,440
Net SG&A Expenses	339,534
Operating Income	9,236
Pretax Income	1,200
Net Income	(0)
Diluted EPS	(0.00)

Financing of the Merger

On January 30, 2020, Parent and TopCo entered into an equity commitment letter with the Kingswood Funds pursuant to which the Kingswood Funds have committed to, directly or indirectly, invest and contribute to Parent prior to the effective time of the merger with an aggregate equity contribution equal to approximately $29 million in cash (the “equity financing”). The equity financing will be used by Parent solely to fund the merger consideration payable to the shareholders of the Company and holders of Company equity awards pursuant to and in accordance with the merger agreement at the closing of the merger, together with related fees and expenses of Parent. The obligation of the Kingswood Funds to make the equity financing is subject to the satisfaction or waiver, prior to or contemporaneously with the closing of the merger, of the following conditions:

•

the satisfaction or waiver, prior to or contemporaneously with the closing of the merger of all conditions precedent to the obligations of Parent to consummate the transactions contemplated by the merger agreement;

•	the funding of the debt financing as provided in the merger agreement; and

•	the contemporaneous consummation of the merger.

The equity commitment letter provides, among other things, that the Company is an express third party beneficiary thereof with the right to cause Parent and TopCo to enforce the Kingswood Funds’ obligation to fund the equity financing under certain specified circumstances. The equity commitment letter provides that it may be amended or waived in writing by the Kingswood Funds, TopCo, Parent, Merger Sub and the Company.

The Kingswood Funds’ obligations under the equity commitment letter expire and terminate automatically and immediately upon the earliest to occur of:

•	the termination of the merger agreement in accordance with its terms;

•	the funding of the equity commitment funds at the closing of the merger; and

•

the Company or certain of its controlled affiliates asserting any claim related to the merger agreement or the equity commitment letter, or the related transactions, against the Kingswood Funds, TopCo,

Parent, Merger Sub or certain Parent-related parties (with the exception of certain retained claims as defined in the equity commitment letter).

Additionally, concurrently with the execution of the merger agreement, the Rollover Investor entered into the Rollover Letter pursuant to which it will contribute immediately prior to the effective time of the merger their shares of Company Common Stock representing, as of the date of the merger agreement, approximately 36% of the total outstanding shares of Company Common Stock. The foregoing summary of the Rollover Letter does not purport to be complete and is qualified in its entirety by reference to the Rollover Letter. A copy of the Rollover Letter is attached as exhibit (d)(2) to the statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC and incorporated herein by reference.

Wells Fargo has committed under that certain commitment letter dated January 30, 2020 (the “WF Commitment Letter”) to provide debt financing to Parent, consisting of up to $240.0 million senior secured credit facility (the “Credit Facility”). Additionally, Pathlight has committed under that certain commitment letter dated January 30, 2020 (the “Pathlight Commitment Letter”) to provide to Parent a $35.0 million senior secured term loan facility (the “Term Loan”). The commitments to be provided by each of Wells Fargo and Pathlight under each of the Credit Facility and the Term Loan remain subject to the finalization of definitive documentation and the satisfaction of customary closing conditions to be set forth in such definitive documentation. Pathlight is not expected to syndicate the Term Loan and Wells Fargo is not expected to syndicate the Credit Facility.

Wells Fargo’s obligation to provide the Credit Facility and Pathlight’s obligation to provide the Term Loan are subject to customary conditions precedent for financings of these types, including the following (subject to certain exceptions and qualifications as set forth in the WF Commitment Letter and Pathlight Commitment Letter, as applicable):

•	the merger shall have been consummated or will be consummated concurrently with the initial fundings under the Credit Facility and the Term Loan;

•	the rollover investment shall have been received (or, substantially concurrently with the execution of the Credit Facility and Term Loan, shall be received) pursuant to the Rollover Letter;

•	the refinancing of the existing credit facility with Wells Fargo shall have been consummated, or substantially concurrently with the initial borrowings under the Credit Facility and the Term Loan; and

•

the negotiation, execution and delivery of appropriate definitive loan documents with respect to each of the Credit Facility and the Term Loan shall be negotiated by the parties to each in good faith in a manner consistent with the WF Commitment Letter and Pathlight Commitment Letter, as applicable, together with other terms and provisions mutually agreed to be reasonable and customary for transactions of these types.

Limited Guarantee

In connection with the merger agreement, the Kingswood Funds have executed a limited irrevocable guarantee in favor of the Company to guarantee, subject to the limitations described therein, certain obligations of Parent pursuant to the merger agreement. Under the limited guarantee, the Kingswood Funds have guaranteed the payment of any reverse termination fee that may become payable by Parent following a termination of the merger agreement in specified circumstances and certain expense reimbursement and indemnification obligations of Parent in connection with the Company’s cooperation with the debt financing, subject to an overall cap of $2,229,000.

The limited guarantee will terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the payment in full of the guaranteed obligations under the limited guarantee and (ii) 60 days following the termination of the merger agreement in accordance with its terms, unless one or more claims with respect to one or more guaranteed obligations has been asserted by the Company in writing against the Kingswood Funds prior to the end of such 60-day period, in which case the limited guarantee will continue in effect until the resolution of such claims and satisfaction, to the extent required, of such guaranteed obligations, whereupon the limited guarantee will terminate.

The foregoing summary of the limited guarantee does not purport to be complete and is qualified in its entirety by reference to the limited guarantee. A copy of the limited guarantee is attached as exhibit (d)(5) to the statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC and incorporated herein by reference.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors, you should be aware that certain directors and executive officers of the Company have interests in the merger, including those described below and as described in “Advisory Vote on Merger-Related Executive Compensation” beginning on page 127, that are different from, or in addition to, their or your interests as a shareholder. Jay Stein, the Chairman of our board of directors, is a member of the Acquiring Group and the manager of the Rollover Investor and will have equity interests in Parent after the consummation of the merger. These interests may create conflicts of interest. The Special Committee and the board of directors were aware of these interests during their deliberations on the merits of the merger and in making their decision to recommend and approve, respectively, the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Certain of the directors and executive officers of the Company participated in the negotiation of the terms of the merger agreement, and the Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors (other than Jay Stein), after careful consideration and acknowledging the participation of Jay Stein in the merger, voted unanimously to, recommend that the Company shareholders vote in favor of (i) the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) the “merger-related executive compensation” and (iii) the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement. These directors and executive officers may have interests in the merger that are different from, or in addition to, those of the Company’s shareholders. These interests include the continued employment of certain executive officers of the Company by the surviving corporation, the treatment of equity-based awards in the merger, severance and other benefits under the change in control severance plan and the employment agreements and other rights held by the board of directors and executive officers and the indemnification of members of the board of directors and officers by the surviving corporation. Company shareholders should be aware of these interests when they consider the board of directors’ recommendation that they vote in favor of (i) the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) the “merger-related executive compensation” and (iii) the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Parent has agreed to maintain, and to cause the surviving corporation to maintain for at least six years following the effective time of the merger the current policies of directors’ and officers’ liability insurance or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger). Such policies shall not have an annual premium in excess of 250% of the renewal premium being paid by the Company in connection with its most recent renewal. In lieu of Parent purchasing such policy after the effective time of the merger, the Company may, prior to the effective time of the merger, purchase a “tail” directors’ and officers’ liability policy covering the aforementioned matters at a cost not to exceed 250% of the renewal premium paid by the Company in connection with its most recent renewal and if the Company purchases such a policy prior to the effective time of the merger, the surviving corporation shall maintain such policy for six years following the effective time of the merger.

In addition, for a period of six years after the effective time of the merger, Parent and the surviving corporation have agreed to indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries against all costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any action, arbitration, litigation, suit or other civil or criminal proceeding, including liabilities with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company or its subsidiaries occurring prior to the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger.

For a period of six years following the effective time of the merger, Parent and the surviving corporation have also agreed to cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its subsidiaries as provided in (i) the Company’s organizational and governing documents, or (ii) any indemnification agreement to survive the merger and to continue in full force and effect for a period of not less than six years after the effective time of the merger or, if longer, for such period as is set forth in any applicable indemnification agreement.

Merger Proceeds in Respect of Company Equity-Based Awards

Treatment of Stock Options, Restricted Stock Units and Restricted Stock Awards

In connection with the consummation of the merger, (i) each stock option, whether or not then exercisable or vested, will be converted into the right to receive at the closing cash equal to the product of (a) the excess, if any, of the per share merger consideration over the per share exercise price of the applicable option and (b) the number of shares of Company Common Stock underlying such option; (ii) each share of restricted stock and each restricted stock unit not subject to any performance-based vesting condition will be automatically vested and converted into the right to receive at the closing cash equal to the per share merger consideration; and (iii) each restricted stock award or unit subject to any performance-based vesting condition will be converted into a right to receive at the closing cash equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award or unit that would have vested based on target level achievement. The Company has no outstanding stock options with a per share exercise price less than the per share merger consideration. In addition, no restricted stock awards or units subject to performance-based vesting conditions are expected to vest in connection with the merger.

The following table shows, for each member of the board of directors and for each executive officer of the Company, as applicable: (1) the number of shares of Company Common Stock underlying outstanding stock options and the number of shares of Company Common Stock subject to unvested Company restricted stock units and awards and (2) the value of such awards. The values in the table below have been determined using the per share merger consideration of $0.90, and are based on applicable holdings as of February 11, 2020 (and without regard to any grants that may be made after such date), which date is the assumed date of the consummation of the merger solely for purposes of this compensation-related disclosure.

Name	Stock Options (#)	Value ($)	Time Vesting Restricted Stock/Units (#)(1)	Value ($)
Directors
Jay Stein	—	$—	—	$—
Irwin Cohen	—	—	7,112	6,401
Thomas L. Cole	4,000	—	7,112	6,401
Timothy Cost	4,000	—	7,112	6,401
Lisa Galanti	4,000	—	7,112	6,401
Richard L. Sisisky	—	—	7,112	6,401
Burton M. Tansky	5,748	—	7,112	6,401

Executive Officers
D. Hunt Hawkins*	801,631	—	133,334	120,001
MaryAnne Morin*	500,000	—	116,667	105,000
James B. Brown	—	—	66,667	60,000

*	Also a member of the board of directors.
(1)

Amounts in this column include restricted shares of Company Common Stock that vest based on continued service. No restricted stock awards or units subject to performance-based vesting conditions are expected to vest in connection with the merger.

Employee-Related Interests

Outstanding Shares Held by Directors and Executive Officers

The members of the board of directors and the executive officers of the Company own Company Common Stock and, other than Jay Stein (whose shares are being rolled over in connection with the consummation of the merger), will receive the same per share merger consideration of $0.90 on the same terms and conditions as other Company shareholders.

The following table shows, for each member of the board of directors and each executive officer, as applicable: (1) the number of shares of Company Common Stock held by such individual and (2) the value of such shares. The values in the table below have been determined assuming the per share merger consideration of $0.90, are based on applicable holdings as of February 11, 2020 (and without regard to any acquisitions or dispositions that may be made after such date), and exclude restricted shares of Company Common Stock and Company Common Stock subject to issuance pursuant to granted and outstanding stock options and restricted stock units.

Name	Shares of Common Stock (#)		Value ($)
Directors
Jay Stein	17,339,544	(1)	$15,605,590
Irwin Cohen	53,696		48,326
Thomas L. Cole	13,706		12,335
Timothy Cost	13,706		12,335
Lisa Galanti	13,706		12,335
Richard L. Sisisky	138,905		125,015
Burton M. Tansky	22,593		20,334

Executive Officers
D. Hunt Hawkins*	347,946		313,151
MaryAnne Morin*	86,658		77,992
James B. Brown	33,333		30,000

*	Also a member of the board of directors.
(1)

All shares beneficially owned by the Rollover Investor, of which Jay Stein is the Manager. The shares of Company Common Stock beneficially owned by the Rollover Investor are being exchanged for equity securities of Parent.

Rollover Commitment

On January 30, 2020, pursuant to the Rollover Letter, the Rollover Investor committed to contribute, immediately prior to the consummation of the merger, 17,339,544 shares of Company Common Stock to Parent. The Rollover Investor will receive equity securities of Parent in exchange for the Company Common Stock contributed to Parent.

Employment Arrangements with Company Executive Officers

Each of our executive officers is entitled to certain severance benefits pursuant an individual employment agreement, the terms of which are described below. The merger, if and when consummated, will constitute a change in control under the applicable employment agreement.

In the event Mr. Hawkins, Ms. Morin or Mr. Brown is terminated by us without cause, or if one of them terminates their employment for good reason, within two years following a change in control, then in addition to payment of base salary through the termination date, each executive is entitled to receive 200% of the sum of (i) executive’s then-current annual base salary, and (ii) an amount equal to the target short-term incentive for the year in which the termination occurs (without proration) payable, with respect to Mr. Hawkins and Mr. Brown, in a lump sum payment not earlier than six months nor later than seven months, following the date of termination and, with respect to Ms. Morin, in a lump sum payment within 60 days following the termination date. Each executive also receives continued coverage under our medical, life and disability insurance programs during a continuation period of 24 months following his or her termination.

Under the employment agreement, “good reason” includes, among other things, (i) a material and continuing failure to pay compensation and benefits earned by the executive, (ii) a material reduction in the executive’s compensation or benefits which, with respect to Messrs. Hawkins and Brown, is materially more adverse to the executive than similar reductions applicable to other executives of a similar level of status within Stein Mart or, with respect to Ms. Morin, is not a uniform reduction applied to all executive officers of not more than ten percent of base salary, (iii) with respect to Messrs. Hawkins and Brown, a reduction in the incentive compensation or deferred compensation or contribution matching levels where such reductions are applicable to the executive only, without similar reductions for all other executive officers, (iv) a material breach of the employment agreement by us, (v) any requirement that the executive perform duties inconsistent with ethical or lawful business practices, (vi) the required relocation of the executive to a principal place of employment more than 100 miles (50 miles for Mr. Brown) from his or her current principal place of employment, (vii) following a change in control, a material change in the executive’s duties, roles or responsibilities or, (viii) with respect to Ms. Morin, following the appointment of a CEO other than Mr. Hawkins, Mr. Stein or Ms. Morin, a material change in Ms. Morin’s duties.

“Cause” includes, among other things, that the executive (i) has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud, crimes against property or person, or moral turpitude which negatively impacts us; (ii) intentionally furnishes materially false, misleading, or incomplete information concerning a substantial matter to us or persons to whom the executive reports; (iii) intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; (iv) intentionally and wrongfully damages material assets of ours; (v) intentionally and wrongfully discloses material confidential information of ours; (vi) intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; (vii) intentionally breaches any stated material employment policy or any material provision of our ethics policy which could reasonably be expected to expose us to liability, (viii) intentionally commits a material breach of the employment agreement, or (ix) intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives.

Benefit Arrangements of the Surviving Corporation

As described under “The Merger Agreement—Covenants of Parent and/or Merger Sub—Employee Matters” beginning on page 115, the merger agreement requires the surviving corporation to continue to provide certain compensation and benefits following the completion of the merger to all Stein Mart employees, including its executive officers, who remain employed by the Company following completion of the merger.

New Management Arrangements

As of the date of this Proxy Statement, Parent has not entered into any employment agreements with any of the Company’s executive officers (or other employees of the Company) and, except for the accelerated vesting of stock options and restricted stock and unit awards, as provided in the merger agreement and described above, the Company has not amended or modified any existing employment agreements or other arrangements with its executive officers in connection with the merger. Parent or its affiliates may pursue agreements, arrangements or understandings with the Company’s executive officers, which may include cash, stock and co-investment opportunities, and Parent or its affiliates may initiate negotiations of these arrangements, arrangements and understandings regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the merger. However, in each case, there is no present contractual obligation to do so and neither Parent nor its affiliates has initiated any such negotiation as of the date of this Proxy Statement.

Intent to Vote in Favor of the Merger

Our directors and executive officers (other than Jay Stein who manages the Rollover Investor) have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Company Common Stock beneficially owned (including shares over which they have the power to direct the vote, if any) in favor of the adoption of the merger agreement. As of [●], 2020, the record date for the

Special Meeting, our directors and executive officers (other than Jay Stein who manages the Rollover Investor) directly owned, in the aggregate, [●] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [●] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting.

As of [●], 2020, the record date for the Special Meeting, the Rollover Investor owned 17,339,544 shares of Company Common Stock entitled to vote at the Special Meeting, or approximately 36% of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. The Rollover Investor has entered into a voting agreement with Parent pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), it has agreed to, among other things, vote, or cause to be voted, its shares of Company Common Stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. See “Special Factors—Voting Agreement” beginning on page 70. The Rollover Investor has interests in the merger that are different from, or in addition to, the interests of the Company’s other shareholders. For more information, please see “Special Factors—Financing of the Merger” beginning on page 63.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, the Rollover Investor has entered into a voting agreement with Parent that covers approximately 36% of the outstanding shares of Company Common Stock (the “Shares”). Under the terms of the voting agreement, the Rollover Investor has agreed to vote, or cause to be voted, the Shares (A) to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, at least four business days prior to the Special Meeting, and at any adjournment, postponement or recess thereof, at which such merger agreement is submitted for the consideration and vote of the shareholders of the Company, (B) against (i) any takeover proposal and (ii) any other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or the other transactions contemplated by the merger agreement, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement and considered and voted upon by the shareholders of the Company. The voting agreement does not require the Rollover Investor to vote in favor of the advisory vote on merger-related executive compensation or the adjournment proposal.

The Rollover Investor further agreed in the voting agreement with Parent to irrevocably appoint Parent as the sole and exclusive attorney-in-fact and irrevocable proxy of the Rollover Investor, for and in the name, place and stead of the Rollover Investor, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, the Shares solely in accordance with the obligations of the Rollover Investor discussed above.

The Rollover Investor has also agreed in the voting agreement with Parent not to, directly or indirectly, without the prior written consent of Parent and the Company, (i) grant any proxy or power of attorney with respect to any Shares or deposit any Shares into any voting trust or enter into any agreement or arrangement with respect to the voting of any Shares or any agreement or arrangement that is inconsistent with the voting agreement; (ii) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of law or otherwise) or enter into any contract, option or other arrangement with respect to the transfer of, any Shares, or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any Shares, (iii) knowingly take any action that would have the effect of preventing or delaying the Rollover Investor from performing any of its obligations under the voting agreement, or (iv) agree or commit (whether or not in writing) to take any of the actions referred to in clauses (i), (ii) and (iii).

The voting agreement was entered into by the Rollover Investor solely in its capacity as a shareholder of the Company, and the voting agreement does not limit or affect any actions taken by any officer or director of the Company solely in his or her capacity as a director or officer of the Company.

The Rollover Investor’s obligations under the voting agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the voting agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the effective time of the merger.

The foregoing summary of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the voting agreement. A copy of the voting agreement is attached as exhibit (d)(4) to the statement on Schedule 13E-3 filed by the Company and the filing persons listed thereon with the SEC and incorporated herein by reference.

Dividends

Pursuant to the merger agreement, we are prohibited from declaring or paying any dividends following execution of the merger agreement on January  30, 2020.

Appraisal Rights

Holders of Company Common Stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to the FBCA, a Company shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Company Common Stock immediately prior to the date of the Special Meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

In order to exercise appraisal rights, a dissenting Company shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this Proxy Statement. Company shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Company shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal

The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Appendix C to this Proxy Statement.

A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with the Company, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the adoption and approval of the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Company Common Stock in favor of adoption and approval of the merger agreement. A vote in favor of adoption and approval of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

Attention: James B. Brown, Secretary

All such notices must be signed in the same manner as the shares are registered on the books of the Company. If a Company shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to adopt and approve the merger agreement is taken at the Special Meeting, then the Company shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the merger, the surviving corporation must have delivered to each Company shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	the surviving corporation’s estimate of the fair value of the shares of Company Common Stock;

•

where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by the surviving corporation or its agent, which date may not be fewer than 40, nor more than 60, days after the date the surviving corporation sent the appraisal notice and appraisal election form to the shareholder; and

•

the date by which a notice from the Company shareholder of his or her desire to withdraw his or her appraisal election must be received by the surviving corporation, which date must be within 20 days after the date set for receipt by the surviving corporation of the appraisal election form from the Company shareholder.

The form must also contain the surviving corporation’s offer to pay to the Company shareholder the amount that it has estimated as the fair value of the shares of Company Common Stock, and request certain information from the Company shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the merger;

•	whether the shareholder accepts the offer of the surviving corporation to pay its estimate of the fair value of the shares of Company Common Stock to the shareholder; and

•

if the shareholder does not accept the offer of the surviving corporation, the shareholder’s estimated fair value of the shares of Company Common Stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement.

Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Company Common Stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to the surviving corporation within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of the surviving corporation. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of the surviving corporation in the appraisal election form to pay the surviving corporation’s estimate of the fair value of the shares of Company Common Stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by the surviving corporation or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or voting trust beneficial owner. A record shareholder must notify the Company in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. A beneficial shareholder or a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the beneficial shareholder or voting trust beneficial owner only if the beneficial shareholder or voting trust beneficial owner submits to the Company the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or voting trust beneficial owner.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of the surviving corporation to pay the value of the shares as estimated by the surviving corporation, and the surviving corporation fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.

If a dissenting shareholder refuses to accept the offer of the surviving corporation to pay the value of the shares as estimated by the surviving corporation, and the surviving corporation fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the merger was effected, the surviving corporation shall, or at its election at any time within such period of 60 days may, file an action in the circuit court in the county in which the surviving corporation’s principal office in Florida is located requesting that the fair value of such shares and accrued interest from the date of the corporate action be determined by the court.

If the surviving corporation fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of the surviving corporation. A copy of the initial pleading will be served on each dissenting shareholder. The surviving corporation is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against the surviving corporation, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) the surviving corporation and in favor of any or all dissenting shareholders if the court finds the surviving corporation did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either the surviving corporation or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against the surviving corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that the surviving corporation fails to make a required payment when a dissenting shareholder accepts the surviving corporation’s offer to pay the value of the shares as estimated by the surviving corporation, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the surviving corporation all costs and expenses of the suit, including attorney fees.

Based on Florida’s appraisal rights statute as well as principles of waiver and estoppel, the Company intends to take the position with respect to any lawsuit seeking recovery outside of the appraisal rights process that appraisal rights represent the exclusive remedy to challenge the merger consideration and that any shareholder who either (i) votes for the adoption of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, will have waived and relinquished all claims arising out of or relating to the consideration provided to the Company’s shareholders under the merger agreement and be barred from seeking recovery of other consideration.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash in the merger. This discussion assumes that U.S. holders and non-U.S. holders hold shares of Company Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and will not own (actually or constructively) any equity interests in the surviving corporation or Parent after the merger. The following discussion is based upon the Code, judicial decisions, administrative rulings and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions the Company has reached and described herein.

This discussion is not a complete analysis or listing of all of the possible tax consequences of the merger and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this discussion of the material U.S. federal income tax consequences does not address the tax treatment of special classes of holders, including, without limitation: banks, insurance companies or other financial institutions; mutual funds; real estate investment trusts or regulated investment companies; tax-exempt organizations or governmental organizations; an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S-corporation or other pass-through entity (or an investor in such an entity or arrangement); controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax (or shareholders of such corporations); retirement plans, pension funds or other tax-deferred accounts; persons holding shares of Company Common Stock as part of a hedging, straddle, synthetic security, conversion or other integrated transaction; persons deemed to have sold their shares of Company Common Stock under the constructive sale provisions of the Code; persons who acquired Company Common Stock through the exercise or cancellation of employee stock options, through a tax qualified retirement plan or otherwise as compensation for their services; U.S. expatriates or entities covered by the U.S. anti-inversion rules; dealers, traders or brokers in stocks and securities or currencies; U.S. holders (as defined below) whose functional currency is not the U.S. dollar; traders in securities that elect mark-to-market treatment; U.S. holders (as defined below) who hold shares of Company Common Stock through a bank financial institution or other entity, or a branch or office thereof, that is located, organized or resident outside the United States; or persons that are required to report income no later than when such income is reported in an “applicable financial statement.” This discussion also does not address the receipt of cash in connection with the cancellation of restricted stock units or options to purchase shares of Company Common Stock and does not address any other matters relating to equity compensation or benefit plans.

This discussion does not address alternative minimum tax, the Medicare tax on net investment income, the rules regarding “qualified small business stock” within the meaning of Section 1202 of the Code, any estate and gift tax consequences, any tax consequences arising under any state, local or non-U.S. laws, or any tax consequences other than U.S. federal income tax consequences.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Company Common Stock that is for U.S. federal income tax purposes: (i) an individual citizen of the United States or a resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

The term “non-U.S. holder” means a beneficial owner of Company Common Stock that is, for U.S. federal income tax purposes, a non-resident alien individual or a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under laws other than the laws of the United States or any state thereof or the District of Columbia. The term “holder” means a U.S. holder or a non-U.S. holder.

If an entity treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes is a beneficial owner of Company Common Stock, the U.S. federal income tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the partner (or other owner) and the entity. If you are a partner (or other owner) of a partnership or other pass-through entity for U.S. federal income tax purposes, you are urged to consult your tax advisor regarding the tax consequences of the merger.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Company Common Stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Each holder of Company Common Stock is urged to consult such holder’s tax advisors as to the particular consequences to such holder of the merger under U.S. federal, state and local, and applicable non-U.S. tax laws.

U.S. Holders

General. The exchange of shares of Company Common Stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of Company Common Stock whose shares are converted into the right to receive cash in the merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined prior to reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Such gain or loss will be capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the shares of Company Common Stock exceeds one year at the effective time of the merger. If the holding period for such shares is one year or less at the effective time of the merger, any capital gain or loss generally will be treated as short-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of Company Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Common Stock.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a U.S. holder of Company Common Stock that (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such U.S. holder is not subject to backup withholding on the IRS Form W-9 (or appropriate successor form) included in the transmittal materials that such U.S. holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such U.S. holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided, that such U.S. holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash in exchange for shares of Company Common Stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual non-U.S. holder, a fixed base) maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•

the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (a “USRPHC”) for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on any gain derived from the merger in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized as a result of the merger, which may be offset by certain U.S. source capital losses recognized in the same year.

If the Company is or has been a USRPHC at any time within the shorter of the five-year period preceding the effective time of the merger or a non-U.S. holder’s holding period with respect to the applicable shares of Company Common Stock, the exchange of Company Common Stock for cash in the merger by such non-U.S. holder will be subject to U.S. federal income tax at rates generally applicable to U.S. holders, except that the branch profits tax will not apply; provided, that, so long as Company Common Stock is regularly traded on an established securities market, the Company’s treatment as a USRPHC would cause only a non-U.S. holder who holds or held, directly or indirectly under certain ownership rules of the Code, more than 5% of Company Common Stock (at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Company Common Stock), and is not eligible for a treaty exemption. The Company believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the offer.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder properly and correctly on an appropriate version of IRS Form W-8 and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Payments of disposition proceeds to a non-U.S. holder where the transaction is effected through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person; a controlled foreign corporation; a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or a non-U.S. partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the beneficial owner is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability (if any) provided, that an appropriate claim is timely filed with the IRS.

Regulatory Approvals

In connection with the merger, the Company is required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing the articles of merger with the Department of State of the State of Florida in accordance with the FBCA at the closing of the merger; and

•	complying with U.S. federal securities laws.

No filings or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 are required in connection with the merger.

Litigation Relating to the Merger

During March and April 2020, nine lawsuits were filed against the Company and each member of the Board in connection with the merger. These cases are entitled: (i) Robert Hutchenson v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnne Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard Sisisky and Burton M. Tansky (S.D.N.Y. Case No. 1:20-cv-01984); (ii) Lloyd Levy, on behalf of himself and others similarly situated, v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnne Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard Sisisky and Burton M. Tansky (S.D.N.Y. Case No. 1:20-cv-02126); (iii) Shiva Stein v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnne Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard Sisisky and Burton M. Tansky (S.D.N.Y. Case No. 1:20-cv-02164); (iv) James Hone v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnn Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard L. Sisisky, and Burton M. Tansky (D.N.J. Case No. 2:20-cv-02754); (v) Adam Franchi, on behalf of himself and others similarly situated, v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnne Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard Sisisky and Burton M. Tansky and Kingswood Capital Management, L.P., Stratosphere Holdco LLC and Stratosphere Merger Sub, Inc. (Fourth Judicial Circuit – Duval County, FL); (vi) John Coccio, Jr. v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnne Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard Sisisky and Burton M. Tansky (U.S. District Court – Delaware - Case No. 1:20-cv-00389); and (vii) Joel Rosenfeld v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnne Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard Sisisky and Burton M. Tansky (S.D.N.Y. Case No. 1:20-cv-02521); and (viii) Andrea Sogno v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnne Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard Sisisky and Burton M. Tansky (S.D.N.Y. Case No. 1:20-cv-02656); and (ix) Froilan Mariscal v. Stein Mart, Inc., Jay Stein, D. Hunt Hawkins, MaryAnne Morin, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Richard Sisisky and Burton M. Tansky (S.D.N.Y. Case No. 1:20-cv-02829). Each of the complaints generally allege that the proxy statement filed by the Company in connection with the proposed merger omitted purportedly material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and, with respect to the complaints filed by Lloyd Levy and Adam Franchi, that the members of the Board of Directors breached their fiduciary duties. The complaints seek to enjoin the defendants from completing the proposed merger (or recessionary damages if the proposed merger is completed), declaratory judgments and an award of the plaintiff’s costs, including attorneys’ fees and experts’ fees.

We believe the claims are frivolous and meritless, and that the Company and the members of the Board have substantial legal and factual defenses to the claims. However, at this time it is not possible to predict the outcome of these matters or their effects on the Company or the merger. An adverse judgment for monetary damages could have an adverse effect on the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the shares of Company Common Stock will no longer be publicly traded. In addition, Company Common Stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to Company Common Stock.

Effective Time of Merger

The merger will be completed and become effective at the time the articles of merger is filed with the Department of State of the State of Florida or any later time as the Company and Parent agree upon and specify in the articles of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by the Company’s shareholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

The parties to the merger agreement currently expect to complete the merger in the first half of calendar year 2020. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined, if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, the Company will become an indirect wholly-owned subsidiary of Parent and each shareholder of record immediately prior to the effective time of the merger will be entitled to receive $0.90 in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock such shareholder holds immediately prior to the effective time of the merger. This does not apply to (i) shares of Company Common Stock held by the Company or any of its subsidiaries or by Parent or its subsidiaries, (ii) shares of Company Common Stock held by the Rollover Investor, and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the FBCA. Parent will designate a paying agent, satisfactory to the Company in its reasonable discretion, to make the cash payments contemplated by the merger agreement. At the effective time of the merger, Parent will deposit with the paying agent, for the benefit of the holders of Company Common Stock, funds sufficient for payment of the aggregate merger consideration. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

As soon as reasonably practicable, and in any event, within three business days after the effective time of the merger, Parent will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your stock certificates (of affidavit of loss in lieu thereof) or book-entry shares in exchange for the merger consideration.

The paying agent will promptly pay you your merger consideration after you have (i) surrendered your stock certificates (or affidavit of loss in lieu thereof) or book-entry shares to the paying agent, together with a properly completed and signed letter of transmittal and any other documents required by the paying agent, and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the stock certificate.

After the completion of the merger, you will cease to have any rights as a Company shareholder, other than the right to receive the per share merger consideration.

Upon demand, the paying agent will return to Parent all funds in its possession six months after the merger occurs, and the paying agent’s duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to Parent and/or the surviving corporation for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. If any certificate representing Company Common Stock has not been surrendered prior to six months after the completion of the merger (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Fees and Expenses

Except as otherwise described in “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 123, all fees, expenses and costs incurred in connection with the merger agreement, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the merger is consummated.

Estimated fees and expenses to be incurred by the Company and the Acquiring Group in connection with the merger are as follows:

Description	Amount
Financial advisors fee and expenses		$2,600,000
Legal fees and expenses	$
Accounting fees and expenses	$
SEC filing fee		$3,708
Printing, proxy solicitation, filing fees and mailing costs	$
Miscellaneous	$
Total fees and expenses	$

These fees and expenses will not reduce the merger consideration to be received by our shareholders.

Provisions for Unaffiliated Shareholders

No provision has been made (i) to grant the Company’s unaffiliated shareholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company or any such other party or affiliate.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains, and oral statements made by our representatives from time to time may contain, forward-looking statements (statements which are not historical facts). Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology.

We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control.

These factors include: the impact of the coronavirus on our business, dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, increases in the cost of compensation and employee benefits, impacts of seasonality, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for Ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

Forward-looking statements also may include information concerning the proposed merger transaction, including unexpected costs or liabilities, delays due to regulatory review, failure to timely satisfy or have waived certain closing conditions, failure to obtain the financing for the merger, the commencement of litigation relating to the merger, whether or when the proposed merger will close and changes in general and business conditions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and factors relating to the proposed transaction, including those risks and uncertainties detailed in the Company’s filings with the SEC, all of which are difficult to predict and many of which are beyond its control. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by law.

Additionally, important factors concerning the merger could cause the Company’s actual results, performance and achievements to differ materially from such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

•	the failure of the Company’s shareholders to adopt the merger agreement or the risk that the other conditions to the completion of the merger will not be satisfied;

•

the risk that if the merger is not completed for any reason, the price of the Company Common Stock will likely decline to the extent the market price of the Company Common Stock reflects market assumptions the merger will be completed;

•	the risk of the occurrence of an event, change or circumstance that could give rise to the payment of a termination fee to Parent pursuant to the terms of the merger agreement;

•	the risk of an adverse outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the transactions contemplated by the merger agreement;

•

the risk of the failure to consummate the merger for any reason or the failure of Parent to obtain the necessary debt financing set forth in the debt commitment letters provided to the Company in connection with the merger;

•

the restrictions imposed on the Company’s business, properties and operations pursuant to the affirmative and negative covenants set forth in the merger agreement and the potential impact of such covenants on our business;

•	the risk that the proposed transaction will divert management’s attention resulting in a potential disruption of the Company’s current business plan;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of fees, expenses and charges incurred by the Company in connection with the merger; and

•

failure of the merger to close, or a delay in its closing, may have a negative impact on the Company’s ability to pursue alternative strategic transactions or ability to implement alternative business plans.

All information contained in this Proxy Statement concerning Parent and Merger Sub has been supplied by Parent and Merger Sub and has not been independently verified by the Company.

THE PARTIES TO THE MERGER

Stein Mart, Inc.

Headquartered in Jacksonville, Florida, Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. The Company provides real value that customers love every day both in stores and online. Begun in the early 1900s as a single store in Greenville, Mississippi, Stein Mart, Inc. was organized in Mississippi in 1968 before merging into a Florida corporation in 1992. Stein Mart, Inc. operated 281 stores in 30 states and an Ecommerce retail selling site as of February 28, 2020. In response to the coronavirus (COVID-19) outbreak, the Company temporarily closed all stores beginning at the end of business on March 18, 2020.

The principal business address and phone number of the Company are:

Stein Mart, Inc.

1200 Riverplace Blvd.

Jacksonville, Florida 32207

Telephone: (904) 346-1500

Stratosphere Holdco, LLC

Parent is a Delaware limited liability company formed solely in anticipation of the merger by TopCo, an entity affiliated with Kingswood Capital Management, L.P., a leading private investment firm primarily focused on businesses that are undergoing varying degrees of operational, financial or market-driven change. The Rollover Investor is expected to exchange its shares of Company Common Stock for equity interests in Parent in connection with the merger. Parent currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The principal business address and phone number of Parent are:

Stratosphere Holdco, LLC

c/o Kingswood Capital Management, L.P.

11777 San Vincente Blvd., Suite 650

Los Angeles, CA 90049

Telephone: (424) 291-2811

Stratosphere Merger Sub, Inc.

Merger Sub is a Florida corporation formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger. Merger Sub is an indirect wholly-owned subsidiary of Parent. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Merger Sub currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The principal business address and phone number of Merger Sub are:

Stratosphere Merger Sub, Inc.

c/o Kingswood Capital Management, L.P.

11777 San Vincente Blvd., Suite 650

Los Angeles, CA 90049

Telephone: (424) 291-2811

IMPORTANT INFORMATION REGARDING THE COMPANY

Background of the Company

Headquartered in Jacksonville, Florida, Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. The Company provides real value that customers love every day both in stores and online. Begun in the early 1900s as a single store in Greenville, Mississippi, Stein Mart, Inc. was organized in Mississippi in 1968 before merging into a Florida corporation in 1992.

Business and Background of Natural Persons Related to the Company

A biography for each of our current directors and executive officers is set forth below. None of the Company nor any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Each of the Company’s directors and executive officers listed below is a United States citizen. None of the Company nor any of the Company’s directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Name Age	Positions with Stein Mart; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of Stein Mart
Jay Stein (74)	Chairman of the Board of Stein Mart since 1989; Chief Executive Officer of Stein Mart from June 2013 to March 2016, Interim Chief Executive Officer of Stein Mart from September 2011 to June 2013 and Chief Executive Officer of Stein Mart from 1990 to September 2001. Mr. Stein brings extensive knowledge of the retail environment and outstanding merchandising skills to the Board, as well as extensive historical and operational knowledge based on many years of experience with Stein Mart.	1968

Irwin Cohen †ß¥ (79)	Director of Stein Mart; Senior Advisor with the Peter J. Solomon Company, an investment banking firm, from June 2003 to retirement in October 2013; Global Managing Partner of the Retail and Consumer Products Practice of Deloitte & Touche LLP from 1998 to May 2003; director of Supervalu, Inc. from June 2003 through the sale of the company in October 2018. Mr. Cohen adds extensive financial and accounting experience and expertise in evaluating financial controls as well as extensive experience within the retail segment.	2008

Thomas L. Cole ¥† (71)	Director of Stein Mart; Chief Administrative Officer of Macy’s, Inc., from February 2009 to retirement in June 2013; Vice Chair of Federated Department Stores from February 2003 to February 2009; various executive positions with Federated Department Stores from 1980 to 2003; and various positions with divisions of the former Allied Stores, from 1972 to 1980. Mr. Cole serves as a Director of Beall’s Department Stores (since January 2015), and on the Fashion Advisory Board at Kent State University.	2016

Name Age	Positions with Stein Mart; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of Stein Mart
	Mr. Cole greatly broadens the Board’s retail and apparel experience and offers invaluable advice as to Stein Mart’s administrative policies and procedures including, but not limited to, logistics, supply chain management and information technology.

Timothy Cost ¥ ∎ (60)	Director of Stein Mart; President of Jacksonville University since February 2013; Executive Vice President, Global Corporate Affairs, of PepsiCo, Inc. from December 2010 to January 2013; Chairman of Global Health Care of APCO Worldwide, a public affairs and communications firm, from June to November 2010; Senior Vice President, Corporate Affairs for Wyeth, a healthcare company, from February 2008 until December 2009; Executive Vice President of ARAMARK from 2003 to early 2008; and, in prior years, service in investor relations and communications roles with Pharmacia Corporation, Eastman Kodak Company and Bristol-Myers Squibb. Mr. Cost served on the Board of Web.com Group, Inc. from December 2014 through the sale of the company in October 2018, as well as serving on various civic, cultural and educational boards in the Jacksonville, Florida area. Mr. Cost’s strong background in corporate affairs and communications adds invaluable expertise to Stein Mart’s shareholder engagement process.	2016

Lisa Galanti ¥ ∎ (64)	Director of Stein Mart; co-founder of Fitzgerald & Co. in 1983 and Managing Director from 1987 until her retirement in 2015. Fitzgerald & Co is a leading marketing communications and advertising agency and an Interpublic Group agency since 1998. Ms. Galanti brings invaluable expertise in marketing and communications to the Board.	2016

D. Hunt Hawkins (60)	Director of Stein Mart; Named Chief Executive Officer of Stein Mart in January 2017; promoted to Interim Chief Executive Officer and Director of Stein Mart in September 2016; President and Chief Operating Officer of Stein Mart in April 2014; Executive Vice President and Chief Operating Officer of Stein Mart in December 2011; Executive Vice President and Chief Administrative Officer of Stein Mart in October 2007; Executive Vice President of Operations of Stein Mart in September 2006; Senior Vice President, Human Resources of Stein Mart, February 1994. As a long-time executive of Stein Mart, Mr. Hawkins brings extensive operational knowledge to the Board.	2016

MaryAnne Morin (57)	President of Stein Mart since February 2017; Chief Merchant, Executive Vice President of Lord & Taylor and Hudson’s Bay from 2015 to January 2017; Executive Vice President, Merchandising and Senior Vice President, General Merchandising Manager of Lord & Taylor and Hudson’s Bay from 2009 through 2015; Merchandise Manager/Product Director for Macy’s Merchandising Group from 2007 through 2009; Managing Director for Echo Design Group/Monsac from 2002	2018

Name Age	Positions with Stein Mart; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of Stein Mart
	through 2006. Ms. Morin brings extensive knowledge of the retail industry and outstanding merchandising experience.

Richard L. Sisisky ∎ ß ¥ × (65)	Director of Stein Mart; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; Partner, SilverSolutions Consulting, LLC, a transportation and logistics consulting firm, since 2018; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003. Mr. Sisisky’s material knowledge of the general business environment and management skills are invaluable to the Board’s strategic insight and analysis.	2003

Burton M. Tansky ∎ † ß ¥ (82)	Director of Stein Mart; Senior Advisor with Marvin Traub Associates, a global business development and strategy consulting firm focused on working with brands, retailers, developers and related businesses, since 2017; Chief Executive Officer of the Neiman Marcus Group from 2001 to 2010; President and CEO of The Neiman Marcus Stores from 1994 to 2001; Director of the Howard Hughes Corporation and the Donald Pliner Company. Mr. Tansky brings extensive experience in retail management to the Board.	2014

†	Member of the Audit Committee
∎	Member of the Compensation Committee
ß	Member of the Corporate Governance Committee
×	Lead Director
¥	Independent Director in accordance with applicable NASDAQ rules

Executive Officers

Name (Age)	Position
D. Hunt Hawkins (60)	Chief Executive Officer
MaryAnne Morin (57)	President
James B. Brown (51)	Executive Vice President and Chief Financial Officer

Mr. Hawkins joined the Company in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006, to Executive Vice President, Chief Administrative Officer in October 2007, to Executive Vice President, Chief Operating Officer in December 2011, to President and Chief Operating Officer in April 2014, to Interim Chief Executive Officer in September 2016 and to Chief Executive Officer in January 2017.

Ms. Morin joined the Company in February 2017 as President. Prior to joining us, Ms. Morin was the Chief Merchant, Executive Vice President of Lord & Taylor and Hudson’s Bay from 2015 to January 2017. Before that, she held several leadership positions within Lord & Taylor and Hudson’s Bay from 2009 through 2015 including Executive Vice President, Merchandising and Senior Vice President, General Merchandising Manager. From 2007 through 2009 Ms. Morin was Merchandise Manager/Product Director for Macy’s Merchandising Group. From 2002 through 2006 she was Managing Director for Echo Design Group/Monsac.

Mr. Brown joined the Company in December 2018 as Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Brown was the Chief Financial Officer at Adrianna Papell Group since 2017.

Prior to joining Adrianna Papell Group, he served as Chief Financial Officer for Gordmans Stores from 2015 to 2017 and Hancock Fabrics from 2013 to 2015 and Senior Vice President, Finance of Fred’s, Inc. from 2006 to 2013.

Markets and Market Price

Shares of Company Common Stock are listed and traded on the Nasdaq Capital Market under the symbol “SMRT.” The following table shows the high and low sales prices, as reported by Nasdaq, and the dividends paid for the periods indicated.

	High	Low	Dividend
Year Ended February 3, 2018
First Quarter	$3.92	$2.41	$0.075
Second Quarter	2.49	1.00	—
Third Quarter	1.49	1.09	—
Fourth Quarter	1.30	0.56	—

Year Ended February 2, 2019
First Quarter	2.65	0.48	—
Second Quarter	4.04	2.07	—
Third Quarter	3.28	1.64	—
Fourth Quarter	2.25	0.93	—

Year Ended February 1, 2020
First Quarter	1.25	0.83	—
Second Quarter	1.48	0.65	—
Third Quarter	0.95	0.66	—
Fourth Quarter	0.93	0.60	—

Year Ended January 30, 2021
First Quarter (through February 20, 2020)	0.89	0.88	—

The closing price of the common stock on January 30, 2020, which was the last trading day before the public announcement of the merger agreement, was $0.65 per share.

The Company’s shareholders should obtain a current market quotation for Company Common Stock before making any decision with respect to the merger. On [●], 2020 (the record date for shareholders entitled to vote at the Special Meeting), there were approximately [●] holders of record of Company Common Stock.

Dividends

The declaration and payment of cash dividends is at the discretion of our Board of Directors and will be dependent upon our future earnings, cash flows, financial condition and capital requirements. On May 17, 2017, we suspended our quarterly cash dividend and we do not plan to pay dividends for the foreseeable future.

Selected Historical Financial Information

	As Adjusted Year Ended February 2, 2019(1)	As Adjusted Year Ended February 3, 2018(2)	39 Weeks Ended November 2, 2019 (unaudited)	39 Weeks Ended November 3, 2018 (unaudited)
	(In thousands, except per share data)
Income Statement Data:
Net sales	$1,257,598	$1,318,633	$882,658	$916,511
Other revenue	15,134	13,936	13,479	11,765

Total revenue	1,272,732	1,332,569	896,137	928,276
Cost of merchandise sold	919,810	987,692	651,122	671,426
Selling, general and administrative expenses	348,236	376,111	247,891	258,071

Operating income (loss)	4,686	(31,234)	(2,876)	(1,221)
Interest expense, net	10,882	4,788	7,024	8,406

Loss before income taxes	(6,196)	(36,022)	(9,900)	(9,627)
Income tax (benefit) expense	(25)	(11,698)	308	291

Net loss	$(6,171)	$(24,324)	$(10,208)	$(9,918)

Net loss per share:
Basic and diluted	$(0.13)	$(0.52)	$(0.22)	$(0.21)
Cash dividends paid per share	$—	$0.075	$—	$—
Gross profit	$337,788	$330,941	$231,536	$245,085

	As Adjusted As of February 2, 2019(1)	As Adjusted As of February 3, 2018(2)	As of November 2, 2019 (unaudited)	As of November 3, 2018 (unaudited)
	(In thousands, except per share data)
Balance Sheet Data:
Current assets	$293,259	$307,257	$343,445	$354,532
Noncurrent assets	143,848	176,101	495,898	154,277
Current liabilities	167,296	211,579	287,700	204,062
Noncurrent liabilities	226,858	223,461	519,736	267,197
Total shareholders’ equity	42,953	48,318	31,907	37,550

Other Financial Data (unaudited):
Book value per share	$0.90	$1.01	$0.66	$0.78

(1)	The February 2, 2019 financial statements were revised to correct a misstatement related to previous impairment calculations.
(2)	The February 3, 2018 financial statements were revised to incorporate the impact of the Company’s adoption of ASU No. 2014-09.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to shareholders in evaluating the proposed merger and merger agreement because (i) the proposed per share merger consideration is all-cash, and (ii) if the merger is completed, Company Common Stock will cease to be publicly traded.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company regarding the beneficial ownership of Company Common Stock as of February 11, 2020 (unless otherwise indicated), the most recent practicable date by (i) each of the Company’s “named executive officers” as determined pursuant to SEC rules, (ii) each director, (iii) all of the Company’s directors and executive officers as a group and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of any class or series of the Company’s capital stock.

The amounts and percentages of Company Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, the named persons below have sole voting and investment power, or share voting and investment power with their spouses, with respect to beneficially owned shares listed below.

The percentages included in the table below are based on 48,291,356 outstanding shares of Company Common Stock, outstanding as of February 11, 2020. The address for all persons listed below other than the Rollover Investor is Stein Mart Corporate Headquarters, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

Name	Amount and Nature of Beneficial Ownership	Percent of Class(*)
Stein Family Holdco LLC(1)	17,339,544	35.9%
James B. Brown	66,666	*
Irwin Cohen(2)	55,474	*
Thomas L. Cole(2)	18,124	*
Timothy Cost(2)	18,124	*
Lisa Galanti(2)	18,124	*
D. Hunt Hawkins(2)	979,577	2.0
MaryAnne Morin(2)	386,658	*
Richard L. Sisisky(2)	140,683	*
Burton M. Tansky(2)	30,119	*

All directors and executive officers as a group (10 persons)(2)	19,053,093	39.5%

(*)	Amount is less than one percent (1%) of total outstanding common stock.
(1)

All shares beneficially owned by the Rollover Investor, of which Jay Stein is the Manager. The shares of Company Common Stock beneficially owned by the Rollover Investor are being exchanged for equity securities of Parent. The principal executive offices of the Rollover Investor are located at c/o 8265 Bayberry Road, Jacksonville, FL 32256.

(2)

Includes the following shares which are not currently outstanding but which the named shareholders are entitled to receive upon exercise of options that are currently exercisable or that become exercisable within sixty (60) days of February 11, 2020:

Thomas L. Cole	2,640
Timothy Cost	2,640
Lisa Galanti	2,640
D. Hunt Hawkins	631,631
MaryAnne Morin	300,000
Burton M. Tansky	5,748

All directors and executive officers as a group (10 persons)	945,299

Also includes the following shares of restricted stock which are currently outstanding and will be delivered to each individual upon vesting or which are not currently outstanding but which the individuals are entitled to receive upon the vesting of restricted stock units that are scheduled to vest within sixty (60) days of February 11, 2020:

Irwin Cohen	1,778
Thomas L. Cole	1,778
Timothy Cost	1,778
Lisa Galanti	1,778
James B. Brown	33,333
Richard L. Sisisky	1,778
Burton W. Tansky	1,778

All directors and executive officers as a group (10 persons)	44,001

Prior Public Offerings

During the past three years, the Company has not made any underwritten public offering of Company Common Stock for cash that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A.

IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB,

AND THE KINGSWOOD GROUP FILING PERSONS

Set forth below is the name, business address and business telephone number and certain other information for each of the Kingswood Group Filing Persons and each of their directors, executive officers and other controlling persons, as applicable. During the past five years, none of the persons or entities described below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, none of the Kingswood Group Filing Persons nor any of their respective directors or executive officers have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent and TopCo are Delaware limited liability companies. Merger Sub is a Florida corporation. Kingswood Intermediate I and Kingswood Intermediate II are Delaware corporations. Kingswood Capital Management, Kingswood Fund I, Kingswood Fund I-A and Kingswood Capital Opportunities Fund I GP, L.P. are Delaware limited partnerships. Each of TopCo, Parent, Kingswood Intermediate I, Kingswood Intermediate II and Merger Sub were formed solely for purposes of entering into the merger agreement and/or the related transaction documents and consummating the transactions contemplated thereby and have not engaged in any business except for the activities incident to entity formation. Kingswood Capital Management, Kingswood Fund I, Kingswood Fund I-A and Kingswood Capital Opportunities Fund I GP, L.P. are Delaware limited partnerships that were formed for the purpose of engaging in the private equity and leveraged buyout business. The principal executive offices for each of these entities are located at c/o Kingswood Capital Management, L.P., 11777 San Vincente Blvd., Suite 650 Los Angeles, CA 90049 and the business telephone number for each of these entities is (424) 291-2811.

Merger Sub is a wholly owned subsidiary of Kingswood Intermediate II. Kingswood Intermediate II is a wholly owned subsidiary of Kingswood Intermediary I. Kingswood Intermediary I is a wholly owned subsidiary of Parent. Parent is a wholly owned subsidiary of TopCo. TopCo is a jointly owned subsidiary of Kingswood Fund I and Kingswood Fund I-A. Each of Parent and TopCo acts through its manager, Kingswood Capital Management. Each of Kingswood Fund I and Kingswood Fund I-A acts through its general partner, Kingswood Capital Opportunities Fund I GP, L.P. Upon consummation of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly owned subsidiary of Kingswood Intermediate II and indirect wholly owned subsidiary of Parent.

Set forth below for each of the directors, executive officers and other natural persons with control of Kingswood Group Filing Persons is his respective present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director or executive officer. All such persons are citizens of the United States of America.

Alexander Wolf is the managing partner and the founder of Kingswood Capital Management, which he founded in 2013. Mr. Wolf’s principal business address is c/o Kingswood Capital Management, L.P., 11777 San Vincente Blvd., Suite 650, Los Angeles, CA 90049. Mr. Wolf is a director and the president of each of Merger Sub, Kingswood Intermediate I and Kingswood Intermediate II and the managing partner of each of Kingswood Capital Management and Kingswood Capital Opportunities Fund I GP, L.P.

James Renna is a partner and lead operating partner of Kingswood Capital Management, where he has worked since January 2015. Mr. Renna’s principal business address is c/o James Renna, 1900 North Pearl Street, Dallas, TX 75201. Mr. Renna is a director and the treasurer of each of Merger Sub, Kingswood Intermediate I and Kingswood Intermediate II.

Michael Niegsch is a partner at Kingswood Capital Management, where he has worked since November 2017. Prior to that, Mr. Niegsch was a principal at Comvest Partners from March 2010 to November 2017. Mr. Niegsch’s principal business address is c/o Kingswood Capital Management, L.P., 11777 San Vincente Blvd., Suite 650, Los Angeles, CA 90049. Mr. Niegsch is a director and the secretary of each of Merger Sub, Kingswood Intermediate I and Kingswood Intermediate II.

IMPORTANT INFORMATION REGARDING THE ROLLOVER INVESTOR

Stein Family Holdco is a Delaware limited liability company. The principal executive offices of Stein Family Holdco are located at c/o 8265 Bayberry Road, Jacksonville, FL 32256. Stein Family Holdco was formed for the purpose of serving as a holding company for shares of Common Stock. During the past five years, neither Stein Family Holdco nor any of its managers, directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, neither Stein Family Holdco nor any of its managers, directors or executive officers have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Set forth below for the manager of Stein Family Holdco is his present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such manager. The manager is a citizen of the United States of America. Stein Family Holdco has no directors or executive officers.

Jay Stein is Manager of Stein Family Holdco, which he has managed since Stein Family Holdco’s formation in January 2020. Mr. Stein’s principal business address is c/o 8265 Bayberry Road, Jacksonville, FL 32256. Mr. Stein has served as Chairman of the Board of Stein Mart since 1989, Chief Executive Officer of Stein Mart from June 2013 to March 2016, Interim Chief Executive Officer of Stein Mart from September 2011 to June 2013 and Chief Executive Officer of Stein Mart from 1990 to September 2001. Stein Mart’s principal business address is 1200 Riverplace Blvd., Jacksonville, Florida 32207.

COMMON STOCK TRANSACTION INFORMATION

Transactions by the Acquiring Group Filing Persons

None of the Acquiring Group Filing Persons have purchased or sold any securities of the Company during the past two years, except as provided below:

Jay Stein:

Quantity	Price ($)	Transaction Date	Transaction Description
(1,837,670)	0.00	05/14/2018	Gifted(1)
1,837,670	0.00	05/14/2018	Gifted(1)
(7,162,330)	2.56	06/28/2018	Sale of Company Stock(2)
7,162,330	2.56	06/28/2018	Purchase of Company Stock(2)
(9,000,000)	0.00	06/29/2018	Gifted
9,000,000	0.00	06/29/2018	Gifted
(9,000,000)	1.37	11/30/2018	Sale of Company Stock(3)
9,000,000	1.37	11/30/2018	Purchase of Company Stock(3)
(9,000,000)	0.00	12/03/2018	Gifted
9,000,000	0.00	12/03/2018	Gifted
(9,000,000)	1.09	03/18/2019	Sale of Company Stock(4)
9,000,000	1.09	03/18/2019	Purchase of Company Stock(4)
(9,000,000)	0.00	03/19/2019	Gifted
9,000,000	0.00	03/19/2019	Gifted
234,197	(5)	01/29/2020	Acquisition of Company Stock(5)
(9,908,996)	0.00	01/30/2020	Gifted(6)
9,908,996	0.00	01/30/2020	Gifted(6)

(1)	Annuity payments made in the form of shares of common stock by two (2) annuity trusts to the sole annuitant, Jay Stein.
(2)

In accordance to the terms of certain Grantor Retained Annuity Trusts (“GRATs”) whereby Jay Stein is the sole annuitant, Jay Stein elected to substitute certain assets for a total 7,162,330 shares of common stock of the Company from such GRATs.

(3)

In accordance to the terms of certain GRATs whereby Jay Stein is the sole annuitant, Jay Stein elected to substitute certain assets for a total 9,000,000 shares of common stock of the Company from such GRATs.

(4)

In accordance to the terms of certain GRATs whereby Jay Stein is the sole annuitant, Jay Stein elected to substitute certain assets for a total 9,000,000 shares of common stock of the Company from such GRATs.

(5)	Represents shares received by Jay Stein pursuant to a private settlement agreement with a third party.
(6)	All shares previously reported as directly or indirectly beneficially owned by Jay Stein were contributed to Stein Family Holdco LLC. Jay Stein is the manager of Stein Family Holdco LLC.

Transactions by the Company

There have been no transactions in shares of Company Common Stock by the Company during the past two years, except as provided below:

	Number of Shares Purchased	Range of Prices Paid	Average Purchase Price
Fiscal Year Ended February 2, 2019
First Quarter	45,103	$0.54 to $2.05	$0.73
Second Quarter	3,306	$2.17 to $3.69	$2.57
Third Quarter	3,832	$1.83 to $2.71	$2.24
Fourth Quarter	69,560	$1.05 to $2.01	$1.14
Fiscal Year Ended February 1, 2020
First Quarter	102,543	$0.93 to $1.23	$1.00
Second Quarter	11,886	$0.73 to $0.95	$0.90
Third Quarter	8,483	$0.69 to $0.85	$0.71
Fourth Quarter	7,132	$0.67 to $0.80	$0.69
Fiscal Year Ended January 30, 2021
First Quarter (through February 11, 2020)	65,656	$0.88	$0.88

There have been no transactions in shares of Company Common Stock by the Company within the 60 days prior to the date of this Proxy Statement, except as provided below:

Quantity	Price ($)	Transaction Date	Transaction Description
150	$0.67	1/23/2020	Withheld shares to pay taxes resulting from vesting of restricted stock awards.
35	$0.67	1/23/2020	Withheld shares to pay taxes resulting from vesting of restricted stock awards.
4,942	$0.68	1/24/2020	Withheld shares to pay taxes resulting from vesting of restricted stock units.
639	$0.67	1/23/2020	Withheld shares to pay taxes resulting from vesting of restricted stock awards.
58,685	$0.88	2/4/2020	Withheld shares to pay taxes resulting from vesting of restricted stock awards.
6,971	$0.88	2/7/2020	Withheld shares to pay taxes resulting from vesting of restricted stock awards.

Transactions by the Company’s Directors and Executive Officers

There have been no transactions in shares of Company Common Stock by our directors and executive officers within the 60 days prior to the date of this Proxy Statement, except as provided below:

Jay Stein (Chairman of the Board of Directors):

Quantity	Price ($)	Transaction Date	Transaction Description
234,197		01/29/2020	Shares were received pursuant to a private settlement agreement with a third party.
9,908,996	$0.00	01/30/2020	Shares previously reported as directly or indirectly beneficially owned were contributed to Stein Family Holdco LLC.

Richard L Sisisky (Director):

Quantity	Price ($)	Transaction Date	Transaction Description
1,777	0.00	01/22/2020	Vesting of Restricted Stock Units

Burton M. Tansky (Director):

Quantity	Price ($)	Transaction Date	Transaction Description
1,777	0.00	01/22/2020	Vesting of Restricted Stock Units

Timothy Cost (Director):

Quantity	Price ($)	Transaction Date	Transaction Description
1,777	0.00	01/22/2020	Vesting of Restricted Stock Units

Thomas L. Cole(Director):

Quantity	Price ($)	Transaction Date	Transaction Description
1,777	0.00	01/22/2020	Vesting of Restricted Stock Units

Irwin Cohen (Director):

Quantity	Price ($)	Transaction Date	Transaction Description
1,777	0.00	01/22/2020	Vesting of Restricted Stock Units

Lisa Galanti (Director):

Quantity	Price ($)	Transaction Date	Transaction Description
1,777	0.00	01/22/2020	Vesting of Restricted Stock Units

James Brown (Chief Financial Officer, Executive Vice President):

Quantity	Price ($)	Transaction Date	Transaction Description
33,333	0.00	01/22/2020	Vesting of Restricted Stock Units

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The enclosed proxy is solicited on behalf of the board of directors for use at a Special Meeting to be held on [●], 2020 at [●], Eastern Time, or at any adjournments, postponements or recesses thereof, for the purposes set forth in this Proxy Statement and in the accompanying notice of Special Meeting. The Special Meeting will be held at [●].

At the Special Meeting, the Company’s shareholders are being asked to consider and vote upon a proposal to adopt the merger agreement. The Company’s shareholders are also being asked to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

Further, the Company’s shareholders are being asked to cast an advisory (non-binding) vote to approve “merger-related executive compensation” that may become payable under existing agreements to the Company’s named executive officers in connection with the merger.

The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment, postponement or recess thereof. If any other matters are properly presented at the Special Meeting or any adjournment, postponement or recess thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Special Committee and Board Recommendation

The Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors (other than Jay Stein), after careful consideration and acknowledging the participation of Jay Stein in the merger, voted unanimously to (i) approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) direct that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommend to the shareholders of the Company that they vote FOR the adoption of the merger agreement. For a discussion of the material factors considered by the Special Committee and the board of directors in reaching its conclusions, see “Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 34.

The board of directors recommends that you vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve the “merger-related executive compensation” and FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Who is Entitled to Vote at the Special Meeting?

Only shareholders of record at the close of business on the record date, [●], 2020, are entitled to receive notice of and to vote at the Special Meeting or any adjournment, postponement or recess thereof. As of the close of business on [●], 2020, there were outstanding [●] shares of Company Common Stock.

Shareholder of Record: Shares Registered in Your Name. If, on [●], 2020, your shares were registered directly in your name with the Company’s transfer agent, Computershare Investor Services, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Special Meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, on [●], 2020, your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the Special Meeting. Because you are not the shareholder of record, however, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

How Do I Vote?

For Proposals 1, 2 and 3, you may vote FOR or AGAINST or abstain from voting. The procedures for voting are set forth below:

Shareholder of Record: Shares Registered in Your Name. If you are a shareholder of record, you may vote in person at the Special Meeting or by mailing your completed, dated and signed proxy card in the enclosed return envelope or by giving your proxy authorization via the Internet or by telephone. Whether or not you plan to attend the Special Meeting, we encourage you to vote by proxy or give your proxy authorization to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

•	To vote in person, attend the Special Meeting, and we will provide you with a ballot when you arrive.

•	To vote by mail, submit a proxy by simply marking, signing and dating it, and return it in the postage-paid envelope provided.

•

To vote via telephone, submit a proxy by calling the toll-free number on the proxy card before 11:59 p.m., Eastern Time, on [●], 2020. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day.

•

To vote via the Internet, access the website indicated on the enclosed proxy card before 11:59 p.m., Eastern Time, on [●], 2020. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy via the Internet is available 24 hours a day.

We provide Internet proxy authorization on-line with procedures designed to ensure the authenticity and correctness of your proxy authorization instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the Proxy Statement and proxy card from that organization rather than from the Company. You should follow the instructions provided by your broker, bank or other agent as to how to vote your shares. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. To do this, follow the instructions provided by your broker, bank or other agent or contact your broker, bank or other agent to request a proxy card.

How Many Votes Do I Have?

For each matter to be voted upon, you have one vote for each share of Company Common Stock that you own as of the close of business on [●], 2020. Shareholders that own shares of Company Common Stock will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Special Meeting and any adjournment, postponement or recess thereof.

What If I Request and Return a Proxy Card But Do Not Make Specific Choices?

If you request a proxy card and return the proxy card signed and dated without marking any voting selections, all of your shares of Company Common Stock will be voted FOR the adoption of the merger agreement, FOR the approval of the “merger-related executive compensation” and FOR the approval of the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement. You should return a proxy even if you plan to attend the Special Meeting in person.

Can I Change My Vote After I Return My Proxy Card?

Yes. If you are the shareholder of record of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date which is received by [●], our proxy tabulator, by the close of business on [●], 2020;

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You may send a written notice which is received by the close of business on [●], 2020 that you are revoking your proxy to 1200 Riverplace Boulevard, Jacksonville, Florida 32207, Attention: James B. Brown, Secretary; or

•

You may attend the Special Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How Are Votes Counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count FOR and AGAINST votes and abstentions and separately count votes in respect of each proposal.

Because the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve the adoption of the merger agreement, the failure to vote and abstentions will have the same effect as a vote AGAINST the merger proposal.

The advisory (non-binding) proposal on the “merger-related executive compensation” and the proposal to adjourn the Special Meeting if there are not sufficient votes to adopt the merger proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Abstentions will have no effect on the advisory (non-binding) proposal on the “merger-related executive compensation” or the adjournment proposal. As noted above, the vote with respect to the “merger-related executive compensation” is an advisory vote and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various “merger-related executive compensation” payments.

If a shareholder’s shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the Special Meeting, the shareholder must obtain from the record holder a proxy issued in the shareholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Abstentions are counted for purposes of determining whether a quorum exists at the special meeting.

How Many Votes Are Needed to Approve Each Proposal?

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For Proposal 1, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of the record date for the Special

Meeting. Because adoption of the merger agreement requires the approval of shareholders representing a majority of the outstanding shares of Company Common Stock, failure to vote your shares of Company Common Stock (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have the same effect as a vote AGAINST the merger agreement.

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Proposal 2, the vote to approve the “merger-related executive compensation,” will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. However, the vote on Proposal 2 is advisory only and will not be binding on the Company or Parent and is not a condition to the consummation of the merger. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various “merger-related executive compensation” payments. Abstentions will have no effect on the vote to approve the “merger-related executive compensation.”

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Proposal 3, the vote to adjourn the Special Meeting if there are not sufficient votes to adopt the merger agreement, will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Abstentions will have no effect on the vote to approve the adjournment proposal. The persons named as proxies may propose and vote for one or more adjournments of the Special Meeting, including adjournments to permit further solicitations of proxies.

The Rollover Investor has entered into a voting agreement with Parent that covers approximately 36% of the outstanding shares of Company Common Stock on the date of the merger agreement, pursuant to which it has agreed to vote its shares FOR the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. Pursuant to the terms of the merger agreement, the separate approval of a majority of the Company’s unaffiliated shareholders is not required to adopt the merger agreement and consummate the transactions contemplated thereby.

What Should I Do With My Stock Certificates at this Time?

Please do not send in stock certificates at this time. If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging the existing Company’s stock certificates for the payment of $0.90 per share in cash, without interest and less any applicable withholding taxes.

How Many Shares Must Be Present to Constitute a Quorum for the Special Meeting?

A quorum of shareholders is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum. Only shareholders of record at the close of business on the record date, [●], 2020, are entitled to receive notice of and to vote at the Special Meeting or any adjournment, postponement or recess thereof. As of the close of business on [●], 2020, there were outstanding [●] shares of Company Common Stock.

Your shares will be counted towards the quorum only if you vote in person at the Special Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent).

Stock Ownership and Interests of Certain Persons

Our directors and executive officers (other than Jay Stein who manages the Rollover Investor) have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Company Common Stock beneficially owned (including shares over which they have the power to direct the vote, if any) in favor of the adoption of the merger agreement. As of [●], 2020, the record date for the Special Meeting, our directors and executive officers (other than Jay Stein who manages the Rollover Investor) directly owned, in the aggregate, [●] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [●] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Certain of our directors and executive officers have interests that may be different from, or in addition to, those of the Company’s shareholders generally. As of [●], 2020, the record date for the Special

Meeting, our directors and executive officers directly owned, in the aggregate, [●] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [●] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. For more information, please see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65.

As of [●], 2020, the record date for the Special Meeting, the Rollover Investor owned 17,339,544 shares of Company Common Stock entitled to vote at the Special Meeting, or approximately 36% of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. The Rollover Investor has entered into a voting agreement with Parent pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), it has agreed to, among other things, vote, or cause to be voted, its shares of Company Common Stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. See “Special Factors—Voting Agreement” beginning on page 70. The Rollover Investor has interests in the merger that are different from, or in addition to, the interests of the Company’s other shareholders. For more information, please see “Special Factors—Financing of the Merger” beginning on page  63.

Expenses of Proxy Solicitation

The Company will pay for the entire cost of soliciting proxies. In addition to the costs of mailing the proxy materials and posting the proxy materials on the Internet, the Company’s directors (other than Jay Stein) and employees also may solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Kingsdale Advisors has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of approximately $12,500. The Company will reimburse Kingsdale Advisors for reasonable expenses and costs incurred by it in connection with its services and will indemnify Kingsdale Advisors for certain losses.

Adjournments, Postponements and Recesses

Although the Company does not expect to do so, if the Company has not received sufficient proxies to constitute a quorum or sufficient votes for the adoption of the merger agreement, the Special Meeting may be adjourned, postponed or recessed for the purpose of soliciting additional proxies. The proposal to approve the adjournment, postponement or recess of the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter. Any signed proxies received by the Company that approve the proposal to adjourn, postpone or recess the Special Meeting will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment, postponement or recess of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Shareholders Who Object to the Merger

Shareholders are entitled to statutory appraisal rights under the FBCA in connection with the merger. This means that holders of Company Common Stock who do not vote in favor of the adoption of the merger agreement or have not consented to it in writing may be entitled to have the value of their shares determined by a circuit court of competent jurisdiction in Duval County, Florida, and to receive payment based on that valuation instead of receiving the $0.90 per share merger consideration. The ultimate amount received in an appraisal proceeding may be more than, the same as or less than the amount that would have been received under the merger agreement.

Shareholders who do not vote in favor of the adoption of the merger agreement or have not consented to it in writing may exercise their right to seek appraisal of the fair value of their shares of Company Common Stock as determined by a circuit court of competent jurisdiction in Duval County, Florida if the merger is completed in lieu of receiving the per share merger consideration, but only if they do not vote in favor of adopting the merger agreement and otherwise comply with the procedures of Sections 607.1301 through 607.1340 of the FBCA, which is the appraisal rights statute applicable to Florida corporations. A copy of Sections 607.1301 through 607.1340 of the FBCA is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See “Special Factors—Appraisal Rights” beginning on page 71 and Appendix C to this Proxy Statement.

Other Matters

The board of directors is not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Questions and Additional Information

If you have questions about the Special Meeting or the merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Kingsdale Advisors, our proxy solicitor, by telephone at 1.866.581.1479 toll-free in North America (+1.416.867.2272 for collect calls outside of North America) or by e-mail at contactus@kingsdaleadvisors.com.

THE MERGER AGREEMENT

This section of the Proxy Statement summarizes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. We encourage you to read carefully this entire document, including the Agreement and Plan of Merger attached to this Proxy Statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this Proxy Statement.

The summary of the merger agreement in this Proxy Statement is included to provide you with information regarding some of its material provisions. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. The representations and warranties in the merger agreement and the description of them in this document should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC.

General; the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement and in accordance with the FBCA. After the completion of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the FBCA as the surviving corporation in the merger and will become an indirect wholly-owned subsidiary of Parent. If the merger is completed, the shares of Company Common Stock will be delisted from the Nasdaq Capital Market, will be deregistered under the Exchange Act and will no longer be publicly traded, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company Common Stock. The Company will be a privately held corporation and the Company’s current shareholders (other than the Rollover Investor) will cease to have any ownership interest in the Company or rights as the Company’s shareholders. Therefore, following the completion of the merger, the Company’s current shareholders (other than the Rollover Investor) will not participate in any of the Company’s future earnings or growth and will not benefit from any appreciation in the Company’s value, if any.

Closing and Effective Time of the Merger

Subject to the satisfaction or waiver of all of the conditions to closing contained in the merger agreement, the closing of the merger will take place (a) on the second business day after the day on which the conditions to closing set forth in the merger agreement (other than those conditions that by their terms are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived or (b) at such other time as Parent and the Company may agree in writing.

If the merger is not consummated by July 29, 2020, the Company or Parent may terminate the merger agreement, except such right to terminate the merger agreement will not be available to such party if such party has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach has been the principal cause of the failure to consummate the merger by such date.

The effective time of the merger will occur upon the filing of the articles of merger with the Department of State of the State of Florida (or at such later date as the Company and Parent may agree and specify in the articles of merger) in accordance with the FBCA.

Certificate of Incorporation; Bylaws

At the effective time of the merger, the certificate of incorporation of the Company will be amended and restated to be the certificate of incorporation of Merger Sub with the name of the surviving corporation changed to “Stein Mart, Inc.,” until amended in accordance with its terms or by applicable law. The bylaws of the Company shall by the bylaws of the surviving corporation, until amended in accordance with its terms, the terms of the amended and restated certificate of incorporation or by applicable law.

Conversion of Securities

Common Stock

Except for (i) shares of Company Common Stock held by the Company or any of its subsidiaries or by Parent or its subsidiaries immediately before the effective time of the merger, (ii) shares of Company Common Stock held by the Rollover Investor immediately before the effective time of the merger, and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the FBCA ((i) through (iii) collectively, the “excluded shares”), each share of Company Common Stock issued and outstanding immediately prior to the effective time of the merger shall, without any action on the part of the holder thereof, be converted into the right to receive $0.90 in cash, without interest and less applicable withholding taxes. At the effective time of the merger, each share of Company Common Stock theretofore issued and outstanding will be cancelled automatically and cease to exist.

Treatment of Outstanding Options, Restricted Stock Awards and Restricted Stock Units

Unless otherwise agreed upon between Parent and any applicable stock option holder, at the effective time of the merger, each option to acquire shares of Company Common Stock under the Company equity plan, outstanding immediately prior to the effective time of the merger, whether or not then vested or exercisable, by virtue of the merger, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the per share exercise price of the applicable stock option at the time of calculation multiplied by the aggregate number of shares of Company Common Stock that may be acquired upon exercise of such stock option. The Company has no outstanding stock options with a per share exercise price less than the per share merger consideration.

Unless otherwise agreed upon between Parent and any restricted common stock award holder, at the effective time of the merger, each share of restricted Company Common Stock that vests solely based on continued service outstanding immediately prior to the effective time of the merger, by virtue of the merger will be converted into the right to receive the per share merger consideration.

Unless otherwise agreed upon between Parent and any restricted common stock unit holder, at the effective time of the merger, each award of restricted stock units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock outstanding immediately prior to the effective time of the merger, by virtue of the merger will be converted into the right to receive a cash award determined by multiplying the merger consideration by the number of shares of Company Common Stock subject to each restricted stock unit award.

Unless otherwise agreed upon between Parent and any restricted common stock award holder, at the effective time of the merger, each share of restricted Company Common Stock that vests based on the achievement of performance goals outstanding immediately prior to the effective time of the merger, by virtue of the merger will be converted into the right to receive a cash award determined by multiplying the merger consideration by the number of shares of Company Common Stock that would vest based on the achievement of any applicable performance goals at the target level. No restricted stock awards or units subject to performance-based vesting conditions are expected to vest in connection with the merger.

Payment Procedures

No less than three business days before the effective time of the merger, Parent will select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the merger and will enter into a paying agent agreement with the paying agent, the terms and conditions of which shall be satisfactory to the Company in its reasonable discretion. The surviving corporation will be responsible for all fees and expenses of the paying agent. Immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent sufficient funds to pay the per share merger consideration for all issued and outstanding shares of Company Common Stock (other than the excluded shares) entitled to payment thereof. As soon as reasonably practicable, and in any event, within three business days after the effective time of the merger, Parent will cause the paying agent to mail a letter of transmittal in the paying agent’s standard form (and reasonably satisfactory to Parent and the Company) and instructions to each holder of record of Company Common Stock. The letter of transmittal and instructions will tell such holder: (i) that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of such holder’s stock certificates (or affidavit of loss in lieu thereof) to the paying agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal and (ii) instructions for surrendering such certificates or book-entry shares (if the holder’s shares are not certificated) in exchange for the merger consideration. Such instructions will provide that: (A) at the election of the holder, stock certificates may be surrendered by hand delivery or otherwise and (B) the merger consideration payable in exchange for the stock certificates and/or book-entry shares will be payable by wire transfer to the surrendering holder.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (if your shares are certificated) (or affidavit of loss in lieu thereof) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if (i) the surrendered stock certificate (or affidavit of loss in lieu thereof) is accompanied by all documents required by Parent to evidence and effect that transfer and (ii) the person requesting such payment pays any applicable transfer taxes or other taxes required by reason of payment of the merger consideration to a person other than the registered holder or establishes to the satisfaction of Parent and the paying agent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates. Parent, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement as may be required to deduct and withhold with respect to the payment of such consideration under the Code, or any applicable state, local or foreign tax law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts will be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under the merger agreement.

None of Parent, the surviving corporation or the paying agent will be liable to any holder of stock certificates or book-entry shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar law.

The paying agent will invest the payment fund as directed by Parent, provided, that such investment shall be in obligations of, or guaranteed by, the United States, in commercial paper obligations of issuers organized under the law of a state of the United States, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10.0 billion, or in mutual funds investing solely in such assets, and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any such investment will be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment will be for the benefit of Parent; provided, however, no such investment or losses thereon will affect the merger consideration payable to the holders of Company Common Stock immediately prior to the effective time of the merger and Parent will promptly provide, or will cause the surviving corporation to promptly provide, additional funds to the paying agent for the benefit of the holders of Company Common Stock, stock options, performance stock awards and restricted stock awards immediately prior to the effective time of the merger in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the surviving corporation in connection with the merger.

Any portion of the payment fund which remains unclaimed by former shareholders of the Company six months after the effective time of the merger will be delivered by the paying agent to Parent upon demand, and any former shareholders who have not surrendered their shares in exchange for the merger consideration will thereafter look only to Parent and/or the surviving corporation for payment of the merger consideration.

Representations and Warranties

The representations and warranties of the Company contained in the merger agreement are the product of negotiations among the parties thereto and are solely for the benefit of Parent and Merger Sub. Any inaccuracies in such representations and warranties are subject to waiver by the parties to the merger agreement and are qualified by a confidential disclosure letter containing non-public information and made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts. The merger agreement may only be enforced against the Company by Parent and Merger Sub. Moreover, information concerning the subject matter of the representations and warranties of the Company may change after the date of the merger agreement, which subsequent information may or may not be reflected fully in the Company’s public disclosures.

The Company’s representations and warranties in the merger agreement relate to, among other things:

•	corporate organization, good standing and corporate power and authority, and other corporate matters with respect to the Company and its subsidiaries;

•	foreign qualification to do business with respect to the Company and its subsidiaries;

•	the Company’s authority to enter into and consummate the transactions contemplated by the merger agreement;

•	enforceability of the merger agreement against the Company;

•	its subsidiaries;

•	consents and approvals of governmental authorities and required regulatory filings;

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the absence of violations of, or conflicts with, or consents required under the governing documents of the Company and its subsidiaries, applicable law and certain agreements and authorizations or creation of liens upon properties, assets or rights of the Company or its Subsidiaries, as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	capitalization of the Company and its subsidiaries, absence of certain rights, liens or voting agreements (other than the voting agreement) and certain related matters;

•	the vote of the majority of the Company’s shareholders entitled to vote thereon is the only vote necessary to adopt the merger agreement;

•	the accuracy and timeliness of the Company’s filed SEC reports and financial statements since January 1, 2017;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	the conduct of the Company’s business in the ordinary course of business consistent with past practice since February 2, 2019 and through the date of the merger agreement;

•	the absence of any pending or threatened litigation, proceedings and government orders;

•	material contracts (including the enforceability thereof and compliance therewith);

•	employee benefit plans;

•	labor relations and compliance with applicable employment laws;

•	tax matters;

•	environmental matters;

•	intellectual property matters;

•	real property;

•	permits and compliance with applicable laws;

•	insurance;

•	affiliated transactions;

•	the opinion of the Special Committee’s financial advisor;

•	the absence of brokers and brokers’ fees, except those fees payable to the Company’s financial advisor;

•	state takeover laws; and

•	the absence of certain business practices.

Many of the Company’s representations and warranties are qualified by the absence of a “Company Material Adverse Effect,” which means, for purposes of the merger agreement, any fact, circumstance, change, event, development, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets or results of operations or financial condition of the Company and its subsidiaries, taken as a whole including, among other things, if, at the time of closing, the Company’s Excess Availability (as defined in the Company’s Second Amended and Restated Credit Agreement dated February 3, 2015) is less than 35% of the Loan Cap (as defined in the Company’s Second Amended and Restated Credit Agreement dated February 3, 2015). Notwithstanding the foregoing, a “Company Material Adverse Effect” does not include such effects relating to or arising from:

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any national, international, or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), including the results of any primary or general elections;

•	changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

•	changes in interest, currency or exchange rates or the price of any commodity, security or market index;

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changes in legal or regulatory conditions, including changes or proposed changes in law, United States generally accepted accounting principles or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

•	changes in the Company’s and its subsidiaries’ industries in general or seasonal fluctuations in the business of the Company or any of its subsidiaries;

•

any change in the market price or trading volume of any securities or indebtedness of the Company or any of its subsidiaries, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (provided that the underlying causes of any of the foregoing may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred);

•	the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts;

•	the existence, occurrence or continuation of any force majeure events;

•	compliance by the Company and its subsidiaries with the terms of the merger agreement (other than the conduct of their operations in the ordinary course consistent with past practice);

•	any actions taken to the extent expressly required by the merger agreement or taken with the written consent, waiver or at the written request of Parent;

•	matters disclosed to Parent in certain sections of the Company’s disclosure letter;

•	the public announcement of the merger agreement, the transactions contemplated thereby and the identities of Parent, Merger Sub and their respective affiliates;

•	the execution, announcement performance, consummation or existence of the merger agreement and the voting agreement; and

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any legal actions threatened, made or brought by any current or former shareholders of the Company against the Company, any of its executive officers or other employees or any member of the board of directors, in each case arising from or relating to the merger agreement or voting agreement;

except in the cases of the first eight bullets above, to the extent that any such effect has a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Company and its subsidiaries operate. Notwithstanding the foregoing, a “Company Material Adverse Effect” shall be deemed to have occurred if, at the time of closing, the Company’s Excess Availability (as defined in the Company’s Second Amended and Restated Credit Agreement dated February 3, 2015) is less than 35% of the Loan Cap (as defined in the Company’s Second Amended and Restated Credit Agreement dated February 3, 2015). As of March 20, 2020, 35% of excess availability under the Company’s credit agreement was equal to approximately $71.7 million and the actual excess availability was approximately $48.8 million, a shortfall of approximately $22.9 million. In response to the coronavirus (COVID-19) outbreak, the Company temporarily closed all stores beginning at the end of business on March 18, 2020 and there is significant uncertainty surrounding the potential impact on its results of operations and cash flows. As a result, it is uncertain whether the Company will satisfy the minimum liquidity condition under the merger agreement at closing.

The merger agreement also contains various representations and warranties made by Parent and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the corporate organization, good standing and corporate power and authority of Parent and Merger Sub;

•	the authority and authorization of Parent and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement;

•	consents and approvals of governmental authorities and required regulatory filings;

•

the absence of violations of, or conflicts with, the governing documents of Parent and Merger Sub, applicable law and certain agreements and authorizations, as a result of entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	capitalization of Merger Sub and Parent’s ownership of the outstanding stock of Merger Sub;

•	Merger Sub not having engaged in any business activity other than in connection with the merger agreement and the transactions contemplated thereunder;

•	no ownership of shares of Company Common Stock, absence of voting agreements (other than the voting agreement) and certain related matters;

•	the status of the Rollover Letter and Parent’s debt financing documentation and efforts as of the date the merger agreement was executed;

•

the sufficiency and availability of funds in the financing contemplated by the Rollover Letter, the Debt Commitment Letters, and other funds available to Parent, to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement;

•	the solvency of Parent and the surviving corporation after the completion of the merger;

•	the absence of any pending or threatened litigation, proceedings and government orders;

•	the absence of any regulatory impediments;

•	the absence of arrangements with management;

•	the absence of brokers and brokers’ fees;

•	the limited guarantee;

•	the information supplied by Parent or Merger Sub for inclusion in this Proxy Statement and the related Schedule 13E-3; and

•	independent investigation and non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement in accordance with its terms.

Covenants of the Company

The Company has various obligations and responsibilities under the merger agreement from the date of the merger agreement until the effective time of the merger, including, but not limited to, the following:

Conduct of Business Pending the Merger

During the period between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement, except as contemplated by the merger agreement, as set forth in the

Company disclosure letter, as required by applicable law, or with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company has agreed to, and has agreed to cause each of its subsidiaries to, conduct its operations only in the ordinary course consistent with past practice, maintain its cash management and working capital policies and practices in a manner consistent with past practice, maintain a level of working capital, consistent with past practice, to satisfy the needs of its daily operations, maintain its existence, and to use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, keep available the services of the current officers, employees and consultants of the Company and its subsidiaries, and preserve intact, in all material respects, the current relationships of the Company and its subsidiaries with customers, licensees, suppliers, lenders, governmental authorities and other persons with which the Company or such subsidiary has material business relations.

Subject to certain exceptions, the Company may not, pursuant to the merger agreement, take (and must cause its subsidiaries not to take) any of the following actions during the period between the date of the merger agreement and until the earlier of the effective time of the merger or the termination of the merger agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

•	amend or otherwise modify its or any of its subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

•

make, declare, set aside or pay dividends or distributions on any shares of capital stock of the Company, other than cash dividends or cash distributions from a wholly-owned subsidiary to the Company or one of its wholly-owned subsidiaries;

•

(i) adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than pursuant to (A) the vesting or forfeiture of restricted stock awards and performance stock awards in accordance with their respective terms in effect on the date of the merger agreement and (B) the purchase, redemption or other acquisition of Company Common Stock or equity interests of the Company or its subsidiaries from former employees, directors and consultants in accordance with any contract or benefit plan of the Company providing for the repurchase of such Company Common Stock or such other equity interests in connection with any termination of services to the Company or any of its subsidiaries), (iii) grant any person any right or option to acquire any shares of its capital stock, or (iv) issue, authorize the issuance of, propose the issuance of, deliver or sell any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to the exercise of Company stock options in accordance with the terms in effect on the date of the merger agreement;

•

(i) increase the compensation, bonus opportunity or benefits payable or to become payable to, or pay any special bonus or special remunerations to, any of its current or former directors, officers, employees or independent contractors (other than increases in the base salaries or wages of employees other than officers in the ordinary course of business consistent with past practice); (ii) grant or increase any severance, change of control, retention or termination pay to any current or former director, officer, employee or independent contractor; (iii) renew, enter into or amend any contract providing for the employment or consultancy of any director, officer or employee with a title of vice president or above or otherwise providing compensation or other benefits to any director, officer or employee with a title of vice president or above; (iv) establish, adopt, enter into, amend, renew, alter the prior interpretation of or terminate any benefit plan of the Company or any other employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the merger agreement, would be a benefit plan of the Company; (v) enter into any collective bargaining agreement or other similar agreement with any labor organization, works council, trade union, labor association or other employee representative; (vi) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act or any similar state, local or foreign law or regulation; (vii) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors or officers; or (viii) hire or terminate any employee with a title of vice president or above, other than a termination for “cause,” except, in the case of each of clauses (i) through (iv), (A) to the extent required by applicable law, the merger agreement or any of the Company’s employee benefit plans, or (B) in conjunction with new hires, promotions or other changes in job status, in each case, in the ordinary course of business and consistent with past practice, for employees with a title of vice president or above, and for employees with a title below vice president;

•

acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) any interest in any business or any corporation, partnership, limited liability company, joint venture or other business organization or division or assets, securities or property thereof, except for any such transaction (i) which is solely between the Company and any of its wholly-owned subsidiaries or between any such wholly-owned subsidiaries, (ii) pursuant to certain material contracts existing and in effect as of the date of the merger agreement, or (iii) enter into any new lease;

•

sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations with respect to the disposition of any real property or any other material company asset or business, including the capital stock of subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment that is not (or no longer) material to the business of the Company in the ordinary course of business, (iii) any permitted liens or (iv) pursuant to certain material contracts existing and in effect as of the date of the merger agreement;

•

make any loans, advances or capital contributions to or investments in any person other than (i) to wholly-owned subsidiaries or (ii) to employees for advancement of business-related expenses in the ordinary course of business;

•

(i) incur, assume or guarantee any new indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, other than (A) revolving loans under any existing Company revolving credit facilities or (B) performance bonds or letters of credit (to the extent issued under the Company’s existing revolving credit facility) entered into in the ordinary course of business consistent with past practice, (ii) assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently, or otherwise), the obligations of any person (other than the Company or any of its wholly-owned subsidiaries) for borrowed money (including any debt securities) or (iii) pledge or encumber any shares of the capital stock or other equity or voting interest of the Company or any of its subsidiaries;

•

make capital expenditures that exceed, individually or in the aggregate (i) the amount of capital expenditures contemplated by the capital expenditure information previously made available to Parent and set forth on the confidential Company disclosure letter, plus (ii) $250,000;

•

(i) enter into any (A) contract that would be a material contract (including by amendment of any contract that is not a material contract such that such contract becomes a material contract) in excess of $250,000 individually or $1,000,000 in the aggregate or (B) lease, or (ii) terminate, renew, extend or amend in any material respect any material contract or waive any material right, breach or default thereunder;

•	propose, adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

•

other than as required by United States generally accepted accounting principles or applicable law, (i) make any material change to its accounting policies, procedures, methods or practices or (ii) revalue in any material respect any of its properties or assets, other than in the ordinary course of business;

•

waive, release, assign, settle or compromise any legal actions, other than (i) in the ordinary course of business and not in excess of $250,000 (net of any amount covered by insurance) and/or (ii) if the

Company has received written notification from an insurer that it will cover in full (subject to any deductible or retention) any such loss resulting from such waiver, release, assignment, settlement or compromise;

•

except as otherwise required by applicable law, make, revoke or change any material tax election other than consistent with past practice, file any income or other material amended tax return, adopt or change any material method of tax accounting, change any tax accounting period, settle or surrender any material tax claim relating to the Company or any of its subsidiaries or surrender a right to a material tax refund, or, except in connection with the matter set forth, and to the extent provided, in the confidential Company disclosure letter, enter into any closing agreement or similar agreement with any governmental authority in respect of taxes;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	enter into any new line of business outside of the business being conducted by the Company and its subsidiaries as of the date of the merger agreement;

•	enter into any agreement with respect to the voting of any capital stock or other equity or voting interest of the Company or any of its subsidiaries;

•

engage in any material transaction with, or enter into any agreement, arrangement or understanding with any, (i) shareholder, director or officer of the Company or any of its subsidiaries or (ii) affiliate of the Company or other person covered in Item 404 of Regulation S-K promulgated by the SEC;

•

sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any lien (other than a permitted lien) on, any material intellectual property, other than in the ordinary course of business pursuant to non-exclusive licenses;

•	grant any lien on its assets (other than permitted liens); or

•	authorize, commit, resolve or agree to do any of the foregoing.

Any or all actions taken by, or omissions of, the Company at the direction of Parent, in an effort to satisfy or facilitate the Debt Financing will not constitute a breach of the Company’s obligations under these provisions (including for purposes of the Parent’s termination rights and the Company’s financing cooperation covenants).

Access to Information

The Company will, and will cause its subsidiaries to, (i) provide to Parent and its representatives access at all reasonable times during the period commencing with the execution and delivery of the merger agreement and terminating upon the earlier to occur of the termination of the merger agreement and the effective time of the merger, upon prior notice to the Company, to the books, records and personnel of the Company and its subsidiaries and (ii) furnish promptly such information concerning the Company and its subsidiaries as Parent or its representatives may reasonably request. Nothing in the merger agreement shall require the Company or any of its subsidiaries to disclose information to the extent such disclosure would, in the Company’s good faith opinion after consultation with legal counsel, (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any applicable law or any material contract. In the event that the Company does not provide access or information in reliance on the preceding sentence, it must provide notice to Parent that it is withholding such access or information and the Company shall collaborate with Parent and must use its reasonable best efforts to communicate the applicable information or provide access, as the case may be, in a way that would not violate the applicable law, material contract or obligation or risk waiver of such privilege. Notwithstanding the foregoing, Parent and the Company must comply with and cause their respective representatives to comply with the obligations under the confidentiality agreement, dated April 17, 2019, between Kingswood Capital Management, LLC, on the one hand, and the Company, on the other hand with respect to the foregoing information, provided that Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the debt financing, subject to customary confidentiality agreements that have been approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

No Solicitation of Takeover Proposals; Fiduciary Out

Except as described below, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, the Company must not, and must cause its subsidiaries and direct its representatives not to, directly or indirectly:

•

solicit, initiate, induce the making of, knowingly facilitate or knowingly encourage (including by way of furnishing or providing access to any non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to a takeover proposal (as defined below);

•	enter into or participate in any discussions or negotiations with any person regarding a takeover proposal (other than to state that the Company is not permitted to have discussions or negotiations);

•

approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding or contract with respect to, a takeover proposal or that would require the Company to abandon or terminate the merger agreement or fail to consummate the merger (other than an acceptable confidentiality agreement);

•	waive the applicability of all or any portion of any anti-takeover laws in respect of any person (other than Parent, Merger Sub and their affiliates); or

•	modify, waive, amend, release or fail to enforce any existing standstill obligations owed by any person to the Company or any of its subsidiaries.

Notwithstanding the foregoing, at any time prior to obtaining shareholder approval for the adoption of the merger agreement, following the Company’s receipt of a takeover proposal, the Special Committee and the board of directors are permitted to participate in discussions regarding such takeover proposal solely to clarify the terms thereof, and, with respect to a written, bona fide takeover proposal that was not the result of a breach in any material respect of the “no-shop” provisions in the merger agreement, if the Special Committee or the board of directors determines in good faith (i) after consultation with outside legal and financial advisors that a takeover proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and (ii) after consultation with outside legal counsel that the failure to take the actions set forth in clauses (A) and (B) below with respect to such takeover proposal would be inconsistent with its fiduciary duties to shareholders under applicable law, then the Company may, in response to such takeover proposal, (A) furnish access and non-public information with respect to the Company and any of its subsidiaries to the person who has made such takeover proposal pursuant to an acceptable confidentiality agreement, which means on terms no less favorable (except with respect to standstill provisions to the extent required to permit submission of a takeover proposal) in the aggregate to the Company than the confidentiality agreement, dated April 17, 2019, between Kingswood Capital Management, LLC, on the one hand, and the Company, on the other hand, so long as any written non-public information provided under clause (A) has previously been provided to Parent or is provided to Parent substantially concurrently with being provided to such person, and (B) participate in discussions and negotiations regarding such takeover proposal. Notwithstanding anything to the contrary in the merger agreement, the Special Committee and the board of directors shall be permitted (but only upon the express written request of the counterparty), to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties, to modify, waive, amend or release any existing standstill obligations owed by any Person to the Company or any of its subsidiaries only to the extent necessary to allow a confidential takeover proposal to be made to the Special Committee or the board of directors; provided that the Company promptly notifies Parent of any such modification, waiver, amendment or release.

A “takeover proposal” is defined in the merger agreement to mean any bona fide written proposal or offer relating to:

•

a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its subsidiaries representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole;

•

a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its subsidiaries, taken as a whole;

•

a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer;

•	a reorganization, recapitalization, liquidation or dissolution of the Company involving 20% or more of the assets of the Company and its subsidiaries, taken as a whole; or

•	any other transaction having a similar effect to those described in the foregoing.

A “superior proposal” is defined in the merger agreement to mean any bona fide written takeover proposal (with the percentages in the definition of such term changed from 20% to 50%), not resulting from a material breach of the “no-shop” provisions of the merger agreement, which the Special Committee has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors:

•	is on terms and conditions more favorable, from a financial point of view, to the shareholders of the Company (excluding the Rollover Investor) than those contemplated by the merger agreement; and

•

is reasonably capable of being completed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of the proposal (including the identity of the counterparty).

The Company must (i) advise Parent orally and in writing within 24 hours of the receipt of any (A) any takeover proposal, (B) any written requests, inquiries, proposals or offers received, or any discussions or negotiations sought to be initiated, with respect to any takeover proposal, or (C) any inquiry, offer or proposal that could reasonably be expected to lead to a takeover proposal, specifying the material terms and conditions of such takeover proposal and the identity of the party making such takeover proposal and including copies of any written documents or material correspondence delivered in connection therewith, and (ii) keep Parent reasonably informed on a current basis with respect to the status and material terms of any such takeover proposal.

Except as described below, the Special Committee and the board of directors may not: (i) withdraw, modify or amend (or publicly propose to withdraw, modify or amend) its recommendation that the Company’s shareholders adopt the merger agreement in any manner adverse to Parent, (ii) approve, endorse, find advisable or recommend (or publicly propose to do so) a takeover proposal or (iii) approve, recommend or allow the Company to enter into a contract relating to a takeover proposal (other than acceptable confidentiality agreements).

Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by the Company’s shareholders, the Special Committee or the board of directors may, in response to a superior proposal received by the Special Committee or the board of directors after the date of the merger agreement, if the Special Committee or the board of directors concludes in good faith, (i) following consultation with its outside legal counsel, that its failure to withdraw, modify or amend its recommendation would be inconsistent with its fiduciary duties and (ii) after consultation with the Company’s outside legal and financial advisors, that such takeover proposal constitutes a superior proposal, withdraw, modify or amend its recommendation or terminate the merger agreement, upon payment of a termination fee (described below), to enter into a contract with respect to such superior proposal, but only if:

•	the Company has complied in all material respects with its obligations under the “no shop” restrictions contained in the merger agreement;

•

the Company shall have first provided prior written notice to Parent that it is prepared to terminate the merger agreement and enter into a contract with respect to a superior proposal. Such notice must include the material terms and conditions of the transaction that constitutes such superior proposal and the identity of the party making such superior proposal, and to the extent provided to the Company, a copy of any material contract evidencing or relating to the superior proposal; and

•

Parent does not make, within five business days of delivery of such notice, a proposal that the Special Committee or the board of directors determines in good faith, after consultation with its financial advisor, causes the superior proposal described in the applicable notice of superior proposal to no longer constitute a superior proposal. In addition, during the five business day period after such notice is provided to Parent, the Company must, and must cause its representatives, to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the merger agreement such that the superior proposal described in such notice ceases to constitute a superior proposal.

At any time prior to the adoption of the merger agreement by the Company’s shareholders, if any event, fact, development, circumstance or occurrence (but specifically excluding any takeover proposal or superior proposal) that materially improves the business, assets, operations or prospects of the Company or its subsidiaries that was not known (and should not reasonably have been known) to the Special Committee and the board of directors as of the date of the merger agreement, becomes known to the Special Committee and the board of directors after the date of the merger agreement (an “intervening event”) (provided, that in no event shall the following constitute, or be taken into account in determining the existence of, an intervening event: (i) the fact alone that the Company meets or exceeds any internal or published budgets, plan, forecasts, or projections for any period, or (ii) any changes alone after the date of the merger agreement in the market price or trading volume of Company Common Stock) and the Special Committee or the board of directors has concluded in good faith, following consultation with its outside legal counsel, that its failure to withdraw, modify or amend its recommendation that the Company’s shareholders adopt the merger agreement would be expected to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, then the board of directors may withdraw, modify or amend its recommendation that the Company’s shareholders adopt the merger agreement in a manner adverse to Parent but only if:

•

the Company shall have first provided prior written notice to Parent that the Special Committee or the board of directors intends to withdraw, modify or amend its recommendation in a manner adverse to Parent, which notice shall include a description in reasonable detail of the intervening event and the board of directors’ reasons for taking such action; and

•

Parent does not, within five business days after the receipt of such notice, propose revisions to the terms and conditions of the merger agreement in response to such intervening event that the Special Committee or the board of directors determines, after consultation with its outside legal counsel and financial advisors, obviate the need for the Special Committee or the board of directors to withdraw, modify or amend its recommendation, and the Company (acting through the Special Committee) shall, and shall cause its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such period with respect to such proposed revisions.

Nothing contained in the merger agreement prohibits the Company from complying with the federal securities laws or issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making required disclosure to the Company’s shareholders if, in the good faith judgment of the Special Committee or the board of directors, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable law or disclosure is required under applicable law.

Proxy Statement; Schedule 13E-3

The merger agreement requires, as promptly as reasonably practicable following the date of the merger agreement (and in any event within thirty (30) business days of the date of the merger agreement), the Company to prepare and file with the SEC a preliminary Proxy Statement and the Company and Parent to jointly prepare and file with the SEC a transaction statement pursuant to Rule 13E-3 under the Exchange Act on Schedule 13E-3. The Company must use its reasonable best efforts as promptly as reasonably practicable (and after consultation with Parent) to respond to any comments or requests for additional information from the SEC with respect to the Proxy Statement and the Company and Parent must use reasonable best efforts as promptly as reasonably practicable to jointly respond to any comments or requests for additional information made by the SEC with respect to the Schedule 13E-3. The Company must use reasonable best efforts to cause this Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after confirmation from the SEC that it has no further comments on this Proxy Statement and the Schedule 13E-3 (or that this Proxy Statement and the Schedule 13E-3 is otherwise not to be reviewed by the SEC). Parent and Merger Sub are obligated to cooperate with the Company in the preparation of this Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, the merger agreement requires (i) each of Parent and Merger Sub to furnish to the Company the information relating to it and its affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in this Proxy Statement that is customarily included in proxy statements or Rule 13E-3 transaction statements on Schedule 13E-3 prepared in connection with transactions of the type contemplated by the merger agreement or that is reasonably requested by the Company, and (ii) prior to the filing with the SEC or the mailing to the Company’s shareholders of this Proxy Statement or the filing with the SEC of the Schedule 13E-3, the Company to provide Parent with a reasonable opportunity to review and comment on, and the Company to reasonably consider in good faith all comments reasonably proposed by Parent with respect to, this Proxy Statement and the Schedule 13E-3. The Company must promptly (and in any event within 24 hours) (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to this Proxy Statement or the Schedule 13E-3.

The Company will establish a record date for purposes of determining the shareholders entitled to notice of and vote at the shareholders meeting. Following the clearance by the SEC of the Proxy Statement and the Schedule 13E-3, the Company will call and hold the Company shareholders meeting as promptly as reasonably practicable for the purpose of obtaining the approval of the merger agreement by the Company’s shareholders.

Takeover Statutes

The Company and the board of directors will (i) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the merger agreement, the voting agreement, the merger or any other transaction contemplated by the merger agreement and (ii) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the merger agreement, the voting agreement, the merger or any other transaction contemplated by the merger agreement, take all action within their power to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as reasonably practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and such other transactions contemplated thereby.

Covenants of Parent and/or Merger Sub

Conduct of Business Pending the Merger

Parent must not, and must not permit any of its affiliates to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that would reasonably be expected to (i) delay or prevent the consummation of the transactions contemplated by the merger agreement, (ii) impose or cause any delay in the obtaining of, or increase the risk of not obtaining, any governmental authorization necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any waiting period under applicable law, (iii) result in any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the merger agreement or (iv) materially interfere with Parent’s (or its affiliates’) ability to make available to the paying agent at the effective time of the merger funds sufficient to satisfy all of Parent’s and Merger Sub’s obligations under the merger agreement including the payment by Parent and Merger Sub of the merger consideration, any fees and expenses of or payable by Parent, Merger Sub or the surviving corporation, and any related repayment or refinancing of any indebtedness of the Company or any of its subsidiaries, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement.

Employee Matters

The merger agreement requires Parent to, or to cause the surviving corporation to, until the end of the current plan year for any Company benefit plan, provide to individuals who, immediately prior to the effective time of the merger, were employees of the Company or any of its subsidiaries and continue to be employees of the surviving corporation after the effective time of the merger (a “continuing employee”) benefits under Company benefit plans (but not including equity and equity-based awards or plans) that for such individual are substantially comparable in the aggregate to such benefits being provided to Company employees immediately prior to the effective time of the merger. Additionally, Parent will, or will cause the surviving corporation to, recognize service with the Company prior to the effective time of the merger for purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements (which will exclude benefit accruals under any qualified or non-qualified defined benefit pension plan). Parent will use reasonable best efforts to waive, or cause to be waived, any pre-existing condition or eligibility limitations to the extent waived or satisfied under the Company’s existing plans and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by the Company immediately prior to the effective time of the merger. The merger agreement requires Parent to, or to cause the surviving corporation to, allow employees to use their accrued but unused vacation time pursuant to the terms of Parent’s or the surviving corporation’s vacation policy, as in effect from time to time. However, the merger agreement does not create any right to guaranteed employment for any period of time or preclude Parent or the surviving corporation from amend, modify or terminate any benefit or compensation plan, program or agreement maintained by any of them, or create any third party beneficiary rights or obligations in any person other than the parties to the merger agreement.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Parent has agreed to maintain, and to cause the surviving corporation to maintain for at least six years commencing at the effective time of the merger the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the transactions contemplated thereby). Such policies shall not have a premium in excess of 250% of the renewal premium being paid by the Company in connection with its most recent renewal. In lieu of Parent purchasing such policy after the effective time of the merger, the Company may, prior to the effective time of the merger, purchase a “tail” directors’ and officers’ liability insurance policy covering the aforementioned matters at a cost not to exceed 250% of the renewal premium paid by the Company in connection with its most recent renewal and if the Company purchases such a policy prior to the effective time of the merger, Parent and the surviving corporation shall maintain such policy for six years.

In addition, for a period of six years after the effective time of the merger, Parent and the surviving corporation have agreed to indemnify and hold harmless each present and former director or officer of the Company or any of its subsidiaries against all costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any action, arbitration, litigation, suit or other civil or criminal proceeding, including liabilities arising out of or relating to all acts and omissions arising out of or relating to their services as directors or officers and employees of the

Company or its subsidiaries occurring prior to the effective time of the merger, whether asserted or claimed before or after the effective time of the merger.

Agreements with Principal Shareholders

Parent and Merger Sub have agreed that following the date of the merger agreement and until the adoption of the merger agreement by the Company’s shareholders, neither of them nor their respective affiliates will enter into any agreement with any of the shareholders entering into the voting agreement or any of their respective affiliates relating to the merger agreement or the business, operations or other interests of the Company and its subsidiaries after the effective time of the merger unless the agreement shall terminate upon the termination of the merger agreement without payment or penalty or any further obligations. Parent and Merger Sub have also agreed that following the date of the merger agreement and until the adoption of the merger agreement by the Company’s shareholders, Parent will not amend, or waive any requirement under, the voting agreement or the Rollover Letter without the prior written consent of the Company.

Certain Covenants of Each Party

Reasonable Best Efforts

Under the merger agreement, each of the Company, Parent and Merger Sub is obligated to, and to cause its affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done and assist and cooperate with the other parties hereto in doing (or causing to be done), all things necessary, proper or advisable to consummate the merger are satisfied and to consummate the transactions contemplated by merger agreement as promptly as practicable, including by (i) causing the conditions to the closing of the transaction to be satisfied; (ii) (1) obtaining all consents, waivers, approvals, orders and authorization from governmental authorities and (2) making all registrations, declarations and filings with governmental authorities, in each case, that are necessary or advisable to consummate the merger; (iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any material contract; and (iv) executive and delivering any contracts and other instruments that are in each case reasonably necessary to consummate the merger prior to the effective time of the merger, in no event will the Company or any of its subsidiaries be required to pay or otherwise incur any liability , nor will it so pay or incur without Parent’s prior written consent, with respect to any fees (except for customary fees to governmental authorities), penalties, material conditions or obligations, including amendments to existing material conditions, or other consideration to obtain any consent or approval required for the consummation of the transactions contemplated by the merger agreement; provided that the Company will, and will cause its subsidiaries to, agree to any of the foregoing payments, security, conditions or obligations if requested by Parent and effective only upon the consummation of the merger.

Approvals and Consents

The parties have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all required consents, approvals or other authorizations, including, without limitation, all consents of governmental authorities and certain other consents required in connection with the consummation of the transactions contemplated by the merger agreement.

Filings and Authorizations

The Company and Parent have agreed to cooperate and consult with each other in connection with making required filings and notifications pursuant to the Securities Act of 1933, as amended, the Exchange Act, the FBCA, the rules and regulations of the Nasdaq Capital Market and any other applicable laws, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. In addition, each of the Company and Parent have agreed to take or cause to be taken all other actions necessary, proper or advisable (consistent with their obligations to obtain the necessary governmental authorizations under the merger agreement) to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under the laws described in the preceding sentence as soon as reasonably practicable, including by (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, intellectual property or businesses (including, after the effective time of the merger, the surviving corporation or any of its subsidiaries), (ii) terminating, amending or assigning existing relationships or contractual rights and obligations, (iii) changing or modifying any course of conduct regarding future operations, (iv) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein and (v) committing to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv) (all of the foregoing a “divestiture action”); provided that neither Parent nor its affiliates shall be required to, and the Company and its subsidiaries shall not, without the prior written consent of Parent, take or agree to take or commit to take any divestiture action.

None of Parent, Merger Sub or the Company may consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions expressly contemplated by the merger agreement at the request of any governmental entity without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned.

Transaction Litigation

The merger agreement provides that, prior to the earlier of the effective time of the merger or the termination of the merger agreement, the Company shall control the defense of any legal action (including any class action or derivative litigation) relating directly or indirectly to the merger agreement or transactions contemplated by the merger agreement, including disclosures made under securities laws and regulations related thereto (“transaction litigation”); provided, however, that the Company shall (i) provide Parent with prompt notice of all transaction litigation and keep Parent reasonably informed with respect to the status thereof, (ii) keep Parent apprised of proposed strategy and other significant decisions with respect to the transaction litigation by the party receiving notice of transaction litigation (to the extent that the attorney-client privilege between such party and its counsel is not undermined or otherwise affected), (iii) give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any transaction litigation (and the Company will in good faith take such comments into account), and the opportunity to participate in the defense, settlement and prosecution of, any transaction litigation and (iv) keep Parent reasonably and promptly informed with respect to the status of such transaction litigation. Except as permitted by the confidential Company disclosure letter, no compromise or settlement of any transaction litigation shall be agreed to by the Company without Parent’s prior written consent.

Public Announcements

The merger agreement requires that the Company and Parent must consult with each other prior to issuing any press releases or otherwise making any public statements (including any general communications to employees, customers, partners or vendors) with respect to the merger agreement or the transactions contemplated thereby, except that no prior consent of the other (which consent shall not be unreasonably withheld, delayed or conditions) is necessary: (i) to the extent disclosure may be required by applicable law, order or any Nasdaq Capital Market requirement, Parent or the Company may issue such a press release or make such a statement if it has used its reasonable efforts to consult with the other party before issuing any such press release or making any such public statement but has been unable to do so prior to the time such press release or public statement is so required to be issued or made and (ii) that each party, without complying with the foregoing obligations, may make internal announcements to employees, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly or individually by the parties and otherwise in compliance with these provisions and do not reveal material non-public information regarding the merger agreement or the transactions contemplated by the merger agreement, provided that Parent’s consent is not required in connection with any Company press release or other public statement or comment to be issued or made with respect to any takeover proposal or certain other actions specified in the “no-shop” provisions of the merger agreement. Additionally, the Company may (A) communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable law, and (B) make public statements consistent with prior public disclosures previously approved by Parent for external distribution.

Financing

The merger agreement requires each of Parent and Merger Sub, and requires them to cause each of their respective affiliates, to use its commercially reasonable efforts to obtain the debt financing as soon as reasonably practicable on the terms and conditions contained in the Financing Commitments (as defined in the merger agreement) and to consummate the Rollover Investment in accordance with the terms of the Rollover Letter, including, among other things, using its commercially reasonable efforts to (i) comply with its obligations under the Financing Commitments (as defined in the merger agreement) and the Rollover Letter, (ii) negotiate and enter into definitive agreements with respect to the Financing Commitments (as defined in the merger agreement) on terms and conditions that would not (A) reduce the aggregate amount of the debt financing unless the Rollover Investment is increased by a corresponding amount or (B) materially delay the receipt of the debt financing or make it materially less likely that the debt financing would be received, (iii) satisfy on a reasonably timely basis all conditions applicable to Parent and Merger Sub contained in the Financing Commitments (as defined in the merger agreement) and the Rollover Letter, including the payment of any commitment, engagement or placement fees required as a condition of the debt financing, and (iv) consummate the debt financing and Rollover Investment at or prior to the closing date of the merger agreement. Upon request, Parent is required to keep the Company regularly informed of its efforts to arrange the debt financing and the Rollover Investment. Further, Parent and Merger Sub must provide the Company with prompt notice of any (x) material breach or default by any party to any of the Financing Commitments (as defined in the merger agreement) or Rollover Letter or definitive agreements related to the financing of which Parent or Merger Sub becomes aware, (y) material dispute or disagreement between or among the parties to any of the Financing Commitments (as defined in the merger agreement), Rollover Letter or definitive agreements related to the debt financing with respect to the obligation to fund the debt financing or the amount of the debt financing to be funded at the closing or to consummate the Rollover Investment or the amount of shares of Company Common Stock to be contributed prior to the Closing, and (z) other circumstance that would adversely affect the ability of Merger Sub to obtain all or any portion of the debt financing or the Rollover Investment on a timely basis. As soon as reasonably practicable and in any event within two business days, Parent and Merger Sub will provide information reasonably requested by the Company relating to any circumstance listed in clause (x), (y) or (z) of the immediately preceding sentence.

Parent may not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in any Financing Commitment (as defined in the merger agreement) (including definitive agreements related thereto) or to the making of the Rollover Investment contained in the Rollover Letter, the effect of which (i) reduces the amount of aggregate cash proceeds available from the debt financing unless there is a corresponding increase in the Rollover Investment, (ii) would delay, prevent or adversely impact, or, individually or in the aggregate, would reasonably be expected to have the effect of delaying, preventing or adversely impacting, in each case, in any material respect, the funding of the debt financing (or satisfaction of the conditions to the debt financing) on the closing date of the merger agreement, or (iii) would prevent or adversely impact or delay, or, individually or in the aggregate, would reasonably be expected to have the effect of preventing, adversely impacting, or delaying, in each case, in any material respect the ability of Parent to timely consummate the transactions contemplated by the closing date of the merger agreement; provided, that Parent may modify, supplement or amend the Financing Commitments (as defined in the merger agreement) to (A) amend, replace, supplement or otherwise modify or waive any provision of any Debt Commitment Letter and/or substitute other debt financing for all or a portion of the debt financing from the same and/or alternative sources so long as such amendments, replacements, supplements or modifications or waivers, or such substitute financing, does not expand in a material way the conditions contained therein or materially delay the funding of the debt financing at the closing, (B) reflect the exercise of any “market flex”

provisions and (C) add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the Financing Commitments (as defined in the merger agreement) as of the date of the merger agreement or to increase the amount of funds available thereunder. In the event that any portion of the debt financing becomes unavailable and such portion is not otherwise available under the debt financing or Rollover Investment, as applicable, Parent will notify the Company and use its commercially reasonable efforts to arrange alternative financing from the same or other sources of financing that do not contain any of the restrictions set forth in clauses (i) through (iii) above, in an amount sufficient to enable Parent to consummate the transactions contemplated by the merger agreement.

The Company has agreed to, and has agreed to cause its subsidiaries to, and will use reasonable best efforts to cause their respective representatives to, at Parent’s sole cost and expense, use reasonable best efforts to provide all reasonable cooperation requested by Parent, Merger Sub, any financing sources and their respective authorized representatives in connection with the debt financing, including:

•

participating in, and causing the Company’s management team, with appropriate seniority and expertise, including senior officers, to participate in, including the preparation for a reasonable number of meetings, conference calls, road shows, investor and similar presentations, lender presentations, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the arrangement of the debt financing on reasonable advance notice, including direct contact between senior management and representatives of the Company and its subsidiaries, on the one hand, and the Parent’s financing sources, potential lenders and investors, on the other hand;

•

providing to Parent, Merger Sub and Parent’s financing sources from time to time all information and disclosures regarding the Company and its subsidiaries reasonably requested by Parent’s financing sources;

•

executing and delivering customary authorization letters to Parent’s financing sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

•

assisting with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda, offering and syndication documents, business projections and other marketing documents customarily required or reasonably requested by Parent’s financing sources in connection with the debt financing;

•

furnishing no later than 10 business days prior to the closing all documentation and other information that is reasonably requested no later than 20 business days prior to closing and required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, relating to the Company and its subsidiaries;

•	assisting Parent in obtaining corporate, credit, facility and securities ratings from rating agencies;

•	facilitating the pledging of collateral;

•

taking corporate actions reasonably necessary or advisable to permit the consummation of the debt financing and to permit the proceeds thereof to be made available to the Company by the Company and its subsidiaries immediately following the effective time of the merger;

•

cooperating with Parent’s financing sources’ due diligence, to the extent customary and reasonable and not unreasonably interfering with the business of the Company, including by granting such financing sources access as provided in the merger agreement (including certain limitations as set forth in the merger agreement);

•	ensuring that any syndication efforts with respect to the debt financing benefit from the existing lending and investment banking relationships of the Company;

•	cooperating with consultants or other suitable professional advisors engaged to undertake field examinations and appraisals for purposes of the debt financing, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets and providing customary consent and release letters in respect of the resulting reports or in respect of field examinations and appraisals done in connection with the Company’s existing ABL credit agreement; and

•

assisting in the preparation and negotiation of, and executing and delivering, one or more credit agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or its financing sources (including customary ancillary documents).

See “Special Factors—Financing of the Merger” beginning on page 63 for descriptions of the debt financing.

Parent will, on demand, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries in Parent’s arrangement of debt financing. Parent and Merger Sub agree that the Company and its affiliates and their respective representatives do not have any responsibility for, or incur any liability to any person under or in connection with, the arrangement of the debt financing or any alternative financing except arising from the actual and intentional fraud, willful misconduct or intentional misrepresentation of the Company, and of its subsidiary or any of their respective representatives. Parent and Merger Sub, will, on a joint and several basis, indemnify and hold harmless the Company, its affiliates and its and their respective representatives from and against any and all damages suffered or incurred by any of them in connection with the arrangement of the debt financing or any alternative financing, except to the extent such damages arose out of or resulted from the actual and intentional fraud, willful misconduct or intentional misrepresentation of the Company, any of its subsidiaries or any of their respective representatives.

Parent and Merger Sub agreed not to enter into any exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or other potential provider of debt or equity financing that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its subsidiaries (including a takeover proposal), in connection with the merger or the transactions contemplated by the merger agreement.

Conditions to the Completion of the Merger

Conditions to the obligations of each of the parties to complete the merger include:

•

the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock as of the record date for the Special Meeting (the “requisite company vote”); and

•

no law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger is in effect, and no statute, rule, regulation or order is enacted or deemed applicable to the merger, that in each case, enjoins, makes illegal or otherwise prohibits consummation of the merger; and

•	no injunction or order shall have been entered by any governmental authority that enjoins or otherwise prohibits the consummation of the merger.

Conditions to the obligation of each of Parent and Merger Sub to complete the merger include the satisfaction or waiver of the following additional conditions:

•

the Company’s representations and warranties (other than those described in the two bullets directly below) must be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications, as of the date of the merger agreement and as of the closing date, with only such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a “Company Material Adverse Effect” (except that representations and warranties made as of a specified date shall be required to be so true and correct only as of such specified date);

•

the Company’s representations and warranties regarding its organization and power, corporate authorization, enforceability, no requirement for a vote other than the shareholder’s vote, opinion of the Company’s financial advisor, brokers’ fees and state takeover laws must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except that representations and warranties made as of a specified date shall be required to be so true and correct only as of such specified date);

•

the Company’s representation and warranty regarding its capitalization shall be true and correct in all but de minimis respects, other than resulting from permitted exercises of existing outstanding equity awards, at and as of the date of the merger agreement and as of the closing date (except that representations and warranties made as of a specified date shall be required to be so true and correct only as of such specified date);

•	the Company shall have performed or complied with in all material respects all of its obligations under the merger agreement at or before the closing date;

•	no “Company Material Adverse Effect” shall have occurred since the date of the merger agreement;

•	Parent and Merger Sub shall have received a certificate from the Company acknowledging its compliance with the aforementioned closing conditions; and

•

the Company shall have provided certain payoff letters evidencing its indebtedness, evidence of the release of any liens (other than permitted liens) and a certification from the Company certifying that interests in the Company do not constitute real property interests within the meaning of the Code.

Conditions to the Company’s obligations to complete the merger include the satisfaction or waiver of the following conditions:

•

Parent’s and Merger Sub’s representations and warranties shall be true and correct in all respects, without regard to “materiality” or material adverse effect on Parent, as of the date of the merger agreement and as of the closing date, with only such exceptions as would not individually or in the aggregate have a material adverse effect on Parent (except that representations and warranties made as of a specified date shall be required to be so true and correct only as of such specified date);

•	each of Parent and Merger Sub shall have performed or complied with in all material respects all of its obligations under the merger agreement at or before the closing date; and

•	the Company shall have received a certificate from Parent acknowledging its compliance with the aforementioned closing conditions.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of both Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee);

•	by either Parent or the Company if (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee):

•

the merger is not consummated by July 29, 2020 (the “termination date”), except that such right to terminate the merger agreement will not be available to the party seeking to terminate the merger agreement if such party has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach has been the principal cause of the failure to consummate the merger by such date;

•

the merger agreement has been submitted to the Company’s shareholders for adoption at a duly convened shareholders meeting (or adjournment, postponement or recess thereof) at which a quorum is present and the requisite shareholder vote is not obtained; or

•

a final and nonappealable order of any governmental authority having jurisdiction over any party to the merger agreement permanently enjoins or prohibits consummation of the merger; provided that the party seeking to terminate the merger agreement must have used reasonable best efforts to challenge such order and cause such order to be withdrawn, rescinded, terminated, cancelled or otherwise nullified;

•	by Parent if:

•

prior to the adoption of the merger agreement by the Company’s shareholders, the Special Committee or the board of directors has changed, withdrawn, modified or amended its recommendation (or the Special Committee recommends that the board of directors take any such action) that the Company’s shareholders adopt the merger agreement in any manner adverse to Parent (or the Special Committee or the board of directors has publicly proposed to do so);

•

prior to the adoption of the merger agreement by the Company’s shareholders, (i) the board of directors or the Special Committee approves, endorses or recommends any takeover proposal (or publicly proposes to do so) or approves, recommends or allows the Company to enter into a contact relating to a takeover proposal (other than an acceptable confidentiality agreement), (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity or securities of the Company then outstanding is commenced and the board of directors or Special Committee recommends in favor of such tender offer or exchange offer by its shareholders (or publicly proposes to do so) or within ten business days after the commencement thereof the board of directors fails to recommend against such tender offer or exchange offer; or (iii) if a takeover proposal shall have been publicly announced or disclosed and the board of directors or the Special Committee fails to reaffirm the board of directors’ recommendation to shareholders within five business days after such written request by Parent; or

•

a breach by the Company of any of its representations, warranties, covenants or agreements under the merger agreement has occurred, which breach would give rise to a failure of certain specified conditions to closing and such breach is not capable of being cured prior to the termination date or is not cured by the Company within 20 business days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are in breach of their respective representations, warranties, covenants or agreements under the merger agreement which breach would give rise to the failure of specified conditions to the Company’s obligations to close;

•	by the Company (only pursuant to a resolution adopted by the Special Committee before the effective time of the merger) if:

•

pursuant to the “no-shop” provisions in the merger agreement as described under the heading “The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out” beginning on page 111;

•

a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements under the merger agreement has occurred, which breach would give rise to a failure of certain specified conditions to closing and such breach is not capable of being cured prior to the termination date, or is not cured by Parent within 20 business days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not in breach of its representations, warranties, covenants or agreements under the merger agreement which breach would give rise to the failure of specified conditions to Parent’s obligations to close; or

•

if (i) all of the conditions to the respective obligations of the parties and to Parent’s obligations to close have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement and other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied), (ii) the Company confirmed to Parent in writing that all conditions to the Company’s obligations to close have been satisfied (or that it is willing to waive (to the extent permitted by law) any unsatisfied conditions to the Company’s obligations to close) and that it stands and will stand ready, willing and able to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the closing by the earlier of (x) the date that is five business days after receipt of such confirmation by the Company and (y) the termination date.

Effect of Termination; Fees and Expenses

Fees Payable to Parent

If any of the following events occur, the Company will be obligated to pay to or as directed by Parent a termination fee of $2,229,000 (the “Company Termination Fee”):

•

if the merger agreement is terminated by the Company because the board of directors or Special Committee determines to enter into a definitive agreement with respect to a superior proposal as described under the heading “The Merger Agreement—Covenants of the Company” beginning on page 107;

•

if the merger agreement is terminated by Parent because the board of directors or Special Committee withdraws, modifies or amends (or publicly proposes to do so) its recommendation (or the Special Committee recommends that the board of directors do so) to the Company’s shareholders to adopt the merger agreement; or

•

if the merger agreement is terminated by Parent because (i) the board of directors or the Special Committee approves, endorses or recommends any takeover proposal (or publicly proposes to do so) or approves, recommends or allows the Company to enter into a contract relating to a takeover proposal (other than an acceptable confidentiality agreement), (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity or securities of the Company then outstanding is commenced and the board of directors or Special Committee recommends in favor of such tender offer or exchange offer by its shareholders (or publicly proposes to do so) or within ten business days after the commencement thereof the board of directors fails to recommend against such tender offer or exchange offer; or (iii) if a takeover proposal shall have been publicly announced or disclosed and the board of directors or the Special Committee fails to reaffirm the board of directors’ recommendation to shareholders within five business days after such written request by Parent; or

•

if (A) a takeover proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced (or, in the case of a termination (x) at the termination date and Parent would have been entitled to terminate the merger agreement pursuant to the provisions described in the two immediately preceding bullets or (y) as a result of the Company’s breach of its representations, warranties, covenants or agreements, in each case, otherwise communicated to the Company), in each case following the date of the merger agreement and, (I) prior to the date of the Company Shareholders Meeting (in the case of a termination because the requisite company vote is not obtained) and not subsequently withdrawn or (II) prior to the action or event giving rise to the termination of the merger agreement (in the case of a termination (x) at the termination date and Parent would have been entitled to terminate the merger agreement pursuant to the provisions described in the two immediately preceding bullets or (y) as a result of the Company’s breach of its representations, warranties, covenants or agreements) and not subsequently withdrawn, (B) the merger agreement is terminated by the Company or Parent because the requisite company vote is not obtained or as a result of the Company’s breach of its representations, warranties, covenants or agreements, or at the termination date and Parent would have been entitled to terminate the merger agreement pursuant to the provisions described in the two immediately preceding bullets, in each case as applicable, and (C) within twelve months following the date of such termination, the Company or any of its subsidiaries consummates a takeover proposal or enters into a contract providing for the implementation of any takeover proposal. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “more than 50%.”

Except for an order of specific performance as and only to the extent expressly permitted in accordance with the terms of the merger agreement, payment of the termination fee under the circumstances described above, if payable, and interest payable thereon, if any, shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates for any damages resulting from the failure of the merger to be consummated and any other damages suffered as a result of the merger agreement and the transactions contemplated thereby.

Fees Payable to the Company

If any of the following series of events occur, Parent will be obligated to pay the Company a reverse termination fee of $2,229,000:

•

if the merger agreement is terminated by the Company because Parent or Merger Sub have breached any of their respective representations, warranties, covenants or agreements under the merger agreement, which breach would give rise to the failure of certain specified conditions to closing and such breach is not curable by the termination date or has not been cured by Parent and/or Merger Sub within 20 business days after Parent’s receipt of written notice of such breach from the Company;

•

if (i) all of the conditions to the respective obligations of the parties and Parent’s obligation to close have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement and other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied), (ii) the Company confirmed to Parent in writing that all conditions to the Company’s obligation to close have been satisfied (or that it is willing to waive (to the extent permitted by law) any unsatisfied conditions to the Company’s obligation to close) and that it stands and will stand ready, willing and able to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the closing by the earlier of (x) the date that is five business days after receipt of such confirmation by the Company and (y) the termination date; or

•

at the termination date and the Company would have been entitled to terminate the merger agreement under either of the two immediately preceding bullets (not taking into account certain waiting periods under the merger agreement).

Except for an order of specific performance as and only to the extent expressly permitted in accordance with the terms of the merger agreement, payment of the reverse termination fee under the circumstances described above, if payable, and interest payable thereon, if any, shall be the sole and exclusive remedy of the Company and its affiliates for any damages resulting from the failure of the merger to be consummated and any other damages suffered as a result of the merger agreement and the transactions contemplated thereby. The merger agreement provides that under no circumstances may the Company be permitted or entitled to receive both payment of the reverse termination fee and payment of other monetary damages, and that the maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with the merger agreement and the transactions contemplated thereby is limited to an amount equal to the reverse termination fee.

Effect of Termination; General Expense Provisions

If the merger agreement is terminated pursuant to the terms thereof, the merger agreement will become void and of no further force or effect with no liability on the part of any party or related-party thereto, except as described above under “The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to Parent” beginning on page 123 and “The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to the Company” beginning on page 124. Notwithstanding the foregoing, the provisions of the merger agreement relating to the confidentiality agreement, dated April 17, 2019, between Kingswood Capital Management, LLC, on the one hand, and the Company, on the other hand, public announcements, fees, expenses and conveyance taxes, Parent’s obligations to reimburse the Company’s expenses and indemnify the Company in connection with the Company’s cooperation with respect to the debt financing, the manner and effect of termination of the merger agreement, fees and expenses following termination of the merger agreement and miscellaneous provisions, as well as the limited guarantee will survive any termination of the merger agreement. If the merger agreement is terminated pursuant to the terms thereof, no party thereto is relieved from any liability for any willful and material breach of the merger agreement prior to the date of such termination.

The merger agreement provides that each party is to pay all expenses incurred by it in connection the merger agreement and the transactions contemplated thereby except (i) described above under “The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to Parent” beginning on page 123 and “The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to the Company” beginning on page 124, (ii) Parent is obligated to reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with cooperating with Parent in obtaining the requisite financing intended to satisfy the financing condition, and (iii) all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the merger agreement and the transactions contemplated thereby, shall be paid by Parent.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy at law or in equity to which they are entitled. However, the right of the Company to seek specific performance to enforce Parent’s and/or Merger Sub’s obligation to effect the closing as provided by the merger agreement or the Company’s ability, as a third-party beneficiary, to cause the equity commitment to be funded pursuant to the Rollover Letter is subject to the requirements that (i) all of the conditions to the parties’ respective obligations and to Parent’s and Merger Sub’s obligations to consummate the merger would have been satisfied if the closing were to have occurred at the date closing is required to occur under the merger agreement (other than those conditions that, by their terms, are to be satisfied at the closing, each of which shall be capable of being satisfied at the closing, or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement), (ii) the debt financing has been funded or will be funded at the date the closing is required to occur in accordance with the terms of the merger agreement upon delivery of a drawdown notice by Parent and/or notice from Parent that the Rollover Investment will be funded at such date, (iii) Parent and Merger Sub fail to complete the closing on the date the closing is required to have occurred as provided in the merger agreement, and (iv) the Company has irrevocably confirmed in writing to Parent that all of the conditions to the parties’ respective obligations and to the Company’s obligations to consummate the merger have been satisfied (or that the Company would be willing to waive any unsatisfied conditions for purposes of consummating the merger) and that if specific performance is granted and if the debt financing and Rollover Investment were funded, it would take such actions that are required by the merger agreement to cause the closing to occur. In no event will the Company be entitled to specifically enforce, as a third-party beneficiary, to cause the equity commitment to be funded or to complete the merger if the debt financing has not or will not be funded at the closing nor may the Company seek specific performance against any of the financing sources. The merger agreement provides that under no circumstances may the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief pursuant to which the merger is consummated and the aggregate merger consideration is received, on the one hand, and payment of all or a portion of the reverse termination fee or other monetary damages, on the other hand.

Amendment; Extension; Waiver

The merger agreement may be amended by the parties at any time before the effective time of the merger, whether before or after obtaining the requisite company vote so long as (i) no amendment that requires further shareholder approval under applicable law after shareholder adoption of the merger agreement shall be made without such required further approval and (ii) such amendment has been duly approved by the board of directors or manager, as applicable of each of Merger Sub, Parent and the Company (only pursuant to a resolution adopted by the Special Committee). The merger agreement may not be amended except by an instrument in writing signed by each of the parties to the merger agreement.

At any time before the effective time of the merger, Parent and Merger Sub, on the one hand, and the Company (only pursuant to a resolution adopted by the Special Committee), on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement, or (iii) subject to applicable law, waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under the merger agreement.

Special Committee Approval

No amendment or waiver of any provision of the merger agreement under or with respect to the merger agreement without first obtaining the approval of the Special Committee.

Breach of Rollover Investor Disregarded

Any breach or assertion of any breach of the merger agreement by the Company or any of its representatives that is attributable to or caused by the actions of or failure to act by Stein Family Holdco LLC, including in connection with any representations or warranties made thereunder or any actions taken or failure to act, in each case in contravention thereof, shall be disregarded for all purposes under the merger agreement.

ADVISORY VOTE ON “MERGER-RELATED EXECUTIVE COMPENSATION”

Merger-Related Executive Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of specified items of compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger under existing agreements with the Company (the “merger-related executive compensation”).

The Company “named executive officers” for purposes of the disclosure in this Proxy Statement are: D. Hunt Hawkins (Chief Executive Officer); MaryAnne Morin (President) and James B. Brown (Executive Vice President and Chief Financial Officer).

To the extent that any of the Company’s named executive officers’ compensation arrangements are described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65 of this Proxy Statement, they are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each Company named executive officer’s merger-related executive compensation as of February 11, 2020, assume the following:

•	consummation of the merger constitutes a change in control for purposes of each executive employment agreement;

•	the change in control is consummated on February 11, 2020;

•	each Company named executive officer experiences a qualifying termination immediately following the change in control; and

•	the value of the accelerated vesting of the named executive officers’ Company equity awards is calculated using the per share merger consideration of $0.90.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above and elsewhere in this Proxy Statement. As a result, the merger-related executive compensation, if any, to be received by a Company named executive officer may materially differ from the amounts set forth below. The amounts in the table below do not include any value received in respect of Company equity awards held by each Company named executive officer that are vested prior to the consummation of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Named Executive Officers
D. Hunt Hawkins	$1,680,000	$120,001	$44,795	$1,844,796
MaryAnne Morin	1,657,500	105,000	44,795	1,807,295
James B. Brown	935,000	60,000	44,795	1,039,795

(1)

The amount listed in this column represents the pre-tax value of the cash amount payable to the Company’s named executive officers, including severance payable pursuant to each named executive officer’s employment agreement. In the event Mr. Hawkins, Ms. Morin or Mr. Brown is terminated by us without cause, or if one of them terminates their employment for good reason, within two years following a change in control, then in addition to payment of base salary through the termination date, the severance is 200% of the sum of (A) the executive’s then-current annual base salary, and (B) an amount equal to the target short-term incentive for the year in which the termination occurs (without proration) payable, with respect to Mr. Hawkins and Mr. Brown, in a lump sum payment not earlier than six months nor later than seven months, following the date of termination and, with respect to Ms. Morin, in a lump sum payment within 60 days following the termination date. As a condition of receiving the severance benefits, each Company named executive officer must execute a release of claims and comply with restrictive covenants applicable to him. The estimated amount of each component of the cash payment is set forth in the table below:

Name	200% of Salary ($)	200% of Target Bonus ($)
Named Executive Officers
D. Hunt Hawkins	$1,500,000	$180,000
MaryAnne Morin	1,500,000	157,500
James B. Brown	800,000	135,000

(2)

As described in more detail in “Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Stock Options, Stock Appreciation Rights and Restricted Stock Awards” of this Proxy Statement, the amounts in this column represent the aggregate pre-tax amounts payable to each Company named executive officer in connection with the accelerated vesting of the shares of restricted common stock held by such named executive valued based on the per share merger consideration of $0.90 in respect of each share of restricted common stock.

(3)

Upon a qualifying termination of employment, the Company is required to provide continued coverage under our medical, life and disability insurance programs during a continuation period of 24 months following his or her termination.

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek approval on an advisory (non-binding) basis from its shareholders to approve certain “merger-related executive compensation” that its “named executive officers” will receive from the Company in connection with the merger. Approval requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal. The voting agreement does not require the Rollover Investor to vote in favor of the advisory vote on merger-related executive compensation. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Stein Mart, Inc. that are based on or otherwise relate to the merger with Merger Sub, as disclosed in the section of the Proxy Statement entitled “Advisory Vote on Merger-Related Executive Compensation.”

The Company’s board of directors recommends that shareholders approve the “merger-related executive compensation” arrangements described in this Proxy Statement by voting FOR the above proposal.

Approval of this proposal is not a condition to the completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various “merger-related executive compensation” payments.

ADJOURNMENT OF THE SPECIAL MEETING

Adjournment of the Special Meeting

In the event that the number of shares of Company Common Stock present in person and represented by proxy at the Special Meeting and voting FOR the merger is insufficient to approve the merger proposal, the Company may move to adjourn the Special Meeting in order to enable the board of directors to solicit additional proxies in favor of the approval of the merger proposal. In that event, the Company will ask its shareholders to vote only upon the adjournment proposal and not on the other proposals discussed in this Proxy Statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the Special Meeting, if there are not sufficient votes to adopt the merger proposal, requires the affirmative vote of shareholders holding a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote thereon. The voting agreement does not require the Rollover Investor to vote in favor of the adjournment proposal.

The board of directors (other than Jay Stein), based in part on the unanimous recommendation of the Special Committee, has unanimously approved and authorized the merger, and recommends that you vote FOR the adoption of the merger agreement and, if there are not sufficient votes to adopt the merger agreement, recommends that you vote FOR the proposal to adjourn the Special Meeting.

SHAREHOLDER PROPOSALS AND NOMINATIONS

As of the date of this Proxy Statement, the board of directors is not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect our annual meeting of shareholders to generally be held in June of each year. We will consider for inclusion in our proxy materials for the 2020 annual meeting of shareholders proposals that are received no later than January 11, 2020 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act, and our by-laws. Shareholders must submit their proposals to our corporate headquarters located at 1200 Riverplace Boulevard, Jacksonville, Florida 32207, Attention: James B. Brown, Secretary.

In addition, any shareholder who wishes to propose a nominee to our board of directors or propose any other business to be considered by the shareholders (other than a shareholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of Article Two, Section 14 of our by-laws, a copy of which is on file with the SEC and may be obtained from James B. Brown, our Secretary, upon request. These notice provisions require that nominations of persons for election to our board of directors and proposals of business to be considered by the shareholders for the 2020 annual meeting of shareholders, to the extent such meeting is held, must be made in writing and submitted to our corporate headquarters located at 1200 Riverplace Boulevard, Jacksonville, Florida 32207, Attention: James B. Brown, Secretary, no later than January 11, 2020.

If the merger is completed, we do not expect to hold our 2020 annual meeting of shareholders.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other agent) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials, including this Proxy Statement and other proxy materials, unless the affected shareholder has provided us with contrary instructions. This procedure provides extra convenience for shareholders and cost savings for companies.

The Company and some brokers, banks or other agents may be householding our proxy materials, including this Proxy Statement. A single set of this Proxy Statement and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Registered shareholders may revoke their consent at any time by contacting the Company’s transfer agent, Computershare Investor Services, toll-free at (866) 737-3777. Holders through banks or brokers or other agents must notify such agents.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Statement and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Statement and other proxy materials, you may send a written request to 1200 Riverplace Boulevard, Jacksonville, Florida 32207, Attention: James B. Brown, Secretary or call (904) 346-1500. In addition, if you are receiving multiple copies of the Proxy Statement and other proxy material, you can request householding by contacting our Secretary in the same manner.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. Information about the Company, including the Company’s filings, is also available on its website at https://ir.steinmart.com/. The information contained on or accessible through its website is not part of this Proxy Statement, other than the documents that the Company files with the SEC that are incorporated by reference into this Proxy Statement.

Because the merger is a “going private” transaction, the Company and the Acquiring Group Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this Proxy Statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested holder of Company Common Stock or any representative who has been so designated in writing.

The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

The SEC allows the Company to “incorporate by reference” information into this Proxy Statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

The following documents filed with the SEC are incorporated by reference in this Proxy Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended May 4, 2019, August 3, 2019 and November 2, 2019;

•

The Company’s Current Reports on Form 8-K, filed with the SEC on February 7, 2019, March 13, 2019 (excluding Item 2.02 and the exhibit related thereto), April 24, 2019, May 7, 2019, June 26, 2019, July 8, 2019, August 23, 2019, January 7, 2020, January 31, 2020 and March 31, 2020; and

•	The description of our common stock contained in our registration on Form 8-A as filed with the SEC on March 13, 1992.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this Proxy Statement and before the Special Meeting.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of any of the documents incorporated by reference in this Proxy Statement. Requests for such copies should be directed to Stein Mart, Inc., 1200 Riverplace Boulevard, Jacksonville, Florida 32207, Attention: James B. Brown, Secretary; Telephone: (904) 346-1500 and should be made at least five business days before the date of the Special Meeting. If you wish to receive a copy of any documents incorporated by reference in this Proxy Statement, will mail you these documents without charge excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this Proxy Statement).

Questions

If you have questions about the Special Meeting or the merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Stein Mart, Inc., 1200 Riverplace Boulevard, Jacksonville, Florida 32207, Attention: James B. Brown, Secretary. You may also contact the Company’s proxy solicitor, Kingsdale Advisors, by telephone at 1.866.581.1479 toll-free in North America (+1.416.867.2272 for collect calls outside of North America) or by e-mail at contactus@kingsdaleadvisors.com.

* * *

The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any later date.

No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement is dated [●], 2020. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

No other matters are intended to be brought before the Special Meeting by the Company, and the Company does not know of any matters to be brought before the Special Meeting by others. If, however, any other matters properly come before the meeting, the persons named in this Proxy Statement will vote the shares represented thereby in accordance with the judgment of management on any such matter.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

STRATOSPHERE HOLDCO, LLC,

STRATOSPHERE MERGER SUB, INC.

and

STEIN MART, INC.

Dated as of January 30, 2020

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

INDEX OF DEFINED TERMS

Term	Section
ABL Commitment Letter	4.6(a)
Acceptable Confidentiality Agreement	8.1(a)
Affiliate	8.1(b)
Affiliate Transactions	3.24
Agreement	Preamble
Alternate Terms and Conditions	5.12(a)
Applicable Exchange	8.1(c)
Articles of Merger	1.3
Balance Sheet Date	3.12(a)
Book-Entry Shares	2.1(c)(ii)
Business Day	8.1(d)
Certificates	2.1(c)(ii)
Chosen Courts	8.5(a)
Closing	1.2
Closing Date	1.2
Code	8.1(e)
Common Stock	8.1(f)
Company	Preamble
Company Assets	3.7
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article III
Company Employee Benefits	3.16(a)
Company Equity Plan	8.1(g)
Company Financial Advisor	3.25
Company Material Adverse Effect	8.1(h)
Company Option	2.3(a)
Company Performance Stock Award	2.3(c)
Company Permits	3.22(a)
Company Proxy Statement	3.6(b)
Company Related Parties	8.1(i)
Company Restricted Stock Award	2.3(b)
Company RSU Awards	2.3(d)
Company SEC Reports	3.10(a)
Company Severance Plan	5.6(b)
Company Shareholders Meeting	3.6(b)
Company Stock Awards	2.3(d)
Company Stock Purchase Plan	8.1(j)
Company Termination Fee	7.6(c)
Confidentiality Agreement	5.3(b)
Contingent Workers	3.17(b)
Continuation Period	5.6(a)
Contract	8.1(j)
Conveyance Taxes	5.11
Credit Agreement	8.1(l)
Damages	5.7(b)
Debt Commitment Letters	4.6(a)
Debt Financing	4.6(a)
Dissenting Shares	2.4(a)

Term	Section
Divestiture Action	5.9(c)
Dollars	8.2(c)
Effective Time	1.3
Enforceability Exceptions	8.1(l)
Environmental Law	3.19
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
Exchange Act	3.6(b)
Excluded Shares	2.1(b)
Expenses	5.11
FBCA	Recitals
Financing	4.6(a)
Financing Commitments	4.6(a)
Financing Sources	8.1(o)
Forward-Looking Information	Article III
FS Provisions	8.11
GAAP	3.11(b)
Governmental Authority	8.1(p)
Governmental Authorizations	3.6
Grant Date	3.8(b)
Guarantee	4.12
Guarantors	4.12
Hazardous Substances	8.1(q)
Indemnified Parties	5.7(a)
Intellectual Property	8.1(r)
Intervening Event	5.4(f)
IRS	3.16(b)
Knowledge	8.1(s)
Law	8.1(t)
Leased Real Property	3.21(b)(i)
Leases	3.21(b)(i)
Legal Actions	3.14
Lenders	4.6(a)
Liabilities	3.12
Liens	8.1(u)
Material Contracts	3.15
Maximum Premium	5.7(c)
Merger	Recitals
Merger Consideration	2.1(c)(i)
Merger Sub	Preamble
Option Consideration	2.3(a)
Orders	8.1(v)
Organizational Documents	8.1(w)
Owned Intellectual Property	8.1(x)
Parent	Preamble
Parent Assets	4.4(b)
Parent Contracts	4.4(c)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	8.1(y)
Parent Plan	5.6(c)
Parent Related Parties	8.1(z)

Term	Section
Parent Termination Fee	7.6(d)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Payoff Letters	6.2(e)(i)
Permits	3.22(a)
Permitted Lien	8.1(aa)
Person	8.1(bb)
Preferred Stock	3.8(a)
Principal Shareholders	Recitals
Prior Service	5.6(c)
Representatives	8.1(cc)
Requisite Company Vote	8.1(dd)
Restricted Modifications	5.12(a)
Rights	8.1(ee)
Rollover Investment	4.6(a)
Rollover Letters	4.6(a)
Rollover Shares	2.1(b)
Schedule 13E-3	3.6(b)
SEC	3.6(b)
Securities Act	3.10(a)
Solvent	8.1(gg)
Special Committee	Recitals
Subsidiary	8.1(hh)
Superior Proposal	8.1(ii)
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Takeover Proposal	8.1(jj)
Tax Returns	8.1(kk)
Taxes	8.1(ll)
Termination Date	7.2(a)
TL Commitment Letter	4.6(a)
Transaction Litigation	5.15
Voting Agreement	Recitals
Willful and Material Breach	8.1(ll)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2020 (this “Agreement”), by and among Stratosphere Holdco, LLC, a Delaware limited liability company (“Parent”), Stratosphere Merger Sub, Inc., a Florida corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Stein Mart, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) established a Special Committee (the “Special Committee”), consisting solely of independent and disinterested directors, to, among other things, explore, consider and negotiate strategic transactions involving the Company to maximize shareholder value, including the merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the “Merger”) and the other transactions contemplated by this Agreement, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, at the outset of the Special Committee’s work leading to negotiation of the Merger, the Company Board (i) expressly empowered the Special Committee to elect not to pursue any proposed transaction in which the Chairman of the Company Board and his affiliates roll over all or a material portion of their Common Stock into the surviving company if the Special Committee determined, in its sole discretion, that such transaction is not in the best interests of shareholders of the Company that are not Rollover Investors; and (ii) resolved not to approve such a rollover transaction without the favorable prior recommendation of the Special Committee;

WHEREAS, the Special Committee has determined that it is fair to, advisable and in the best interests of the Company and the holders of Common Stock other than the Rollover Investors to enter into this Agreement with Parent and Merger Sub, providing for the Merger and the other transactions contemplated hereby, in each case in accordance with the Florida Business Corporation Act (the “FBCA”);

WHEREAS, the Company Board, based on the recommendation of the Special Committee, at a meeting thereof duly called and held, has (a) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is fair to, advisable and in the best interests of the Company and the shareholders of the Company other than the Rollover Investors that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted for approval by the shareholders of the Company, and (d) recommended to the shareholders of the Company that they approve this Agreement (the “Company Board Recommendation”);

WHEREAS, a majority of the “disinterested directors” of the Company Board (as such term is used in Section 607.0901 of the FBCA) have approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (a) the Managing Member of Parent and the board of directors of Merger Sub have (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair and reasonable to, and in the best interests of, Parent and Merger Sub, respectively, and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and (b) the board of directors of Merger Sub has (i) recommended the approval of this Agreement by the sole shareholder of Merger Sub, and (ii) directed that this Agreement be submitted to the sole shareholder of Merger Sub for approval;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Guarantors are entering into the Guarantee and in favor of the Company with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Rollover Investor has entered into a Rollover Letter with Parent pursuant to which, among other things, the Rollover Investor has agreed, on the terms and subject to the conditions set forth in the Rollover Letter, to make the Rollover Investment; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and the Company to enter into this Agreement, certain shareholders of the Company (the “Principal Shareholders”) are entering into a voting agreement (the “Voting Agreement”) with Parent pursuant to which, among other things, the Principal Shareholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to (a) vote their shares of Common Stock in favor of adoption of this Agreement to so vote with respect to this Agreement to the extent provided therein) and (b) take certain other actions in furtherance of the transactions contemplated by this Agreement.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the FBCA as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

1.2    Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Foley & Lardner LLP, One Independent Drive, Suite 1300, Jacksonville, Florida, at 10:00 a.m. (local time) on the second Business Day after the day on which the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3    Effective Time. At the Closing, Parent and the Company shall cause an articles of merger (the “Articles of Merger”) to be executed, signed, acknowledged and filed with the Department of State of the State of Florida in such form as is required by the relevant provisions of the FBCA, and shall make all other deliveries, filings or recordings required by the FBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger has been duly filed with the Secretary of State of the State of Florida or at such other subsequent date or time as Parent and the Company may agree and specify in the Articles of Merger in accordance with the FBCA (the “Effective Time”).

1.4    Effects of the Merger. The Merger shall have the effects set forth in the FBCA, this Agreement and the Articles of Merger. From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company, all as provided in the FBCA.

1.5    Certificate of Incorporation. The certificate of incorporation of the Company shall, at the Effective Time and without any further action on the part of any party hereto, be amended and restated to be the certificate of incorporation of Merger Sub with the name of the entity changed to “Stein Mart, Inc.”, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided therein and by applicable Law.

1.6    Bylaws. The bylaws of the Company shall, at the Effective Time and without any further action on the part of any party hereto, be the bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

1.7    Directors. The parties shall take all requisite action so that the directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

1.8    Officers. The parties shall take all requisite action so that the officers of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock owned by the Company or any of its Subsidiaries (or held in the Company’s treasury) or by Parent or any of its Subsidiaries (including Merger Sub) immediately before the Effective Time, including, for the avoidance of doubt, each share of Common Stock contributed to Parent by the Rollover Investors (“Rollover Shares”) in accordance with the Rollover Letters (collectively, the “Excluded Shares”), shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c)    Conversion of Common Stock.

(i)    Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $0.90 in cash, without interest (the “Merger Consideration”).

(ii)    All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Effective Time represented such shares (the “Certificates”) or (B) shares represented by book-entry (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(d)    Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock) is declared with a record date during such period, then the Merger Consideration shall be proportionately and equitably adjusted, without duplication, to reflect such change.

2.2    Surrender of Certificates and Book-Entry Shares.

(a)    Paying Agent. Not less than three (3) Business Days before the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion. The Surviving Corporation shall be responsible for all fees and expenses of the Paying Agent.

(b)    Payment Fund. Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares, for payment in accordance with this Article II through the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration for all issued and outstanding shares of Common Stock (other than Excluded Shares) and other amounts payable under this Article II. Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c)    Payment Procedures.

(i)    Letter of Transmittal. As soon as reasonably practicable, and in any event within three (3) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i), (A) a letter of transmittal in the Paying Agent’s standard form (and reasonably satisfactory to Parent and the Company), specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates (or affidavit of loss in lieu thereof) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration multiplied by the number of shares evidenced by such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares. Such instructions shall provide that: (1) at the election of the surrendering holder, Certificates (or affidavit of loss in lieu thereof) may be surrendered by hand delivery or otherwise and (2) the Merger Consideration payable in exchange for Certificates (or affidavit of loss in lieu thereof) and/or Book-Entry Shares will be payable by wire transfer to the surrendering holder.

(ii)    Surrender of Shares. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Certificate (or affidavit of loss in lieu thereof) or such Book-Entry Share less any required withholding of Taxes. Any Certificates (or affidavit of loss in lieu thereof) and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares.

(iii)    Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the Person requesting such payment (x) pays any applicable transfer Taxes or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Shares or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(iv)    No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate (or affidavit of loss in lieu thereof) and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by it.

(d)    Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in respect of the shares of Common Stock represented by such Certificate.

(e)    No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(f)    Required Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as they are required to deduct or withhold therefrom under the Code, or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(g)    No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(h)    Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing solely in such assets and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or losses thereon shall affect the Merger Consideration payable hereunder and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Common Stock, Company Options and Company Stock Awards immediately prior to the Effective Time in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

(i)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent and/or the Surviving Corporation, which shall remain responsible for payment of the applicable Merger Consideration.

2.3    Company Options and Company Stock Awards.

(a)    Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof, the Company shall take all necessary and appropriate actions so that, at the Effective Time, each option to acquire shares of Common Stock under the Company Equity Plan (each, a “Company Option”) outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled and each Company Option shall be converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock that may be acquired upon exercise of such Company Option. The Company Board or the compensation committee thereof shall take all necessary and appropriate actions so that all Company Options shall be vested in full as of immediately prior to the Effective Time. “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option at the time of calculation. Notwithstanding the foregoing, if the exercise or purchase price of the applicable Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any payment being made in respect thereof.

(b)    Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof or as otherwise provided below, each share of restricted Common Stock that vests solely based on continued service (each, a “Company Restricted Stock Award”) outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Restricted Stock Award, shall be, at the Effective Time, converted into the right to receive from Parent or the Surviving Corporation the Merger Consideration per share in accordance with Section 2.1(c).

(c)    Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof or as otherwise provided below, each share of restricted Common Stock that vests based on the achievement of performance goals (each, a “Company Performance Stock Award”) outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Performance Stock Award, shall be, at the Effective Time, converted into the right to receive a cash award determined by multiplying the Merger Consideration by the number of shares of Common Stock that would vest based on the achievement of any applicable performance goals at the target level.

(d)    Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof or as otherwise provided below, each award of restricted stock units payable in shares of Common Stock or whose value is determined with reference to the value of shares of Common Stock (“Company RSU Awards” and collectively with the Company Restricted Stock Awards and Company Performance Stock Awards, the “Company Stock Awards”) outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company RSU Award, shall be, at the Effective Time, converted into the right to receive a cash award determined by multiplying the Merger Consideration by the number of shares of Common Stock subject to each Company RSU Award. The Company Board or the compensation committee thereof shall take all necessary and appropriate actions so that all Company Stock Awards shall be fully vested and all restricted periods shall lapse thereon in full as of immediately prior to the Effective Time.

(e)    Subject to the provisions of this Section 2.3, the Company shall take all necessary and appropriate actions so that all Company Options, as well as all Company RSU Awards, shall be canceled and the Company Equity Plan shall terminate at the Effective Time. Following the Effective Time, no holder of any Company Option or any Company Stock Award will have any right to acquire any equity securities of the Company, its Subsidiaries or the Surviving Corporation as a result of such holder’s Company Options or Company Stock Awards.

(f)    Not later than ten (10) days prior to the Effective Time, the Company shall mail to each holder of Company Options and Company Stock Awards a letter describing the treatment of and payment for such Company Options or Company Stock Awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Options or Company Stock Awards (which instructions shall provide that the cash payable to such holder of Company Options or Company Stock Awards pursuant to this Section 2.3 will be made by check or wire transfer in accordance with the holder’s instructions on file with the Company in respect of payroll and, if no such instructions are applicable to such holder, may be, at the election of such holder, mailed to such holder or transferred to such holder by wire transfer).

(g)    At the first regularly scheduled payroll payment date after Closing, the Surviving Corporation shall cause its payroll agent to mail a check (or transfer by wire transfer) to each applicable holder of a Company Option or Company Stock Award, in such amount due and payable to such holder pursuant to Section 2.3(a) in respect of such Company Option or Company Stock Award. Notwithstanding the foregoing, in lieu of the payments contemplated by the immediately preceding sentence, Parent and the Surviving Corporation may direct the Paying Agent to pay the Surviving Corporation (or its designees) for (but only to the extent of) any amounts the Surviving Corporation elects to pay to each holder of a Company Option or Company Stock Award in respect of the consideration payable therefor plus any amounts deducted and withheld with respect to any such amounts; in this event, Parent and Surviving Corporation will provide the necessary funds to the Paying Agent to effectuate the payment to holders of such Company Options or Company Stock Awards.

(h)    Company Employee Stock Purchase Plan. With respect to the Company Employee Stock Purchase Plan, (i) participation in the Company Employee Stock Purchase Plan shall be limited to those individuals who are participants in the Company Employee Stock Purchase Plan on the date of this Agreement; (ii) no new Offering Period (as defined in the Company Employee Stock Purchase Plan), other than the Offering Period in effect as of the date of this Agreement, shall be authorized, continued or commenced on or after the date of this Agreement; (iii) participants in the Company Employee Stock Purchase Plan may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (iv) any holding period relating to Company Common Stock received in respect of the Company Employee Stock Purchase Plan shall be waived as of immediately prior to the Effective Time; and (v) the Company Employee Stock Purchase Plan shall be suspended on January 28, 2020 and terminate effective as of the Effective Time.

2.4    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.4), any shares of Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the FBCA (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (A) all Dissenting Shares shall be canceled and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the FBCA.

(b)    Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate (or affidavit of loss in lieu thereof) formerly representing such shares or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, in each case in accordance with Section 2.2.

(c)    The Company shall give Parent (i) notice of any written demands for appraisal of any shares of Common Stock, any withdrawals of such demands and any other instrument served on the Company under the FBCA and (ii) the right to direct all negotiations and proceedings with respect to such demands for appraisal. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands for appraisal or otherwise settle any such demands without the prior written consent of Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the confidential disclosure letter delivered by the Company to Parent before or in connection with the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Company Disclosure Letter and any other representation or warranty made elsewhere in Article III, in either case, to which the relevance of such item is reasonably apparent on the face of such disclosure or (y) the Company SEC Reports filed with, or furnished to, the SEC on or after January 1, 2018 and prior to the date of this Agreement (other than predictive, forward-looking or cautionary disclosures contained or referenced therein, including under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” or in any “forward-looking statements” disclaimer) (collectively, “Forward-Looking Information”), the Company represents and warrants to Parent and Merger Sub that:

3.1    Organization and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the relevant jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

3.2    Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the nature of its business or ownership, leasing or operation of its properties requires such qualification, except where failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3    Corporate Authorization. The Company has all necessary corporate power and authority to enter into, deliver, and perform its obligations under, this Agreement and, subject to the receipt of the Requisite Company Vote with respect to the Merger, to consummate the transactions contemplated by this Agreement, including the Merger. On or prior to the date of this Agreement, the Special Committee, the Company Board (upon recommendation of the Special Committee) and a majority of the “disinterested directors” of the Company Board (as such term is used in Section 607.0901 of the FBCA) at a meeting duly called and held has duly adopted resolutions: (a) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (b) approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement, (c) declaring that it is in the best interests of the shareholders of the Company other than Rollover Investors that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (d) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (e) recommending to the shareholders of the Company that they adopt this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company.

3.4    Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.5    Subsidiaries. Section 3.5 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, including the jurisdiction of organization of each such Subsidiary.

3.6    Governmental Authorizations. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.3 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not require any consent, approval, order, waiver or other authorization of, or, registration, declaration or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(a)    the filing of the Articles of Merger with the Secretary of State of the State of Florida;

(b)    the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement (the “Company Shareholders Meeting”), (ii) a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the adoption of this Agreement by the shareholders of the Company and (iii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”) and the FBCA;

(c)    any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or “blue sky” Laws;

(d)    compliance with the Applicable Exchange rules and regulations; and

(e)    any such Governmental Authorizations, the failure of which to make or obtain, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7    Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not (with or without notice or lapse of time or both) (a) contravene or conflict with, or result in any violation or breach of, any provision of the Organizational Documents of the Company, (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all Governmental Authorizations described in Section 3.6 have been obtained or made, (c) conflict with or result in any violation or breach of, or constitute a default or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under, or give rise to, or to a right of, termination, modification or cancellation under, any Material Contracts, (d) result in the creation of any Lien upon any of the properties, assets or rights of the Company or any of its Subsidiaries (other than any Lien created as a result of any action taken by Parent or Merger Sub) or (e) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contracts, other than in the case of clauses (b), (c), (d) and (e) of this Section 3.7, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8    Capitalization.

(a)    Except as set forth on Section 3.8(a) of the Company Disclosure Letter, the Company’s authorized capital stock consists solely of (i) 100,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of January 27, 2020, (A) 48,354,642 shares of Common Stock were issued and outstanding (which number of shares includes the Company Stock Awards enumerated in clause (B) hereafter), (B) 584,743 Company Stock Awards were outstanding, (C) no shares of Common Stock were held in treasury by the Company or any of its Subsidiaries, (D) 1,439,509 shares of Common Stock were subject to issued and outstanding Company Options, (E) 1,172,552 Company RSU Awards payable in shares of Common Stock were outstanding, (F) 1,524,904 shares of Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan, and (G) no shares of Preferred Stock were outstanding. Except as set forth above, as of the date hereof, there are no shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company.

(b)    Section 3.8(b) of the Company Disclosure Letter sets forth a true and complete list, as of January 27, 2020, of all Company Options, Company Stock Awards and any other awards issued under the Company Equity Plan then outstanding (including Company RSU Awards), specifying on a holder-by-holder basis (i) the name of such holder, (ii) the number of shares of Common Stock subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, (v) the exercise price for each such Company Option, (vi) the Company Equity Plan under which the grant was made, and (vii) whether the holder thereof is a current or former employee of the Company or any of its Subsidiaries. With respect to each outstanding Company Option, Company Stock Award and Company RSU Award, (A) such grant was duly authorized no later than the date on which the grant was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (B) such grant had and has a per share exercise price equal to no less than the per share fair market value of the underlying Common Stock on the Grant Date, as determined in accordance with section 409A of the Code, (C) such grant was made in all material respects in accordance with the terms of the Company Equity Plans and all applicable Laws, including valid registration under or exemptions from registration under the Securities Act and all other applicable securities laws, and (D) such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company. The Company Equity Plan is the only plan or program the Company maintains under which outstanding equity-based or equity-linked compensation has been paid or promised.

(c)    All issued and outstanding shares of Common Stock and all shares of Common Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any pre-emptive or similar rights.

(d)    Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights. All equity interests of each Subsidiary that is not a corporation are duly created pursuant to the Laws of such Subsidiary’s jurisdiction of organization or formation, are issued and paid for in accordance with the Organizational Documents of such Subsidiary and are fully paid and non-assessable. Except as disclosed in Section 3.8(d) of the Company Disclosure Letter, each of the outstanding shares of capital stock, or other equity or voting interest, in each Subsidiary is owned by the Company free and clear of any Lien (other than Permitted Liens).

(e)    Except for the capital stock and other equity interests of the Company’s Subsidiaries or as disclosed in Section 3.8(e) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

(f)    There are no voting trusts, proxies, shareholder agreements, registration rights agreements or similar Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any shares of capital stock or other voting or equity interests of the Company or any of its Subsidiaries or any preemptive rights with respect thereto, other than the Voting Agreement. There are no bonds, debentures, notes or other indebtedness the Company or any of its Subsidiaries that entitle the holder thereof to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) together with shareholders of the Company or its Subsidiaries on any matters with respect to the Company or its Subsidiaries.

(g)    Except as set forth above in this Section 3.8, there are no preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the Company’s shareholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

3.9    Voting. The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement.

3.10    SEC Reports; Company Proxy Statement; Schedule 13E-3.

(a)    The Company and its Subsidiaries have timely filed with, or furnished to, as applicable, the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, prospectuses, reports, schedules, statements, amendments, supplements and other documents required to be filed or furnished by the Company or its Subsidiaries with the SEC (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Reports”) since January 1, 2017. Except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, such Company SEC Reports (a) complied, and each of the Company SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and other applicable Laws, including the applicable rules and regulations promulgated thereunder and (b) did not, and each of the Company SEC Reports filed subsequent to the date of this Agreement and prior to the Effective Time (other than the Company Proxy Statement and the Schedule 13E-3 with respect to information provided by Parent and Merger Sub) will not, at the time of filing, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were or are made, not misleading in any material respect. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2017, together with all written responses of the Company thereto except to the extent such documents are publicly available on EDGAR in unredacted versions. As of the date hereof, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review or investigation by the SEC.

(b)    None of the information to be supplied by or on behalf of the Company for inclusion in the Company Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Shareholders Meeting, and (ii) in the case of the Company Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s shareholders and as of the date of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.11    Financial Statements; Internal Controls. Except as disclosed in Section 3.11 of the Company Disclosure Letter, each of the consolidated financial statements (including, in each case, the related notes and schedules thereto) of the Company and its consolidated Subsidiaries since January 1, 2017, included in the Company SEC Reports:

(a)    when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC;

(b)    were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to the audited financial statements and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments); and

(c)    fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the date thereof, and the consolidated results of operations and cash flows for the period then ended (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments).

3.12    Liabilities. There are no liabilities or obligations (collectively, “Liabilities”), of the Company or any of its Subsidiaries which are required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, other than:

(a)    Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of February 2, 2019 (the “Balance Sheet Date”) or the footnotes thereto set forth in the Company SEC Reports;

(b)    Liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(c)    Liabilities incurred in connection with the transactions contemplated by this Agreement or as permitted or contemplated by this Agreement;

(d)    Liabilities disclosed in Section 3.12 of the Company Disclosure Letter; and

(e)    other Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13    Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date (a) through the date hereof, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of such businesses consistent with past practice, (b) except as disclosed in Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any material action that if taken after the date of this Agreement would constitute a violation of Section 5.1(c), (d)(v), (d)(vi), (h), (k), (l), (m), or (n) and (c) there has not been any effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14    Litigation. Except as set forth in Section 3.14 of the Company Disclosure Letter, there are no, and since January 1, 2017, there have not been any, legal actions, arbitrations, litigations, suits or other civil or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or to which any of the Company Assets is subject that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and as of the date of this Agreement there is no Legal Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. There are no, and since January 1, 2017, there have not been any, Orders outstanding to which the Company or any of its Subsidiaries is subject or bound that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect nor are there any Orders outstanding as of the date of this Agreement that would or seek to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

3.15    Material Contracts. Except for Contracts filed as exhibits to the Company SEC Reports or as disclosed in Section 3.15 of the Company Disclosure Letter, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to, and (ii) none of the Company, any of its Subsidiaries or any of the Company Assets are bound by (collectively, the Contracts of the type described in clauses (a) through (o) below are referred to herein as, the “Material Contracts”):

(a)    any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K);

(b)    any Contract containing a covenant (i) prohibiting the Company or any of its Subsidiaries from competing with any Person in any material line of business, (ii) prohibiting the Company or any of its Subsidiaries from engaging in any material line of business or levying a fine, charge or other payment for doing so, (iii) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that may be cancelled without material liability to, or material ongoing obligations of, the Company or any of its Subsidiaries upon notice of thirty (30) days or less, or (iv) that is a right of first refusal or right of first offer for any Company Asset material to the Company and its Subsidiaries taken as a whole;

(c)    any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company or any of its Subsidiaries, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

(d)    all Leases;

(e)    any Contract under which (i) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Liabilities of the Company or any of its Subsidiaries or (ii) the Company or any Subsidiary has directly or indirectly guaranteed Liabilities of any Person (other than the Company or any Subsidiary) (in each case of (i) and (ii), which guarantee obligation exceeds $250,000, other than, in each case, endorsements for the purpose of collection in the ordinary course of business);

(f)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, in each case in excess of $250,000, other than (A) accounts receivables and payables in the ordinary course of business, (B) pursuant to or arising in connection with the Company’s existing credit facilities which are filed as exhibits to the Company’s most recent Form 10-K and (C) loans to wholly-owned Subsidiaries of the Company in the ordinary course of business;

(g)    any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger;

(h)    any Contract that obligates the Company or any of its Subsidiaries to make any future capital commitment or expenditure (including pursuant to any joint venture) in excess of $1,000,000 and that is not terminable by the Company or its Subsidiaries upon notice of thirty (30) days or less without penalty or liability to the Company or its Subsidiaries;

(i)    any Contract (other than among consolidated Subsidiaries of the Company) relating to any interest rate, currency or commodity derivatives or hedging transactions involving an amount in excess of $250,000;

(j)    any Contract under which the Company or the applicable Subsidiary, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person that will be outstanding after the date hereof (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $250,000;

(k)    any Contract that is a settlement, conciliation or similar agreement that materially limits the operations of the Company and its Subsidiaries (or will so limit Parent or any of its Affiliates after the Closing);

(l)    any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, or prohibits the issuance of guarantees by any Subsidiary of the Company;

(m)    any Contract with vendors or suppliers to or distributors for the Company or any of its Subsidiaries which requires any minimum amount of purchases or sales in excess of $250,000 over a period specified therein, or which provides for any exclusive rights for such vendor, supplier or distributor;

(n)    any voting, shareholders or registration rights agreement; and

(o)    any Contract that requires the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest of another Person and any other Contract that relates to an acquisition or similar transaction which contain indemnities or “earn-out” obligations with respect to the Company or any of its Subsidiaries, in any such case, that remain in effect and have a value in excess of $250,000.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, (ii) none of the Company, its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Material Contract, (iii) to the Knowledge of the Company, no party to any Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default, require consent or result in the loss of a material benefit or give rise to any right of termination, amendment, acceleration or cancellation, under the provisions of such Material

Contract, and (iv) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts in effect as of the date hereof, including any material amendments thereto.

3.16    Benefit Plans.

(a)    Section 3.16(a) of the Company Disclosure Letter lists, as of the date hereof, all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not such “employee benefit plan” is subject to ERISA), and all material stock purchase, stock option, severance, offer letter, employment, consulting, change-of-control, retention, collective bargaining, bonus, incentive compensation, profit sharing, savings, retirement, retiree medical or life, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement and other material benefit plans (including the Company Equity Plans), agreements, programs, policies or commitments, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (ii) to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, employees or consultants or which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which would be treated at any relevant time as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”), excluding plans, agreements, programs, policies or commitments under which neither the Company nor any Subsidiary of the Company has any remaining obligations. All such plans, agreements, programs, policies and commitments, without regard to materiality, are collectively referred to as the “Company Employee Benefits.”

(b)    With respect to each of the material Company Employee Benefits, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document or a written description thereof, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion, (v) if the Company Employee Benefits are intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”), (vi) any related trust or funding agreements or insurance policies, and (vii) any material correspondence between the Company and the Department of Labor or the IRS relating to any Company Employee Benefit.

(c)    No Company Employee Benefit is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any ERISA Affiliate has any liability in respect of any multiemployer plan. Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to, and has not within the preceding six years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA and no liability under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate which, in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Employee Benefits is in compliance with ERISA, the Code and other applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has not occurred any “reportable event” (as such term is defined in Section 4043 of ERISA), other than those events as to which the thirty-day notice period is waived. With respect to each of the Company Employee Benefits that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such Company

Employee Benefit and (ii) to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would materially and adversely affect such qualification.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Employee Benefits provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law.

(f)    Except as set forth on Section 3.16(f) of the Company Disclosure Letter or in this Agreement (including Section 2.3), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) will not (i) entitle any Company officer to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former officer of the Company, (iii) increase any material benefits otherwise payable under any of the Company Employee Benefits, (iv) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any of its Subsidiaries to any current or former officer of the Company or (v) limit or restrict the right of Parent or the Surviving Corporation to merge, amend or terminate any of the Company Employee Benefits.

(g)    No Company Employee Benefit provides for and none of the Company or any of its Subsidiaries is otherwise obligated to provide any gross-up or reimbursement of Taxes under Section 4999 of the Code or Section 409A of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will (i) give rise to the payment of any amount or the provision of any benefit that constitutes an “excess parachute payment” within the meaning of Section 280G of the Code or would be nondeductible under Section 280G of the Code on account of the transactions contemplated by this agreement or (ii) result in the disallowance of any amount pursuant to Section 162(m) of the Code. The Company will have provided to Parent, prior to the Closing, good faith estimates of the amount of any “excess parachute payments” within the meaning of Section 280G of the Code that could reasonably be expected to become payable to any employee, director, officer or other service provider in connection with the transactions contemplated by this Agreement, whether contingent or otherwise.

(h)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract, whether or not a Company Employee Benefit, to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, has been maintained in compliance with Section 409A of the Code.

(i)    There are no pending, or, to the Knowledge of the Company, threatened in writing, Legal Actions against any of the Company Employee Benefits, other than ordinary claims for benefits by participants and beneficiaries or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)    Except as set forth in Section 3.16(j) of the Company Disclosure Letter, no Company Employee Benefit provides health or welfare benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.

3.17    Labor Relations.

(a)    Section 3.17(a) of the Company Disclosure Letter contains list of Company employees that is complete and accurate in all material respects, as of the date set forth therein, setting forth titles/categories of employees (e.g., “store manager,” “restocker,” etc.) and number of employees with such title or in such category, base salary, hourly wage, commission, bonus eligibility and compensation ranges and whether classified as exempt or non-exempt for wage and hour purposes.

(b)    Section 3.17(b) of the Company Disclosure Letter contains a list that is complete and accurate in all material respects of all of the material independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Company and classified by the Company as other than employees, or compensated other than through wages paid by the Company through the Company’s payroll department (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company. No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries as of the date hereof has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no, and during the past four (4) years there has not been any, pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable U.S. or foreign Governmental Authority and (ii) none of the Company and its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times in the past three (3) years has been, in compliance with all applicable Laws relating to the employment of labor, hiring and termination of employees, the proper classification of employees and/or independent contractors, wages, hours, collective bargaining, employment discrimination, immigration and work authorization pay equity, pay transparency, civil rights, safety and health, workers’ compensation, pay equity, wrongful discharge or violation of rights of employees, former employees or prospective employees and the collection and payment of withholding or social security Taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the six months prior to the date of this Agreement that remains unsatisfied.

(d)    Since January 1, 2018, no allegations of sexual harassment have been made to the Company in writing against any employee or independent contractor of the Company,

(e)    Except as set forth on Section 3.17(e) of the Company Disclosure Letter, all employees of the Company are employed at-will, i.e., no employee is guaranteed employment for any particular length of time.

(f)    The Company currently classifies and has properly classified each of its and its Subsidiaries’ employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act. To the extent that any Contingent Workers are or were engaged by the Company, the Company currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites in all material respects.

(g)    Section 3.16 and this Section 3.17 constitute the exclusive representations and warranties of the Company with respect to the subject matters set forth in Section 3.16 and this Section 3.17.

3.18    Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects. The Company has made available to Parent prior to the date of this Agreement accurate copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the Tax years ended February 2, 2019, February 3, 2018 and January 28, 2017.

(b)    Except as disclosed in Section 3.18(b) of the Company Disclosure Letter, the Company and its consolidated Subsidiaries have no material Liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued or reserved on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Balance Sheet Date, whether asserted or unasserted, contingent or otherwise, and the Company and its Subsidiaries have incurred no material Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(c)    The Company and its Subsidiaries have fully and timely paid all Taxes that are required to be paid and withheld all material amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder, Affiliate or third party.

(d)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e)    Except as set forth in Section 3.18(e) of the Company Disclosure Letter, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any material Tax matter with respect to, or material Taxes due from or with respect to the Company or any of its Subsidiaries.

(f)    All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports in accordance with GAAP.

(g)    Neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(h)    There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(i)    No claim (which remains unresolved) has been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(j)    Neither the Company nor any of its Subsidiaries (i) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502 6 (or any comparable provision of local, state or foreign Law), as transferee or successor or otherwise by operation of law, or (ii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) an agreement or arrangement solely among the Company and/or its Subsidiaries or (y) customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes).

(k)    There are no Tax rulings, requests for rulings, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law) relating to the Company or its Subsidiaries that could affect the Company’s or its Subsidiaries’ Liability for Taxes for any period after the Closing Date. Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code.

(l)    Neither the Company nor its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(m)    The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

3.19    Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) since January 1, 2016, the operations of the Company and each of its Subsidiaries have complied with applicable Law relating to (i) pollution, contamination, protection of the environment, and human health and safety to the extent relating to exposure to Hazardous Substances, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Law”), (b) the Company and its Subsidiaries possess and maintain in good standing all Permits required under Environmental Law for their respective operations, and such operations are in compliance with applicable Permits, (c) no Legal Action or written notice of violation or potential liability arising under or pursuant to Environmental Law is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) there are no Orders arising under or pursuant to Environmental Law outstanding to which the Company or any of its Subsidiaries is subject or bound, and (e) to the Knowledge of the Company, there has been no release of Hazardous Substances on, at, above, under or from any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries. This Section 3.19 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 3.19.

3.20    Intellectual Property.

(a)    Section 3.20(a) of the Company Disclosure Letter sets forth a list of all registered and material unregistered trademarks, service marks or trade names, registered copyrights and domain names owned by the Company and its Subsidiaries.

(b)    To the Knowledge of the Company, the Company or one of its Subsidiaries, as applicable, owns, is licensed to use or otherwise has the right to use all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted, free and clear of all Liens (other than Permitted Liens), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as set forth on Section 3.20(c) of the Company Disclosure Letter, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries, as conducted since January 1, 2018, does not infringe upon or misappropriate (or has not infringed upon or misappropriated) the Intellectual Property rights of any third party and no claim is pending or asserted in writing since January 1, 2018 against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries infringes upon or misappropriates (or infringed upon or misappropriated) any material Intellectual Property rights of a third party and (ii) no third party is infringing or violating (or has infringed or violated since January 1, 2018) any of the Owned Intellectual Property in any material respect.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees and contractors for their use.

(e)     (i) In connection with the collection or use by the Company and its Subsidiaries of any personally identifiable information (“Personal Data”) from any third parties, the Company and its Subsidiaries have complied in all material respects with (A) all applicable statutes and regulations in all relevant jurisdictions and its publicly available privacy policy relating to the collection, storage, use and onward transfer of all such Personal Data (the “Privacy Requirements”) and (B) all applicable statutes and regulations concerning marketing; (ii) there is no restriction under Privacy Requirements that would materially limit the use of Personal Data by the Company in conducting its business consistent with past practice; (iii) the Company and its Subsidiaries have reasonable security measures in place to protect all Personal Data under their control and/or in their possession and to protect such Personal Data from unauthorized access by any parties; (iv) to the Company’s Knowledge, the Company and its Subsidiaries have not suffered any breach in security that has permitted any unauthorized access to the Personal Data or other data concerning customers under the control or possession of the Company or any of its Subsidiaries; and (v) the Company and its Subsidiaries have required and do require all third parties to which they provide Personal Data or other confidential customer data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obligating such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

3.21    Real Property.

(a)    Owned Real Property. Except as disclosed in Section 3.21(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns or has ever owned any real property.

(b)    Leased Real Property.

(i)    Set forth in Section 3.21(b)(i) of the Company Disclosure Letter is a list of the leases under which the Company or any Subsidiary of the Company are lessees, together with all amendments supplements, non-disturbance agreements and any other material documents pertaining thereto (the “Leases”), including the address of each leased real property (the real property leased pursuant to the Leases being referred to herein as the “Leased Real Property”). True and correct copies of such Leases have been made available to Parent. True, accurate and correct copies of the Leases have been provided to the Parent.

(ii)    The Company or a Subsidiary of the Company, as applicable, has a valid and enforceable leasehold interest in, all Leased Real Property. Subject to the respective terms and conditions in the Leases, the Company or a Subsidiary of the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property, and there are no Liens on such leasehold interest in the Leased Real Property, except for Permitted Liens and those matters set forth on Section 3.21(b)(ii) of the Company Disclosure Letter.

(iii)    Except as disclosed in Section 3.21(b)(iii) of the Company Disclosure Letter, each of the Leases is, subject to the Enforceability Exceptions, valid binding and in full force and effect. None of the Company or any of its Subsidiaries is in breach or default under any Lease in any material respect. Neither the Company nor any of its Subsidiaries has received any notice of termination from any lessor under any Lease.

(c)    All Real Property. The use and operation of the Leased Real Property used by the Company and the Company Subsidiaries do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.22    Permits; Compliance with Law.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in possession of all licenses, registrations and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened in writing.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, the Company and its Subsidiaries have been in compliance with all Laws applicable to their business or operations and have not received any written notice of any violations of such Laws. Since January 1, 2017 until the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any Permit will be terminated or materially modified or, to the Knowledge of the Company, is threatened with suspension or will not be renewed in the ordinary course of business consistent with past practice, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    No representation is made under this Section 3.22 with respect to SEC reports, financial statements and internal controls, employee benefits, labor, Tax, environmental or intellectual property matters, which matters are addressed in Section 3.10, Section 3.11, Section 3.16, Section 3.17, Section 3.18, Section 3.19 and Section 3.20, respectively.

3.23    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and/or its Subsidiaries maintain insurance policies in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate, (b) to the Knowledge of the Company, each such insurance policy is legal, valid, binding and enforceable subject to the Enforceability Exceptions, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (d) as of the date hereof, no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.24    Affiliated Transactions. No director, officer or Affiliate (other than Subsidiaries of the Company) of the Company is, or since January 1, 2018 has been, a party to any transaction, Contract, agreement, arrangement or understanding with the Company or its Subsidiaries, nor are there any of the foregoing currently proposed to the Company’s audit committee, or has any material interest in any property used by the Company or its Subsidiaries, in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (collectively, “Affiliate Transactions”). The Company maintains and enforces a policy requiring that all Affiliate Transactions be presented to the Company’s audit committee for prior authorization and approval or ratification.

3.25    Opinions of Financial Advisor. PJ SOLOMON, L.P. (the “Company Financial Advisor”) has delivered to the Special Committee its written opinion (or an oral opinion to be confirmed in writing) to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration is fair to the shareholders of the Company (other than Parent, Merger Sub, Rollover Investors and their Affiliates), from a financial point of view.

3.26    Brokers. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Person to whom such fees are payable.

3.27    State Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations,” “affiliated transactions” and “control-share acquisitions” set forth in Section 607.0901 and Section 607.0902 of the FBCA or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

3.28    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Merger and the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the confidential disclosure letter delivered by Parent to the Company before or in connection with the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Parent Disclosure Letter and any other representation and warranty made elsewhere in Article IV, in either case, to which the relevance of such item is reasonably apparent on the face of such disclosure, Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

4.1    Organization and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

4.2    Corporate Authorization. Each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The board of directors or equivalent governing body of each of Parent and Merger Sub has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement, including the Merger. The board of directors or equivalent governing body of each of Parent and Merger Sub have (a) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and (b) declared that it is in the best interests of the securityholders of Parent or Merger Sub that Parent or Merger Sub, as applicable, enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the members of Parent is required by applicable Law or the Organizational Documents of Parent in connection with the Merger or the other transactions contemplated by this Agreement.

4.3    Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:

(a)    the filing of the Articles of Merger with the Secretary of State of the State of Florida;

(b)    the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act and the FBCA; and

(c)    any such Governmental Authorizations, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4    Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(a)    contravene or conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Parent or Merger Sub;

(b)    contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made;

(c)    result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(d)    require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5    Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock.

(a)    As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.001 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b)    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

(c)    Except for the Rollover Shares or as contemplated by this Agreement, neither Parent nor Merger Sub owns, directly or indirectly, (i) any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or (ii) any securities that are convertible, exchangeable or exercisable into shares of Common Stock. Except for the Voting Agreement, the Guarantee, the Financing Commitments and the Rollover Letter, true and complete copies of which have been made available to the Company before the date of this Agreement, none of Parent, Merger Sub and their respective Affiliates has any agreement, arrangement or understanding concerning (x) the transactions contemplated by this Agreement or (y) any material assets of the Company from or after the Closing, in each case with any Principal Shareholder, Rollover Investor, director or officer of the Company or any other Person.

4.6    Financing.

(a)    Section 4.6 of the Parent Disclosure Letter sets forth true and complete copies of (i) (x) executed rollover commitment letter (the “Rollover Letter”) from the Rollover Investor having sole voting and dispositive power with respect to 17,339,544 shares of the Company, which number of shares, when contributed to Parent under the Rollover Letter, will satisfy all minimum requirements for equity contributions to Parent under the Debt Financing (whether expressed in terms of minimum value or percentage of shares), pursuant to which, and subject to the terms and conditions of which, the Rollover Investors have committed to contribute to Parent the amount of shares of Common Stock set forth therein (the “Rollover Investment”), and (y) a schedule setting forth each Rollover Investor, the number of shares of the Company beneficially owned by and over which such Rollover Investor holds sole voting and dispositive power, and an indication of whether such shares of the Company are held directly or indirectly by such Rollover Investor, and (ii) executed debt commitment letters and related term sheets from Wells Fargo Bank, National Association (the “ABL Commitment Letter”) and Pathlight Capital LP (the “TL Commitment Letter” and together with the ABL Commitment Letter, the “Debt Commitment Letters” or the “Financing Commitments”) (Wells Fargo Bank, National Association and Pathlight Capital LP, the “Lenders”) pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide Parent and/or Merger Sub with financing in the amounts described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” or the “Financing”). As of the date hereof, each of the Financing Commitments and the Rollover Letters is a legal, valid and binding obligation of Parent or Merger Sub and, to the Knowledge of the Parent, the other parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, each of the Financing Commitments and the Rollover Letters is in full force and effect, and none of the Financing Commitments or the Rollover Letters has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date hereof, to the Knowledge of the Parent, neither Parent nor Merger Sub is in breach of any of the material terms or conditions set forth in any of the Financing Commitments or the Rollover Letters. As of the date hereof, to the Knowledge of Parent with respect to the Company and its Subsidiaries, there is no fact or occurrence existing on the date hereof that, with or without notice, lapse of time or both, would reasonably be expected to (A) make any of the assumptions or any of the statements set forth in the Financing Commitments or the Rollover Letters inaccurate, (B) result in any of the conditions in the Financing Commitments or the Rollover Letters not being satisfied, (C) cause any of the Financing Commitments or the Rollover Letters to be ineffective or (D) otherwise result in the Financing not being available, or the Rollover Investment not being made, in each case, on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, neither the Rollover Investors nor any Lender has notified Parent or Merger Sub of its intention to terminate any Financing Commitment or not to provide the Financing, and none of the Rollover Investors has notified Parent or Merger Sub of its intention to terminate any Rollover Letter or not to make the Rollover Investment. Parent has not, without the prior written consent of the Company, amended, modified, supplemented or waived any of the conditions or contingencies to funding contained in any Financing Commitment (including definitive agreements related thereto) or to the Rollover Investment contained in any Rollover Letter, or any other provision of, or remedies under, any Financing Commitment (including definitive agreements related thereto) or any Rollover Letter (except for any increases in the amount of funds available thereunder or the addition of Financing Sources in accordance with the terms thereof, or other relevant entities who did not execute a Financing Commitment or a Rollover Letter as of the date of this Agreement or as otherwise expressly permitted by Section 5.12(a)). Assuming (1) the Financing is funded in accordance with its terms and conditions, (2) the Rollover Investment is made in accordance with the terms and conditions of the Rollover Letters and (3) the satisfaction of the conditions to the Company’s obligation to consummate the Merger set forth in Section 6.3(a), the net proceeds from the Financing will, together with the Rollover Investment and other funds available to Parent, be sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including the payment by Parent and Merger Sub of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any related repayment or refinancing of any indebtedness of the Company or any of its Subsidiaries, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement. Parent or Merger Sub has paid in full any and all commitment or other fees required by any Financing

Commitment that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters, understandings or other agreements or arrangements relating to the Financing (except for customary fee letters and engagement letters which do not contain any additional conditions to closing or other agreements relating to the availability of the full amount of the Financing, and a complete copy of the fee letter has been made available to the Company with customary redactions of fee amounts, pricing caps, “market flex,” other economic terms and certain other terms, none of which redacted provisions would adversely affect the conditionality or aggregate principal amount of the Financing) or the Rollover Investment to which Parent, Merger Sub or any of their respective Affiliates are a party that relate to the amount, availability or conditions of the Financing or the Rollover Investment, other than the Financing Commitments and the Rollover Letters. There are no conditions precedent related to the funding of the full amount of the Financing, other than as explicitly set forth in the Financing Commitments, and there are no conditions precedent related to the contribution of the full amount of the Rollover Investment, other than as explicitly set forth in the Rollover Letters. Assuming the satisfaction of the conditions to the Company’s obligation to consummate the Merger set forth in Section 6.3(a), neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a reasonably timely basis any conditions to the funding of the full amount of the Financing or the contribution of the full amount of the Rollover Investment, or that the Financing will not be available to, or that the Rollover Investment will not be contributed to, Parent or Merger Sub on the Closing Date. For the avoidance of doubt, it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing, the Rollover Investment or any alternative financing.

(b)    Neither Parent, Merger Sub nor any of their Affiliates has entered into any Contract, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that would prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Takeover Proposal), in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated by this Agreement. Neither Parent, Merger Sub nor any of their Affiliates has caused or induced any Person to take any action that, if taken by Parent and/or Merger Sub, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.6(b).

4.7    Solvency. On and as of the Closing Date, and after giving effect to the transactions contemplated by this Agreement, including the Financing and any alternative financing (including any financing to be issued or incurred in lieu of any bridge facility in any Debt Commitment Letter) permitted by this Agreement, the payment of the Merger Consideration, the incurrence of indebtedness in connection with the Debt Financing, and the repayment or refinancing of debt as contemplated herein and in the Financing Commitments, and assuming (i) the Company is Solvent immediately prior to the Effective Time, (ii) the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein, or the waiver of such conditions and (iii) the satisfaction of the conditions to the Company’s obligation to consummate the Merger set forth in Section 6.3(a), Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole, will be Solvent.

4.8    Litigation. As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any Order of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

4.9    No Regulatory Impediment. There is no material fact relating to Parent or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement.

4.10    Absence of Certain Arrangements. Other than this Agreement, the Voting Agreement, the Rollover Letters and those other agreements contemplated hereby, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates (including any of the Principal Shareholders), on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

4.11    Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub, other than any such fee that is conditioned upon consummation of the Merger.

4.12    Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company a limited guarantee of Kingswood Capital Opportunities Fund I, L.P. and Kingswood Capital Opportunities Fund I-A, L.P. (collectively, the “Guarantors”) in favor of the Company, dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Guarantee”). The Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, subject to the Enforceability Exceptions, and has not been amended, withdrawn or rescinded in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantee.

4.13    Proxy Statement; Schedule 13E-3. None of the information to be supplied by Parent or Merger Sub for inclusion in the Company Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Shareholders Meeting and (ii) in the case of the Company Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s shareholders and as of the date of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, with respect to information provided by Parent or Merger Sub, in light of the circumstances under which they are made, not misleading.

4.14    Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub have each relied solely upon its own investigation and analysis, and Parent and Merger Sub acknowledge and agree (a) that, except for the specific representations and warranties of the Company contained in this Agreement (including the Company Disclosure Letter and the Company SEC Reports), none of the Company, its Affiliates or any of its or their respective shareholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or Affiliates or their business, operations, technology, assets, Liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective shareholders or Representatives and (b) that, to the fullest extent permitted by applicable Law, none of the Company, its Affiliates or any of its or their respective shareholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to Parent or Merger Sub, their respective Affiliates, shareholders, controlling persons or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent or Merger Sub, their respective Affiliates, shareholders, controlling persons or Representatives, except as and only to the extent expressly set forth in this Agreement or in the event of fraud. Each of Parent and Merger Sub acknowledges and agrees that it has been furnished with, or given adequate access to, all information and materials relating to the Company and its Subsidiaries that it has requested and Representatives of the Company have answered all inquiries that Parent or Merger Sub has made of them concerning the Company and its Subsidiaries.

ARTICLE V

COVENANTS

5.1    Conduct of Business of the Company. From and after the date of this Agreement and until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except (i) as expressly provided in this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law, Order or to comply with any notice from a Governmental Authority, or (iv) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, (1) conduct its operations only in the ordinary course of business consistent with past practice, including with respect to capital expenditures, payment of accounts payable and other liabilities, maintenance of inventory and accruals, (2) maintain its cash management and working capital management policies and practices in a manner consistent in all material respects with past practice, (3) maintain a level of working capital, consistent with past practice, to satisfy the needs of its daily operations, (4) maintain its existence in good standing pursuant to applicable Law, (5) preserve substantially intact the business organization of the Company and its Subsidiaries, (6) keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and (7) preserve intact, in all material respects, the current relationships of the Company and its Subsidiaries with customers, licensees, suppliers, lenders, Governmental Authorities, and other Persons with which the Company or such Subsidiary has material business relations. Without limiting the generality of the foregoing, and except (A) as otherwise expressly provided in this Agreement, (B) as set forth in Section 5.1 of the Company Disclosure Letter, or (C) as otherwise required by applicable Law, from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall use reasonable best efforts not to, and shall cause its Subsidiaries to use reasonable best efforts not to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned:

(a)    Organizational Documents. Amend or otherwise modify any of the Organizational Documents of the Company or any of its Subsidiaries;

(b)    Dividends. Make, declare, set aside or pay any dividend or distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting security, make any actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, or set any record date therefor, other than cash dividends and cash distributions by wholly-owned Subsidiaries of the Company to the Company or one of its other wholly-owned Subsidiaries;

(c)    Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (other than pursuant to (x) the vesting or forfeiture of Company Stock Awards in accordance with the terms in effect on the date of this Agreement and (y) the purchase, redemption or other acquisition of Common Stock or equity interests of the Company or its Subsidiaries from former employees, directors and consultants in accordance with any Contract or Company Employee Benefit providing for the repurchase of Common Stock or such other equity interests in connection with any termination of services to the Company or any of its Subsidiaries), (iii) grant any Person any right or option to acquire any shares of its capital stock or (iv) issue, authorize the issuance of, propose the issuance of, deliver or sell any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to the exercise of the Company Options in accordance with the terms in effect on the date of this Agreement or the vesting of Company Options as provided in Section 2.3;

(d)    Compensation and Benefits. (i) Increase the compensation, bonus opportunity or benefits payable or to become payable to, or pay any special bonus or special remuneration to, any of its current or former directors, officers, employees or independent contractor (other than increases in the base salaries or wages of employees other than officers in the ordinary course of business consistent with past practice); (ii) grant or increase any severance, change of control, retention or termination pay to any current or former director, officer, employee or independent contractor; (iii) renew, enter into or amend any Contract providing for the employment or consultancy of any director, officer or employee with a title of Vice President or above or otherwise providing compensation or other benefits to any director, officer or employee with a title of Vice President or above; (iv) establish, adopt, enter into, amend, renew, alter the prior interpretation of or terminate any Company Employee Benefit or any other employee benefit plan, incentive plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a Company Employee Benefit; (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative; (vi) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company; (vii) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors or officers; or (viii) hire or terminate any employee with a title of Vice President or above, other than a termination for “cause,” except, in the case of each of clauses (i) through (iv), (A) to the extent required by applicable Law, this Agreement or any Company Employee Benefit in effect on the date of this Agreement and set forth in Section 3.16(a) of the Company Disclosure Letter, or (B) in conjunction with new hires, promotions or other changes in job status, in each case, in the ordinary course of business and consistent with past practice, for employees with a title below Vice President;

(e)    Acquisitions. Acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) any interest in any business or any corporation, partnership, limited liability company, joint venture or other business organization or division or assets, securities or property thereof, except for any such transaction (i) which is solely between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries of the Company, (ii) pursuant to any Material Contract listed on Section 3.15 of the Company Disclosure Letter existing and in effect as of the date hereof or (iii) enter into any new Lease;

(f)    Dispositions. Sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations to with respect to the disposition of any real property or any other material Company Asset or business, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment that is not (or no longer) material to the business of the Company and its Subsidiaries in the ordinary course of business, (iii) any Permitted Liens or (iv) pursuant to any Material Contract listed on Section 3.15 of the Company Disclosure Letter existing and in effect as of the date hereof;

(g)    Loans. Make any loans, advances or capital contributions to or investments in any Person (other than (i) to wholly-owned Subsidiaries of the Company or (ii) to employees for advancement of related business expenses in the ordinary course of business consistent with past practice;

(h)    Indebtedness; Guarantees. (i) Incur, assume or guarantee any new indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (1) revolving loans under any existing Company revolving credit facilities or (2) performance bonds or letters of credit (to the extent issued under the Company’s existing revolving credit facility) entered into in the ordinary course of business consistent with past practice; (ii) assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently, or otherwise), the obligations of any Person (other than the Company or any of its wholly-owned Subsidiaries) with respect to any indebtedness for borrowed money (including any debt securities; or (iii) pledge or encumber any shares of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries;

(i)    Capital Expenditures. Make capital expenditures that exceed, individually or in the aggregate, (x) the amount of capital expenditures contemplated by the capital expenditure information previously made available to Parent as set forth in Section 5.1 (i) of the Company Disclosure Letter, plus (y) $250,000;

(j)    Material Contracts. (i) Enter into any (A) Contract (including any Lease) that would be a Material Contract (including by amendment of any Contract that is not a Material Contract such that such Contract becomes a Material Contract) in excess of $250,000 individually or $1,000,000 in the aggregate, or (B) Lease, or (ii) terminate, renew, extend or amend in any material respect any Material Contract or any Lease or waive any material right, breach or default thereunder;

(k)    Dissolution. Propose, adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

(l)    Accounting. Other than as required by GAAP or applicable Law, (i) make any material change to its accounting policies, procedures, methods or practices or (ii) revalue in any material respect any of its properties or assets, other than in the ordinary course of business;

(m)    Legal Actions. Subject to Section 5.15, waive, release, assign, settle or compromise any Legal Action, other than (i) in the ordinary course of business in an amount not to exceed $250,000 (net of any amount covered by insurance) and/or (ii) if the Company has received written notification from an insurer that it will cover in full (subject to any deductible or retention) any such loss resulting from such waiver, release, assignment settlement or compromise;

(n)    Taxes. Except as otherwise required by applicable Law, make, revoke or change any material Tax election other than consistent with past practice, file any income or other material amended Tax Return, adopt or change any material method of Tax accounting, change any Tax accounting period, settle or surrender any material Tax claim relating to the Company or any of its Subsidiaries or surrender a right to a material Tax refund, or, except in connection with the matter set forth, and to the extent provided, in Section 3.18(e) of the Company Disclosure Letter, enter into any closing agreement or similar agreement with any Governmental Authority in respect of Taxes;

(o)    Insurance. Maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(p)    New Business. Enter into any new line of business outside of the business being conducted by the Company and its Subsidiaries as of the date of this Agreement;

(q)    Voting Agreements. Enter into any agreement with respect to the voting of any capital stock or other equity or voting interest of the Company or any of its Subsidiaries;

(r)    Related Party Transactions. Engage in any material transaction with, or enter into any agreement, arrangement or understanding with any, (i) stockholder, director or officer of the Company or any of its Subsidiaries or (ii) Affiliate of the Company or other Person covered in Item 404 of Regulation S-K promulgated by the SEC;

(s)    Intellectual Property. Sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any material Intellectual Property, other than in the ordinary course of business pursuant to non-exclusive licenses;

(t)    Liens. Grant any Lien on its assets (other than Permitted Liens); or

(u)    Related Actions. Authorize, commit, resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary herein, any or all actions taken by, or omissions of, the Company at the direction of Parent, in an effort to facilitate the Debt Financing will not constitute a breach of the Company’s obligations under this Section 5.1 (including for purposes of Section 6.2(b) and Section 5.12(b)), and shall in each case be disregarded and not deemed to be a breach of Section 5.1 (including for purposes of Section 6.2(b) and Section 5.12(b)).

Nothing contained in this Agreement gives, or is intended to give, Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement gives, or is intended to give, the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2    Conduct of Business of Parent. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that would reasonably be expected to (a) delay or prevent the consummation of the transactions contemplated by this Agreement, (b) impose or cause any delay in the obtaining of, or increase the risk of not obtaining, any Governmental Authorization necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under applicable Law, (c) result in any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (d) materially interfere with Parent’s ability to make available to the Paying Agent immediately prior to the Effective Time funds sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment by Parent and Merger Sub of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any related repayment or refinancing of any indebtedness of the Company or any of its Subsidiaries, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement.

5.3    Access to Information; Confidentiality.

(a)    The Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives (including the Financing Sources) access at all reasonable times during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, upon prior notice to the Company, to the books, records and personnel of the Company and its Subsidiaries and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent and its Representatives (including the Financing Sources) may reasonably request. Nothing herein shall require the Company or any of its Subsidiaries to disclose information to the extent such disclosure would, in the Company’s good faith opinion after consultation with legal counsel, (x) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (y) violate any applicable Law or any Material Contract. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and the Company shall collaborate with Parent and use its reasonable best efforts to communicate the applicable information or provide access, as the case may be, in a way that would not violate the applicable Law, Material Contract or obligation or risk waiver of such privilege.

(b)    Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated April 17, 2019 (the “Confidentiality Agreement”), between Kingswood Capital Management, LLC, on the one hand, and the Company, on the other hand, with respect to the information disclosed under this Section 5.3; provided, that notwithstanding the terms of the Confidentiality Agreement, Parent may provide such information to potential sources of capital, including the Financing Sources, and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any alternative financing) subject to customary confidentiality arrangements that have been approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(c)    Nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, rights to conduct or cause to be conducted any invasive environmental investigation of the current or former operations or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company in its sole discretion.

5.4    No Solicitation.

(a)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII hereof, and except as expressly permitted by the other provisions of this Section 5.4, the Company shall not, and the Company shall cause any of its Subsidiaries not to, and the Company shall use its commercially reasonable efforts to cause its Representatives acting on its behalf not to, directly or indirectly, (i) solicit, initiate, induce the making of, knowingly facilitate or knowingly encourage (including by way of furnishing or providing access to any non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a Takeover Proposal, (ii) enter into or participate in any discussions or negotiations with any Person regarding a Takeover Proposal (other than to state that the Company is not permitted to have discussions or negotiations), (iii) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding or Contract with respect to, a Takeover Proposal or that would require the Company to abandon or terminate this Agreement or fail to consummate the Merger (other than an Acceptable Confidentiality Agreement), (iv) waive the applicability of all or any portion of any anti-takeover Laws in respect of any Person (other than Parent, Merger Sub and their Affiliates), or (v) modify, waive, amend, release or fail to enforce any existing standstill obligations owed by any Person to the Company or any of its Subsidiaries. The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted prior to the date of this Agreement by the Company or any of its Subsidiaries or any of their respective Representatives with respect to any Takeover Proposal, including by terminating access to any physical or electronic data rooms and requesting that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries furnished by or on behalf of the Company or any of its Subsidiaries (and all analysis and other materials prepared by or on behalf of such Person that contain any such information). Without limiting the foregoing, it is agreed that if any Representative of the Company or any of its Subsidiaries, acting on their behalf, takes any action that would constitute a breach of this Section 5.4, such action shall constitute a breach of this Section 5.4 by the Company.

(b)    Notwithstanding Section 5.4(a), following the receipt by the Company of a Takeover Proposal until the date the Requisite Company Vote has been obtained, (i) the Special Committee and the Company Board shall be permitted to participate in discussions regarding such Takeover Proposal solely to clarify the terms of such Takeover Proposal and (ii) with respect to a written, bona fide Takeover Proposal that did not result from any breach in any material respect of any of the provisions set forth in this Section 5.4, if the Special Committee or the Company Board determines in good faith,

(A) after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties, then the Company may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement, so long as any written material non-public information provided under this clause (x) has previously been provided to Parent or is provided to Parent substantially concurrently with being provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal. Notwithstanding anything to the contrary in this Agreement, the Special Committee and the Company Board shall be permitted (but only upon the express written request of the counterparty), to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties, to modify, waive, amend or release any existing standstill obligations owed by any Person to the Company or any of its Subsidiaries only to the extent necessary to allow a confidential Takeover Proposal to be made to the Special Committee or the Company Board; provided that the Company promptly notifies Parent of any such modification, waiver, amendment or release.

(c)    From and after the date of this Agreement, (i) the Company shall advise Parent orally and in writing within 24 hours of the receipt of any (x) Takeover Proposal, (y) any written requests, inquiries, proposals or offers received, or any discussions or negotiations sought to be initiated, with respect to any Takeover Proposal, or (z) any inquiry, offer or proposal that could reasonably be expected to lead to a Takeover Proposal, specifying the material terms and conditions thereof and the identity of the party making such Takeover Proposal and including copies of any written documents or material correspondence delivered in connection therewith, and (ii) the Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Takeover Proposal and shall promptly notify the Company of any material modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case within one Business Day after (but not including) the date of the Company’s receipt thereof.

(d)    Except as set forth in Section 5.4(e) and Section 5.4(f)), the Company Board and the Special Committee shall not (i) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent, or publicly propose to do so, (ii) approve, endorse, find advisable or recommend a Takeover Proposal or publicly propose to do so or (iii) approve, recommend or allow the Company to enter into a Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement).

(e)    Notwithstanding Section 5.4(d), the Special Committee or the Company Board may, at any time before obtaining the Requisite Company Vote and in response to a Superior Proposal received by the Special Committee or the Company Board after the date of this Agreement, if the Special Committee or the Company Board has concluded in good faith, (A) following consultation with its outside legal counsel, that its failure to withdraw, modify or amend the Company Board Recommendation would be inconsistent with its fiduciary duties to shareholders under applicable Law, and (B) after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal constitutes a Superior Proposal, withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent or terminate this Agreement to enter into a Contract, in accordance with Article VII with respect to such Superior Proposal, but only if:

(i)    the Company shall have complied in all material respects with its obligations under this Section 5.4;

(ii)    the Company shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into a Contract with respect to such Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal, and to the extent provided to the Company, a copy of any material Contract evidencing or relating to the Superior Proposal; and

(iii)    Parent does not make, within five (5) Business Days after the receipt of such notice, a proposal that the Special Committee or the Company Board determines in good faith, after consultation with its financial advisor, causes the Takeover Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal; provided, that the Company (acting through the Special Committee) shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such period with respect to such proposal to make such adjustments in the terms and conditions of this Agreement so that the Superior Proposal described in such notice ceases to constitute a Superior Proposal.

(f)    Notwithstanding anything to the contrary in this Agreement, at any time before obtaining the Requisite Company Vote, if any event, fact, development, circumstance or occurrence (but specifically excluding any Takeover Proposal or Superior Proposal) that materially improves the business, assets, operations or prospects of the Company or its Subsidiaries that was not known (and should not reasonably have been known) to the Special Committee and the Company Board as of the date hereof, becomes known to the Special Committee and the Company Board after the date of this Agreement (an “Intervening Event”) (provided, that in no event shall the following constitute, or be taken into account in determining the existence of, an Intervening Event: (A) the fact alone that the Company meets or exceeds any internal or published budgets, plan, forecasts or projections for any period, or (B) any changes alone after the date of this Agreement in the market price or trading volume of Company Common Stock) and the Special Committee or the Company Board has concluded in good faith, following consultation with its outside legal counsel, that its failure to withdraw, modify or amend the Company Board Recommendation would be inconsistent with its fiduciary duties to shareholders under applicable Law, then the Company Board may withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent but only if:

(i)    the Company shall have first provided prior written notice to Parent that the Special Committee or the Company Board intends to withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, which notice shall include a description in reasonable detail of the Intervening Event and the Company Board’s reasons for taking such action; and

(ii)    Parent does not, within five (5) Business Days after the receipt of such notice, propose revisions to the terms and conditions of this Agreement in response to such Intervening Event that the Special Committee or the Company Board determines, after consultation with its outside legal counsel and financial advisors, obviate the need for the Special Committee or the Company Board to withdraw, modify or amend the Company Board Recommendation, and the Company (acting through the Special Committee) shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such period with respect to such proposed revisions.

(g)    Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Special Committee or the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law; provided, that this Section 5.4(g) shall not be deemed to permit the Company Board to (or the Special Committee to recommend that the Company Board) take any action prohibited by Section 5.4(d) except to the extent permitted by Sections 5.4(e) - 5.4(f). For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable Law) in and of itself constitute a change, withdrawal, modification or amendment of the Company Board Recommendation under this Agreement.

5.5    Company Proxy Statement; Schedule 13E-3; Company Shareholders Meeting.

(a)    As promptly as reasonably practicable following the date of this Agreement (and in any event, within thirty (30) Business Days of the date hereof), the Company shall prepare and file with the SEC the Company Proxy Statement and the Company and Parent shall jointly prepare and file with the SEC the Schedule 13E-3. The Company shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with Parent) to respond to any comments or requests for additional information made by the SEC with respect to the Company Proxy Statement and the Company and Parent shall use reasonable best efforts as promptly as reasonably practicable to jointly respond to any comments or requests for additional information made by the SEC with respect to the Schedule 13E-3. The Company will use reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after confirmation from the SEC that it has no further comments on the Company Proxy Statement and the Schedule 13E-3 (or that the Company Proxy Statement and Schedule 13E-3 is otherwise not to be reviewed by the SEC). Parent and Merger Sub shall cooperate with the Company in the preparation of the Company Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, (i) each of Parent and Merger Sub will furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement, that is customarily included in proxy statements or Rule 13E-3 transaction statements on Schedule 13E-3 prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Company, and (ii) prior to the filing with the SEC or the mailing to the Company’s shareholders of the Company Proxy Statement or the filing with the SEC of the Schedule 13E-3, the Company shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider in good faith all comments reasonably proposed by Parent with respect to, the Company Proxy Statement and the Schedule 13E-3. The Company shall promptly (and in any event, within twenty-four (24) hours) (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Company Proxy Statement or the Schedule 13E-3.

(b)    The Company agrees that none of the information included or incorporated by reference in the Company Proxy Statement or the Schedule 13E-3 will, at the date it is first mailed to the shareholders of the Company or filed with the SEC, as applicable, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Company Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The Company agrees that the Company Proxy Statement and the Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

(c)    Parent and Merger Sub hereby covenant and agree that none of the information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3 shall, at the date it is first mailed to the shareholders of the Company or filed with the SEC, as applicable, or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Company Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein.

(d)    The Company Proxy Statement shall include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.4.

(e)    Following the clearance of the Company Proxy Statement and Schedule 13E-3 by the SEC, the Company shall call and hold the Company Shareholders Meeting as promptly as reasonably practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. Subject to Section 5.4, the Company shall use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement; provided, that the Company (after consultation with Parent) may postpone, recess or adjourn the Company Shareholders Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting (iv) to allow additional solicitation of votes in order to obtain the Requisite Company Vote, or (v) if the Company has provided a written notice to Parent pursuant to Section 5.4(e)(ii) or Section 5.4(f)(i) and the latest deadline contemplated by Section 5.4(e)5.4(e) or 5.4(f) with respect to such notice, as the case may be, has not been reached.

5.6    Employees; Benefit Plans.

(a)    Until the end of the current plan year for any Company Benefit Plan (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide to individuals who, immediately prior to the Effective Time, were employees of the Company or any of its Subsidiaries and, subject to Section 5.6(e) below, continue to be employees of the Surviving Corporation after the Effective Time (each, a “Continuing Employee”) benefits under Company Benefit Plans (but not including equity and equity-based awards or plans) that for such individual are substantially comparable in the aggregate to such benefits being provided to Employees immediately prior to the Effective Time.

(b)    Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, honor all contracts with employees related to severance, subject to any amendment or termination thereof that may be permitted by Parent and except as provided herein; provided, that nothing herein shall prevent the amendment or termination of any specific plan, program policy, agreement or arrangement, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ rights or obligations to make such changes, in each case as are necessary to comply with applicable Law.

(c)    As of and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, recognize, without duplication, credit for purposes or vesting, eligibility to participate and for calculating severance and vacation entitlements (which shall, for the avoidance of doubt, exclude benefit accruals under any qualified or non-qualified defined benefit pension plan) for each such Employee’s years of service with the Company and its Subsidiaries (and their predecessor entities) prior to the Effective Time (“Prior Service”) (to the extent the Company recognized such service for corresponding benefits) under any employee compensation, incentive and benefit (including vacation and severance) plans, programs, policies and arrangements maintained for the benefit of Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”). With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations (to the extent waived, satisfied or inapplicable under the corresponding plan maintained by the Company and its Subsidiaries immediately prior to the Effective Time) and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(d)    With respect to any accrued but unused vacation time to which any Employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, allow such Employee to use such accrued vacation pursuant to the terms of Parent’s or the Surviving Corporation’s vacation policy, as in effect from time to time.

(e)    Without limiting Section 8.11, nothing in this Section 5.6, whether express or implied, shall: (i) confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Affiliates (including any Employee), any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.6, or restrict the ability of Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates to terminate the employment or service of any Person; (ii) be construed to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Affiliates, (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, Contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iv) create any third-party beneficiary rights or obligations in any Person (including any Employee) other than the parties to this Agreement.

5.7    Directors’ and Officers’ Indemnification and Insurance.

(a)    For a period of six years commencing at the Effective Time (provided, that such period shall be extended with respect to all unresolved claims for indemnification by any Indemnified Party as of the sixth anniversary of the Effective Time until such claims are finally resolved), Parent and the Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries and the fiduciaries of any Company Employee Benefits (the “Indemnified Parties”) as provided in (i) the Organizational Documents of the Company, or (ii) agreements between an Indemnified Party and the Company or one of its Subsidiaries to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement. In addition, for a period of six years commencing at the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions set forth in the Organizational Documents of the Company as of the date of this Agreement.

(b)    For a period of six years commencing at the Effective Time (provided that if any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 5.7(b), then such period shall be extended with respect to the claim asserted in such notice until such claims are finally resolved), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company, its

Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company, or fiduciaries of Company Employee Benefits, whether asserted or claimed at, after or before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise). If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter subject to indemnification hereunder, then the Surviving Corporation shall advance as incurred any costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, claims, damages or Liabilities (“Damages”) arising out of or incurred in connection with such Legal Action, subject to the Surviving Corporation’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Legal Action, (i) each of Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Legal Action and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action.

(c)    If the Company has not purchased a “tail” policy in compliance with the last sentence of this Section 5.7(c), Parent shall cause the Surviving Corporation to, maintain in effect for at least six years commencing at the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as Parent and the Surviving Corporation are not required to pay a premium in excess of 250% of the renewal premium paid or payable by the Company in connection with its most recent renewal (such 250% amount being the “Maximum Premium”). If Parent and the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.7(c), before the Effective Time, the Company shall be entitled to purchase, and at the written request of Parent shall purchase, a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.7(c) and, if the Company purchases such a policy before the Effective Time, then Parent and the Surviving Corporation’s obligations under this Section 5.7(c) shall be satisfied so long as Parent and the Surviving Corporation cause such policy to be maintained in effect for a period of six years following the Effective Time, provided that the cost of such policy may not exceed the Maximum Premium.

(d)    The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e)    In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

5.8    Efforts. Unless otherwise indicated by the terms hereof and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done and assist and cooperate with the other parties hereto in doing (or causing to be done), all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including by (a) causing the conditions of the Merger set forth in Article VI to be satisfied; (b) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the transactions contemplated hereby; (c) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts (or, if reasonably requested by Parent, other Contracts) in connection with this Agreement and the consummation of the Merger; and (d) executing and delivering any Contracts and other instruments that are in each case reasonably necessary to consummate the Merger prior to the Effective Time, in no event shall the Company or its Subsidiaries be required to pay, or otherwise incur any Liability, nor shall it so pay or incur without Parent’s prior written consent, with respect to, any fees (except for customary fees to Governmental Authorities), penalties, material conditions or obligations, including amendments to existing material conditions, or other consideration to obtain any consent or approval required for the consummation of the transactions contemplated by this Agreement; provided that the Company shall, and shall cause its Subsidiaries to, agree to any of the foregoing payments, security, conditions or obligations if requested by Parent and effective only upon the consummation of the Merger. Notwithstanding the foregoing, the terms of this Section 5.8 shall not limit the rights of the Company set forth in Section 5.4.

5.9    Consents; Filings; Further Action; Notices.

(a)    Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Parent and the Company shall, and Parent shall cause each of its Affiliates to, use its commercially reasonable efforts to promptly (i) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions contemplated by this Agreement, (ii) make any other submissions either required or deemed appropriate by either Parent or the Company in connection with the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the FBCA, the Applicable Exchange rules and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.9 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as reasonably practicable. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)    Each of Parent and the Company shall, and shall cause their Affiliates to, promptly inform the other party upon receipt of any material or substantive communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request. No party shall, or shall permit any of its Affiliates to, participate in any meeting or engage in any material or substantive conversation with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent or any of its Affiliates proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates to, use its commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Law as promptly as practicable.

(c)    Notwithstanding anything to the contrary in this Agreement, Parent shall take, and shall cause its Affiliates to take (and, notwithstanding anything to the contrary in this Agreement, including Section 5.1 and Section 5.4, the Company and its Affiliates shall be permitted to take, without affecting any representation, warranty, covenant or condition in this Agreement), all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any Order which would otherwise have the effect of preventing impairing or delaying the Closing, including (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, Intellectual Property or businesses (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), (ii) terminating, amending or assigning existing relationships or contractual rights and obligations, (iii) changing or modifying any course of conduct regarding future operations, (iv) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein and (v) committing to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv) (all of the foregoing a “Divestiture Action”). Notwithstanding the foregoing, neither Parent nor its Affiliates shall be required to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, take or agree to take or commit to take any Divestiture Action. For the avoidance of doubt, Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to, take any action with respect to any Order or any applicable Law which would bind the Company or its Subsidiaries prior to the Effective Time or in the event the Merger does not occur.

5.10    Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including any general communications to employees, customers, partners or vendors) about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement without prior consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned, except (i) to the extent required by applicable Law or Order or the applicable rules of the Applicable Exchange, Parent or the Company may issue such a press release or make such a statement if it has used its reasonable efforts to consult with the other party before issuing any such press release or making any such public statement but has been unable to do so prior to the time such press release or public statement is so required to be issued or made and (ii) that each party may, without complying with the foregoing obligations, may make internal announcements to employees, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly or individually by the parties and otherwise in compliance with this Section 5.10 and do not reveal material non-public information regarding this Agreement or the transactions contemplated by this Agreement; provided, that Parent’s consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.4(e), Section 5.4(f) or Section 5.4(g). Notwithstanding the foregoing, without the prior consent of the other parties, (a) the Company may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law, (b) may disseminate the information included in a press release or other document previously approved for external distribution by Parent and (c) this Section 5.10 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement.

5.11    Fees, Expenses and Conveyance Taxes. Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all fees, costs and expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses; except that all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby (“Conveyance Taxes”), shall be paid by Parent, and Parent shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

5.12    Financing Efforts.

(a)    Each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts to obtain the Financing as soon as reasonably practicable on the terms and conditions contained in the Financing Commitments and to consummate the Rollover Investment pursuant to the Rollover Letters in accordance with the terms thereof, including using its commercially reasonable efforts to (i) comply with its obligations under the Financing Commitments and the Rollover Letters, (ii) negotiate and enter into definitive agreements with respect to the Financing Commitments on terms and conditions that would not (A) reduce the aggregate amount of the Financing unless the Rollover Investment is increased by a corresponding amount or (B) materially delay the receipt of the Financing or make it materially less likely that the Financing would be received, (iii) satisfy on a reasonably timely basis all conditions applicable to Parent and Merger Sub contained in the Financing Commitments (including definitive agreements related thereto) and the Rollover Letters, including the payment of any commitment, engagement or placement fees required as a condition to the Financing, and (iv) consummate the Financing and the Rollover Investment at or prior to the Closing Date (it being understood that it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing, the Rollover Investment or any alternative financing). Notwithstanding anything to the contrary in the immediately preceding sentence, each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, take all actions reasonably necessary to (i) maintain in effect each Financing Commitment and each Rollover Letter (it being understood that the Financing Commitments and the Rollover Letters may be replaced or amended as provided below) and (ii) enforce all of its rights under each Financing Commitment (or any definitive agreements relating thereto) and each Rollover Letter (it being agreed that nothing herein shall require the Parent to commence litigation to enforce such rights). Upon request, Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing (including providing the Company with copies of material draft and definitive agreements and other material documents related to the Financing) and the Rollover Investment. Parent and Merger Sub shall give the Company notice as promptly as reasonably practicable after obtaining Knowledge thereof (x) of any material breach or default by any party to any of the Financing Commitments, any Rollover Letter or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (y) of the receipt of any written notice or other written communication from any Person with respect to (1) any actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitments, any Rollover Letter or definitive agreements related to the Financing of any provisions of any Financing Commitment, any Rollover Letter or definitive agreements related to the Financing or (2) material dispute or disagreement between or among the parties to any of the Financing Commitments, any Rollover Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing or to consummate the Rollover Investment or the amount of shares of Common Stock to be contributed prior to Closing, and (z) any other circumstance that would adversely affect the ability of Merger Sub to obtain all or any portion of the Financing or the Rollover Investment on a timely basis. As soon as reasonably practicable and in any event within two (2) Business Days, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in any Financing Commitment (including definitive agreements related thereto) or to the making of the Rollover Investment contained in any Rollover Letter, or any other provision of, or remedies under, any Financing Commitment (including definitive agreements related thereto) or any Rollover Letter, the effect of which (I) reduces the amount of aggregate cash proceeds available from the Financing unless there is a corresponding increase in the Rollover Investment, (II) would delay, prevent or adversely impact, or, individually or in the aggregate, would reasonably be expected to have the effect of delaying, preventing or adversely impacting, in each case, in any material respect, the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, or (III) would prevent or adversely impact or delay, or, individually or in the aggregate, would reasonably be expected to have the effect of preventing, adversely impacting, or delaying, in each case, in any material respect the ability of Parent to timely consummate the transactions contemplated by this Agreement on the Closing Date (any modification of the type described in clauses (I) through (III), “Restricted Modifications”); provided, however, that, notwithstanding the foregoing, Parent may modify, supplement or amend the Financing Commitments to (i) amend, replace, supplement, or otherwise modify or waive any provision of any Debt Commitment Letter and/or substitute other debt financing for all or a portion of the Financing from the same and/or alternative Financing Sources, so long as such amendments, replacements, supplements or modifications or waivers, or such substitute financing, shall not expand in a material way the conditions precedent contained therein or materially delay the funding of the Debt Financing at Closing, (ii) reflect the exercise of any “market flex” provisions in connection therewith, and (iii) add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the Financing Commitments as of the date hereof or to increase the amount of funds available thereunder, and Parent or Merger Sub shall promptly deliver to the Company copies of any such amendment, modification, supplement, restatement or replacement. In the event all conditions applicable to a Financing Commitment and/or a Rollover Letter have been satisfied, Parent shall use its commercially reasonable efforts to cause the Lenders and the Rollover Investors to fund the Financing and make the Rollover Investment, as applicable, required to consummate the transactions contemplated by this Agreement as soon as reasonably practicable. In the event that any portion of the Financing becomes unavailable and such portion is not otherwise available under the Debt Financing or Rollover Investment, as applicable, Parent shall notify the Company and use its commercially reasonable efforts to arrange alternative financing from the same or other sources of financing that do not contain any Restricted Modifications (such terms and conditions, the “Alternate Terms and Conditions”), in an amount sufficient to enable Parent to consummate the transactions contemplated by this Agreement on the Alternate Terms and Conditions.

(b)    The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, at Parent’s sole cost and expense, use reasonable best efforts to provide all reasonable cooperation requested by Parent, Merger Sub, any Financing Sources and their respective authorized Representatives in connection with the Financing (which, for purposes of this Section 5.12(b) shall include any alternative financing), including:

(i)    participating in, and causing the Company’s management team, with appropriate seniority and expertise, including senior officers, to participate in, including the preparation for, a reasonable number of meetings, conference calls, road show, investor and similar presentations, lender presentations, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Financing on reasonable advance notice, including direct contact between such management and representatives of the Company and its Subsidiaries, on the one hand, and the Financing Sources, potential lenders and investors for the Financing, on the other hand;

(ii)    providing to Parent, Merger Sub and the Financing Sources from time to time all information and disclosures regarding the Company and its Subsidiaries reasonably requested by the Financing Sources;

(iii)    executing and delivering customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

(iv)    assisting with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda, offering and syndication documents, business projections and other marketing documents customarily required or reasonably requested by the Financing Sources in connection with the Financing;

(v)    furnishing no later than ten (10) Business Days prior to Closing all documentation and other information that is reasonably requested no later than twenty (20) Business Days prior to Closing and required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, relating to the Company and its Subsidiaries;

(vi)    assisting Parent in obtaining corporate, credit, facility and securities ratings from rating agencies;

(vii)    facilitating the pledging of collateral;

(viii)    taking corporate actions reasonably necessary or advisable to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company by the Company and its Subsidiaries immediately following the Effective Time;

(ix)    cooperating with the Financing Sources’ due diligence, to the extent customary and reasonable and not unreasonably interfering with the business of the Company, including by granting the Financing Sources access as provided in Section 5.3(a), subject to the limitations on, and requirements with respect to, disclosure and access set forth in the second sentence of Section 5.3(a), Section 5.3(b) and Section 5.3(c);

(x)    [reserved];

(xi)    ensuring that any syndication efforts with respect to the Financing benefit from the existing lending and investment banking relationships of the Company;

(xii)    cooperating with consultants or other suitable professional advisors engaged to undertake field examinations and appraisals for purposes of the Financing, including furnishing information to such Persons in respect of accounts receivable, inventory and other applicable assets and providing customary consent and release letters in respect of the resulting reports or in respect of field examinations and appraisals done in connection with the Company’s existing ABL credit agreement; and

(xiii)    assisting in the preparation and negotiation of, and executing and delivering, one or more credit agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including landlord waivers, and other third party agreements, hedging arrangements, customary officer’s and other closing certificates and back-up therefor and a solvency certificate of the chief financial officer of the Company in the form contemplated by the Financing Commitments); provided, that (A) the Company shall not be required to become subject to any obligations or Liabilities with respect to any agreements or documents under this clause (xiii) prior to the Closing and (B) nothing shall obligate the Company to provide a solvency certificate or the like, any legal opinion or other opinion of counsel, or any information that would, after consultation with legal counsel, reasonably be expected to violate any obligations of confidentiality or result in a violation of Law or loss of any privilege; provided, further, the Company and its Subsidiaries shall not be required under this Section 5.12 to deliver any corporate (or similar) authorization or approval of the execution of the Financing (or any alternative financing), in each case, that would be effective prior to the Effective Time and no officers or directors of the Company that will not be continuing following the Merger (including for the avoidance of doubt any non-employee directors of the Company who tender resignations effective as of the Effective Time) shall be required to execute or enter into or perform any agreement with respect to the Financing (including providing any corporate (or similar) authorization or approval in connection therewith).

Any information provided to Parent or Merger Sub pursuant to this Section 5.12(b) shall be subject to the Confidentiality Agreement. Parent shall, on demand, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company and its Subsidiaries in connection with such cooperation (it being understood and agreed, however, that the Company (and not Parent or Merger Sub) shall be responsible for (a) de minimis expenses, (b) fees payable to existing legal, financial or other advisors of the Company with respect to services provided prior to the Closing Date, (c) any ordinary course amounts payable to existing employees of or consultants to the Company, its Subsidiaries or any of their respective Affiliates with respect to services provided prior to the Closing Date and (d) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Financing). The Company and its Representatives shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any meetings conducted in connection with the Financing, and Parent shall give due consideration to any such comments proposed by the Company and its Representatives. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks. Notwithstanding anything to the contrary, the condition set forth in Section 6.2(b) of this Agreement, as it applies to the Company’s obligations under this Section 5.12(b), shall be deemed satisfied if the Company’s material breach hereof was not the primary cause of the failure of funding under the Financing Commitments (including for purposes of Section 6.2(b)). Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any Liability to any Person under or in connection with, the arrangement of the Financing or any alternative financing that Parent or Merger Sub may raise in connection with the transactions contemplated by this Agreement except arising from the actual and intentional fraud, willful misconduct or intentional misrepresentation of the Company, any of its Subsidiaries or any of their respective Representatives, and Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and its and their respective Representatives from and against any and all Damages suffered or incurred by any of them in connection with the arrangement of the Financing or any alternative financing, except to the extent such Damages arose out of or resulted from the actual and intentional fraud, willful misconduct or intentional misrepresentation of the Company, any of its Subsidiaries or any of their respective Representatives.

(c)    In no event shall Parent or Merger Sub enter into any exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including a Takeover Proposal), in connection with the Merger or the other transactions contemplated by this Agreement.

5.13    Section 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required to cause dispositions of the Company’s equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14    Agreements with Principal Shareholders. From and after the date hereof until the Requisite Company Vote is obtained, in no event shall Parent or Merger Sub or any of their respective Affiliates, on the one hand, enter into any Contract with any of the Principal Shareholders or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the business, operations or other interests of the Company and its Subsidiaries after the Effective Time, unless such Contract shall terminate, by its terms, upon the termination of this Agreement without payment or penalty or any further obligations. In addition, from and after the date hereof until the Requisite Company Vote is obtained, in no event shall Parent amend, or waive any requirement under, the Voting Agreement or any Rollover Letter, in each case, without the prior written consent of the Company.

5.15    Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall control the defense of any Legal Action (including any class action or derivative litigation) relating directly or indirectly to this Agreement or transactions contemplated by this Agreement, including disclosures made under securities laws and regulations related thereto (“Transaction Litigation”); provided, however, that the Company shall (a) provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof, (b) keep Parent apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such party and its counsel is not undermined or otherwise affected), (c) give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any Transaction Litigation (and the Company shall in good faith take such comments into account), and the opportunity to participate in the defense, settlement and prosecution of any Transaction Litigation and (d) keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation. Except as permitted on Section 5.15 of the Company Disclosure Letter, no compromise or settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent.

5.16    Anti-Takeover Statutes. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any other transaction contemplated by this Agreement; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreement, the Merger or any other transaction contemplated by this Agreement, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and such other transactions contemplated hereby.

5.17    Applicable Exchange De-Listing; De-Registration Under Exchange Act. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the Applicable Exchange to cause (a) the de-listing of the Common Stock from the Applicable Exchange as promptly as practicable following the Effective Time and (b) the de-registration of the Common Stock pursuant to the Exchange Act as promptly as practicable after such de-listing. Following the Effective Time, the Parent shall cause the Surviving Corporation to take any additional action necessary to cause the Common Stock to be de-listed from the Applicable Exchange and de-registered under the Exchange Act at or as soon as practicable following the Effective Time.

ARTICLE VI

CONDITIONS

6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)    Company Shareholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote in accordance with the FBCA and the Organizational Documents of the Company at a duly called Company Shareholders Meeting.

(b)    No Orders. No Law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case enjoins, makes illegal or otherwise prohibits consummation of the Merger.

(c)    No Orders. No Governmental Authority shall have issued any Order that enjoins or otherwise prohibits consummation of the Merger.

6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction or waiver by Parent on or before the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in (i) Article III of this Agreement (other than those contained in Section 3.1 (the first sentence thereof), Section 3.3, Section 3.4, Section 3.8(a), Section 3.9, Section 3.25, Section 3.26 and Section 3.27) shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained in them, at and as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), with only such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) Section 3.1 (the first sentence thereof), Section 3.3, Section 3.4, Section 3.9, Section 3.25, Section 3.26 and Section 3.27 shall be true and correct in all material respects at and as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) Section 3.8(a) shall be true and correct in all but de minimis respects, other than as resulting from permitted exercises of existing outstanding equity awards set forth in Section 3.8(a) following the date of this Agreement, in each case, at and as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date).

(b)    Performance of Obligations. The Company shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement at or before the Closing Date.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)    Officer’s Certificate. Parent shall have received a certificate, signed by either the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)    The Company shall have delivered to Merger Sub:

(i)    at least three (3) days before the Closing, duly executed payoff letters in form and substance reasonably satisfactory to Merger Sub, setting forth the amounts (including customary per diem amounts) required to pay and satisfy in full all Indebtedness other than Indebtedness that is expressly permitted to remain outstanding after the Closing under this Agreement and providing for the release and termination of all Liens, guaranties and loan and collateral documentation provided or entered into in connection therewith, effective immediately and automatically upon payment of such amounts, together with applicable Lien termination documentation in appropriate form for filing (collectively, the “Payoff Letters”) from each holder of Indebtedness other than Indebtedness that is expressly permitted to remain outstanding after the Closing under this Agreement, together with all UCC-3 financing statement terminations and other instruments necessary to reflect the release of all Liens securing such Indebtedness upon payment thereof in accordance with the terms of such Payoff Letter;

(ii)    evidence of the release of any Liens (other than Permitted Liens that are expressly permitted to remain in place after the Closing under this Agreement) set forth on Section 6.2(e)(ii) of the Company Disclosure Letter; and

(iii)    a certification from the Company, in form and substance reasonably satisfactory to Parent and in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that interests in the

Company, including shares of capital stock of the Company, do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code, and the Company shall have provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h).

6.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction or waiver by the Company on or before the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Parent Material Adverse Effect” qualifications contained in them, at and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not individually or in the aggregate have a Parent Material Adverse Effect.

(b)    Performance of Obligations. Each of Parent and Merger Sub shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement at or before the Closing.

(c)    Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

6.4    Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger and the other transactions contemplated hereby, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.2(e), as the case may be, to be satisfied if such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.8, Section 5.9 and Section  5.12, materially contributed to the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION; TERMINATION FEES AND EXPENSES

7.1    Termination by Mutual Consent. This Agreement may be terminated at any time before the Effective Time by mutual written consent of Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee).

7.2    Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (only pursuant to a resolution adopted by the Special Committee) at any time before the Effective Time:

(a)    whether before or after obtaining the Requisite Company Vote, if the Merger has not been consummated by July 29, 2020 (the “Termination Date”). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of any representation, warranty, covenant or agreement of this Agreement has been the principal cause of the failure to consummate the Merger by such date;

(b)    if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote is not obtained upon a vote taken thereof (or adjournment, postponement or recess thereof); or

(c)    whether before or after obtaining the Requisite Company Vote, if any Governmental Authority having jurisdiction over any party hereto shall have issued any Order that permanently enjoins or otherwise permanently prohibits consummation of the Merger and such Order is or shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.2(c) shall have used reasonable best efforts to challenge such Order and cause such Order to be withdrawn, rescinded, terminated, cancelled or otherwise nullified.

7.3    Termination by Parent. This Agreement may be terminated by Parent at any time before the Effective Time:

(a)    prior to the Requisite Company Vote, if the Company Board or the Special Committee withdraws, modifies or amends the Company Board Recommendation (or the Special Committee recommends that the Company Board take any such action) in any manner adverse to Parent or the Company Board or the Special Committee publicly proposes to do so;

(b)    prior to the Requisite Company Vote, if (i) the Company Board or the Special Committee approves, endorses or recommends a Takeover Proposal or publicly proposes to do so or approves, recommends or allows the Company to enter into a Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement); (ii) a tender offer or exchange offer that if consummated would result in any Person(s) beneficially owning 20% or more of any class of equity securities of the Company then outstanding is commenced and the Company Board or Special Committee recommends in favor of, or within ten (10) Business Days after the commencement thereof the Company Board fails to recommend against, such tender offer or exchange offer by its shareholders or the Company Board or the Special Committee publicly proposes to do so; or (iii) if a Takeover Proposal (including a material amendment to the terms of an existing Takeover Proposal, other than as contemplated by the foregoing clause (ii)) shall have been publicly announced or disclosed, and the Company Board or Special Committee fails to reaffirm the Company Board Recommendation upon the written request of Parent within five (5) Business Days after such written request; or

(c)    if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b) and (ii) (A) is not capable of being cured prior to the Termination Date or (B) has not been cured by the Company within twenty (20) Business Days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b).

7.4    Termination by the Company. This Agreement may be terminated by the Company (only pursuant to a resolution adopted by the Special Committee) at any time before the Effective Time:

(a)    pursuant to and in accordance with the terms and conditions of Section 5.4(e);

(b)    if Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b) and (ii) (A) is not capable of being cured prior to the Termination Date or (B) has not been cured by Parent within twenty (20) Business Days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b); or

(c)    if (i) all of the conditions to the Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement and other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied), (ii) the Company confirmed to Parent in writing that all conditions set forth in Section 6.3 have been satisfied (or that it is willing to waive (to the extent permitted by Law) any unsatisfied conditions set forth in Section 6.3) and that it stands and will stand ready, willing and able to consummate the Merger and (iii) Parent and Merger Sub have failed to consummate the Closing by the earlier of (x) the date that is five (5) Business Days after receipt of such confirmation by the Company and (y) the Termination Date.

7.5    Manner and Effect of Termination. Any party terminating this Agreement pursuant to any of Section 7.2, Section 7.3 or Section 7.4 shall give written notice of such termination to the other party in accordance with this Agreement, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no Liability on the part of any party to this Agreement (or any Parent Related Party or Company Related Party) other than as provided in Section 7.6; provided, that notwithstanding anything to the contrary contained in this Agreement, (i) the provisions of Section 5.3(b), Section 5.10, Section 5.11, the final sentence of Section 5.12(b), this Section 7.5, Section 7.6, Article VIII, the Guarantee and the Confidentiality Agreement shall survive any termination of this Agreement and (ii) subject to Section 7.6(f), nothing herein shall relieve any party from liability for any Willful and Material Breach of this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity, expect to the extent expressly provided in this Agreement, and in all events subject to Section 8.15(e).

7.6    Fees and Expenses Following Termination.

(a)    Except as set forth in Section 5.12(b) or this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.11.

(b)    The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee:

(i)    if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made concurrently with such termination;

(ii)    if this Agreement is terminated by Parent pursuant to Section 7.3(a) or Section 7.3(b) in which case payment shall be made within two (2) Business Days following such termination; or

(iii)    if (A) a Takeover Proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced (or, in the case of a termination pursuant to (x) Section 7.2(a) and Parent would have been entitled to terminate the Agreement pursuant to Section 7.3(a) or Section 7.3(b) or (y) Section 7.3(c), in each case, otherwise communicated to the Company), in each case following the date hereof and, (I) prior to the date of the Company Shareholders Meeting (in the case of a termination under Section 7.2(b)) and not subsequently withdrawn or (II) prior to the action or event giving rise to the termination of this Agreement (in the case of a termination under (x) Section 7.2(a) and Parent would have been entitled to terminate the Agreement pursuant to Section 7.3(a) or Section 7.3(b) or (y) Section 7.3(c)) and not subsequently withdrawn, (B) this Agreement is terminated by the Company or Parent pursuant to (x) Section 7.2(b), (y) Section 7.3(c), or (z) Section 7.2(a) and Parent would have been entitled to terminate the Agreement pursuant to Section 7.3(a) or Section 7.3(b), in each case as applicable, and (C) within twelve months following the date of such termination, the Company or any of its Subsidiaries consummates a Takeover Proposal or enters into a Contract providing for the implementation of any Takeover Proposal, in which case payment shall be made within five (5) Business Days following the earlier of the date on which the Company or any of its Subsidiaries consummates such Takeover Proposal and the date on which the Company or any of its Subsidiaries enters into a Contract therefor. For purposes of the foregoing clause

(C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “more than 50%.”

(c)    For purposes of this Agreement, the “Company Termination Fee” means an amount in cash equal to $2,229,000.

(d)    Parent shall pay to the Company by wire transfer of immediately available funds an amount equal to $2,229,000 (such amount, the “Parent Termination Fee”) within two (2) Business Days after termination if this Agreement is terminated by the Company pursuant to Section 7.4(b) or Section 7.4(c) or if this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) and the Company would have been entitled to terminate this Agreement pursuant to Section 7.4(b) or Section 7.4(c) but for (A) such termination pursuant to Section 7.2(a) or (B) the fact that the expiration of the two-Business Day period described in Section 1.2 occurs after the Termination Date.

(e)    If the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, as applicable, in each case as required pursuant to this Section 7.6 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company or Parent, as applicable, fails to pay such fee when due, the Company or Parent, as applicable, shall also pay to the other party all of such party’s costs and expenses (including reasonable attorneys’ fees) in connection with all actions to collect such fee.

(f)    Parent and the Company acknowledge that (i) the fees and other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.6 does not constitute a penalty. Notwithstanding anything to the contrary in this Agreement, (A) Parent’s right to receive the Company Termination Fee pursuant to this Section 7.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent and its Affiliates, as applicable, against the Company Related Parties for (x) any Damages suffered as a result of the failure of the Merger to be consummated and (y) any other Damages suffered as a result of or under this Agreement and the transactions contemplated by this Agreement, and upon payment of the Company Termination Fee in accordance with this Section 7.6, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief pursuant to Section 8.15 prior to any termination of this Agreement and (B) the Company’s right to receive the Parent Termination Fee pursuant to this Section 7.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Company and its Affiliates, as applicable, against the Parent Related Parties for (i) any Damages suffered as a result of the failure of the Merger to be consummated and (ii) any other Damages suffered as a result of or under this Agreement and the transactions contemplated hereby, and upon payment of the Parent Termination Fee in accordance with this Section 7.6, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that (1) the foregoing shall not impair the rights of the Company, if any, to obtain injunctive relief pursuant to Section 8.15 prior to any termination of this Agreement and (2) Parent and Merger Sub shall remain liable hereunder and the Guarantors shall remain liable under the Guarantee for any expense reimbursement or indemnification obligations of Parent or Merger Sub pursuant to Section 5.11 and Section 5.12(b) and the applicable parties to the Confidentiality Agreement shall remain liable thereunder. Notwithstanding anything in this Agreement or the Financing Commitments to the contrary, the Financing Sources shall have no liability or obligation to the Company or any of its Subsidiaries, Affiliates or Representatives relating to or arising out of this Agreement, the Financing Commitments or the Financing.

ARTICLE VIII

MISCELLANEOUS

8.1    Certain Definitions. For purposes of this Agreement:

(a)    “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal that is either (i) in effect as of the execution and delivery of this Agreement, or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions substantially similar in the aggregate to and not less restrictive in any material respect than the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions); provided, however, that such confidentiality agreement shall not prohibit the Company from complying with Section 5.4.

(b)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that, (i) neither any Person that owns equity securities of the Company nor any Affiliate or portfolio company of such Person shall be deemed to be an Affiliate of the Company solely by virtue of such Person’s ownership of equity securities of the Company and (ii) for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent and Merger Sub prior to the Closing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c)     “Applicable Exchange” means the NASDAQ Global Select Market.

(d)    “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York time.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(g)    “Company Equity Plan” means the Stein Mart, Inc. 2018 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.

(h)    “Company Material Adverse Effect” means any fact, circumstance, change, event, development, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets or results of operations, financial condition of the Company and its Subsidiaries, taken as a whole; provided, that the term “Company Material Adverse Effect” shall not include any such effect relating to or arising from (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), including the results of any primary or general elections, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the Company’s and its Subsidiaries’ industries in general or seasonal fluctuations in the business of the Company or any of its Subsidiaries, (vi) any change in the market price or trading volume of any securities or indebtedness of the Company or any of its Subsidiaries, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of any of the foregoing may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (ix) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, or any actions taken to the extent required by this Agreement (other than the conduct of the operations of the Company and its Subsidiaries in the ordinary course consistent with past practice pursuant to the first sentence of Section 5.1), (x) any actions taken, or not taken, with the written consent, waiver or at the written request of Parent, (xi) any matters solely to the extent of the facts, circumstances, changes, events, developments, occurrences or effects disclosed in Section 3.14 of the Company Disclosure Letter, (xii) the public announcement of this Agreement, the transactions contemplated by this Agreement and the identities of Parent, Merger Sub and their respective Affiliates, (xiii) the execution, announcement, performance or existence of this Agreement and the Voting Agreement and (xiv) any Legal Actions threatened, made or brought by any current or former shareholder(s) of the Company against the Company, any of its executive officers or other employees or any member of the Company Board, in each case arising from or relating to this Agreement, the Voting Agreement or the transactions contemplated by this Agreement or the Voting Agreement, except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), to the extent any such effect has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Company and its Subsidiaries operate. Notwithstanding the foregoing, a “Company Material Adverse Effect” shall be deemed to have occurred if, at the time when the Closing is to occur pursuant to Section 1.2, the Company’s Excess Availability (as defined in the Credit Agreement) is less than thirty-five percent (35%) of the Loan Cap (as defined in the Credit Agreement).

(i)    “Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing.

(j)    “Company Stock Purchase Plan” means Company Employee Stock Purchase Plan.

(k)    “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

(l)    “Credit Agreement” means the Second Amended and Restated Credit Agreement entered into as of February 3, 2015, among the Company, and Stein Mart Buying Corp, the Guarantors from time to time party thereto, each lender from time to time party thereto, and Wells Fargo Bank, National Association, as the Administrative Agent, Collateral Agent, Swing Line Lender and LC Issuer.

(m)    “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (ii) general principles of equity.

(n)     “Financing Sources” means any Person, other than Parent, Rollover Investors or any of their respective Affiliates, that commits to provide or otherwise enter into agreements in connection with the Debt Financing proposed to be provided to Parent or any of its Subsidiaries (including Merger Sub) in connection with the transactions contemplated hereby, including the Lenders, agents, bookrunners and arrangers of any Financing, together with their respective former, current and future holders of any equity, partnership or limited liability company interests, officers, employees, directors, consultants, Affiliates (including underwriters, placement agents and initial purchasers), affiliated (or commonly advised) funds, partners (general or limited), shareholders, managers, members, controlling parties, attorneys, agents advisors, accountants, agents and representatives and any successors or assigns of the foregoing, including any successors or assigns via joinder agreements or credit agreements relating thereto.

(o)    “Governmental Authority” means: (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization (including any stock exchange) or (iii) any political subdivision of any of the foregoing.

(p)    “Hazardous Substances” means: (i) any substance that is listed, classified or regulated as hazardous, toxic or a pollutant or contaminant, or words of similar import or regulatory effect, under any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, per- or polyfluoroalkyl substances, or radon.

(q)    “Intellectual Property” means all rights in and to intellectual property of any type or nature throughout the world, including: (i) trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) proprietary works of authorship, including works protected by copyright and proprietary industrial designs; (iii) patents and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iv) proprietary data, confidential information, trade secrets and know-how; and (v) copyrights, whether registered or unregistered.

(r)    “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge, after due inquiry, of the Persons set forth in Section 8.1(s) of the Parent Disclosure Letter or Company Disclosure Letter, respectively.

(s)    “Law” means any law, statute, ordinance, code, regulation, rule, treaty, convention or other requirement of, or promulgated or enacted by, any Governmental Authority, and any Orders.

(t)    “Liens” means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(u)    “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

(v)    “Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(w)    “Owned Intellectual Property” means all Intellectual Property owned by either the Company or any of its Subsidiaries.

(x)    “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent or materially impair or delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder.

(y)    “Parent Related Parties” means (i) Parent, Merger Sub, the Guarantors, the Rollover Investors and the Financing Sources, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders or assignees of Parent, Merger Sub, the Guarantors, the Rollover Investors or the Financing Sources or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing.

(z)    “Permitted Lien” shall mean (i) any Lien for Taxes or other governmental charges which are not yet due or which are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or Liabilities that are reflected in the Company SEC Reports filed on or prior to the date hereof, (iii) such non-monetary Liens or other imperfections of title, if any, that are not materially adverse to the Company and its Subsidiaries, including (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) rights of parties in possession, (v) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (vi) Liens disclosed on existing title insurance policies, title reports or existing surveys which have (together with all title exception documents) been delivered to Parent, (vii) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP, (viii) in the case of leased or licensed real property, any Lien to which the fee or any other superior interest in the leased or licensed premises is subject, and any rights contained in the applicable lease, license or other occupancy agreement, (ix) licenses or other grants of rights to use of Intellectual Property and (x) other Liens that are not material to the Company or any of its Subsidiaries.

(aa)    “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(bb)    “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of Parent or the Company, as applicable, and their respective Affiliates; provided, however, that, for purposes of this Agreement, neither the Rollover Investor nor his family members or Affiliates will be deemed Representatives of the Company or any its Subsidiaries; provided, further, that, for purposes of this Agreement, no Representative of Parent or any of its Affiliates shall be deemed to be a Representative of the Company prior to the Closing.

(cc)    “Requisite Company Vote” means adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon as of the record date for the Company Shareholders Meeting.

(dd)    “Rights” means any rights, title, interest or benefit of whatever kind or nature.

(ee)    “Rollover Investor” means Stein Family Holdco LLC.

(ff)    “Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all Liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the Liabilities of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured Liability.

(gg)    “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(hh)    “Superior Proposal” means a bona fide written Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%), not resulting from a material breach of Section 5.4, which the Special Committee determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the shareholders of the Company (excluding the Rollover Investors) than those contemplated by this Agreement and (ii) is reasonably capable of being completed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal (including the identity of the counterparty).

(ii)    “Takeover Proposal” means, other than the transactions contemplated by this Agreement, any bona fide written proposal or offer relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution involving 20% or more of the assets of the Company and its Subsidiaries, take as a whole or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

(jj)    “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(kk)    “Taxes” means all federal, state, provincial, county, local, municipal, foreign and other taxes, assessments, duties and similar charges and impositions in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, alternative or add on minimum, transfer, franchise, withholding, payroll, recapture, escheat and unclaimed property, employment, capital stock, excise, stamp, severance, premium, environmental, profits and property taxes, as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority.

(ll)    “Willful and Material Breach” means a willful and deliberate act or a willful and deliberate failure to act (including a failure to cure), in each case that is the consequence of an act or omission by a party that knows that the taking of such act or failure to take such act would or would reasonably be expected to cause a material breach of this Agreement (regardless of whether breaching was the object of the act or failure to act), it being understood that such term shall include, in any event, the failure to consummate the Merger when required to do so by this Agreement.

8.2    Interpretation. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean U.S. dollars;

(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)    wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j)    the word “or” shall be disjunctive but not exclusive;

(k)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m)    the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(p)    references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”; and

(q)    The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.3    No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement (other than the Guarantee in accordance with its terms) shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time, which, in each case, shall survive in accordance with its terms and conditions.

8.4    Governing Law.

(a)    This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Laws of the State of Florida, without regard to conflict of law principles thereof.

(b)    Notwithstanding anything herein to the contrary, the parties hereto agree that any dispute, claim, cross-claim, third-party claim, legal action, suit, proceeding or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving or against a Financing Source arising out of or relating hereto, including but not limited to any dispute arising out of or relating in any way to the Financing or the Financing Commitments or the performance thereof, or any of the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles thereof.

8.5    Submission to Jurisdiction; Service.

(a)    Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts of the United States of America located in the State of Florida, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement against any Company Related Party or any Parent Related Party shall be brought, tried and determined only in the state and federal courts in Duval County, State of Florida (or, only if the state and federal courts in Duval County, State of Florida decline to accept jurisdiction over a particular matter, any state or federal court within the State of Florida) (the “Chosen Courts”), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement against any Company Related Party or any Parent Related Party in any court other than the Chosen Courts, except to the extent that all such courts shall lawfully decline to exercise such jurisdiction and except that any party may seek to enforce or implement any Order obtained in any such courts or in any other court of competent jurisdiction. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b)    Notwithstanding anything to the contrary contained herein, each party to this Agreement acknowledges and irrevocably agrees (i) that any action, suit, claim or proceeding, cause of action, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, involving or against any of the Lenders or other Financing Sources or any Affiliate thereof arising out of or relating to this Agreement or any Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York, and any appellate court from any thereof (it being understood and agreed that, notwithstanding the selection of such exclusive jurisdiction, any interpretation of “Company Material Adverse Effect” or any similar term shall be solely governed by the Laws of the State of Florida), (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court, (iii) to waive any right to trial by jury in respect of any such action or proceeding and (iv) that the Lenders and other Financing Sources and their respective Affiliates are express third-party beneficiaries of this Section 8.5(b). For clarity, in no event shall the provisions of this Section 8.5(b) apply to Parent, Rollover Investors or any of their respective Affiliates, regardless of whether any such Person is a Lender, Financing Source or an Affiliate thereof.

8.6    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE FINANCING COMMITMENTS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Kingswood Capital Management, L.P.

11777 San Vicente Blvd., Suite 650

Los Angeles, CA 90049

Attention: Alex Wolf

Email: awolf@kingswood-capital.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: John Haggerty

Facsimile: 617.649.1411

Email: JHaggerty@goodwinlaw.com

If to the Company, to:

Stein Mart, Inc.

1200 Riverplace Blvd.,

Jacksonville, Florida 32207

Attention: D. Hunt Hawkins

Facsimile: 904.858.2636

Email: hhawkins@steinmart.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, FL 32202

Attention: Gardner Davis

        John Wolfel

Facsimile: 904.359.8700

Email: gdavis@foley.com

  jwolfel@foley.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

8.8    Amendment. This Agreement may be amended by the parties to this Agreement at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further shareholder approval under applicable Law after shareholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors or manager, as applicable, of each of Merger Sub, Parent and the Company (only pursuant to a resolution adopted by the Special Committee). This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement. Notwithstanding anything to the contrary in this Section 8.8, any amendments, modifications supplements to or waivers of any FS Provisions (or any other provision or definition of this Agreement to the extent an amendment or waiver of such provision or definition, as applicable, would modify the substance of any FS Provision) in a manner adverse to the Financing Sources shall require the prior written consent of the Financing Sources.

8.9    Extension; Waiver. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company (only pursuant to a resolution adopted by the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.9, any waivers of any FS Provisions (or any other provision of this agreement to the extent a waiver of such provision would modify the substance of any FS Provision) in a manner adverse to the Financing Sources shall require the prior written consent of the Financing Sources. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

8.10    Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Guarantee, the Rollover Letters, the Voting Agreement and the Confidentiality Agreement (collectively, the “Transaction Documents”) contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. Without limiting the generality of Section 4.14, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Guarantee, the Rollover

Letters, the Voting Agreement and the Confidentiality Agreement has been made or relied upon by any of the parties to this Agreement.

8.11    No Third-Party Beneficiaries. Except (a) as provided in Section 5.7, (b) for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of Common Stock, Company Options and Company Stock Awards as of the Effective Time) and (c) for the provisions of the last sentence of Section 5.12(b), which shall be for the benefit of the Company, its Affiliates and their respective Representatives, Parent and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except that the Financing Sources are made express third party beneficiaries to Section 7.6(f), Section 8.4(b), Section 8.5(b), Section 8.6, Section 8.8, Section 8.9, this Section 8.11, Section 8.14, Section 8.15 and Section 8.18 (collectively, the “FS Provisions”). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.9 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

8.13    Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and Article IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

8.14    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; and any purported assignment without such prior written consents shall be void; provided that, notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub may assign this Agreement to any

Financing Source (so long as any such assignment does not relieve Parent or Merger Sub of its respective obligations hereunder) under terms of the Financing solely for the purpose of creating a security interest herein or otherwise assigning collateral with respect to the Financing; and provided, further, that the Parent may assign its rights and liabilities under this Agreement to any direct or indirect wholly-owned subsidiary.

8.15    Specific Performance.

(a)    The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that the right of the Company to obtain an injunction, specific performance or other equitable relief in each case to cause Parent and Merger Sub to close the Merger or the Company’s ability, as a third-party beneficiary, to cause the Rollover Investment to be funded pursuant to the Rollover Letters shall be subject to the requirements that:

(i)    all of the conditions set forth in Section 6.1 and Section 6.2 would have been satisfied if the Closing were to have occurred at the date Closing is required to occur pursuant to Section 1.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing, or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement);

(ii)    the Debt Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2 upon delivery of a drawdown notice by Parent and/or notice from Parent that the Rollover Investment will be funded at such date;

(iii)    Parent fails to complete the Closing in accordance with Section 1.2; and

(iv)    the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions in Section 6.1 and Section 6.3 have been satisfied or that it is willing to waive any such open conditions, and (B) if specific performance is granted and if the Financing and the Rollover Investment were funded, it would take such actions that are required of it by this Agreement to cause the Closing to occur.

In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation or the Company’s ability, as a third-party beneficiary, to cause the Rollover Investment to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Rollover Investment is funded at the Closing). In no event shall the Company, any Company Related Party or any of their respective Affiliates or Representatives be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(c)    Notwithstanding anything in this Agreement to the contrary, while the Company may be entitled to (i) specific performance, subject in all respects to this Section 8.15, and (ii) payment of the

Parent Termination Fee, if, as and when payable pursuant to Section 7.6(d), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance or other equitable relief pursuant to which the Merger is actually consummated and the aggregate Merger Consideration is actually received, on the one hand, and payment of all or a portion of the Parent Termination Fee or other monetary damages hereunder, on the other hand, or (B) both payment of the Parent Termination Fee, on the one hand, and payment of other monetary damages, on the other hand.

(d)    None of the Financing Sources will have any liability to the Company, the Company Related Parties or any of their respective Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company, the Company Related Parties or any of their respective Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

(e)    Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Parent and Merger Sub (and their Affiliates) for Damages or other monetary remedies in connection with this Agreement or the transactions contemplated hereby, the termination of this Agreement the Financing Commitment and the Financing, the failure to consummate any of the transactions contemplated hereby or thereby or any claims or actions under applicable law arising out of any such breach, termination or failure shall be limited to an amount equal to the Parent Termination Fee in the aggregate, and in no event shall any Company Related Party seek or obtain, nor shall it permit any of its Representatives or any other Persons on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against the Parent Related Parties in excess of the Parent Termination Fee in the aggregate.

8.16    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

8.17    Special Committee Approval. Notwithstanding anything to the contrary herein, no amendment or waiver of any provision of this Agreement under or with respect to this Agreement without first obtaining the approval of the Special Committee.

8.18    No Recourse.

(a)    Notwithstanding anything herein or in the Financing Commitments to the contrary, (i) no Financing Source shall have any liability for any obligations or liabilities of the parties hereto, or any of their respective Subsidiaries, Affiliates or Representatives, or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of this Agreement, the Financing, the Financing Commitments or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith and (ii) neither the Company nor its Subsidiaries, Affiliates or Representatives shall have any rights or claims (whether in tort, contract or otherwise) against any Financing Source based on, in respect of, by reason of, or in any way relating to this Agreement, the Financing, the Financing Commitments or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith. Notwithstanding anything herein to the contrary, other than pursuant to the Financing Commitments with respect to Parent and/or Merger Sub, (i) in no event shall any party hereto, nor any of its Affiliates, and each of the parties hereto hereby agrees not to and to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (b) seek to enforce the commitments against, make any claims for breach of any Debt Commitment Letter against, or seek to obtain any other damages of any kind from, or otherwise sue, the Financing Sources for any reason, including in connection with any Debt Commitment Letter. Nothing in this Section 8.18 shall in any way limit or qualify the liabilities of the Financing Sources and the other parties to the Financing (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages or a tortious nature.

(b)    No Company Related Parties (other than (i) the Company, and (ii) to the extent set forth in the Voting Agreement and the Rollover Letter) and no Parent Related Parties (other than (i) Parent and Merger Sub, and (ii) the Guarantors to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith; provided, however, that, for the avoidance of doubt, this Section 8.18(b) shall not apply to the Company, Parent or Merger Sub.

8.19    Breach of Rollover Investors Disregarded. Any breach or assertion of any breach of this Agreement by the Company or any of its Representatives that is attributable to or caused by the actions of or failure to act by Rollover Investors, including in connection with any representations or warranties made hereunder or any actions taken or failure to act, in each case in contravention hereof, shall be disregarded for all purposes under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

PARENT:

Stratosphere Holdco, LLC

By:	/s/ Alex Wolf
Name:	Alex Wolf
Title:	Managing Partner

MERGER SUB:

Stratosphere Merger Sub, Inc.

By:	/s/ Alex Wolf
Name:	Alex Wolf
Title:	President

COMPANY:

Stein Mart, Inc.

By	/s/ D. Hunt Hawkins
Name:	D. Hunt Hawkins
Title:	Chief Executive Officer

APPENDIX B

1345 Avenue of the Americas

New York, New York 10105

Tel: 212.508.1600

Fax: 212.508.1633

January 30, 2020

Special Committee of the Board of Directors

Stein Mart, Inc.

1200 Riverplace Blvd.

Jacksonville, Florida 32207

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness to the holders (other than Stratosphere Holdco, LLC (“Parent”), the Rollover Investors (as defined in the Agreement) and their respective affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Stein Mart, Inc. (the “Company”), from a financial point of view of the $0.90 in cash per Share (the “Consideration”) to be paid to such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of January 30, 2020 (the “Agreement”), by and among Parent, Stratosphere Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

We understand that the Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the “Merger”), and that, upon effectiveness of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares and Dissenting Shares (each as defined in the Agreement)) will be cancelled and converted into the right to receive the Consideration.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided to us by the management of the Company and approved for our use by the Special Committee of the Board of Directors;

(iii) reviewed certain financial projections for the Company prepared and provided to us by the management of the Company and approved for our use by the Special Committee of the Board of Directors;

(iv) discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

(v) reviewed the reported prices and trading activity of the Shares;

(vi) compared the financial performance and condition of the Company and the reported prices and trading activity of the Shares with that of certain other publicly traded companies that we deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part, to the Merger;

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(viii) participated in certain discussions among management and other representatives of each of Parent and the Company;

(ix) reviewed a near-final form of the Agreement dated January 29, 2020; and

(x) performed such other analyses and reviewed such other material and information as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for or performed any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

We have assumed that the final form of the Agreement will be substantially the same as the near final form of the Agreement reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the Consideration to be paid to the holders (other than Parent, the Rollover Investors and their respective affiliates) of the Shares in the Merger) and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of January 30, 2020. In particular, we do not express any opinion as to the prices at which the Shares may trade at any future time or as to the impact of the Merger on, or as to, the solvency or viability of the Company, Parent, the Rollover Investors or Merger Sub or the ability of the Company, Parent, the Rollover Investors or Merger Sub to pay their respective obligations when they come due. Furthermore, our opinion does not address the Company’s underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to the Company. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

Natixis, S.A. (“Natixis”), which became the holder of a majority of our outstanding equity on June 8, 2016, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and non-financial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, the Rollover Investors, any of their respective affiliates and third parties, including Kingswood Capital, an affiliate of Parent, Jay Stein, an affiliate of the Rollover Investors, and their respective affiliates and, in the case of Kingswood Capital,

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portfolio companies, or any currency or commodity that may be involved in the Merger. In addition, Natixis and its affiliates may have co-invested with Kingswood Capital and its affiliates from time to time and may have invested in limited partnership units of affiliates of Kingswood Capital from time to time and may do so in the future.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger and a portion of which is payable upon the delivery of this letter. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have not during the two years prior to the date hereof provided any financial advisory services to the Company, Parent, the Rollover Investors, Kingswood Capital, Jay Stein, or their respective affiliates or, in the case of Kingswood Capital, portfolio companies for which we received payment, in each case, other than serving as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the refinancing of the Company’s asset-backed loan facility in September 2018 and other than having delivered an oral opinion on January 29, 2020 to the Special Committee of the Board of Directors of the Company as to the fairness to the holders (other than Parent, the Rollover Investors and their respective affiliates) of Shares from a financial point of view of the consideration to be paid to such holders pursuant to the Agreement. In the future, we, Natixis and our respective affiliates may provide financial advisory services to the Company, Parent, the Rollover Investors, Kingswood Capital, Jay Stein, or their respective affiliates or, in the case of Kingswood Capital, portfolio companies, and in the future may receive compensation for rendering these services.

This letter and our advisory services are provided for the information and assistance of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company (in their capacities as such) in connection with their consideration of the Merger. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration to be paid to the holders (other than Parent, the Rollover Investors and their respective affiliates) of the Shares pursuant to the Agreement. This letter does not constitute a recommendation to any holder of Shares as to how any such holder should vote on the Merger or act on any matter relating to the Merger. The issuance of this opinion has been authorized by our fairness opinion committee.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Consideration to be paid to the holders (other than Parent, the Rollover Investors and their respective affiliates) of the Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

PJ SOLOMON SECURITIES, LLC

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APPENDIX C

607.1301    Appraisal rights; definitions.—The following definitions apply to ss. 607.1301-607.1340:

(1)    “Accrued interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest determined for judgments pursuant to s. 55.03, determined as of the effective date of the corporate action.

(2)    “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3)    “Corporate action” means an event described in s. 607.1302(1).

(4)    “Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5)    “Fair value” means the value of the corporation’s shares determined:

(a)    Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b)    Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)    Without discounting for lack of marketability or minority status.

(6)    “Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a)    “Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1.    Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2.    Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

3.    Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.    Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.    Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.    In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates in the corporate action, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b)    “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c)    “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7)    “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8)    “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9)    Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267; s. 161, ch. 2019-90.

607.1302    Right of shareholders to appraisal.—

(1)    A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)    Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b)    Consummation of a merger to which such corporation is a party:

1.    If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2.    If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c)    Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)    Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1.    Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2.    The disposition of assets is not an interested transaction;

(e)    An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f)    Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g)    An amendment to the articles of incorporation or bylaws of the corporation, the effect of which is to alter or abolish voting or other rights with respect to such interest in a manner that is adverse to the interest of such shareholder, except as the right may be affected by the voting or other rights of new shares then being authorized of a new class or series of shares;

(h)    An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(i)    With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.    Altering or abolishing any preemptive rights attached to any of his or her shares;

2.    Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.    Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.    Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.    Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.    Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.    Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(j)    An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(k)    An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(l)    A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(m)    A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)    Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), and (e) shall be limited in accordance with the following provisions:

(a)    Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.    A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;

2.    Not a covered security, but traded in an organized market and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries, by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3.    Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value.

(b)    The applicability of paragraph (a) shall be determined as of:

1.    The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2.    If there will be no meeting of shareholders and no offer is made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c)    Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(3)    Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)    No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

(b)    Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209; s. 162, ch. 2019-90.

607.1303    Assertion of rights by nominees and beneficial owners.—

(1)    A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or a voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)    A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)    Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)    Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

History.—s. 23, ch. 2003-283; s. 163, ch. 2019-90.

607.1320    Notice of appraisal rights.—

(1)    If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035), must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)    In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)    If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a)    Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice; and

(b)    Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice.

(4)    Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a)    Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and

(b)    The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.

(5)    The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283; s. 164, ch. 2019-90.

607.1321    Notice of intent to demand payment.—

(1)    If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)    Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and

(b)    Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2)    If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3)    If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)    Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed action is effected; and

(b)    Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

(4)    A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378; s. 165, ch. 2019-90.

607.1322    Appraisal notice and form.—

(1)    If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)    The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:

(a)    Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.    The shareholder’s name and address.

2.    The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.    That the shareholder did not vote for or consent to the transaction.

4.    Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.    If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest.

(b)    State:

1.    Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.    A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.    The corporation’s estimate of the fair value of the shares.

4.    An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.    That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.    The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)    If not previously provided, be accompanied by a copy of ss. 607.1301-607.1340.

History.—s. 26, ch. 2003-283; s. 166, ch. 2019-90.

607.1323    Perfection of rights; right to withdraw.—

(1)    A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)    A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)    A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301-607.1340.

History.—s. 27, ch. 2003-283; s. 167, ch. 2019-90.

607.1324    Shareholder’s acceptance of corporation’s offer.—

(1)    If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)    Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.

History.—s. 28, ch. 2003-283; s. 168, ch. 2019-90.

607.1326    Procedure if shareholder is dissatisfied with offer.—

(1)    A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest.

(2)    A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.—s. 29, ch. 2003-283; s. 169, ch. 2019-90.

607.1330    Court action.—

(1)    If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest from the date of the corporate action. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)    The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3)    All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)    The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)    Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus accrued interest, as found by the court.

(6)    The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.

History.—s. 2, ch. 2004-378; s. 170, ch. 2019-90.

607.1331    Court costs and counsel fees.—

(1)    The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)    The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)    Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)    Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)    If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)    To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5; s. 171, ch. 2019-90.

607.1332    Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.

History.—s. 31, ch. 2003-283; s. 172, ch. 2019-90.

607.1333    Limitation on corporate payment.—

(1)    No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)    Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)    Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)    The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283; s. 173, ch. 2019-90.

607.1340    Other remedies limited.—

(1)    A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a)    Not authorized and approved in accordance with the applicable provisions of this chapter;

(b)    Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2)    Nothing in this section operates to override or supersede the provisions of s. 607.0832.

History.—s. 174, ch. 2019-90.

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION, DATED APRIL 8, 2020

PROXY

STEIN MART, INC.

Special Meeting of Shareholders

[●], 2020 at [●]

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) D. Hunt Hawkins and Richard L. Sisisky, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of STEIN MART, INC. that the shareholder(s) is/are entitled to vote at the special meeting to be held [●] Eastern Time on [●], 2020, at [●], and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

STEIN MART, INC.

[●], 2020

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.

To adopt the Agreement and Plan of Merger, dated as of January 30, 2020 (as amended, supplemented or otherwise modified from time to time), by and among Stein Mart, Inc., a Florida corporation (the “Company”), Stratosphere Holdco, LLC, a Delaware limited liability company, and Stratosphere Merger Sub, Inc., a Florida corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To approve, on an advisory (non-binding) basis, the “merger-related executive compensation.”

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.

To approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to act upon such other business that may properly come before the special meeting and any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.